As filed with the Securities and Exchange Commission on December 9, 2016

File No. 333-213061

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM S-4/A
(Amendment No. 3)

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

___________________

iFRESH INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)

7 Times Square, 37th floor,
New York, New York 10036
646-912-8918

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

___________________

Richard Xu
Executive Chairman of the Board and Chief Executive Officer
7 Times Square, 37th floor,
New York, New York 10036
646-912-8918

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

___________________

Copies to:

Giovanni Caruso, Esq.
Lawrence Venick, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4866
Facsimile: (212) 937-3943

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after (i) this Registration Statement becomes effective, (ii) all other conditions to the merger of E-compass Acquisition Corp., an exempted company incorporated in the Cayman Islands (“E-compass”), into the Registrant, with the Registrant surviving and the merger of iFresh Merger Sub Inc. into NYM Holding, Inc. (“NYM”), a Delaware corporation, with the result that NYM becomes a wholly owned subsidiary of the Registrant, pursuant to the Acquisition Agreement attached as Appendix A to the Proxy Statement/Prospectus contained herein have been satisfied or, with respect to the share purchase only, waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐		Accelerated Filer	☐
Non-Accelerated Filer	☐	(Do not check if a smaller reporting company)	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to Be Registered(3)(4)	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Ordinary Share, par value $0.0001, and one Right entitling the holder to receive one-tenth (1/10) of an Ordinary Share	2,721,724	$10.31	$28,060,974	$2,825.74
Ordinary Shares	2,588,276	$10.20	$26,400,415	$2,658.52
Ordinary Shares underlying Units	2,721,724	—	—	—	(2)
Rights	1,588,276	$0.44	$698,841	$70.37
Rights underlying Units	2,721,724	—	—	—	(2)
Ordinary Shares underlying Rights	431,000	$10.20	$4,396,200	$442.70
Total Fee				$5,997.33	(5)

____________

(1)      Based on the market price of the units, shares and rights of E-compass Acquisition Corp. on August 8, 2016 for the purpose of calculating the registration fee pursuant to rule 457(f)(1).

(2)      No fee pursuant to Rule 457(i).

(3)      Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)      The securities of the Registrant being registered will be exchanged on a one-for-one basis for securities of E-compass Acquisition Corp. in connection with the merger of E-compass Acquisition Corp. into the Registrant pursuant to which the current security holders of E-compass Acquisition Corp. will become security holders of the Registrant, and the Registrant will become a public company domiciled in the state of Delaware.

(5)      Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS	SUBJECT TO COMPLETION, DATED DECEMBER 9, 2016

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF E-COMPASS ACQUISITION CORP.
AND PROSPECTUS FOR COMMON STOCK, RIGHTS AND UNITS
OF iFRESH INC.

Proxy Statement/Prospectus dated December [•], 2016
and first mailed to shareholders on or about December [•], 2016

Dear Shareholders:

You are cordially invited to attend the extraordinary general meeting of E-compass’s shareholders. E-compass is a special purpose company incorporated on September 23, 2014 for the purpose of acquiring, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.”

Holders of E-compass’s ordinary shares will be asked to approve the merger agreement dated as of July 25, 2016, as amended, or the “Acquisition Agreement,” by and among E-compass, iFresh Inc., a Delaware corporation and a wholly-owned subsidiary of E-compass, or “iFresh,” iFresh Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of iFresh, or “Merger Sub,” NYM Holding, Inc., a Delaware corporation, or “NYM,” the shareholders of NYM, and Long Deng, as representative of the NYM shareholders, and the other related proposals. We refer to the shareholders of NYM as the NYM shareholders.

The issuance of shares of iFresh to the NYM shareholders is being consummated on a private placement basis, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The aggregate value of the consideration to be paid by E-compass in the business combination is approximately $125 million (calculated as follows: (i) $5 million in cash, plus, (ii) 12,000,000 shares of common stock of iFresh to be issued to the NYM shareholders multiplied by $10.00 (the deemed value of the shares in the Acquisition Agreement). The transactions contemplated under the Acquisition Agreement relating to the business combination with NYM are referred to in this proxy statement/prospectus as the Business Combination. The transactions contemplated under the Acquisition Agreement pursuant to which E-compass will be reorganized into a Delaware company by E-compass merging with iFresh immediately prior to the consummation of the Business Combination, are referred to in this proxy statement/prospectus as the Redomestication.

As of March 31, 2016, there was approximately $40,851,104 in E-compass’s trust account, of which E-compass plans to withdraw the $51,104 interest to pay operating expenses before the shareholder meeting, or approximately $10.40 per outstanding ordinary share issued in E-compass’s initial public offering for the public shareholders except for the lead investor in the initial public offering, which purchased 2,000,000 units and agreed to waive $0.40 per ordinary shares in the event it seeks to convert such shares into cash held in the trust account. Our lead investor also agreed to hold 1,000,000 of the shares it purchased in our initial public offering through the consummation of our initial business combination, to vote in favor of the proposed business combination and not seek redemption in connection therewith. As a result, we do not expect there to be more than 3,000,000 shares that exercise redemption rights. We will enter into an agreement with our lead investor to repurchase 500,000 of such non-redeemable shares promptly after the closing of our business combination at a purchase price of $10.00 per share. On December 12, 2016, the record date for the extraordinary general meeting of shareholders, the last sale price of E-compass’s ordinary shares was $[•].

Each shareholder’s vote is very important. Whether or not you plan to attend the E-compass extraordinary general meeting in person, please submit your proxy card without delay. Shareholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a shareholder from voting in person if such shareholder subsequently chooses to attend the E-compass special meeting. The proxy statement/prospectus constitutes a proxy statement of E-compass and a prospectus of iFresh for the securities of iFresh that will be issued to the securityholders of E-compass.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page 17.

E-compass’s board of directors unanimously recommends that E-compass shareholders vote “FOR” approval of each of the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Acquisition or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Richard Xu
Chairman of the Board of Directors of
E-compass Acquisition Corp.
December 12, 2016

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about E-compass that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by E-compass with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

US Office (Principal Executive Office):

7 Times Square, 37th floor
New York, New York, 10036
Attn: Richard Xu
Telephone: 646-912-8918

If you would like to request documents, please do so no later than January 6, 2017 to receive them before E-compass’s extraordinary general meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about E-compass and NYM. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither E-compass nor NYM has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

USE OF CERTAIN TERMS

Unless otherwise stated in this proxy statement/prospectus:

•         References to “we,” “us” or “our company” refers to E-compass Acquisition Corp. and its subsidiary iFresh Inc.

•         References to “NYM” in this proxy statement/prospectus refer to NYM Holding, Inc.

•         References to “US Dollars” and “$” refer to the legal currency of the United States.

E-COMPASS ACQUISITION CORP.

US Office (Principal Executive Office):
7 Times Square, 37th floor
New York, New York, 10036
Telephone: 646-912-8918

NOTICE OF EXTRAORDINARY GENERAL MEETING OF
E-COMPASS ACQUISITION CORP. SHAREHOLDERS
To Be Held on January 13, 2017

To E-compass Acquisition Corp. (“E-compass”) Shareholders:

An extraordinary general meeting of shareholders of E-compass, will be held at the offices of Loeb & Loeb LLP, 345 Park Ave, New York, New York, 10154, on January 13, 2017, at 10:00 a.m. local time, for the following purposes:

1.       To approve the merger of E-compass with and into iFresh, its wholly-owned Delaware subsidiary, with iFresh surviving the merger. The merger will change E-compass’s place of incorporation from the Cayman Islands to Delaware. We refer to the merger as the Redomestication. This proposal is referred to as the Redomestication Proposal. Holders of E-compass’s ordinary shares as of the record date are entitled to vote on the Redomestication Proposal.

2.       To approve the authorization for iFresh’s board of directors to complete the merger of Merger Sub into NYM, resulting in NYM becoming a wholly owned subsidiary of iFresh, as provided for in the Acquisition Agreement, or the “Business Combination.” This proposal is referred to as the Business Combination Proposal. Holders of E-compass’s ordinary shares as of the record date are entitled to vote on the Business Combination Proposal.

3.       To approve the adjournment of the extraordinary general meeting in the event E-compass does not receive the requisite shareholder vote to approve either the Redomestication or the Business Combination. This proposal is called the Business Combination Adjournment Proposal.

As of December 12, 2016, there were 5,310,000 E-compass ordinary shares issued and outstanding and entitled to vote. Only E-compass ordinary shareholders who hold shares of record as of the close of business on December 12, 2016 are entitled to vote at the extraordinary general meeting or any adjournment of the extraordinary general meeting. This proxy statement is first being mailed to shareholders on or about December 15, 2016. Approval of Redomestication and the Business Combination will each require the affirmative vote of the holders of two-thirds of the shares present and entitled to vote at the extraordinary general meeting; provided, however, that if 3,500,000 or more of the ordinary shares purchased in the IPO demand redemption of their ordinary shares, then the Business Combination will not be completed. Attending the extraordinary general meeting either in person or by proxy and abstaining from voting will have the same effect as voting against the Redomestication and the Business Combination and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on the outcome of either of the Redomestication Proposal or the Business Combination Proposal.

E-compass currently has authorized share capital of 101,000,000 shares consisting of 100,000,000 ordinary shares with a par value of $0.0001 per share and 1,000,000 preferred shares with a par value of $0.0001 per share. iFresh has an authorized share capital of 100,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share.

Holders of E-compass’s ordinary shares will not be entitled to appraisal rights under Cayman Islands law in connection with either the Redomestication or the Business Combination.

Whether or not you plan to attend the extraordinary general meeting in person, please submit your proxy card without delay. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the extraordinary general meeting. If you fail to return your proxy card and do not attend the meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. You may revoke a proxy at any time before it is voted at the extraordinary general meeting by executing and returning a proxy card dated later than the previous one, by attending the extraordinary general meeting in person and casting your vote by ballot or by submitting a written revocation to E-compass at E-compass Acquisition Corp., 7 Times Square, 37th floor, New York, New York, 10036, Attention: Richard Xu Telephone: 646-912-8918, that is received by us before we take the vote at the extraordinary general meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

E-compass’s board of directors unanimously recommends that E-compass shareholders vote “FOR” approval of each of the proposals.

By order of the Board of Directors,

Richard Xu
Chairman of the Board of Directors of
E-compass Acquisition Corp.
December 12, 2016

i

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR E-compass shareholders

Q:      What is the purpose of this document?

A:      E-compass Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands, or E-compass, and NYM Holding, Inc., a Delaware corporation, or NYM, have agreed to a business combination under the terms of a Merger Agreement, dated as of July 25, 2016, as amended, which we refer to as the Acquisition Agreement, by and among E-compass, iFresh Inc., a Delaware corporation and a wholly-owned subsidiary of E-compass, or “iFresh,” iFresh Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of iFresh, or “Merger Sub,” NYM Holding, Inc., a Delaware corporation, or “NYM,” the shareholders of NYM, and Long Deng, as representative of the NYM shareholders, and the other related proposals. The consummation of the transactions contemplated by the Acquisition Agreement pursuant to which E-compass will be merged with and into iFresh are referred to as the Redomestication and the proposal to approve the Redomestication is referred to as the Redomestication Proposal. The consummation of the transactions contemplated by the Acquisition Agreement relating to the business combination with NYM are referred to as the Business Combination and the proposal to approve the Business Combination is referred to as the Business Combination Proposal. The Acquisition Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read this proxy statement/prospectus, including “Risk Factors” and all the annexes hereto.

E-compass shareholders are being asked to consider and vote upon a proposal to adopt the Acquisition Agreement, pursuant to which, through a series of transactions, E-compass will be merged with and into iFresh, its wholly-owned Delaware subsidiary, with iFresh surviving the merger and NYM becoming a wholly-owned subsidiary of iFresh.

The ordinary shares that were issued in E-compass’s initial public offering, or the E-compass ordinary shares, each consist of one ordinary share of E-compass, par value $0.0001 per share, or an E-compass ordinary share, and one right to receive one-tenth (1/10) of an ordinary share on the consummation of an initial business combination, or an E-compass right. E-compass shareholders (except shareholders who are Founders or an officer or director of E-compass) will be entitled to redeem their E-compass ordinary shares for a pro rata share of the trust account (currently anticipated to be no less than approximately $10.40 per ordinary share for shareholders other than our lead investor, which will only be entitled to $10.00 per share) net of (i) taxes payable, and (ii) interest income earned on the trust account previously released to E-compass to fund its working capital and general corporate requirements in connection with the Business Combination.

The E-compass Units, E-compass Shares and E-compass Rights are currently listed on the Nasdaq Stock Market.

The approval of the Redomestication Proposal and the Business Combination Proposal by E-compass shareholders are cross-conditioned on the approval of each other. Unless both of these proposals are approved, neither of them will take effect.

This proxy statement/prospectus contains important information about the proposed Redomestication and Business Combination and the other matters to be acted upon at the extraordinary general meeting of E-compass shareholders. You should read it carefully.

Q:      What is being voted on?

A:      Below are the proposals on which E-compass shareholders are being asked to vote:

•         To approve the merger of E-compass with and into iFresh, its wholly-owned Delaware subsidiary, with iFresh surviving the merger. The merger will change E-compass’s place of incorporation from the Cayman Islands to Delaware. We refer to the merger as the Redomestication. This proposal is referred to as the Redomestication Proposal and consists of the merger of E-compass into iFresh Inc. The Redomestication Proposal is cross-conditioned on the approval of the Business Combination Proposal. For details, see “The Redomestication Proposal” elsewhere in this proxy statement/prospectus.

•         To approve the authorization for iFresh’s board of directors to complete the merger of Merger Sub into NYM, resulting in NYM becoming a wholly owned subsidiary of iFresh, as provided for in the

Acquisition Agreement, or the “Business Combination.” This proposal is referred to as the Business Combination Proposal. Holders of E-compass’s ordinary shares as of the record date are entitled to vote on the Business Combination Proposal.

•         To approve the adjournment of the extraordinary general meeting in the event E-compass does not receive the requisite shareholder vote to approve either of the Redomestication or the Business Combination. This proposal is called the Business Combination Adjournment Proposal. For details, see “The Business Combination Adjournment Proposal.”

Q:      Are the proposals conditioned on one another?

A:      Yes. Each of the Redomestication Proposal and the Business Combination Proposal, as described below, are cross-conditioned upon the approval of each other. Therefore, both must be approved by the E-compass shareholders in order for any of these proposals to take effect. If any of the three proposals is not approved, the Business Combination will not be consummated and E-compass will liquidate and dissolve.

Q:      Do any of E-compass’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:      E-compass’s directors and officers may have interests in the Business Combination that are different from your interests as a shareholder. You should keep in mind the following interests of E-compass’s directors and officers:

In October 2014, we issued an aggregate of 1,150,000 ordinary shares for a total of $25,000 in cash, at a purchase price of approximately $0.02 share, 150,000 of which were forfeited because the over-allotment option related to our initial public offering was not exercised. In addition, simultaneously with the consummation of the IPO, the Company consummated the private placement (“Private Placement”) of 310,000 Units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating total proceeds of $3,100,000, to an affiliate of Richard Xu, the Company’s Chief Executive Officer. The Private Placement Units are identical to the Units sold in the IPO. In light of the amount of consideration paid for the foregoing securities, E-compass’s directors and officers will likely benefit from the completion of the Business Combination even if the Business Combination causes the market price of E-compass’s securities to significantly decrease. The likely benefit to E-compass’s directors and officers may influence their motivation for promoting the Business Combination and/or soliciting proxies for the approval of the Business Combination Proposal.

If E-compass does not consummate the Business Combination by February 18, 2017, E-compass will be required to dissolve and liquidate and the securities held by E-compass’s insiders will be worthless because such holders have agreed to waive their rights to any liquidation distributions.

Approval of each of the Redomestication Proposal and the Business Combination Proposal requires the affirmative vote of the holders of two-thirds of the issued and outstanding E-compass ordinary shares entitled to vote thereon as of the record date, present in person or represented by proxy, at the extraordinary meeting of E-compass shareholders. As of the record date of the extraordinary general meeting of E-compass shareholders, 1,310,000 shares held by the Initial Shareholders, or approximately 24.7% of the outstanding E-compass ordinary shares, would be voted in favor of each of the Redomestication Proposal and the Business Combination Proposal. In addition, the lead investor from our initial public offering has agreed to vote 1,000,000 of the shares purchased by him in in the initial public offering, or approximately 18.8% of the outstanding shares in favor of the Business Combination Proposal.

If E-compass liquidates prior to the consummation of a business combination, Richard Xu and Chen Liu have contractually agreed that they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. Therefore, our directors and officers have a financial interest in consummating the Business Combination, thereby resulting in a conflict of interest.

In addition, the exercise of E-compass’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in E-compass shareholders’ best interests.

Q:      When and where is the extraordinary general meeting of E-compass shareholders?

A:      The extraordinary general meeting of E-compass shareholders will take place at the offices of Loeb & Loeb LLP, 345 Park Ave, New York, New York, 10154, on January 13, 2017, at 10:00 a.m. local time.

Q:      Who may vote at the extraordinary general meeting of shareholders?

A:      Only holders of record of E-compass ordinary shares as of the close of business on December 12, 2016 may vote at the extraordinary general meeting of shareholders. As of December 12, 2016, there were 5,310,000 E-compass ordinary shares outstanding and entitled to vote. Please see “Extraordinary General Meeting of E-compass Shareholders — Record Date; Who is Entitled to Vote” for further information.

Q:      What is the quorum requirement for the extraordinary general meeting of shareholders?

A:      Shareholders representing one-third of the E-compass ordinary shares issued and outstanding as of the record date and entitled to vote at the extraordinary general meeting must be present in person or represented by proxy in order to hold the extraordinary general meeting and conduct business. This is called a quorum. E-compass ordinary shares will be counted for purposes of determining if there is a quorum if the shareholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card. In the absence of a quorum, shareholders representing a majority of the votes present in person or represented by proxy at such meeting, may adjourn the meeting until a quorum is present.

Q:      What vote is required to approve the Proposals?

A:      Approval of the Business Combination will require the affirmative vote of at least two-thirds of the E-compass ordinary shares present and entitled to vote at the extraordinary general meeting; provided, however, that if 3,500,000 or more of the holders of E-compass ordinary shares exercise their redemption rights then the Business Combination will not be completed. However, our lead investor agreed to hold 1,000,000 of the shares it purchased in our initial public offering through the consummation of our initial business combination, vote in favor of the proposed business combination and not seek redemption in connection therewith. As a result, we do not expect there to be more than 3,500,000 shares that exercise redemption rights. We will enter into an agreement with our lead investor to repurchase 500,000 of such non-redeemable shares promptly after the closing of our business combination at a purchase price of $10.00 per share. Attendance at the extraordinary general meeting and abstentions and broker non-votes will have the same effect as a vote against the approval of the Business Combination Proposal. Approval of the Redomestication Proposal will require the affirmative vote of the holders of two-thirds of the E-compass ordinary shares outstanding present in person and by proxy. The Business Combination Adjournment Proposal will require the affirmative vote of the holders of two-thirds of the shares present in person and by proxy at the meeting.

Q:      How will the Initial Shareholders vote?

A:      E-compass’s initial shareholders, who as of December 12, 2016 owned 1,310,000 E-compass ordinary shares, or approximately 24.7% of the outstanding E-compass ordinary shares, have agreed to vote their respective ordinary shares acquired by them prior to the initial public offering in favor of the Business Combination Proposal and related proposals. E-compass’s initial shareholders have also agreed that they will vote any shares they purchase in the open market in or after the IPO in favor of each of the Business Combination Proposal, the Redomestication Proposal and the Business Combination Adjournment Proposal. Although they currently have no intention to do so, the initial shareholders may purchase additional shares in the open market prior to the record date. In addition, the lead investor from our initial public offering has agreed to vote 1,000,000 of the shares purchased by him in the initial public offering, or approximately 18.8% of the outstanding shares in favor of the Business Combination Proposal.

Q:      Am I required to vote against the Business Combination Proposal in order to have my ordinary shares redeemed?

A:      No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that E-compass redeem your E-compass ordinary shares for cash equal to your pro rata share of the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of (i) taxes payable and (i) income on the trust account, previously released to E-compass to fund its working capital requirements). These rights to demand redemption of E-compass ordinary shares for cash are sometimes referred to herein as redemption rights. If the Business Combination is not completed, then holders of E-compass ordinary shares electing to exercise their redemption rights will not be entitled to receive such payments. In addition, E-compass’s Amended and Restated Memorandum and Articles of Association, or the E-compass charter, provides that an E-compass shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act), will be restricted from seeking redemption rights in connection with the Business Combination with respect to more than an aggregate of 20% of the E-compass ordinary shares sold in the IPO.

Q:      How do I exercise my redemption rights?

A:      In order to exercise your redemption rights, you must vote for or against the Business Combination and mark the appropriate space on the applicable enclosed proxy card and providing physical or electronic delivery of your ordinary share certificates, as appropriate, prior to the extraordinary general meetings of E-compass shareholders.

Any request for redemption, once made, may be withdrawn at any time up to the date of the extraordinary general meeting of E-compass shareholders. The actual per share redemption price will be equal to the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of (i) taxes payable and (ii) interest income on the trust account, previously released to E-compass to fund its working capital requirements) divided by the number of ordinary shares sold in the IPO. Please see the section entitled “Extraordinary General Meetings of E-compass shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your E-compass ordinary shares for cash.

Q:      How can I vote?

A:      If you were a holder of record of E-compass ordinary shares on December 12, 2016, the record date for the extraordinary general meeting of E-compass shareholders, you may vote with respect to the applicable proposals in person at the extraordinary general meeting of E-compass shareholders, or by submitting a proxy by mail so that it is received prior to 9:00 a.m. on January 12, 2017, in accordance with the instructions provided to you under “Extraordinary General Meetings of E-compass shareholders.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting of E-compass shareholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:      If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:      No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

E-compass believes the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal are non-discretionary and, therefore, your broker, bank or nominee cannot vote your shares without your instruction. Broker non-votes will not be considered present for the purposes of establishing a quorum and will have no effect on the Redomestication Proposal, the Business Combination Proposal or the Business Combination Adjournment Proposal. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your E-compass shares in accordance with directions you provide.

Q:      What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:      E-compass will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for the purposes of determining whether a quorum is present at the extraordinary general meeting of E-compass shareholders. For purposes of approval, an abstention on the Business Combination Proposal or the Business Combination Adjournment Proposal will have the same effect as a vote “AGAINST” the proposal. Additionally, failure to elect to exercise your redemption rights will preclude you from having your ordinary shares redeemed for cash. In order to exercise your redemption rights, you must make an election on the applicable proxy card to redeem such E-compass ordinary shares or submit a request in writing to E-compass’s transfer agent at the address listed on page 64, and deliver your shares to E-compass’s transfer agent physically or electronically through DTC prior to the extraordinary general meeting of E-compass shareholders.

Q:      Can I change my vote after I have mailed my proxy card?

A:      Yes. You may change your vote at any time before your proxy is voted at the extraordinary general meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the extraordinary general meeting in person and casting your vote by ballot or by submitting a written revocation stating that you would like to revoke your proxy that we receive prior to the extraordinary general meeting. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

7 Times Square, 37th floor
New York, New York, 10036
Telephone: 646-912-8918

Q:      Should I send in my share certificates now?

A:      Yes. E-compass shareholders who intend to have their ordinary shares redeemed, by electing to have those ordinary shares redeemed for cash on the proxy card, should send their certificates by the day prior to the extraordinary general meeting. Please see “Extraordinary General Meeting of E-compass Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your ordinary shares for cash.

Q:      When is the Business Combination expected to occur?

A:      Assuming the requisite shareholder approvals are received, E-compass expects that the Business Combination will occur no later than February 18, 2017.

Q:      May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:      No. Appraisal rights are not available to holders of E-compass ordinary shares in connection with the proposed Redomestication or the Business Combination. For additional information, see the sections entitled “Extraordinary General Meeting of E-compass Shareholders — Appraisal Rights.”

Q:      What happens if the Business Combination is not consummated?

A:      If E-compass does not consummate the Business Combination by February 18, 2017, then pursuant to Article 48 of its amended and restated memorandum and articles of association, E-compass’s officers must take all actions necessary in accordance with the Cayman Islands Companies Law (Revised) (referred to herein as the “Companies Law”) to dissolve and liquidate E-compass as soon as reasonably practicable. Following dissolution, E-compass will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of (i) taxes payable and (ii) interest income earned on the trust account previously released to E-compass to fund its working capital and general corporate requirements), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of E-compass ordinary shares who acquired such E-compass ordinary shares in E-compass’s IPO or in the aftermarket. If the Business Combination is not effected by February 18, 2017, the E-compass Rights will expire worthless. The estimated consideration that each E-compass ordinary share would be paid at liquidation would be approximately $10.40 per ordinary share for shareholders (other than our lead investor, which will only be entitled to $10.00 per share) based on amounts on deposit in the Trust Account as of March 31, 2016. The closing price of E-compass’s Ordinary share on the Nasdaq Stock Market as of December 12, 2016 was $_____ per E-compass ordinary share. E-compass’s Initial Shareholders waived the right to any liquidation distribution with respect to any E-compass ordinary shares held by them.

Q:      What happens to the funds deposited in the Trust Account following the Business Combination?

A:      Following the closing of the Business Combination, funds in the Trust Account will be released to E-compass. Holders of E-compass ordinary shares exercising redemption rights will receive their per ordinary share redemption price. The balance of the funds will be utilized to fund the Business Combination. As of March 31, 2016, there was approximately $40,851,104 in E-compass’s Trust Account, of which E-compass plans to withdraw $51,104 of interest to pay operating expenses before the shareholder meeting. Approximately $10.40 per outstanding ordinary share issued in E-compass’s initial public offering will be paid to the public investors (except for the lead investor, which purchased 2,000,000 units and agreed to waive $0.40 per ordinary share in the event it seeks to convert such shares into cash held in the trust account). The amount in the Trust Account that will be used to fund the Business Combination and the expenses related to the transaction is expected to be approximately $500,000 (such expenses are estimated to include the following amounts: (i) legal fees of $300,000; (ii) consulting and other professional fees of $100,000; (iii) E-compass closing and accounting fees of $20,000; and (iv) insurance and other costs of $80,000) and the maximum amount that will be used if holders of up to 3,000,000 E-compass shares exercise their redemption rights will be approximately $30,800,000. Any funds remaining in the Trust Account after such uses will be used (i) for future working capital and other corporate purposes of the combined entity, and (ii) to repurchase 500,000 non-redeemable shares from our lead investor promptly after the closing of our business combination at a purchase price of $10.00 per share.

Q:      What will I receive in the Redomestication?

A:      In connection with the Redomestication, E-compass’s issued and outstanding share capital and equity interests will be converted as follows:

•         Each E-compass ordinary share will be converted automatically into one share of common stock of iFresh (the “iFresh Common Stock”).

•         Each E-compass Right will be converted into one substantially equivalent right (each an “iFresh Right”) to receive one-tenth (1/10) of a share of iFresh Common Stock on the consummation of the Business Combination.

•         Each E-compass Unit will be converted automatically into one iFresh Unit consisting of one share of iFresh Common Stock and one iFresh Right (each an “iFresh Unit”).

•         Each unit purchase option of E-compass will be converted into one substantially equivalent unit purchase option to purchase one iFresh Unit.

DELIVERY OF DOCUMENTS TO E-compass shareholders

Pursuant to the rules of the SEC, E-compass and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus, unless E-compass has received contrary instructions from one or more of such shareholders. Upon written or oral request, E-compass will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that E-compass deliver single copies of the proxy statement/prospectus in the future. Shareholders may notify E-compass of their requests by contacting E-compass as follows:

E-compass Acquisition Corp.
7 Times Square, 37th floor
New York, New York, 10036
Attn: Richard Xu
Telephone: 646-912-8918

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, including the Acquisition Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Redomestication and Business Combination and your rights in the Redomestication and Business Combination. Unless the context otherwise requires, references to “E-compass,” “we,” “us” or “our” in this proxy statement/prospectus refers to E-compass Acquisition Corp., before the consummation of the Redomestication and Business Combination and to iFresh, including its consolidated subsidiaries, after the consummation of the Redomestication and Business Combination.

The Parties

E-compass

E-compass Acquisition Corp.
7 Times Square, 37th floor
New York, New York, 10036
Attn: Richard Xu
Telephone: 646-912-8918

E-compass Acquisition Corp., or E-compass, is a special purpose company incorporated under the laws of the Cayman Islands on September 23, 2014 as an exempted company with limited liability. E-compass was formed with the purpose of acquiring, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.” E-compass intended to focus on acquiring an operating business with its primary operations located in the People’s Republic of China as well as the Hong Kong Special Administrative Region and the Macau Special Administrative Region (but not Taiwan) (“China” or the “PRC”) operating in the e-commerce and consumer retail industry, but was not limited to a particular geographic region or industry.

E-compass completed its initial public offering (“Public Offering”) on August 18, 2015 of 4,000,000 units with each unit consisting of one ordinary share, par value $.0001 per share (“Ordinary Share”), and one right (“Right”) to receive one-tenth of one Ordinary Share upon consummation of an initial business combination. Simultaneous with the consummation of the Public Offering, we consummated the private placement of 310,000 private Units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating total proceeds of $3,100,000. The Private Placement Units were purchased by Lodestar Investment Holdings I LLC (“Lodestar”), an affiliate of Richard Xu, our Chairman and Chief Executive Officer.

After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to us from the Public Offering and private placement were $41,900,000, of which $40,800,000 was deposited into a trust account and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of March 31, 2016 we have approximately $305,000 of unused net proceeds that were not deposited into the trust fund to pay future general and administrative expenses. The net proceeds deposited into the trust fund remain on deposit in the trust fund earning interest. As of March 31, 2016, there was $40,851,104 held in the trust fund (including $51,104 of accrued interest which we intend to withdraw to pay for Business Combination expenses).

E-compass’s units, shares and rights are each quoted on the Nasdaq Stock Market, under the symbols “ECACU,” “ECAC” and “ECACR,” respectively. Each of E-compass’s units consist of one ordinary share and one right to receive one-tenth (1/10) of an ordinary share on the consummation of an initial business combination. E-compass’s units commenced trading on August 13, 2015. E-compass’s shares and rights commenced trading on November 25, 2015.

NYM Holding, Inc.

NYM Holding, Inc.
2-39 54th Ave
Long Island city, New York 11101
Telephone: 718-628-6200

NYM Holding, Inc. (“NYM”) is a fast growing Asian/Chinese grocery supermarket chain in the north-eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores. Since NYM was formed in 1995, NYM has been targeting the Chinese and other Asian population in the U.S. with its in-depth cultural understanding of its target customer’s unique consumption habits. NYM currently has eight retail supermarkets across New York, Massachusetts and Florida, with in excess of 6,940,000 purchases in its stores in the fiscal year ended March 31, 2016. It also has two in-house wholesale businesses, Strong America Limited (“Strong America”) and New York Mart Group, Inc. (“NYMG”), covering more than 6,000 wholesale products and servicing both NYM retail supermarkets and over 1,000 external clients that range from wholesalers to retailing groceries and restaurants. NYM has a stable supply of food from farms in New Jersey and Florida, ensuring reliable supplies of the most popular vegetables, fruits and seafood. Its wholesale business and long term relationships with farms insulate NYM from supply interruptions and sales declines, allowing it to remain competitive even during difficult markets.

NYM plans to strategically expand along the I-95 corridor and its goal is to cover all states on the east coast. Although no agreements are in place, with additional capital support NYM hopes to acquire and open 4, 6 and 20 new stores by March 31, 2017, 2018 and 2019, respectively.

NYM’s business features the following characteristics that shape its leadership and success in the niche Asian Chinese grocery industry:

a.       Differentiated and difficult to substitute products to meet the need of Asian and Chinese customers

b.       Established merchandising system backed by in-house wholesale business and by long-standing relationships with farms

c.       In-house cooling system and unique hibernation technology developed during 20 years of experience to manage perishables, especially produce and seafood

d.       Capitalizing on economies of scale allowing strong negotiating power with upstream vendors, downstream customers and sizable competitors

e.       Proven and replicable track record of management, operation, acquisition and organic growth

NYM’s net sales were $131.2 million and $127.9 million for fiscal years ended March 31, 2016 and 2015, respectively. In terms of sales by category, perishables, including vegetables, seafood, meat, fruit and hot food, constituted approximately 60.2% of total annual sales for the fiscal year ended March 31, 2016. Vegetables and seafood in the aggregate constituted 36.3% of overall annual sales and 60.5% of the perishable sales, which speaks to the unique consumption habits of Asian and Chinese Americans. NYM’s net income was $3.6 million for the year ended March 31, 2016, an increase of $2.8 million or 370.0% from $0.8 million for the year ended March 31, 2015. Adjusted EBITDA was $8.4 million for the year ended March 31, 2016, an increase of $5.0 million or 147.5% from $3.4 million for the year ended March 31, 2015. For additional information on Adjusted EBITDA, See the section entitled “NYM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA,” beginning on page 107.

The Redomestication, Business Combination and Acquisition Agreement

Redomestication to Delaware

E-compass, an exempted company incorporated in the Cayman Islands, will effect a merger in which it will merge with and into iFresh Inc., its wholly-owned Delaware subsidiary, with iFresh Inc. surviving the merger (the Redomestication). iFresh is a newly formed shell company formed for the purposes of effectuating the Business Combination. Its Chief Executive Officer and Secretary is Richard Xu, E-compass’s Chief Executive Officer and Director.

At the time of the Redomestication:

•         Each E-compass ordinary share will be converted automatically into one share of common stock of iFresh (the “iFresh Common Stock”).

•         Each E-compass Right will be converted into one substantially equivalent right (“iFresh Right”) to receive one-tenth (1/10) of a share of iFresh Common Stock on the consummation of the Business Combination.

•         Each E-compass Unit will be converted automatically into one iFresh Unit consisting of one share of iFresh Common Stock and one iFresh Right (“iFresh Unit”).

•         Each unit purchase option of E-compass will be converted into one substantially equivalent unit purchase option to purchase one iFresh Unit.

In connection with the Redomestication, E-compass will cease to exist and iFresh will be the surviving corporation. In connection therewith, iFresh will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of E-compass, including any and all agreements, covenants, duties and obligations of E-compass set forth in the Acquisition Agreement. For further information regarding the Acquisition Agreement, see “The Acquisition Agreement” elsewhere in this proxy statement/prospectus.

Business Combination with NYM; Business Combination Consideration

Immediately following the Redomestication, Merger Sub will merger with and into NYM, resulting in NYM becoming a wholly owned subsidiary of iFresh. The issuance of shares of iFresh to the post-Business Combination shareholders is being consummated on a private placement basis pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The aggregate value of the consideration to be paid by E-compass in the business combination is approximately $125 million (calculated as follows: (i) $5 million in cash, plus, (ii) 12,000,000 shares of common stock of iFresh to be issued to the NYM shareholders multiplied by $10.00 (the deemed value of the shares in the Acquisition Agreement)).

After the Business Combination assuming no redemptions of ordinary shares for cash, E-compass’s current public shareholders will own approximately 22.6% of iFresh, E-compass’s current directors, officers and affiliates will own approximately 7.8% of iFresh, and the former shareholders of NYM will own approximately 69.6% of iFresh. Assuming redemption by holders of 3,000,000 E-compass’s outstanding ordinary shares, E-compass public shareholders will own approximately 6.3% of iFresh, E-compass’s current directors, officers and affiliates will own approximately 9.4% of iFresh, and the former shareholders of NYM will own approximately 84.3% of iFresh.

Each of the Redomestication Proposal and the Business Combination Proposal, as described below, is conditioned upon the approval of each other. Therefore, all three must be approved by shareholders in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and E-compass will liquidate and dissolve. Upon consummation of the Business Combination, NYM will be a wholly owned subsidiary of iFresh.

The Business Combination and the Acquisition Agreement comply with the terms described in E-compass’s Registration Statement on Form S-1 relating to its initial public offering. Furthermore, the consummation of the Business Combination is conditioned upon two-thirds of the ordinary shares voted by E-compass’s shareholders present and entitled to vote at the extraordinary general meeting voting in favor of the Business Combination and holders of less than 3,500,000 E-compass shares exercising their redemption rights, consistent with the disclosure set forth in E-compass’s initial public offering registration statement (the “S-1”). However, our lead investor agreed to hold 1,000,000 of the shares it purchased in our initial public offering through the consummation of our initial business combination, vote in favor of the proposed business combination and not seek redemption in connection therewith. As a result, we do not expect there to be more than 3,000,000 shares that exercise redemption rights. We will enter into an agreement with our lead investor to repurchase 500,000 of such non-redeemable shares promptly after the closing of our business combination at a purchase price of $10.00 per share.

Management

Effective the closing date, the board of directors of iFresh will consist of five members. The members will include Long Deng, Lilly Deng, Jianming You, and Xiangke Fang designated by NYM and Henry Chang-Yu Lee designated by E-compass, of whom Jianming You, Xiangke Fang and Henry Chang-Yu Lee will be independent directors. Long Deng will be the Chief Executive Officer and Chief Operating Officer of iFresh after the consummation of the Business Combination. See “Directors and Executive Officers after the Business Combination” elsewhere in this proxy statement/prospectus.

The Acquisition Agreement

On July 25, 2016, E-compass, iFresh, Merger Sub, NYM, the NYM shareholders, and the representative of the NYM shareholders entered into the Acquisition Agreement, pursuant to which E-compass will redomicile to Delaware and iFresh Merger Sub will merge into NYM resulting in NYM becoming a wholly owned subsidiary of iFresh. See “The Acquisition Agreement — Business Combination with NYM; Business Combination Consideration” for more detailed information.

The merger consideration consists of $5 million in cash and 12,000,000 shares of iFresh Common Stock.

Pursuant to the Acquisition Agreement, the Redomestication will not be consummated unless the Business Combination is also approved. Similarly, the Business Combination will not take place unless the Redomestication is also approved. Upon consummation of the Business Combination, NYM will be a wholly owned subsidiary of iFresh Inc.

Consummation of the Acquisition Agreement is conditioned on, among other things, (a) holders of two-thirds of E-compass’s shareholders present and entitled to vote at the extraordinary general meeting approving the Business Combination in accordance with its Amended and Restated Memorandum and Articles of Association; (b) the absence of any proceeding pending or threatened to enjoin or otherwise restrict the acquisition and (c) the representations and warranties of the other parties being true on and as of the closing date of the Acquisition Agreement, and compliance with all required covenants in the Acquisition Agreement. To the knowledge of the parties to the Business Combination, none of the events in (b) or (c) above have occurred.

The obligations of E-compass to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above, are conditioned upon each of the following (none of which have been satisfied as of the date hereof), among other things:

•         there having been no material adverse effect to NYM’s business; and

•         iFresh receiving a legal opinion from NYM’s counsel.

The obligations of NYM to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above, are conditioned upon each of the following (none of which have been satisfied as of the date hereof), among other things:

•         E-compass raising no less than $15 million of debt financing on terms reasonably acceptable to NYM.

Although E-compass is only obligated to obtain $15 million of debt financing, E-Compass and NYM are actually trying to obtain $25 million in debt financing to better meet NYM’s long-term needs. No definitive agreement with respect to the debt financing has been entered into by either E-Compass or NYM.

See “The Acquisition Agreement — Conditions to Closing” for more details.

Other Agreements Relating to the Business Combination

Voting Agreement

In connection with the Acquisition, iFresh, the NYM shareholders and certain shareholders of E-compass will enter into a Voting Agreement to set forth their agreements and understandings with respect to how shares of iFresh common stock held by them will be voted on in connection with, and following, the transactions contemplated by the Acquisition Agreement. The parties will agree to vote their shares of iFresh common stock as necessary to ensure that the size of the Board of Directors of iFresh after the consummation of the Redomestication and Business Combination will be five members until two years after the closing of the Business Combination. The parties will also agree to vote their shares of iFresh common stock to ensure the election of one member of the Board of Directors of iFresh designated by the E-compass shareholders party to the agreement, who shall initially be Henry Chang-Yu Lee, and four members designated by the NYM shareholders, of which two designees shall qualify as an independent director pursuant to the rules of any stock exchange on which iFresh may be listed. A copy of the Voting Agreement is attached to this proxy statement/prospectus as Annex C.

Option Agreement

In connection with the Acquisition, iFresh and Long Deng will enter into an option agreement pursuant to which iFresh has the option, but not the obligation, to purchase four additional supermarkets (the “Option Companies”) from Mr. Deng on or prior to March 31, 2017. iFresh has the ability to exercise the option in installments. The option price for each Option Company is $2.5 million in cash minus any liabilities owed to iFresh or any of its subsidiaries by the applicable Option Company as of the closing date. Three of the four stores have been operated for years and one will be opened by the end of 2016. A copy of the Option Agreement is attached to this proxy statement/prospectus as Annex B.

Registration Rights Agreement

In connection with the Acquisition, iFresh and the NYM shareholders will enter into a Registration Rights Agreement to provide for the registration of the common stock being issued to the NYM shareholders in connection with the Business Combination. The NYM shareholders will be entitled to “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination. iFresh will bear the expenses incurred in connection with the filing of any such registration statements.

Recommendations of the Boards of Directors and Reasons for the Redomestication and Business Combination

After careful consideration of the terms and conditions of the Acquisition Agreement, the board of directors of E-compass has determined that the Redomestication, the Business Combination and the transactions contemplated thereby are fair to and in the best interests of E-compass and its shareholders. In reaching its decision with respect to the Redomestication and Business Combination and the transactions contemplated thereby, the board of directors of E-compass reviewed various industry and financial data and the due diligence and evaluation materials provided by NYM. The board of directors did not obtain a fairness opinion on which to base its assessment. E-compass’s board of directors recommends that E-compass shareholders vote:

•         FOR the Redomestication Proposal;

•         FOR the Business Combination Proposal; and

•         FOR the Business Combination Adjournment Proposal.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of E-compass’s board of directors in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that E-compass’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•         If the proposed Business Combination is not completed by February 18, 2017, E-compass will be required to liquidate. In such event, the 1,000,000 E-compass ordinary shares held by E-compass officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless, as will the 310,000 Units that were acquired by Lodestar prior to the IPO for an aggregate purchase price of $3,100,000. Such ordinary shares and units had an aggregate market value of approximately $_________ based on the closing price of E-compass’s ordinary shares of $_____ and E-compass’s rights $_____, on the Nasdaq Stock Market as of December 12, 2016;

•         Unless E-compass consummates the Business Combination, its officers, directors and initial shareholders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceeded the amount of its working capital. As a result, the financial interest of E-compass’s officers, directors and Initial Shareholders or their affiliates could influence its officers’ and directors’ motivation in selecting NYM as a target and therefore there may be a conflict of interest when it determined that the Business Combination is in the shareholders’ best interest;

•         Richard Xu and Chen Liu have contractually agreed that, if it liquidates prior to the consummation of a business combination, they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by E-compass for services rendered or contracted for or products sold to it. Therefore, E-compass’s initial shareholders have a financial interest in consummating a business combination, thereby resulting in a conflict of interest. E-compass’s Initial Shareholders or their affiliates could influence our officers’ and directors’ motivation in selecting a target business and therefore there may be a conflict of interest when determining whether the Business Combination is in the shareholders’ best interest;

•         If the Business Combination with NYM is completed, Henry Chang-Yu Lee will serve as a director of iFresh and NYM will designate four members to the Board of Directors of iFresh; and

•         In addition, the exercise of E-compass’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

Voting Securities

As of December 12, 2016, there were 5,310,000 E-compass ordinary shares issued and outstanding. Only E-compass shareholders who hold ordinary shares of record as of the close of business on December 12, 2016 are entitled to vote at the extraordinary general meeting of shareholders or any adjournment of the extraordinary general meeting. Approval of the Redomestication Proposal and the Business Combination Proposal require the affirmative vote of two-thirds of the issued and outstanding E-compass ordinary shares entitled to vote thereon as of the record date present in person or represented by proxy at the extraordinary general meeting. Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal. Broker non-votes will be considered present for the purposes of establishing a quorum, but not eligible to vote the applicable proposal. A broker non-vote will have no effect on the Redomestication Proposal, the Business Combination Proposal or the Business Combination Adjournment Proposal.

As of December 12, 2016, E-compass’s initial shareholders, either directly or beneficially, owned and were entitled to vote 1,310,000 ordinary shares, or approximately 24.7% of E-compass’s outstanding ordinary shares. With respect to the Business Combination, E-compass’s initial shareholders have agreed to vote their respective E-compass ordinary shares acquired by them in favor of the Business Combination Proposal and related proposals. They have indicated that they intend to vote their shares, as applicable, “FOR” each of the other proposals although there is no agreement in place with respect to these proposals. In addition, the lead investor from our initial public offering has agreed to vote 1,000,000 of the shares purchased by him in in the initial public offering, or approximately 18.8% of the outstanding shares in favor of the Business Combination Proposal.

Appraisal Rights

Holders of E-compass ordinary shares are not entitled to appraisal rights under the Companies Law.

Emerging Growth Company

Each of E-compass, iFresh and NYM is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (or JOBS Act). It is anticipated that after the consummation of the transactions, iFresh will continue to be an “emerging growth company.” As an emerging growth company, iFresh will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Each of E-compass, iFresh and NYM have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, iFresh, as an emerging growth company, will not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard. This may make comparison of iFresh’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

iFresh could remain an emerging growth company until the last day of its fiscal year following August 18, 2020 (the fifth anniversary of the consummation of its predecessor’s initial public offering). However, if iFresh’s non-convertible debt issued within a three-year period or its total revenues exceed $1 billion or the market value of its shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, iFresh would cease to be an emerging growth company as of the following fiscal year.

Material U.S. Federal Income Tax Consequences

The Redomestication should qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of guidance directly on point on how the provisions of Section 368(a) apply in the case of a merger of corporations with no active business and only investment-type assets, this result is not entirely free from doubt. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

If the Redomestication qualifies as a reorganization under Section 368(a), except as otherwise provided below in the sections entitled “Material U.S. Federal Income Tax Consequences — PFIC Considerations” and “Material U.S. Federal Income Tax Consequences — Effect of Section 367,” a U.S. Holder of E-compass securities should not recognize gain or loss upon the exchange of its E-compass securities solely for iFresh securities pursuant to the Redomestication. A U.S. Holder’s aggregate tax basis in the iFresh securities received in connection with the Redomestication should be the same as his aggregate tax basis in the E-compass securities surrendered in the transaction, increased by any amount included in the income of such U.S. Holder on such transaction under the PFIC rules or Section 367(b) of the Code. See the discussion under “Material U.S. Federal Income Tax Consequences — PFIC Considerations” and “Material U.S. Federal Income Tax Consequences — Effect of Section 367,” below. The U.S. Holder’s the holding period of the iFresh securities received in the Redomestication generally should include the holding period of the E-compass securities surrendered in the Redomestication.

If the Redomestication fails to qualify as a reorganization under Section 368(a), a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences — General” below) of E-compass securities generally would recognize gain or loss with respect to its E-compass securities in an amount equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in its E-compass securities and the fair market value of the corresponding iFresh securities received in the Redomestication. In such event, the U.S. Holder’s basis in the iFresh securities would be equal to their fair market value, and such U.S. Holder’s holding period for the iFresh securities would begin on the day following the date of the Redomestication.

See “Material U.S. Federal Tax Consequences” below for further discussion of these and other tax consequences.

Anticipated Accounting Treatment

The Business Combination will be treated by E-compass as a reverse Business Combination under the acquisition method of accounting in accordance with GAAP. For accounting purposes, NYM is considered to be acquiring E-compass in this transaction. Therefore, the aggregate consideration paid in connection with the Business Combination will be allocated to E-compass tangible and intangible assets and liabilities based on their fair values. The assets and liabilities and results of operations of E-compass will be consolidated into the results of operations of NYM as of the completion of the Business Combination.

Regulatory Approvals

The Business Combination and the other transactions contemplated by the Acquisition Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott Rodino Antitrust Improvements Act of 1976, except for filings with the State of Delaware and the Cayman Islands Government necessary to effectuate the transactions contemplated by the Acquisition Agreement.

NYM HOLDING, INC. SUMMARY FINANCIAL INFORMATION

The data below as for the six months ended September 30, 2016 and 2015, the years ended March 31, 2016 and 2015 has been derived from NYM’s unaudited consolidated financial statements for such periods and audited consolidated financial statements for such years, which are included in this prospectus/proxy statement.

The information presented below should be read in conjunction with “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and NYM’s audited and unaudited financial statements and notes thereto included elsewhere in this prospectus/proxy statement.

	For The Six Months Ended September 30,		For the Year Ended March 31,
	2016	2015	2016	2015
Net sales-third parties	$58,547,631	$60,768,776	$125,021,947	$122,611,592
Net sales-related parties	3,629,161	2,720,634	6,203,277	5,297,283
Total Sales	62,176,792	63,489,410	131,225,224	127,908,875
Cost of sales	45,840,542	47,227,109	97,259,250	99,835,757
Occupancy costs	3,605,453	3,540,743	7,367,155	6,736,033
Gross Profit	12,730,797	12,721,558	26,598,819	21,337,085
Selling, general and administrative expenses	12,356,026	10,055,567	20,718,062	20,167,247
Income from operations	374,771	2,665,991	5,880,757	1,169,838
Interest expense	(90,292)	(108,451)	(215,494)	(227,889)
Other income	508,441	428,102	992,620	807,002
Income before income tax provision	792,920	2,985,642	6,657,883	1,748,951
Income tax provision	356,814	1,343,539	3,016,874	974,222
Net income	$436,106	$1,642,103	$3,641,009	$774,729

Cash Flow Data:
Net cash flow provided by operating activities	$2,917,448	$3,232,692	$8,018,462	$2,489,798
Net cash flow used in investing activities	$(3,053,513)	$(2,631,230)	$(7,329,227)	$(824,423)
Net cash provided by financing activities	$262,927	$(515,073)	$(632,191)	$(1,962,913)

	September 30,		March 31,
Balance Sheet Data:	2016	2015	2016	2015
Cash	$678,644	$581,127	$551,782	$494,738
Total assets	$31,510,696	$26,025,194	$28,537,674	$25,379,700
Total liabilities	$25,962,964	$22,912,474	$23,426,048	$23,909,083
Total shareholders’ equity	$5,547,732	$3,112,720	$5,111,626	$1,470,617

PRICE RANGE OF SECURITIES AND DIVIDENDS

E-compass’s units, shares and rights are each quoted on the Nasdaq Stock Market, under the symbols “ECACU,” “ECAC” and “ECACR,” respectively. Each of E-compass’s units consist of one ordinary share and one right to acquire 1/10 of an ordinary share of E-compass. E-compass’s units commenced trading on August 13, 2015. E-compass’s shares and rights commenced trading on November 25, 2015.

The table below sets forth the high and low bid prices of E-compass’s ordinary shares, rights, and units as reported on the Nasdaq Stock Market for the period from November 25, 2015 (the date on which our ordinary shares and rights were first quoted on the Nasdaq Stock Market) through July 28, 2016 and for the period from August 13, 2015 (the date on which our units were first quoted on the Nasdaq Stock Market) through July 28, 2016.

	Units		Ordinary Shares		Rights
	High	Low	High	Low	High	Low
Quarter ended:
September 30, 2016*	12.48	10.28	10.17	10.15	0.26	0.26
June 30, 2016	10.32	10.20	10.20	10.05	0.26	0.24
March 31, 2016	10.20	10.00	10.02	9.95	0.25	0.20
Period ended:
December 31, 2015	10.75	10.00	9.95	9.82	0.18	0.15
September 30, 2015	10.15	10.00	—	—	—	—

____________

*         Through July 28, 2016

E-compass has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon E-compass’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of its then board of directors. It is the present intention of E-compass’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, E-compass’s board does not anticipate declaring any dividends in the foreseeable future.

NYM’s securities are not publicly traded.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Acquisition.

Risks Related to NYM’s Business

The following risk factors apply to the business and operations of NYM, as well as to the business and operations of NYM following the completion of the Business Combination. Any of the risk factors described below could significantly and adversely affect NYM’s business, prospects, sales, revenues, gross profit, cash flows, financial condition, and results of operations.

NYM’s continued growth depends on new store acquisitions and openings and on increasing same store sales, and NYM’s failure to achieve these goals could negatively impact its results of operations and financial condition.

NYM’s growth strategy depends, in large part, on acquiring and opening new stores in existing and new areas and operating those stores successfully. Successful implementation of this strategy is dependent on sufficient capital support from financing, finding suitable stores to acquire, identifying suitable locations and negotiating acceptable lease terms for store sites, as it faces competition from other retailers for such sites. There can be no assurance that NYM will continue to grow through new store acquisitions and openings. NYM may not be able to obtain sufficient capital support for the expansion plan, or successfully implement the plan to acquire or open new stores timely or within budget or operate them successfully, and there can be no assurance that store acquisition or opening costs for, net sales of, contribution margin of and average payback period on initial investment for new stores will conform to NYM’s operating model discussed elsewhere in this Registration Statement. Lower contribution margins from new stores, along with the impact of related store acquisition, opening and store management relocation costs, may have an adverse effect on NYM’s financial condition and operating results. In addition, if NYM acquires stores in the future, it may not be able to successfully integrate those stores into its existing store base and those stores may not be as profitable as its existing stores.

Also, NYM may not be able to successfully hire, train and retain new store employees or integrate those employees into the programs, policies and culture of NYM. NYM or its third party vendors may not be able to adapt its distribution, management and other operating systems to adequately supply products to new stores at competitive prices so that it can operate the stores in a successful and profitable manner. NYM may not have the level of cash flow or financing necessary to support its growth strategy.

Additionally, NYM’s acquisition and opening of new stores will place increased demands on its operational, managerial and administrative resources. These increased demands could cause NYM to operate its existing business less effectively, which in turn could cause a deterioration in the financial performance of NYM’s existing stores. If NYM experiences a decline in performance, it may slow or discontinue store openings, or may decide to close stores that it is unable to operate in a profitable manner.

Additionally, some of NYM’s new stores may be located in areas where it has little experience or a lack of brand recognition. Those markets may have different competitive conditions, market conditions, consumer tastes and discretionary spending patterns than NYM’s existing markets, which may cause these new stores to be less successful than stores in NYM’s existing markets.

NYM’s operating results and stock price will be adversely affected if it fails to implement its growth strategy or if it invests resources in a growth strategy that ultimately proves unsuccessful.

NYM’s newly opened stores may negatively impact its financial results in the short-term and may not achieve sales and operating levels consistent with NYM’s mature store base on a timely basis or at all.

NYM has actively pursued new store growth and plans to continue doing so in the future. NYM cannot assure you that its new store acquisitions or openings will be successful or result in greater sales and profitability. New store openings may negatively impact NYM’s financial results in the short-term due to the effect of store opening costs and lower sales and contribution margin during the initial period following opening. New stores build their sales volume and their customer base over time and, as a result, generally have lower margins and higher operating expenses, as a percentage of net sales, than NYM’s more mature stores. A new store can take more than a year to achieve a level of operating performance comparable to NYM’s similarly existing stores. Further, NYM has experienced in the past, and expects to experience in the future, some sales volume transfer from its existing stores to its new stores as some of NYM’s existing customers switch to new, closer locations. As a result, part of the increase of the overall sales to NYM arising from a new store opening or a store acquisition may be offset by the “sales volume transfer” phenomena.

The competition from competitors may increase intensively in the future.

Food retail is a large and highly competitive industry. However, NYM believes that the market participants in the Chinese supermarket industry are highly fragmented and immature. Currently, NYM faces competition from smaller or dispersed competitors focusing on the niche market of Chinese consumers. However, with the rapid growth of the Chinese and other Asian population and their consumption power, other competitors may also begin operating in this niche market in the future. Those competitors include: (i) national conventional supermarkets, (ii) regional supermarkets, (iii) national superstores, (iv) alternative food retailers, (v) local foods stores, (vi) small specialty stores, and (vii) farmers’ markets.

The national and regional supermarket chains are experienced in operating multiple stores locations, expanding management and they have greater marketing or financial resources than NYM does. Even though they currently offer only a limited selection of Chinese and Asian specialty foods, they may be able to devote greater resources to sourcing, promoting and selling their products if they choose to do so. On the contrary, the local food stores and markets are small in size with a deep understanding of local preferences, but their lack of scale results in high risk and limited growth potential.

If more and more competitors devote into this market segment aiming to serve Chinese and other Asian customers in the future, the competition will increase. NYM’s operating results may be negatively impacted through a loss of sales, reduction in margin from competitive price changes and/or greater operating costs such as marketing, due to the increase of competition.

NYM relies on a combination of product offerings, customer service, store format, location and pricing to compete.

NYM competes with other food retailers on a combination of factors, primarily product selection and quality, customer service, store layout and decoration, location and price. NYM’s success depends on its ability to offer products that appeal to its customers’ preferences. Failure to offer such products, or to accurately forecast changing customer preferences, could lead to a decrease in the number of customer transactions at NYM’s stores and in the amount customers spend at NYM’s stores.

Pricing in particular is a significant driver of consumer choice in NYM’s industry and NYM expects competitors to continue to apply pricing and other competitive pressures. To the extent that NYM’s competitors lower prices, its ability to maintain gross profit margins and sales levels may be negatively impacted. Some of NYM’s competitors may have greater resources than it does. These competitors could use these advantages to take measures, including reducing prices, which could adversely affect NYM’s competitive position, financial condition and results of operations.

If NYM does not succeed in offering attractively priced products that consumers intend to purchase or are unable to provide a convenient and appealing shopping experience, NYM’s sales, operating margins and market share may decrease, resulting in reduced profitability.

Economic conditions that impact consumer spending could materially affect NYM’s business.

Ongoing economic uncertainty continues to negatively affect consumer confidence and discretionary spending. NYM’s operating results may be materially affected by changes in economic conditions nationwide or in the regions in which NYM operates that impact consumer confidence and spending, including discretionary spending. This risk may be exacerbated if customers choose lower-cost alternatives to NYM’s product offerings in response to economic conditions. In particular, a decrease in discretionary spending could adversely impact sales of certain of NYM’s higher margin product offerings. Future economic conditions affecting disposable consumer income, such as employment levels, business conditions, changes in housing market conditions, the availability of consumer credit, interest rates, tax rates and fuel and energy costs, could reduce overall consumer spending or cause consumers to shift their spending to lower-priced competitors. In addition, inflation or deflation can impact NYM’s business. Food deflation could reduce sales growth and earnings, while food inflation, combined with reduced consumer spending, could reduce gross profit margins. As a result, NYM’s results of operations could be materially adversely affected.

NYM’s existing stores are mainly located in Northeastern American metropolitan areas. The geographic concentration of its stores creates an exposure to the economy of the Northeastern United States and any downturn in this region could materially adversely affect NYM’s financial condition and results of operations.

Perishable products make up a significant portion of NYM’s sales, and ordering errors or product supply disruptions may have an adverse effect on NYM’s profitability and operating results.

NYM has a significant focus on perishable products. Sales of perishable products accounted for approximately 60.2% of NYM’s net sales in fiscal year ended March 31, 2016. NYM has self-owned wholesale facilities and stable supply relationship with farm partners, which significantly reduces ordering errors and product disruption. However, NYM still relies on various suppliers and vendors to provide and deliver its product inventory on a continuous basis. NYM could suffer significant perishable product inventory losses in the event of the loss of a major supplier or vendor, disruption of its supply chain, extended power outages, natural disasters or other catastrophic occurrences. While NYM has implemented certain systems to ensure that its ordering is in line with demand, it cannot assure you that its ordering systems will always work efficiently, in particular in connection with the new additional stores, which have no, or a limited, ordering history. If NYM were to over-order, it could suffer inventory losses, which would negatively impact its operating results.

Interruption of exclusive distribution of brands or imports relating to NYM’s wholesale operations may adversely impact NYM’s financial conditions and operating results.

NYM conducts wholesale business through its two subsidiaries, Strong America and NYMG, which enables NYM to have stronger negotiating power with vendors as well as a way to source products from China, Thailand and Taiwan to its own retail stores. Strong America is also the exclusive distributor of nine famous oversea brands. If NYM can’t renew its exclusive distribution contracts relating to those brands, NYM’s sales, both retail and wholesale, may be adversely affected. Furthermore, importing products from other countries is subject to the impact of various international factors, including international trading polices, shipping costs, currency fluctuations, tariffs and customs procedures for imports, which may affect the supply and purchase prices of the products to be imported by NYM’s wholesale distributors and sold by them to NYM. If NYM fails to obtain or maintain a sustainable supply of these products from its vendors, its financial conditions and operating results will be adversely impacted.

The operation of new stores and online sales may cannibalize sales in NYM’s stores and its financial results can be affected by economic and competitive conditions in this area.

All of NYM’s existing stores are located in the Northeastern United States and it intends to grow its store base in this area. New stores are expected to be opened in the Greater New York City and Boston metropolitan areas. As NYM opens new stores in closer proximity to its customers who currently travel longer distances to shop at NYM’s stores, NYM expects some of these customers to take advantage of the convenience of NYM’s new locations. Simultaneously, NYM will develop online sales to cover the customers living in a 2.5-hour drive radius, which may satisfy the demand from those Chinese customers living in the suburbs.

Some sales volume may transfer from NYM’s existing stores to its new stores as some of its existing customers switch to these new, closer locations, or convenient online shopping. Consequently, NYM’s new stores and online sales may adversely impact sales at NYM’s existing stores.

Disruption of relationships with vendors could negatively affect NYM’s business.

NYM Purchases vegetables and fruits directly from farms and other vendors and maintains stable relationships with the vendors to ensure reliable supplies of popular seasonal Chinese specialty of vegetables and fruits. NYM also depends on third-party suppliers for exclusive third-party brands. The cancellation of NYM’s supply arrangement with any of its suppliers or the disruption, delay or inability in supply from its suppliers could adversely affect NYM’s sales. If NYM’s suppliers fail to comply with food safety or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. NYM cannot assure you that it would be able to find replacement suppliers on commercially reasonable terms.

NYM may be unable to protect or maintain its intellectual property, which could result in customer confusion, a negative perception of its brand and adversely affect its business.

NYM believes that its intellectual property has substantial value and has contributed significantly to the success of NYM’s business. In particular, NYM’s trademarks, including New York Mart, are valuable assets that reinforce NYM’s customers’ favorable perception of its stores.

From time to time, third parties have used names similar to NYM’s, have applied to register trademarks similar to NYM’s and, as NYM believes, have infringed or misappropriated NYM’s intellectual property rights. NYM responds to these actions on a case-by-case basis, including, where appropriate, by sending cease and desist letters and commencing opposition actions and litigation. The outcomes of these actions have included both negotiated out-of-court settlements as well as litigation. NYM cannot assure you that the steps it has taken to protect its intellectual property rights are adequate, that its intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, NYM’s trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect NYM’s trademark rights could prevent NYM in the future from challenging third parties who use names and logos similar to NYM’s trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of NYM’s brand and products, and eventually adversely affect NYM’s sales and profitability. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether NYM is successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject NYM to liabilities, force NYM to cease use of certain trademarks or other intellectual property or force NYM to enter into licenses with others. Any one of these occurrences may have a material adverse effect on NYM’s business, results of operations and financial condition.

If NYM experiences a data security breach and confidential customer information is disclosed, NYM may be subject to penalties and experience negative publicity, which could affect NYM’s customer relationships and have a material adverse effect on its business.

NYM and its customers could suffer harm if customer information was accessed by third parties due to a security failure in NYM’s systems. The collection of data and processing of transactions requires NYM to receive, transmit and store a large amount of personally identifiable and transaction related data. This type of data is subject to legislation and regulation in various jurisdictions. Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting state and federal legislative proposals addressing data privacy and security. If some of the current proposals are adopted, NYM may be subject to more extensive requirements to protect the customer information that it processes in connection with the purchases of NYM’s products. NYM may become exposed to potential liability with respect to the data that it collects, manages and processes, and may incur legal costs if its information security policies and procedures are not effective or if it is required to defend its methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to NYM’s methods of handling personal data could adversely affect its business, results of operations, financial condition and cash flows due to the costs and negative market reaction relating to such developments. Additionally, if NYM suffers data breaches, one or more of the credit card processing companies that it relies on may refuse to allow it to continue to participate in their network, which would limit NYM’s ability to accept credit cards at its stores and could adversely affect its business, results of operations, financial condition and cash flows.

Data theft, information espionage or other criminal activity directed at the retail industry or computer or communications systems may materially adversely affect NYM’s business by causing NYM to implement costly security measures in recognition of actual or potential threats, by requiring NYM to expend significant time and expense developing, maintaining or upgrading its information technology systems and by causing it to incur significant costs to reimburse third parties for damages. Such activities may also materially adversely affect NYM’s financial condition, results of operations and cash flows by reducing consumer confidence in the marketplace and by modifying consumer spending habits.

If NYM is unable to renew or replace current store leases or if it is unable to enter into leases for additional stores on favorable terms, or if one or more of its current leases are terminated prior to expiration of their stated term, and it cannot find suitable alternate locations, NYM’s growth and profitability could be negatively impacted.

NYM currently leases all of its store locations. Many of NYM’s current leases provide unilateral option to renew for several additional rental periods at specific rental rates. NYM’s ability to re-negotiate favorable terms on an expiring lease or to negotiate favorable terms for a suitable alternate location, and NYM’s ability to negotiate favorable lease terms for additional store locations, could depend on conditions in the real estate market, competition for desirable properties, its relationships with current and prospective landlords, or other factors that are not within NYM’s control. Any or all of these factors and conditions could negatively impact NYM’s growth and profitability.

NYM leases certain of its stores and related properties from related parties.

Long Deng, one of NYM’s directors and executive officers, owns 50% of Dragon Development LLC, which leases to NYM the premises at which Strong America, one of NYM’s wholesale subsidiaries, is located. During fiscal year ended March 31, 2016, rental payments (excluding maintenance and taxes that NYM is obligated to pay) under the leases from Dragon Development LLC were $588,000. The leases with Dragon Development LLC renewed on May 1, 2016, and their remaining terms are 10 years. NYM has no assurance that these related parties will renew the lease agreements with it after expiration. If NYM cannot renew the leases, it will have to move its stores and warehouses locations, which increases the uncertainty of finding suitable locations for those stores and the reputation recognition in new locations, which may adversely affect NYM’s sales, expenses, profit and financial position.

Failure to retain NYM’s senior management and other key personnel may adversely affect its operations.

NYM’s success is substantially dependent on the continued service of its senior management and other key personnel. These executives, and in particular Long Deng, NYM’s Executive Chairman and Chief Executive Officer and Chief Operating Officer, have been primarily responsible for determining the strategic direction of NYM’s business and for executing its growth strategy and are integral to its brand and culture, and the reputation NYM enjoys with suppliers and consumers. The loss of the services of any of these executives and other key personnel could have a material adverse effect on NYM’s business and prospects, as NYM may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed in a negative light by investors and analysts, which may cause NYM’s stock price to decline. The loss of key employees could negatively affect NYM’s business.

If NYM is unable to attract, train and retain employees, it may not be able to grow or successfully operate its business.

The retail store industry is labor intensive, and NYM’s success depends in part upon its ability to attract, train and retain a sufficient number of employees who understand and appreciate NYM’s culture and are able to represent its brand effectively and establish credibility with its business partners and consumers. NYM’s ability to meet its labor needs, while controlling wage and labor-related costs, is subject to numerous external factors, including the availability of a sufficient number of qualified persons in the work force in the markets in which NYM is located, unemployment levels within those markets, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment legislation. In the event of increasing wage rates, if NYM fails to increase its wages competitively, the quality of its workforce could decline, causing its customer service to suffer, while increasing its wages could cause its earnings to decrease. If NYM is unable to hire and retain employees capable of meeting its business needs and expectations, its business and brand image may be impaired. Any failure to meet NYM’s staffing needs or any material increase in turnover rates of NYM’s employees may adversely affect its business, results of operations and financial condition.

Changes in and enforcement of immigration laws could increase NYM’s costs and adversely affect NYM’s ability to attract and retain qualified store-level employees.

Federal and state governments from time to time implement immigration laws, regulations or programs that regulate NYM’s ability to attract or retain qualified foreign employees. Some of these changes may increase NYM’s obligations for compliance and oversight, which could subject NYM to additional costs and make NYM’s hiring process more cumbersome, or reduce the availability of potential employees. Although NYM has implemented, and is in the process of enhancing, procedures to ensure its compliance with the employment eligibility verification requirements, there can be no assurance that these procedures are adequate and some of its employees may, without NYM’s knowledge, be unauthorized workers. The employment of unauthorized workers may subject NYM to fines or civil or criminal penalties, and if any of NYM’s workers are found to be unauthorized, NYM could experience adverse publicity that negatively impacts its brand and makes it more difficult to hire and keep qualified employees. NYM may be required to terminate the employment of certain of its employees who were determined to be unauthorized workers. The termination of a significant number of employees may disrupt NYM’s operations, cause temporary increases in NYM’s labor costs as it trains new employees and result in additional adverse publicity. NYM’s financial performance could be materially harmed as a result of any of these factors.

Prolonged labor disputes with employees and increases in labor costs could adversely affect NYM’s business.

A considerable amount of NYM’s operating costs is attributable to labor costs and, therefore, its financial performance is greatly influenced by increases in wage and benefit costs, including pension and health care costs. As a result, NYM is exposed to risks associated with a competitive labor market. Rising health care and pension costs and the nature and structure of work rules will be important issues. Any work stoppages or labor disturbances as a result of employees’ dissatisfaction of their current employment terms could have a material adverse effect on NYM’s financial condition, results of operations and cash flows. NYM also expects that in the event of a work stoppage or labor disturbance, it could incur additional costs and face increased competition.

Various aspects of NYM’s business are subject to federal, state and local laws and regulations. NYM’s compliance with these regulations may require additional capital expenditures and could materially adversely affect its ability to conduct its business as planned.

NYM is subject to federal, state and local laws and regulations relating to zoning, land use, environmental protection, workplace safety, food safety, public health, community right-to-know and alcoholic beverage and tobacco sales. In particular, the states in which NYM operates and several local jurisdictions regulate the licensing of supermarkets and the sale of alcoholic beverages. In addition, certain local regulations may limit NYM’s ability to sell alcoholic beverages at certain times. NYM is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions, immigration, disabled access and work permit requirements. Compliance with new laws in these areas, or with new or stricter interpretations of existing requirements, could reduce the revenue and profitability of NYM’s stores and could otherwise materially adversely affect NYM’s business, financial condition or results of operations. NYM’s new store openings could be delayed or prevented or its existing stores could be impacted by difficulties or failures in NYM’s ability to obtain or maintain required approvals or licenses. NYM’s stores are subject to unscheduled inspections on a regular basis, which, if violations are found, could result in the assessment of fines, suspension of one or more needed licenses and, in the case of repeated “critical” violations, closure of the store until a re-inspection demonstrates that NYM has remediated the problem. Certain of NYM’s parking lots and warehouses either have only temporary certificates of occupancy or are awaiting a certificate of occupancy which, if not granted, would require NYM to stop using such property. Additionally, a number of federal, state and local laws impose requirements or restrictions on business owners with respect to access by disabled persons. NYM’s compliance with these laws may result in modifications to NYM’s properties, or prevent NYM from performing certain further renovations. NYM cannot predict the nature of future laws, regulations, interpretations or applications, or determine what effect either additional government regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on NYM’s business in the future.

NYM’s plans to acquire and open new stores requires NYM to spend capital. Failure to use its capital efficiently could have an adverse effect on NYM’s profitability.

NYM’s growth strategy depends on its acquisition of and opening new stores, which will require NYM to use cash generated by its operations and a portion of the net proceeds of future equity or debt financing and borrowing under bank credit line. NYM cannot assure you that cash generated by its operations, the net proceeds of future equity or debt financing and borrowing under bank credit line will be sufficient to allow NYM to implement its growth strategy. If any of these initiatives prove to be unsuccessful, NYM may experience reduced profitability and it could be required to delay, significantly curtail or eliminate planned store openings, which could have a material adverse effect on its financial condition and future operating performance and the price of its common stock.

Litigation may materially adversely affect NYM’s business, financial condition and results of operations.

NYM’s operations are characterized by a high volume of customer traffic and by transactions involving a wide variety of product selections. These operations carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in many other industries. Consequently, NYM may be a party to individual personal injury, product liability and other legal actions in the ordinary course of its business, including litigation arising from food-related illness. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend future litigation may be significant. There may also be adverse publicity associated with litigation that may decrease consumer confidence in NYM’s businesses, regardless of whether the allegations are valid or whether NYM is ultimately found liable. As a result, litigation may materially adversely affect NYM’s businesses, financial condition, results of operations and cash flows.

Increased commodity prices and availability may impact profitability.

Many of NYM’s products include ingredients such as wheat, corn, oils, milk, sugar, cocoa and other commodities. Commodity prices worldwide have been increasing. While commodity price inputs do not typically represent the substantial majority of NYM’s product costs, any increase in commodity prices may cause its vendors to seek price increases from NYM. Although NYM is typically able to mitigate vendor efforts to increase its costs, it may be unable to continue to do so, either in whole or in part. In the event NYM is unable to continue mitigating potential vendor price increases, it may in turn consider raising its prices, and its customers may be deterred by any such price increases. NYM’s profitability may be impacted through increased costs to it which may impact gross margins, or through reduced revenue as a result of a decline in the number and average size of customer transactions.

Severe weather, natural disasters and adverse climate changes may materially adversely affect NYM’s financial condition and results of operations.

Severe weather conditions and other natural disasters in areas where NYM has stores or from which NYM obtains the products it sells may materially adversely affect its retail operations or its product offerings and, therefore, its results of operations. Such conditions may result in physical damage to, or temporary or permanent closure of, one or more of NYM’s stores, an insufficient work force in NYM’s markets and/or temporary disruption in the supply of products, including delays in the delivery of goods to NYM’s stores or a reduction in the availability of products in its stores. In addition, adverse climate conditions and adverse weather patterns, such as drought or flood, that impact growing conditions and the quantity and quality of crops may materially adversely affect the availability or cost of certain products within its supply chain. Any of these factors may disrupt NYM’s businesses and materially adversely affect its financial condition, results of operations and cash flows.

The occurrence of a widespread health epidemic may materially adversely affect NYM’s financial condition and results of operations.

NYM’s business may be severely impacted by wartime activities, threats or acts of terror or a widespread regional, national or global health epidemic, such as pandemic flu. Such activities, threats or epidemics may materially adversely impact NYM’s business by disrupting production and delivery of products to NYM’s stores, by affecting NYM’s ability to appropriately staff its stores or by causing customers to avoid public gathering places or otherwise change their shopping behaviors.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this joint proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on a number of assumptions and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See “Unaudited Pro Forma Consolidated Combined Financial Information”.

NYM needs approximately $25 million and $50 million for the years ended March 31, 2017 and March 31, 2018, respectively, in order to achieve its planned growth for that year and if it cannot successfully obtain sufficient capital, the financial results and stock price of iFresh after the business combination will be adversely affected.

NYM believes that it needs approximately $25 million and $50 million for the years ended March 31, 2017 and March 31, 2018, respectively, in order to achieve its planned growth for that year. If it is not able to obtain financing on commercially reasonable terms in connection with the Business Combination, as is contemplated by the parties, it may not be able to implement its growth plan. If it is unable to effect its growth plan, NYM’s financial results will be significantly worse than anticipated and its stock price may decline as a result.

Risk Relating to E-compass

E-compass will be forced to liquidate the trust account if it cannot consummate a business combination by February 18, 2017. In the event of a liquidation, E-compass’s public shareholders will receive $10.40 per ordinary share and the E-compass rights will expire worthless.

If E-compass is unable to complete a business combination by February 18, 2017 and is forced to liquidate, the per-ordinary share liquidation distribution will be $10.40 (other than for E-compass’s lead investor, who will receive $10.00 per share). Furthermore, there will be no distribution with respect to the E-compass rights, which will expire worthless as a result of E-compass’s failure to complete a business combination.

You must tender your E-compass ordinary shares in order to validly seek redemption at the extraordinary general meeting of shareholders.

In connection with tendering your shares for redemption, you must elect either to physically tender your ordinary share certificates to E-compass’s transfer agent in each case by the business day prior to the consummation of the Business Combination, or to deliver your ordinary shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your ordinary shares. The requirement for physical or electronic delivery by the business day prior to the consummation of the Business Combination ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against E-compass, the proceeds held in trust could be reduced and the per-share liquidation price received by E-compass’s shareholders may be less than $10.40.

E-compass’s placing of funds in trust may not protect those funds from third party claims against E-compass. Although E-compass has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of E-compass’s public shareholders, they may still seek recourse against the trust account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of E-compass’s public shareholders. If E-compass liquidates the trust account before the completion of a business combination and distributes the proceeds held therein to its public shareholders, Richard Xu and Chen Liu have agreed that they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by E-compass for services rendered or contracted for or products sold to E-compass. However, E-compass cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the trust account for our shareholders other than our lead investor may be less than $10.40 due to such claims.

Additionally, if E-compass is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in E-compass’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, E-compass may not be able to return $10.40 to our public shareholders.

Any distributions received by E-compass shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, E-compass was unable to pay its debts as they fell due in the ordinary course of business.

E-compass’s Amended and Restated Memorandum and Articles of Association provides that it will continue in existence only until February 18, 2017. If E-compass is unable to consummate a transaction within the required time periods, upon notice from E-compass, the trustee of the trust account will distribute the amount in its trust account to its public shareholders. Concurrently, E-compass shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although E-compass cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the trust account for such purpose, Richard Xu and Chen Liu have agreed that they will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by E-compass for services rendered or contracted for or products sold to E-compass.

Thereafter, E-compass’s sole business purpose will be to dissolve through the voluntary liquidation procedure under the Companies Law. In such a situation under the Companies Law, a liquidator would be appointed and would give at least 21 days’ notice to creditors of his intention to make a distribution by notifying known creditors (if any) and by placing a public advertisement in the Cayman Islands Official Gazette, although in practice this notice requirement need not necessarily delay the distribution of assets as the liquidator may be satisfied that no creditors would be adversely affected as a consequence of a distribution before this time period has expired. As soon as the affairs of the company are fully wound-up, the liquidator must lay his final report and accounts before a final general meeting which must be called by a public notice at least one month before it takes place. After the final meeting, the liquidator must make a return to the Registrar confirming the date on which the meeting was held and three months after the date of such filing the company is dissolved. It is E-compass’s intention to liquidate the trust account to its public shareholders as soon as reasonably possible and E-compass’s insiders have agreed to take any such action necessary to liquidate the trust account and to dissolve the company as soon as reasonably practicable if E-compass does not complete a business combination within the required time period. Pursuant to E-compass’s Amended and Restated Memorandum and Articles of Association, failure to consummate a business combination by February 18, 2017, will trigger an automatic winding up of the company.

If E-compass is forced to enter into an insolvent liquidation, any distributions received by E-compass shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, E-compass was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by E-compass’s shareholders. Furthermore, E-compass’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and E-compass to claims of damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. E-compass cannot assure you that claims will not be brought against it for these reasons. E-compass and any of E-compass’s insiders who knowingly and willfully authorized or permitted any distribution to be paid while E-compass was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of KYD15,000 (approximately US$18,000) and to imprisonment for five years in the Cayman Islands.

If E-compass’s due diligence investigation of NYM was inadequate, then shareholders of E-compass following the Business Combination could lose some or all of their investment.

Even though E-compass conducted a due diligence investigation of NYM, it cannot be sure that this diligence uncovered all material issues that may be present inside NYM or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of NYM and its business and outside of its control will not later arise.

All of E-compass’s officers and directors own E-compass ordinary shares and E-compass rights which will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the business combination is appropriate.

All of E-compass’s officers and directors own an aggregate of 1,000,000 E-compass ordinary shares and 310,000 E-compass units. Such individuals have waived their right to redeem these shares, or to receive distributions with respect to these shares upon the liquidation of the trust account if E-compass is unable to consummate a business combination. Accordingly, the E-compass ordinary shares, as well as the E-compass units purchased by our officers or directors, will be worthless if E-compass does not consummate a business combination. Based on a market price of $10.20 per E-compass ordinary share on July 29, 2016 and $0.26 per right on July 29, 2016, the value of these shares and units was approximately $54.3 million. Consequently, our directors’ and officers’ discretion in identifying and selecting NYM as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in E-compass’s shareholders’ best interest.

E-compass’s public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group”, are restricted from seeking redemption rights with respect to more than 20% of the E-compass ordinary shares sold in the IPO.

E-compass is offering each of its public shareholders (but not its Initial Shareholders) the right to have his, her, or its ordinary shares redeemed for cash. Notwithstanding the foregoing, an E-compass public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” will be restricted from seeking redemption rights with respect to more than 20% of the E-compass ordinary shares sold in the IPO. Accordingly, if you beneficially own more than 20% of the E-compass ordinary shares sold in the IPO and the Business Combination is approved, you will not be able to seek redemption rights with respect to the full amount of your E-compass ordinary shares and may be forced to hold such additional E-compass ordinary shares or sell them in the open market. E-compass cannot assure you that the value of such additional E-compass ordinary shares will appreciate over time following the Business Combination or that the market price of E-compass’s ordinary shares will exceed the redemption price.

E-compass is requiring shareholders who wish to redeem their ordinary shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

E-compass is requiring public shareholders who wish to redeem their ordinary shares to either tender their certificates to our transfer agent at any time prior to the business day immediately preceding the consummation of the proposed Business Combination or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s, or DTC, DWAC (Deposit/Withdrawal At Custodian) System. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and E-compass’s transfer agent will need to act to facilitate this request. It is E-compass’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than E-compass anticipates for shareholders to deliver their ordinary shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their ordinary shares.

E-compass will require its public shareholders who wish to redeem their ordinary shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If E-compass requires public shareholders who wish to redeem their ordinary shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, E-compass will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their ordinary shares in such a circumstance will be unable to sell their securities after the failed acquisition until E-compass has returned their securities to them. The market price for E-compass’s ordinary shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.

E-compass’s Initial Shareholders, including its officers and directors, control a substantial interest in E-compass and thus may influence certain actions requiring a shareholder vote.

E-compass’s Initial Shareholders, including all of its officers and directors, collectively own approximately 24.7% of its issued and outstanding ordinary shares. However, if a significant number of shareholders vote, or indicate an intention to vote, against the Business Combination, E-compass’s officers, directors, Initial Shareholders or their affiliates could make such purchases in the open market or in private transactions in order to influence the vote. E-compass’s Initial Shareholders have agreed to vote any shares they own in favor of the Business Combination. In addition, the lead investor from our initial public offering has agreed to vote 1,000,000 of the shares purchased by him in in the initial public offering, or approximately 18.8% of the outstanding shares in favor of the Business Combination Proposal.

If E-compass’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of E-compass’s securities.

E-compass’s initial shareholders are entitled to make a demand that it register the resale of their initial shares at any time commencing three months prior to the date on which their shares may be released from escrow (assuming that the business combination closes on January 16, 2017, the date the shares could be released from escrow would be July 16, 2017, and the date on which a demand could be made would be April 16, 2017). Additionally, the purchasers of E-compass units sold in an offering that was consummated simultaneously with the IPO or the

E-compass unit offering, are entitled to demand that E-compass register the resale of their units and underlying ordinary shares at any time after E-compass consummates a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 1,341,000 E-compass ordinary shares eligible for trading in the public market. The presence of these additional ordinary shares trading in the public market may have an adverse effect on the market price of E-compass’s securities.

E-compass will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its shareholders.

E-compass is not required to obtain an opinion from an unaffiliated third party that the price it is paying is fair to its public shareholders from a financial point of view. E-compass’s public shareholders therefore, must rely solely on the judgment of E-compass’s board of directors.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of E-compass’s securities may decline.

The market price of E-compass’s securities may decline as a result of the Business Combination if:

•         E-compass does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•         The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

E-compass’s directors and officers may have certain conflicts in determining to recommend the acquisition of NYM, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

E-compass’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the E-compass ordinary shares owned by E-compass’s management and directors, or their affiliates and associates, would become worthless if the Redomestication and Business Combination Proposals are not approved and E-compass otherwise fails to consummate a business combination prior to its liquidation date.

E-compass will incur significant transaction costs in connection with transactions contemplated by the Acquisition Agreement.

E-compass will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, E-compass may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

Risk Factors Relating to the Redomestication and Business Combination

E-compass and NYM have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by iFresh if the Business Combination is completed or by E-compass if the Business Combination is not completed.

E-compass and NYM expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, E-compass expects to incur approximately $[•] in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by E-compass if the Business Combination is completed or by E-compass if the Business Combination is not completed.

In the event that a significant number of E-compass’s ordinary shares are redeemed, its stock may become less liquid following the Business Combination.

If a significant number of E-compass’s ordinary shares are redeemed, E-compass may be left with a significantly smaller number of shareholders. As a result, trading in the shares of the surviving company following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected.

Nasdaq may not list iFresh’s shares on its exchange, which could limit investors’ ability to make transactions in iFresh’s securities and subject iFresh to additional trading restrictions.

iFresh will be required to meet the initial listing requirements to be listed on the Nasdaq Stock Market. iFresh may not be able to meet those initial listing requirements. Even if iFresh’s securities are so listed, iFresh may be unable to maintain the listing of its securities in the future.

If iFresh fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, iFresh could face significant material adverse consequences, including:

•         a limited availability of market quotations for its securities;

•         a limited amount of news and analyst coverage for the company; and

•         a decreased ability to issue additional securities or obtain additional financing in the future.

E-compass may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.

E-compass may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The board of directors of E-compass will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the board of directors of E-compass determines that a waiver is not sufficiently material to warrant resolicitation of shareholders, E-compass has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to E-compass’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting NYM’s conduct of its business, however, if the board of directors of E-compass determines that any such order or injunction is not material to the business of NYM, then the board may elect to waive that condition and close the Business Combination.

There will be a substantial number of iFresh’s common stock available for sale in the future that may adversely affect the market price of iFresh’s common stock.

E-compass currently has authorized share capital of 101,000,000 shares consisting of 100,000,000 ordinary shares with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. iFresh currently is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share.

The shares to be issued in the Business Combination to the post-Business Combination shareholders, will be subject to certain restrictions on sale and cannot be sold for six (6) months (or in certain cases, twelve (12) months) from the date of the Business Combination. In addition, the holders of the shares to be issued in the Business Combination are parties to a Registration Rights Agreement that would allow the sale of such shares to occur as early as 60 days from the date of the Business Combination. After the expiration of this restricted period, there will then be an additional 13,241,000 shares that are eligible for trading in the public market. The availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of iFresh’s shares.

Even if the Redomestication qualifies as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the “Code,” a U.S. Holder generally may still recognize gain with respect to its E-compass securities at the effective time of the Redomestication.

Even if the Redomestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder (as that term is defined in the section entitled “Material U.S. Federal Income Tax Consequences — General”) of E-compass securities may still recognize gain (but not loss) upon the exchange of its E-compass securities solely for the securities of iFresh pursuant to the Redomestication under the “passive foreign investment company,” or “PFIC,” rules of the Code or under Section 367(b) of the Code, equal to the excess, if any, of the fair market value of the iFresh securities received in the Redomestication and the U.S. Holder’s adjusted tax basis in the corresponding E-compass securities surrendered in the Redomestication. In such event, the U.S. Holder’s aggregate tax basis in the iFresh securities received in connection with the Redomestication should be the same as the aggregate tax basis of the E-compass securities surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code, and such U.S. Holder’s holding period for the iFresh securities received in the Redomestication generally should include the holding period of the E-compass securities surrendered in the Redomestication. See the discussion in the sections entitled “Material U.S. Federal Income Tax Consequences — U.S. Holders — Tax Consequences of the Redomestication,” “— “PFIC Considerations” and “— Effect of Section 367(b).”

E-compass’s shareholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that E-compass’ current shareholders have on the management of iFresh.

After the Business Combination, assuming no redemptions of ordinary shares for cash, E-compass’s current public shareholders will own approximately 22.6% of iFresh, E-compass’s current directors, officers and affiliates will own approximately 7.8% of iFresh, and the former shareholders of NYM will own approximately 69.6% of iFresh. Assuming redemption by holders of 3,000,000 E-compass’s outstanding ordinary shares, E-compass public shareholders will own approximately 6.3% of iFresh, E-compass’s current directors, officers and affiliates will own approximately 9.4% of iFresh, and the former shareholders of NYM will own approximately 84.3% of iFresh. The minority position of the former E-compass shareholders will give them limited influence over the management and operations of the post-Business Combination company.

iFresh is an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make its securities less attractive to investors.

iFresh is an “emerging growth company,” as defined in the JOBS Act. It may remain an “emerging growth company” until the fiscal year ended December 31, 2020. However, if its non-convertible debt issued within a three-year period or revenues exceeds $1 billion, or the market value of its ordinary shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, iFresh would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, iFresh is not required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, has reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and is exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, iFresh has elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, iFresh’s financial statements may not be comparable to companies that comply with public company effective dates. As a result, potential investors may be less likely to invest in our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding our disclosure concerning NYM’s operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of NYM,” and “NYM’s Business”. The risks and uncertainties include, but are not limited to:

•         future operating or financial results;

•         future payments of dividends and the availability of cash for payment of dividends;

•         NYM’s expectations relating to dividend payments and forecasts of its ability to make such payments;

•         future acquisitions, business strategy and expected capital spending;

•         assumptions regarding interest rates and inflation;

•         the combined company’s financial condition and liquidity, including its ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•         estimated future capital expenditures needed to preserve iFresh’s capital base;

•         ability of the combined company to effect future acquisitions and to meet target returns; and

•         other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this proxy statement/prospectus.

CAPITALIZATION

The following table sets forth the capitalization on an unaudited, historical basis of each of E-compass and NYM as of September 30, 2016 and the capitalization on an unaudited, as adjusted basis as of September 30, 2016 after giving effect to the Business Combination, assuming (i) that no holders of E-compass’s Ordinary Shares exercise their redemption rights and E-compass has made permitted repurchases and (ii) that the maximum number of holders of E-compass’s Ordinary Shares have properly exercised their redemption rights and/or E-compass has made permitted repurchases.

	Historical		As Adjusted
	E-compass	NYM	Assuming Maximum Redemption	Assuming No Redemption

Cash and cash equivalents	$118,156	$678,644	$19,866,258	$30,626,052
Restricted cash and cash equivalents held in trust account	40,929,252	—	—	—

Note payable, including current portion	—	803,622	803,622	803,622
Long-term debt, including current portion	—	3,709,794	23,750,000	3,709,794

Ordinary shares, subject to possible redemption	30,800,000	—	—	—
Total stockholders’ equity	9,647,251	5,547,732	4,694,983	35,494,983
Total capitalization	$40,447,251	$10,061,148	$29,248,605	$40,008,399

EXTRAORDINARY GENERAL MEETING OF E-compass SHAREHOLDERS

General

We are furnishing this proxy statement/prospectus to the E-compass shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of E-compass shareholders to be held on January 13, 2017, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about December 15, 2016 in connection with the vote on the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting of shareholders will be held at the offices of Loeb & Loeb LLP, 345 Park Ave, New York, New York, 10154, on January 13, 2017, at 10:00 a.m. local time, or such other date, time and place to which such meeting may be adjourned or postponed.

Purpose of the Extraordinary General Meeting of E-compass Shareholders

At the extraordinary general meeting of shareholders, we are asking holders of E-compass ordinary shares to approve the following proposals:

1.       The redomestication of E-compass to Delaware by means of a merger with and into iFresh, its wholly-owned Delaware subsidiary, with iFresh as the surviving entity, which we refer to as the Redomestication. This proposal is referred to as the “Redomestication Proposal.” The Redomestication Proposal is cross-conditioned on the approval of the Business Combination Proposal. For details, see “The Redomestication Proposal” elsewhere in this proxy statement/prospectus.

2.       The proposed business combination resulting in NYM becoming a subsidiary of iFresh, which we refer to as the Business Combination. This proposal is referred to as the Business Combination Proposal. The Business Combination Proposal is cross-conditioned on the approval of the Redomestication Proposal. For details, see “The Business Combination Proposal” elsewhere in this proxy statement/prospectus.

3.       The adjournment of the extraordinary general meeting of E-compass shareholders for the purpose of soliciting additional proxies in the event that E-compass does not receive the requisite shareholder vote to approve either the Redomestication or the Business Combination. This proposal is referred to as the Business Combination Adjournment Proposal. For details, see “The Business Combination Adjournment Proposal.”

Each of the Redomestication Proposal and the Business Combination Proposal, as described below, are cross-conditioned upon the approval of each other. Therefore, both must be approved by shareholders in order for any of the proposals to take effect. If any of the three proposals is not approved, the Business Combination will not be consummated and E-compass will liquidate and dissolve.

Recommendation of E-compass’s Board of Directors

E-compass’s board of directors:

•         has determined that each of the Redomestication Proposal, the Business Combination Proposal, and the other proposals is fair to, and in the best interests of, E-compass and its shareholders;

•         has approved the Redomestication Proposal, the Business Combination Proposal and the other proposals; and

•         recommends that E-compass’s ordinary shareholders vote “FOR” each of the Redomestication Proposal, the Business Combination Proposal, and the Business Combination Adjournment Proposal.

E-compass’s board of directors have interests that may be different from or in addition to your interests as a shareholder. See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

Record Date; Who is Entitled to Vote

We have fixed the close of business on December 12, 2016, as the “record date” for determining those E-compass shareholders entitled to notice of and to vote at the extraordinary general meeting. As of the close of business on December 12, 2016, there were 5,310,000 E-compass ordinary shares outstanding and entitled to vote. Each holder of E-compass ordinary shares is entitled to one vote per share on each of the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal.

As of December 12, 2016, E-compass’s initial shareholders, either directly or beneficially, owned and were entitled to vote 1,310,000 ordinary shares, or approximately 24.7% of E-compass’s outstanding ordinary shares. With respect to the Business Combination, E-compass’s initial shareholders have agreed to vote their respective E-compass ordinary shares acquired by them in favor of the Business Combination Proposal and related proposals. They have indicated that they intend to vote their shares, as applicable, “FOR” each of the other proposals although there is no agreement in place with respect to these proposals. In addition, the lead investor from our initial public offering has agreed to vote 1,000,000 of the shares purchased by him in in the initial public offering, or approximately 18.8% of the outstanding shares in favor of the Business Combination Proposal and related proposals.

Quorum and Required Vote for Shareholder Proposals

A quorum of E-compass shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting of E-compass shareholders if one-third of the E-compass ordinary shares issued and outstanding and entitled to vote at the extraordinary general meeting is represented in person or by proxy. Abstentions present in person and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Redomestication Proposal, the Business Combination proposal and the Business Combination Adjournment Proposal requires the affirmative vote of the holders of two-thirds of the issued and outstanding E-compass ordinary shares entitled to vote thereon as of the record date present in person or represented by proxy at the extraordinary general meeting. Abstentions present in person and by proxy are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal. Broker non-votes will be considered present for the purposes of establishing a quorum, but as not being eligible to vote on a particular proposal. A broker non-vote will have no effect on the Redomestication Proposal, the Business Combination Proposal or the Business Combination Adjournment Proposal.

The approval of the Redomestication Proposal and the Business Combination Proposal by E-compass shareholders is a precondition to the consummation of the Business Combination. In the event that the Business Combination is not approved, the Redomestication will not take effect.

Voting Your Shares

Each E-compass ordinary share that you own in your name entitles you to one vote for each proposal on which such shares are entitled to vote at the extraordinary general meeting. Your proxy card shows the number of shares of our common stock that you own.

There are two ways to ensure that your E-compass ordinary shares, as applicable, are voted at the extraordinary general meeting:

•         You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board, “FOR” the adoption of the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal. Votes received after a matter has been voted upon at either of the extraordinary general meetings will not be counted.

•         You can attend the extraordinary general meetings and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION, PROPOSAL AND REDOMESTICATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS). IN ORDER TO REDEEM YOUR ORDINARY SHARES, YOU MUST CONTINUE TO HOLD YOUR ORDINARY SHARES THROUGH THE CLOSING DATE OF THE BUSINESS COMBINATION AND TENDER YOUR PHYSICAL STOCK CERTIFICATE TO OUR STOCK TRANSFER AGENT AT LEAST ONE BUSINESS DAY PRIOR TO THE CONSUMMATION OF THE BUSINESS COMBINATION. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE ORDINARY SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE ORDINARY SHARES IN STREET NAME, YOU WILL NEED TO ELECTRONICALLY TRANSFER YOUR ORDINARY SHARES TO THE DTC ACCOUNT OF CONTINENTAL STOCK TRANSFER & TRUST COMPANY, OUR TRANSFER AGENT, AT LEAST ONE BUSINESS DAY PRIOR TO THE CONSUMMATION OF THE BUSINESS COMBINATION.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•         you may send another proxy card with a later date;

•         if you are a record holder, you may notify our corporate secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•         you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow & Co., LLC, our proxy solicitor, at (312) 212 4416 or E-compass at 646-912-8918.

No Additional Matters May Be Presented at the Extraordinary General Meeting

This extraordinary general meeting has been called only to consider the approval of the Business Combination and the Redomestication. Under E-compass’s amended and restated memorandum and articles of association, other than procedural matters incident to the conduct of the extraordinary general meeting, no other matters may be considered at the extraordinary general meeting if they are not included in the notice of the extraordinary general meeting.

Redemption Rights

Pursuant to E-compass’s amended and restated articles and memorandum, a holder of E-compass ordinary shares may demand that E-compass redeem such ordinary shares for cash. Demand may be made by:

•         Voting for or against the business combination and electing redemption by checking the appropriate box on the proxy card; and

•         Tendering the E-compass ordinary shares for which you are electing redemption by the business day prior to the consummation of the Business Combination by either:

•         Delivering certificates representing E-compass’s ordinary shares to E-compass’s transfer agent, or

•         Delivering the E-compass ordinary shares electronically through the DWAC system; and

•         Not selling or otherwise transferring the E-compass ordinary shares until the closing of the Business Combination (tendering your ordinary shares for redemption is not considered selling or transferring your shares).

Except for E-compass’s lead investor, who will only be entitled to receive $10.00 per share if he elects to redeem any shares, E-compass shareholders will be entitled to redeem their E-compass ordinary shares for a full pro rata share of the trust account (currently anticipated to be no less than approximately $10.40 per ordinary share) net of (i) taxes payable, and (ii) interest income earned on the trust account previously released to E-compass to fund its working capital and general corporate requirements in connection with the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to E-compass’s transfer agent or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, by the business day prior to the consummation of the Business Combination.

Through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC, and E-compass’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is E-compass’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. E-compass does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Shareholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their ordinary shares before exercising their redemption rights and thus will be unable to redeem their ordinary shares.

In the event that a shareholder tenders its ordinary shares and decides prior to the consummation of the Business Combination that it does not want to redeem its ordinary shares, the shareholder may withdraw the tender. In the event that a shareholder tenders ordinary shares and the business combination is not completed, these ordinary shares will not be redeemed for cash and the physical certificates representing these ordinary shares will be returned to the shareholder promptly following the determination that the Business Combination will not be consummated. E-compass anticipates that a shareholder who tenders ordinary shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such ordinary shares soon after the completion of the Business Combination.

If properly demanded by E-compass’s public shareholders, E-compass will redeem each ordinary share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of the record date, this would amount to approximately $10.40 per ordinary share, other than to our lead investor, who would only receive $10.00 per ordinary share. If you exercise your redemption rights, you will be exchanging your E-compass ordinary shares for cash and will no longer own the ordinary shares. If E-compass is unable to complete the Business Combination by February 18, 2017 it will liquidate and dissolve and public shareholders would be entitled to receive approximately $10.40 per ordinary share upon such liquidation, provided that our lead investor will only receive $10.00 per ordinary share.

The Business Combination will not be consummated if the holders of 3,500,000 or more of E-compass’s ordinary shares exercise their redemption rights. However, our lead investor agreed to hold 1,000,000 of the shares it purchased in our initial public offering through the consummation of our initial business combination, vote in favor of the proposed business combination and not seek redemption in connection therewith. As a result, we do not expect there to be more than 3,000,000 shares that exercise redemption rights. We will enter into an agreement with our lead investor to repurchase 500,000 of such non-redeemable shares promptly after the closing of our business combination at a purchase price of $10.00 per share.

Limitation on Redemption Rights Upon Consummation of the Business Combination

The E-compass amended and restated memorandum and articles of association provide that no E-compass public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) is permitted from seeking redemption rights, without E-compass’s prior written consent, with respect to 20% or more of the ordinary shares sold in the IPO. By limiting a shareholder’s ability to redeem no more than 20% of the ordinary shares sold in the IPO, E-compass believes it has limited the ability of a small group of shareholders to block a transaction which is favored by our other public shareholders. However, this limitation also makes it easier for E-compass to complete a business combination which is opposed by a significant number of public shareholders.

Tendering Ordinary share Certificates in connection with Redemption Rights

E-compass is requiring the E-compass public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to E-compass’s transfer agent, or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option prior to the business day immediately preceding the consummation of the proposed Business Combination. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether E-compass requires holders seeking to exercise redemption rights to tender their ordinary shares. The need to deliver ordinary shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request for redemption, once made, may be withdrawn at any time up to the business day immediately preceding the consummation of the proposed Business Combination. Furthermore, if a shareholder delivered his certificate for redemption and subsequently decided prior to the date immediately preceding the consummation of the proposed Business Combination not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, E-compass will promptly return the ordinary share certificates to the public shareholder.

Appraisal Rights

Appraisal rights are not available to holders of E-compass ordinary shares in connection with the proposed Business Combination.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. E-compass and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement and proxy card. Morrow & Co., LLC, a proxy solicitation firm that E-compass has engaged to assist it in soliciting proxies, will be paid its customary fee of approximately $[•] and out-of-pocket expenses.

E-compass will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. E-compass will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares in person if you revoke your proxy before it is exercised at the extraordinary general meeting.

E-compass Initial Shareholders

On September 23, 2014, Lodestar Investment Holdings I LLC, an affiliate of Richard Xu, Handy Global Limited, an affiliate of Chen Liu, Classical Sky Limited, an affiliate of Peiling (Amy) He, Carnelian Bay Capital Inc., an affiliate of Nicholas Clements, and Xinli Li (such persons and entities collectively referred to as the “Initial Shareholders”), purchased 1,000,000 of E-compass’s ordinary shares for an aggregate purchase price of $25,000.

On August 18, 2015, Lodestar Investment Holdings I LLC purchased, for an aggregate purchase price of $3,100,000, 310,000 units in a private placement.

Pursuant to a registration rights agreement between us and our initial shareholders the initial shareholders are entitled to certain registration rights with respect to the E-compass rights held by them, as well as the underlying securities. The holders of these securities are entitled to make up to two demands that E-compass register such securities. The holders of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. E-compass will bear the expenses incurred in connection with the filing of any such registration statements.

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Acquisition Agreement, is subject to, and is qualified in its entirety by reference to, the Acquisition Agreement. The full text of the Acquisition Agreement is attached hereto as Annex A, which is incorporated by reference herein.

General Description of the Business Combination

Redomestication to Delaware

Immediately prior to the Business Combination, E-compass, an exempted company incorporated in the Cayman Islands, will effect a merger pursuant to the Companies Law in which it will merge with and into iFresh Inc., its wholly-owned Delaware subsidiary, with iFresh Inc. surviving the merger.

The Redomestication will result in all of E-compass’s issued and outstanding ordinary shares converting into iFresh Common Stock, and all units, rights and other securities to purchase E-compass’s ordinary shares converting into substantially equivalent securities of iFresh Inc. E-compass will cease to exist and iFresh Inc. will be the surviving company. In connection therewith, iFresh Inc. will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of E-compass, including any and all agreements, covenants, duties and obligations of E-compass set forth in the Acquisition Agreement.

Business Combination with NYM; Business Combination Consideration

Immediately following the Redomestication, Merger Sub will merge into NYM, resulting in NYM becoming a wholly owned subsidiary of iFresh. The issuance of shares of iFresh to the post-Business Combination shareholders is being consummated on a private placement basis pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The aggregate value of the consideration to be paid by E-compass in the business combination is approximately $125 million (calculated as follows: (i) $5 million in cash, plus, (ii) 12,000,000 shares of common stock of iFresh to be issued to the NYM shareholders multiplied by $10.00 (the deemed value of the shares in the Acquisition Agreement)).

E-compass currently has authorized share capital of 101,000,000 shares consisting of 100,000,000 ordinary shares with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. iFresh Inc. currently is authorized to issue 100,000,000 shares of common stock, with a par value $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share.

After the Business Combination, assuming no redemptions of ordinary shares for cash, E-compass’s current public shareholders will own approximately 22.6% of iFresh, E-compass’s current directors, officers and affiliates will own approximately 7.8% of iFresh, and the former shareholders of NYM will own approximately 69.6% of iFresh. Assuming redemption by holders of 3,000,000 E-compass’s outstanding ordinary shares, E-compass public shareholders will own approximately 6.3% of iFresh, E-compass’s current directors, officers and affiliates will own approximately 9.4% of iFresh, and the former shareholders of NYM will own approximately 84.3% of iFresh.

Each of the Redomestication Proposal and the Business Combination Proposal, as described below, are conditioned upon the approval of each other. Therefore, both must be approved by shareholders in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and E-compass will liquidate and dissolve. Upon consummation of the Business Combination, iFresh will own all of the issued and outstanding units of NYM.

Assuming each of the Redomestication Proposal and the Business Combination Proposal are approved, the parties to the transaction expect to close the Business Combination on January 16, 2017.

Background of the Business Combination

Background of the Acquisition

E-compass Acquisition Corp. (“E-compass”) is a special purpose company incorporated under the laws of Cayman Islands on September 23, 2014 as an exempted company with limited liability. E-compass was formed with the purpose of acquiring, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.” E-compass intended to focus on acquiring an operating business with its primary operations located in the People’s Republic of China as well as the Hong Kong Special Administrative Region and the Macau Special Administrative Region (but not Taiwan) (“China” or the “PRC”) operating in the e-commerce and consumer retail industry, but was not limited to a particular geographic region or industry. E-compass completed its initial public offering on August 18, 2015 of 4,000,000 units at $10.00 per unit. Each Unit consists of one ordinary share, $.0001 par value per share (“Ordinary Share”), and one right (“Right”) to receive one-tenth of one Ordinary Share upon consummation of E-compass’s initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $40,000,000. Simultaneously with the consummation of the IPO, E-compass consummated the private placement (“Private Placement”) of 310,000 Units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating total proceeds of $3,100,000, to an affiliate of Richard Xu, E-compass’s Chief Executive Officer. The Private Placement Units are identical to the Units sold in the IPO. Of the net proceeds, $40,800,000 was placed in a trust account. In accordance with E-compass’s Amended and Restated Memorandum and Articles of Association, the amounts held in the trust account may only be used by E-compass upon the consummation of a business combination, except that there can be released to E-compass, from time to time, (i) any interest earned on the funds in the trust account that it may need to pay its tax obligations and (ii) any remaining interest earned on the funds in the trust account that E-compass needs for its working capital requirements. The remaining interest earned on the funds in the trust account will not be released until the earlier of the completion of a business combination and E-compass’s liquidation. E-compass executed a definitive agreement on July 25, 2016, and it must liquidate unless a business combination is consummated by February 18, 2017. As of March 31, 2016, approximately $40,851,104 was held in deposit in E-compass’s trust account.

Promptly after E-compass’s IPO, the officers and directors of E-compass commenced the process of locating potential targets. The Board of E-compass established a list of criteria for screening potential targets, including but not limited to:

•         businesses with favorable profitability and strong growth outlook;

•         the competitive position of the potential target within the sector (among the leaders or with unique competitive advantages);

•         proprietary technology or unique business processes or business models;

•         business model with long-term sustainability; and

•         strong management with strategic insight and execution capabilities and capable of leading a public company after the business combination.

The E-compass team reached out to a large number of business contacts that it believed might refer potential targets to E-compass, including investment banks, financial advisory firms that specialize in deal flow sourcing or advising companies in fund raising and other financial transactions, merchant banks, finders, venture capital funds, private equity funds, senior business executives and other entities and individuals known to the E-compass team as knowledgeable about deals in the marketplace such as lawyers, accounting firms and local governments.

As described in the prospectus of our IPO, E-compass initially focused on companies in the Chinese e-commerce industry. Beginning in September 2015, E-compass reviewed over 20 candidates in this industry and identified a company as a suitable candidate for further due diligence and negotiation in October 2015. That potential target is located in Beijing, China and conducts business in e-commerce and consumer finance. We spent about 4 months on financial and legal due diligence and valuation on this company and reached agreement on the key terms for a business combination in February 2016. However, further negotiation was terminated due to E-compass’s concerns on the slowdown of Chinese economy and uncertainty relating to the future growth potential of this company.

Given the slow-down in the Chinese economy, in February 2016, we decided to switch our focus from Chinese companies to U.S. based enterprises. We reached out to investment banks and private entities in the U.S. and had serious discussions with 5 potential targets, including NYM, in different industries. After discussion and meeting with those potential targets, we determined not to pursue the 4 targets other than NYM for the following reasons: (1) one target ran a golf club that we didn’t believe could generate positive cash flow within the next 3 years and we thought it would be difficult to raise additional capital in the future; (2) a second target was a student housing company, but we thought the transaction with this potential target would be too complex and time consuming; (3) a third target was a company providing non-traditional financing for businesses, but we believed that this business was small and the industry far from mature; (4) the fourth target was a resin manufacturing company, but we were concerned that it has a complex shareholder structure we believed that it would be difficult to negotiate a favorable transaction with its majority stockholders.

On February 24, 2016, Melanie Chen, a managing director of UHY Advisors Corporate Finance, LLC. (“UHY”), an affiliate of E-compass’s former auditing firm, provided information about a well-recognized Chinese grocery supermarket chain, NYM Holding, Inc. (“NYM”), to Richard Xu. Richard Xu was interested in the business and asked to meet the owner. Melanie Chen set up a meeting for the next day.

On February 25, 2016, Melanie Chen and Richard Xu went to NYM’s headquarters located in Long Island City, New York. They met with the majority owner, Long Deng, who founded the company with his wife, Lilly Deng, approximately 20 years ago. During the meeting, Mr. Deng introduced the history, current status of NYM and briefly discussed the multi-strategy expansion plan of NYM, which included a public offering plan to support NYM’s further development. Richard Xu was impressed by NYM and its business. Both parties believed a transaction between E-compass and NYM was possible and decided to move forward with preliminary discussions of a potential merger.

On March 5, 2016, NYM engaged UHY Advisors Corporate Finance, LLC (“UHY”) as its financial advisor.

On March 8, 2016, Nicholas Clements, Vice Chairman of E-compass, and Richard Xu went to NYM’s headquarters to have a further discussion with Long Deng. The parties began to discuss potential terms for a letter of intent.

On March 10, 2016, E-compass’s management had internal discussions about the potential merger. In this meeting, E-compass’s management reviewed the potential transaction from several perspectives: (1) the growth of the Chinese population in the United States, their consumption habits, and market competition; (2) NYM’s business model, competitive position, growth strategy and preliminary financial information; and (3) the initial value management placed on the target. Mr. Jianming Hao, special advisor to E-compass, participated in the discussions. Mr. Hao began acting as our special advisor in December 2015, and helped us review potential targets and provided advice on market analysis, modeling the business and valuation, as well as transaction structure for potential targets. After internal discussions, E-compass’s management determined to proceed with further due diligence and negotiation with NYM.

On March 20, 2016, E-compass and NYM executed a confidentiality and non-disclosure agreement.

On March 21, Richard Xu, Jianming Hao and Mr. Deng met at NYM’s headquarters and signed the Letter of Intent.

On March 22, 2016, E-compass’s management team started to perform due diligence on NYM.

On March 22, 2016, E-compass was introduced to NYM’s Lilly Deng, Vice President of Legal and Financial, Yifei (Elaine) Ling, Financial Manager, and Shunyu (Simon) She, NYM’s legal department manager, and started the preliminary due diligence process on NYM. After March 22, 2016, NYM provided E-compass with various due diligence items, including financial information, operational information and a prospective expansion schedule. During the process, E-compass conducted numerous conference calls with NYM’s management to better understand and verify the information provided.

From April 23 to June 16, 2016, Richard Xu and Peiling He, E-compass’s Chief Financial Officer, visited NYM’s headquarter and retail stores multiple times and: (a) met Mr. Deng to discuss the retail market, NYM’s business model, growth history, future development plan, financial results and projections, (b) met with NYM’s operational team to discuss its operations, marketing strategy, logistics management on perishable products and numerous other items, (c) physically visited certain of NYM’s warehouse and retail stores, (d) discussed with NYM’s financial personnel and UHY, NYM’s financial advisor, financial information, (e) met with NYM’s legal department to discuss corporate structure and gathered information about the NYM’s history, and (f) conducted additional diligence procedures with NYM’s staff.

On June 10, 2016, E-compass engaged Loeb and Loeb LLP (“Loeb”) as its legal representative to perform due diligence, draft definitive agreements and prepare applicable securities filings.

On June 21, 2016, Loeb distributed a draft of the Acquisition Agreement to E-compass and subsequently made revisions based on E-compass’s review. Additionally, Loeb prepared a list of key terms for both parties to review.

On July 6, 2016, Richard Xu and Mr. Deng met in NYM’s headquarters, joined by Peiling He by conference dial-in to discuss the key terms of the Acquisition Agreement.

On July 16, 2016 Richard Xu and Mr. Deng met in NYM’s headquarters to again discuss the key terms of the Acquisition Agreement.

On July 19, 2016, Simon She, manager of NYM’s legal department, Elizabeth Chen from Pryor Cashman LLP, counsel to NYM, and Richard Xu met in E-compass’s office to negotiate the Acquisition Agreement, joined via telephone by Giovanni Caruso and Emily Sheahan from Loeb and Loeb LLP, counsel to E-compass, Mr. Deng, and Peiling He.

Between July 19, 2016 and July 25, 2016, the parties and their counsel continued to discuss the transaction and revise and comment on the Acquisition Agreement, including the following major issues: (1) management, board and key personnel post acquisition; (2) the redomestication of the company to Delaware and the name of the public company after merger; (3) required financing and use of fund post acquisition; (4) the option to purchase four additional supermarkets after merger; (5) related parties and transactions; (6) permitted liens and other liabilities; (7) additional agreements including, the option agreement, voting agreement, lock-up agreement and escrow agreement; and (8) negotiation of the terms of the Acquisition Agreement.

On July 25, 2016, E-compass held a board of directors meeting approving the proposed combination. Four of E-compass’s directors attended the meeting, and one director who was not able to attend for medical reasons, gave his proxy to Richard Xu. Ms. He from E-compass and Giovanni Caruso and Emily Sheahan from Loeb also attended the meeting. Before the meeting started, copies of significant transaction documents, in substantially final form, were distributed among directors. Mr. Caruso described the major terms of the transaction documents to the directors, and Mr. Xu discussed the search for a target business and detailed NYM’s business, market and expansion plans. Mr. Xu then discussed how the value of NYM was determined. In the meeting, the board of directors reviewed NYM’s business, market potential, growth opportunity, the needed funds to support its growth plans, its financial performance and projections. The board of directors agreed that NYM is well positioned to attempt to consolidate the niche Chinese grocery store market with adequate financial support. The board also reviewed the transaction consideration of $125 million to acquire 100% of the shares of NYM negotiated by the management team with NYM shareholders and used the market method to assess the company’s value. The board compared the index of EV/EBITDA (enterprise value to earnings before interest, taxes, depreciation and amortization) of comparable public companies (grocery stores and fast growing companies in the retail industry). NYM’s projected EV/EBITDA is 34.3x and 27.2x for fiscal year of 2016 and 2017 respectively, which is lower than the medium EV/EBITDA of the selected comparable companies, which is approximately 37.8x, and 30.7x for the fiscal years of 2016 and 2017, respectively (Please refer to valuation discussion in the section entitled “E-compass Board’s Reasons for the Approval of the Acquisition” beginning on page 46 for more detailed information about the valuation). The board of directors considered the amount being paid for NYM to be reasonable as compared to the group of comparable public companies, the board determined that it is for the shareholders’ best interest to proceed with the merger with NYM. In the meeting, the board also reviewed payment of consideration consisting of $5 million in cash and $120 million in newly issued shares of common stock of iFresh, which was the consideration requested by NYM’s shareholders, and determined that the consideration was acceptable in the context of the transaction. No other form of consideration was discussed at the meeting. After reviewing the above factors and significant discussion, the Acquisition Agreement was unanimously approved, subject to final negotiation and modification.

The Acquisition Agreement was signed by all parties on July 25, 2016. Prior to the market open on July 28, 2016, E-compass issued a press release announcing the execution of the combination agreement and disclosing key terms of the combination agreement. E-compass also filed a Current Report on Form 8-K, which detailed the press release, the combination agreement summarizing key deal terms on NYM’s business. On August 8, 2016, E-compass filed a Current Report on Form 8-K for a presentation on the transaction and NYM’s business.

E-compass Board’s Reasons for the Approval of the Acquisition

At a meeting held on July 25, 2016, E-compass’s board of directors unanimously approved the Acquisition Agreement and the transactions contemplated thereby, determined that the Business Combination is in the best interests of E-compass and its shareholders, directed that the Acquisition Agreement be submitted to E-compass’s shareholders for approval and adoption, and recommended that E-compass’s shareholders approve and adopt the Acquisition Agreement and the transactions contemplated thereby.

Before reaching its decision, E-compass’s board of directors reviewed the results of management’s due diligence, which included:

•         research on industry trends, cycles, financial projections, and other industry factors;

•         extensive meetings and calls with NYM’s Chief Executive Officer and management team regarding operations and projections;

•         personal visits to NYM’s headquarters, as well as its stores and warehouse locations;

•         review of NYM’s contracts (including store leases) and other legal diligence; and

•         financial, tax, and accounting diligence.

E-compass’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of E-compass’s board of directors may have given different weight to different factors.

The board of ECAC considered the following facts that could be the benefits to be generated from the transaction with NYM:

•         Fast Growing yet fragmented niche market with consolidation opportunity: NYM is a well-recognized Chinese grocery chain with stores on the U.S. East Coast. The Chinese grocery market in the U.S. is currently highly fragmented. Most competitors are unsophisticated family businesses or single-store operations. Moreover, according to Nielsen Report 2015, the U.S. Chinese population grew 14.3% between 2010 and 2014, which far exceeded the overall U.S. population growth rate of 3.1% (The board understood that the anticipated growth rate is for a market larger than the one that NYM plans to expand into (which runs along the I-95 corridor, as discussed on page 41)). The Asian-American population, of which the Chinese-American population accounts for approximately 23.9%, is expected to grow 150% between 2014 and 2050. NYM is well-positioned to consolidate such a fragmented and rapidly growing Chinese-American market.

•         Unique Market with High Entry Barriers: Unique Chinese eating habits, which generally continue for generations after immigration, include a preference for live fish and seafood, various animal parts and organs, and exotic and specialty fruits and vegetables. Therefore, we believe that most Chinese Americans are unsatisfied with the current offerings by American mainstream grocery stores. The unique cultural demands form a natural barrier to entry.

•         Integrated Group with Supply Control: Mainstream U.S. supermarkets tend to rely on imports from China for their Chinese ethnic offerings, which precludes the option of fresh produce and live seafood, and suffers from periodic supply disruption. NYM operates its own grocery wholesale facilities with imports from China and other Asia countries to ensure the stable and low price of supply for the most popular grocery products for Chinese and Asia consumers. NYM also enjoys long-term, stable partnerships with U.S.-based specialty farms, orchards, and seafood harvesting facilities, supplemented by robust storage and logistics capabilities. NYM has developed, through significant backward integration of its supply chain, a dependable, integrated, and scalable supply and distribution network.

•         Acquisitions and Online Shopping Capabilities: NYM plans to add approximately 31 new stores, mainly through acquisition, during the next 3 years to grow to approximately 39 stores and 2 wholesale facilities for centralized inventory management. Potential acquisitions are expected to be along the U.S. I-95 corridor, from Massachusetts to Florida, and also in Texas and Illinois. NYM is aggressively developing online grocery shopping and home delivery capabilities to extend its reach to Chinese residents of dispersed suburban areas.

•         NYM’s track record: NYM grew from zero to eight supermarkets and two wholesale locations via organic development and successful acquisition without any external capital support. It has a track record of successful acquisitions: it spent $2.7 million to acquire and renovate Store Ming in Boston in 2009. Prior to its acquisition by NYM, Store Ming had net sales of $8.2 million for the year ended December 31, 2009. Net sales increased to $17.0 million for the year ended December 31, 2010, an increase of

107.3% compared to the prior year. The sales and Adjusted EBITDA for that store for the fiscal year ended March 31, 2016 were $21.8 million and $2.7 million, respectively. (For additional information on Adjusted EBITDA of Ming, see the table entitled “Net Income to Adjusted EBITDA Reconciliation for Ming, 8th Ave and Zen,” on page 94.). It acquired 2 other stores in 2011 and 2013 in the Greater New York and Greater Boston Areas, which also recorded improved sales and EBITDA under NYM’s operation after the acquisition.

•         Attractive New Store Economics: Based on NYM’s track record, management experience and potential target analysis, a typical new store with over 10,000 square feet requires a net cash investment of approximately $2.5 million, including acquisition cost, renovation and working capital. Such a store would be expected to achieve sales of $9 million, $16 million and $17 million, and Adjusted EBITDA of $0.3M, $1.0M and $1.2M for the first three years after acquisition. NYM’s business model, including returns on investments in new stores, generates substantial earnings and free cash flow after initial investment.

Net Income to Adjusted EBITDA Reconciliation for New Store

(dollars in million, for first three years)

	1st Year	2st Year	3nd Year
Net income	$(0.3)	$0.5	$0.6
Interests expenses	0.0	—	—
Income tax provision	(0.2)	0.3	0.4
Depreciation	0.2	0.2	0.2
Amortization	—	—	—
New store opening expenses	0.6	—	—
Adjusted EBITDA	$0.3	$1.0	$1.2

____________

(1)      For additional information on Adjusted EBITDA, see the section entitled “NYM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA,” beginning on page 107.

E-compass’s management, including the members of its board of directors and its special advisors, are experienced in financial analysis, valuation for merger and acquisition, and has successfully consummated many transactions of equity investment, merger and acquisition. Although E-compass’s board of directors did not seek a third party valuation in connection with the Business Combination, the board of directors considered valuation information regarding NYM, including industry comparisons of the enterprise values of NYM and other growth retailer with similar growth perspective, projections and comparisons of revenue, gross profit, EBITDA and net income, the growth outlook for the markets that NYM serves, the abilities of NYM’s management team, free cash flow characteristics, same store sales, returns on new retail stores, and ratios of total enterprise value to EBITDA, share price to earnings ratios. These ratios are widely-accepted evaluation methods. In making its determination that the Business Combination is in the best interests of E-compass and its shareholders, the board of directors considered the amount of cash available in the trust account and the rollover equity incentives for members of its management. Significant drivers of value that the board considered are listed above.

NYM’s management prepared, in collaboration with E-compass’s management, projected financial results for The NYM as shown in the following tables:

Actual and Projected Financial Results

(dollars in million)

(unaudited)

	For Years ended March 31,
	2016	2017	2018
	Actual	Projected(1)	Projected
Sales	$131.2	$177.6	$253.4
Sales Growth	2.6%	35.4%	42.7%
Adjusted EBITDA	$8.4	$11.5	$15.7
Growth of Adjusted EBITDA	147.5%	36.9%	36.5%
Number of Stores +2 wholesales	10	14	20

____________

(1)      Projected financial data includes the numbers of the 4 stores to be acquired before March 31, 2017 pursuant to NYM’s option to acquire 4 stores for $10 million pursuant to the option agreement attached hereto as Appendix B.

Net Income to Adjusted EBITDA Reconciliation

(dollars in million)

(unaudited)

	For Years ended March 31,
	2016	2017	2018
	Actual	Projected(1)	Projected
Net Income	$3.6	$4.6	$3.5
Adjusted depreciation and amortization	1.6	2.2	3.6
New store opening expenses	—	0.7	3.5
Interest expenses	0.2	0.2	2.2
Income Taxes	3.0	3.8	2.9
Adjusted EBITDA	$8.4	$11.5	$15.7

____________

(1)      Projected financial data includes the numbers of the 4 stores to be acquired before March 31, 2017 pursuant to NYM’s option to acquire 4 stores for $10 million pursuant to the option agreement attached hereto as Appendix B.

(2)      The projection is based on the assumption that $25 million of debt financing will be raised at the closing of the Business Combination to fund the plan of new store acquisition and openings.

(3)      For additional information on Adjusted EBITDA, See the section entitled “NYM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA,” beginning on page 107.

The major assumptions used for the projections include: (1) the business combination between E-compass and NYM closing in December 2016; (2) iFresh receiving $25 million debt financing simultaneously with the closing of the business combination to fund working capital and the new store acquisition and opening; (3) iFresh completing the acquisition of 4 stores for $10 million pursuant to the option agreement attached hereto as Appendix B (the projected financial numbers of fiscal year ended March 31, 2017 assume the 4 stores are acquired); (4) iFresh acquiring 6 stores in fiscal year 2018 with an average initial investment of $2.5 million and average revenues generated per store in fiscal year 2018 estimated at $9 million; (5) iFresh will do brand advertisement and accelerate vendor payments to obtain discounts after business combination with the funds from the debt financing, and, as a result, revenue will increase 5% and gross margin will increase fifty basis points for existing stores; (6) iFresh will spend approximately $0.5 to $0.7 million for new store opening expenses. (7) iFresh will spend an additional $0.5 million and $1.1 million for accounting, legal and other professional fees related to being a public company for fiscal years 2017 and 2018, respectively, as compared to fiscal year 2016.

E-compass and NYM does not intend as a matter of course to make public projections as to future sales, earnings, or other results. The prospective financial information set forth in the above tables was prepared solely for the purpose of estimating the enterprise value of NYM for purposes of the Acquisition Agreement. It was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of NYM’s management, was prepared on a reasonable basis, reflects the best available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected future financial performance of NYM. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither NYM’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

As described in more detail below, the management and board of directors of E-compass determined that the approximately $128 million proposed enterprise value and $125 million purchase price for NYM was appropriate based on its evaluation of NYM’s growth prospects, profitability, free cash flow, and the implied trading multiples of other retailers with similar growth prospective.

E-compass’ board of directors reviewed and analyzed the valuation of comparable retailer companies. E-compass’s management determined for the review of the market valuation, it should be more comparable to select those retailers with similar growth prospective. After reviewing the financial data, competitive and growth prospective on the companies in the U.S. mainstream supermarket industries and E-compass’s board of directors concluded that the major players in the industry are not very suitable to be used as comparable companies for valuation. With many decades of development, most of the large market players, such as Walmart, Kroger, Costco, and Whole Foods, are well developed and established. These large players dominate the market and the competition in the mainstream supermarket industry is intense. Most of them maintain a stable yet quite limited growth rate, leaving no high growth prospect in the foreseeable future. However, NYM is exploring a niche market significantly different than mainstream supermarket industries, which is fast growing, but highly fragmented with high entry barriers for mainstream super market chains. NYM specializes in targeting Chinese-Americans and their desire for specialty products that are hard to find at mainstream conventional retailers. E-compass’s management also believes the vertical-integration essence of NYM enables it to consolidate this market, generate fast growth along the value chain, and potentially to grow into a national player in this fragmented niche market. Therefore, the board of directors of E-compass determined that the most relevant comparable companies should be a mixed portfolio of companies displaying a high-growth profile, reflecting a similar business model or pricing strategy and ideally depicting the SPAC structure of the transaction. Therefore, E-compass’ management sourced these most relevant publicly traded retail companies including: (a) high growth supermarket chains in the U.S. and in China such as Sprouts Farmers Market, Inc. and Yonghui Superstores Co., Ltd. ; (b) S.P.Q.R.companies (companies generating small profits yet quick return) who share similar pricing strategies with NYM, such as Dollar Tree, Inc., Dollar General Corporation, and Five Below, Inc.; (c) other fast growing retail stores in the U.S., such as Shake Shack Inc. and Chipotle Mexican Grill, Inc.; (d) successful retail businesses with a SPAC structure, such as Del Taco Restaurants, Inc. and Tile Shop Holdings, Inc. The following table displays financial information and multiples of comparable companies and NYM considered by E-compass’s board of directors.

Company			Equity	Enterprise	EV/Revenue			EV/EBITDA			P/E
Name	Exchange	Ticker	Value	Value	CY16	CY17	CY18	CY16	CY17	CY18	CY16	CY17	CY18
(USD in millions, except per share data)
High-growth Supermarket
Yonghui Superstores Co., Ltd.	SHSE	601933	5,297	4,501	0.6x	0.5x	0.5x	16.8x	14.2x	11.9x	40.5x	33.6x	27.4x
Sprouts Farmers Market, Inc.	NasdaqGS	SFM	3,490	3,625	0.9x	0.7x	0.7x	10.9x	9.4x	8.3x	23.9x	20.3x	17.4x
S.P.Q.R. Companies
Dollar Tree, Inc.	NasdaqGS	SFM	22,655	29,051	1.4x	1.3x	1.2x	12.2x	10.9x	9.4x	25.3x	20.8x	17.6x
Dollar General Corporation	NYSE	DG	27,002	29,805	1.3x	1.2x	1.1x	11.7x	10.8x	9.9x	20.5x	18.4x	16.0x
Five Below, Inc.	NasdaqGS	FIVE	2,798	2,717	2.7x	2.2x	1.9x	19.0x	15.4x	12.8x	39.0x	31.8x	26.2x

Other High-growth Retails
Shake Shack Inc.	NYSE	SHAK	908	897	3.6x	2.8x	2.2x	18.7x	15.2x	11.2x	92.2x	73.4x	53.0x
Chipotle Mexican Grill, Inc.	NYSE	CMG	12,883	12,613	3.0x	2.6x	2.2x	36.3x	18.3x	13.9x	99.4x	38.7x	27.7x

Retails with SPAC structure
Del Taco Restaurants, Inc.	NasdaqCM	TACO	404.8	567	1.3x	1.2x	NA	8.2x	7.7x	NA	19.4x	17.4x	15.3x
Tile Shop Holdings, Inc.	NasdaqGS	TTS	876.7	894	2.7x	2.5x	2.2x	12.8x	11.0x	8.6x	37.8x	30.7x	23.7x

Average					1.9x	1.7x	1.5x	16.3x	12.5x	10.7x	44.2x	31.7x	24.9x
Median					1.4x	1.3x	1.5x	12.8x	11.0x	10.5x	37.8x	30.7x	23.7x
NYM			125	129	1.0x	0.7x	0.5x	15.4x	11.2x	8.2x	34.3x	27.2x	35.7x

Source: Capital IQ. Data as of July 24, 2016.

____________

(1)      CY16, CY17, CY18 for DLTR and FIVE represent for fiscal year ended 1/31/2017, 1/31/2018, 1/31/2019

(2)      CY16, CY17, CY18 for NYM represent for fiscal year ended 3/31/2016, 3/31/2017, 3/31/2018

(3)      CY16, CY17, CY18 for other companies represent for the fiscal year ended 12/31/2016, 12/31/2017, 12/31/2018

Based on the review of equity research reports written for the retail sector, E-compass’s management team understood that the primary valuation metrics used by equity analysts are ratios of total enterprise value to EBITDA and share price to earnings ratios (P/E). Typically, these metrics are evaluated on the basis of current year’s and one-year forward’s estimated results. When this analysis was prepared in late July 2016, E-compass’s management estimated that the relevant publicly traded comparable companies traded at an average of 12.5x enterprise value divided by CY2017 estimated EBITDA and 10.7x enterprise value divided by CY2018 estimated EBITDA. E-compass agreed to pay $125 million of consideration with cash plus stock to acquire 100% of NYM’s equity interests, and concluded that NYM has an $129 million enterprise value: $125M in equity value, plus $4.2 million of debt, and minus $0.6 million of cash and cash equivalents as of March 31, 2016. Thus, since E-compass’ management estimated that the $129 million enterprise value for NYM implied trading multiples of 11.2x estimated pro forma Adjusted EBITDA for the year ended March 31, 2017 and 8.2x estimated Adjusted EBITDA for the year ended March 31, 2018, the management and board of directors of NYM believed that the proposed transaction was priced at an attractive price when compared to other similar publicly traded companies. In addition, these similar publicly traded companies had an average price to earnings ratio (P/E) of 31.7x based on CY2017 estimated earnings and 24.9x based on CY2018 estimated earnings. E-compass’s management estimated that a purchase price of $125 million for NYM implied trading multiples of 27.2x estimated pro forma earnings for the year ended March 31, 2017 and 35.8x estimated earnings for the year ended March 31, 2018. Therefore, the management and board of directors of E-compass believed that the proposed transaction was also priced at an attractive price when compared to other similar publicly traded companies in this respect.

The valuation determined by the analyses of E-compass’s management is not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, are inherently subject to substantial uncertainty. The actual result may be significantly different than the projection. In addition, none of the selected comparable companies have characteristics identical to NYM. The comparable data set was compiled solely for analysis purpose. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

E-compass’s board of directors also gave consideration to the following negative factors associated with the transactions (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus, although not weighted or in any order of significance:

•         Lack of capital support. The valuation is based on the NYM’s growth strategy and future projected financial results, which is highly dependent on at least $25 million of potential capital support. If NYM can’t successfully obtain sufficient capital support for its growth plan, it might not be able to realize its growth strategy.

•         Change of competitive landscape. The market in which NYM conducts business is a niche market, which is highly fragmented and with moderate competition. There may be some competitors that obtain extensive capital support and start to consolidate the market, which will create more intensive competition and negatively affect NYM’s business and development plan.

•         Corporate governance practices. NYM’s current management doesn’t have experience in running a public company and conducting corporate governance and practices required of a public company. It may take time for NYM’s management team to learn to comply with the reporting, disclosure and corporate governance with listing standards following consummation of the merger.

Advisors

On March 5, 2016, NYM engaged UHY Advisors Corporate Finance, LLC (“UHY”) as its financial advisor in connection with the Business Combination. At the closing of the Business Combination, UHY will be entitled to receive cash equal to the greater of (i) 3% of the total cash proceeds received by NYM or any of its subsidiaries at the closing of the Business Combination, and (ii) $200,000, payable in 20,000 shares of iFresh common stock.

On August 1, 2016, E-Compass engaged B. Riley & Co. LLC (“B. Riley”) to provide certain advisory services in connection with a debt or equity financing in connection with its transaction with NYM. In exchange for such services, the Company has agreed to pay B. Riley between 3% and 7% of the amount raised (depending on the type of securities issued in the financing) in cash upon the consummation of the financing. E-Compass also paid B. Riley a $30,000 retainer.

Other Considerations

E-compass’s board of directors focused its analysis on whether the proposed business combination is likely to generate a return for its shareholders that is greater than if E-compass failed to close a business combination and the trust was liquidated. E-compass’s board of directors believes that NYM is well positioned to consolidate the market in the fast growing niche market of Chinese grocery stores, assuming sufficient funds being received in connection with the business combination between E-compass and NYM. By proceeding with the business combination, E-compass’s public shareholders will also receive 1/10 of a share for each right they hold (which the board believes is equivalent to a 10% return), and they have opportunity to share the potential growth of the Company, which might generate even greater returns. Conversely, if E-cmpass failed to close a business combination, its public shareholders would only receive the pro rata amount of the trust account, and their rights and the shares held by insiders would become worthless.

E-compass’s board of directors unanimously concluded that the Acquisition Agreement with NYM is in the best interests of E-compass’s shareholders. The E-compass board of directors did not obtain a fairness opinion on which to base its assessment. Because of the financial skills and background of its members, E-compass’s board believes it was qualified to perform the valuation analysis discussed in this section.

Recommendation of E-compass’s Board

After careful consideration, E-compass’s board of directors determined that the Business Combination with NYM is in the best interests of E-compass and its shareholders. On the basis of the foregoing, E-compass’s Board has approved and declared advisable the Business Combination with NYM and recommends that you vote or give instructions to vote “FOR” each of the Business Combination Proposal, Redomestication Proposal, and the other proposals.

The board of directors recommends a vote “FOR” each of the Business Combination Proposal, Redomestication Proposal, and the other proposals — E-compass’s board of directors have interests that may be different from, or in addition to your interests as a shareholder. See “The Business Combination Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of E-compass’s board of directors in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that E-compass’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•         If the proposed Business Combination is not completed by February 18, 2017, E-compass will be required to liquidate. In such event, the 1,000,000 E-compass ordinary shares held by E-compass officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless, as will the 310,000 Units that were acquired prior to the IPO for an aggregate purchase price of $3,100,000. Such ordinary shares and units had an aggregate market value of approximately $_________ based on the closing price of E-compass’s ordinary shares of $_____ and E-compass’s rights $_____, on the Nasdaq Stock Market as of December 12, 2016;

•         Unless E-compass consummates the Business Combination, its officers, directors and Initial Shareholders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceeded the amount of its working capital. As a result, the financial interest of E-compass’s officers, directors and Initial Shareholders or their affiliates could influence its officers’ and directors’ motivation in selecting NYM as a target and therefore there may be a conflict of interest when it determined that the Business Combination is in the shareholders’ best interest;

•         Richard Xu and Chen Liu have contractually agreed that, if it liquidates prior to the consummation of a business combination, they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by E-compass for services rendered or contracted for or products sold to it. Therefore, E-compass’s initial shareholders have a financial interest in consummating a business combination, thereby resulting in a conflict of interest. E-compass’s Initial Shareholders or their affiliates could influence our officers’

and directors’ motivation in selecting a target business and therefore there may be a conflict of interest when determining whether the Business Combination is in the shareholders’ best interest;

•         If the Business Combination with NYM is completed, Henry Chang-Yu Lee will serve as a director of iFresh and NYM will designate four members to the Board of Directors of iFresh; and

•         In addition, the exercise of E-compass’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

In the opinion of Loeb & Loeb LLP, the following are the material U.S. federal income tax consequences of (i) the Redomestication to the U.S. Holders (as defined below) of E-compass units, ordinary shares and rights, which are sometimes referred to collectively, or individually, as E-compass securities, (ii) the redemption of E-compass ordinary shares if a U.S. Holder elects to redeem its E-compass ordinary shares pursuant to the exercise of its redemption right in connection with the shareholder vote regarding the Business Combination Proposal, and (iii) the ownership and disposition of iFresh Common Stock, which is sometimes referred to as iFresh securities, following the Redomestication and Business Combination. This discussion is based upon laws and relevant interpretations thereof in effect as of the date of this proxy statement/prospectus, all of which are subject to change.

Because the components of an E-compass unit are separable at the option of the holder, the holder of a E-compass unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying E-compass ordinary share and E-compass right. As a result, the discussion below of the U.S. federal income tax consequences with respect to actual holders of E-compass ordinary shares and rights should also apply to the holders of E-compass units (as the deemed owners of the E-compass ordinary shares and rights underlying the E-compass units).

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of E-compass or iFresh securities that is for U.S. federal income tax purposes:

•         an individual citizen or resident of the United States;

•         a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•         an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•         a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of E-compass or iFresh securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders of the ownership and disposition of iFresh securities following the Redomestication and Business Combination are described below under the heading “Non-U.S. Holders.”

This summary is based upon existing provisions of the Internal Revenue Code of 1986, as amended, or the “Code.” Treasury regulations promulgated thereunder, published revenue rulings and procedures from the U.S. Internal Revenue Service, or the “IRS,” and judicial decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold E-compass securities, and that will own and hold iFresh securities as a result of owning the corresponding E-compass securities, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•         financial institutions or financial services entities;

•         broker-dealers;

•         persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•         tax-exempt entities;

•         governments or agencies or instrumentalities thereof;

•         insurance companies;

•         regulated investment companies;

•         real estate investment trusts;

•         certain expatriates or former long-term residents of the United States;

•         Non-U.S. Holders (except as specifically provided below);

•         persons that actually or constructively own five percent (5%) or more of E-compass’s voting securities or iFresh’s voting securities (except as specifically provided below);

•         persons that acquired E-compass securities or iFresh securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•         persons that hold E-compass securities or iFresh securities as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•         persons whose functional currency is not the U.S. dollar;

•         controlled foreign corporations; or

•         passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of E-compass securities or iFresh securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold E-compass securities, or will hold iFresh securities, through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of E-compass securities (or iFresh securities), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on E-compass securities (or iFresh securities) and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of E-compass securities (or iFresh securities) will be in U.S. dollars. In addition, this discussion assumes that a holder will own a sufficient number of rights such that upon conversion of such rights, the holder will acquire only full ordinary shares (or shares of iFresh Common Stock) and, thus, will not forfeit any rights or have a right to acquire a fractional share after such conversion.

Neither E-compass nor iFresh have sought, and neither will seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF E-COMPASS SECURITIES OR IFRESH SECURITIES IN CONNECTION WITH OR FOLLOWING THE REDOMESTICATION AND BUSINESS COMBINATION MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF E-COMPASS SECURITIES AND IFRESH SECURITIES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE REDOMESTICATION AND BUSINESS COMBINATION, AND THE OWNERSHIP AND DISPOSITION OF E-COMPASS SECURITIES OR IFRESH SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Tax Consequences of the Redomestication

The Redomestication should qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code. However, due to the absence of guidance directly on point on how the provisions of Section 368(a) apply in the case of a merger of corporations with no active business and only investment-type assets, this result is not entirely free from doubt. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

If the Redomestication qualifies as a reorganization under Section 368(a), except as otherwise provided below in the sections entitled “— PFIC Considerations” and “— Effect of Section 367,” a U.S. Holder of E-compass securities should not recognize gain or loss upon the exchange of its E-compass securities solely for iFresh securities pursuant to the Redomestication. A U.S. Holder’s aggregate tax basis in the iFresh securities received in connection with the Redomestication should be the same as his aggregate tax basis in the E-compass securities surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code. See the discussion under “— PFIC Considerations” and “— Effect of Section 367,” below. In addition, the U.S. Holder’s holding period of the iFresh securities received in the Redomestication generally should include his holding period of the E-compass securities surrendered in the Redomestication.

If the Redomestication fails to qualify as a reorganization under Section 368(a), a U.S. Holder of E-compass securities generally would recognize gain or loss with respect to his E-compass securities in an amount equal to the difference between the fair market value of the iFresh securities received in the Redomestication and U.S. Holder’s adjusted tax basis in his E-compass securities surrendered in the Redomestication. In such event, the U.S. Holder’s basis in the iFresh securities would be equal to their fair market value, and such U.S. Holder’s holding period for the iFresh securities would begin on the day following the date of the Redomestication.

PFIC Considerations

Even if the Redomestication qualifies as a reorganization under Section 368(a) of the Code, the Redomestication may be a taxable event to U.S. Holders of E-compass securities under the passive foreign investment company, or “PFIC,” provisions of the Code, to the extent that Section 1291(f) of the Code applies.

A. Definition and General Taxation of a PFIC

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (b) at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, or the “start-up years” if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those two taxable years.

If E-compass is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of E-compass ordinary shares or rights and, in the case of E-compass ordinary shares, the U.S. Holder did not make either (a) a timely qualified election fund, or “QEF,” election under Section 1295 of the Code for E-compass’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) E-compass ordinary shares or (b) a QEF election along with a “purging election,” both of which are discussed further below, such holder generally will be subject to special rules with respect to:

•         any gain recognized by the U.S. Holder on the sale or other disposition of its E-compass ordinary shares or rights; and

•         any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the E-compass ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the E-compass ordinary shares).

Under these rules,

•         the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the E-compass ordinary shares or rights;

•         the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of E-compass’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

•         the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•         the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if E-compass is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its E-compass ordinary shares by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of E-compass’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which E-compass’s taxable year ends. E-compass, however, does not believe that it had any earnings and profits in any prior taxable year or will have any earnings and profits for its current taxable year.

B. Status of E-compass as a PFIC

Based on the composition of its income and assets, E-compass believes that it was a PFIC for its taxable years ended March 31, 2015 (E-compass’s initial taxable year) and March 31, 2016, and that it will qualify as a PFIC for its current taxable year. The determination of whether E-compass is or has been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with E-compass’s analysis of whether or not it is or was a PFIC during any particular year.

C. Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of E-compass securities will depend on whether the U.S. Holder has made a timely and effective election to treat E-compass as a QEF, for E-compass’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) E-compass ordinary shares, or if the U.S. Holder made an effective QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make an effective QEF election with respect to E-compass is contingent upon, among other things, the provision by E-compass of certain information that would enable the U.S. Holder to make and maintain a QEF election. E-compass has previously indicated that it would endeavor to provide such information, including a PFIC annual information statement, upon request of a U.S. Holder. A U.S. Holder of a PFIC that made a timely and effective QEF election for E-compass’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) E-compass ordinary shares, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make a timely and effective QEF election for E-compass’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) E-compass ordinary shares, or that did not make a QEF election along with a purging election, is hereinafter referred to as a “Non-Electing Shareholder.”

As indicated above, if a U.S. Holder of E-compass ordinary shares has not made a timely and effective QEF election with respect to E-compass’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) E-compass ordinary shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its E-compass ordinary shares for their fair market value on the “qualification date.” The qualification date is the first day of E-compass’s tax year in which E-compass qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held E-compass ordinary shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its E-compass ordinary shares by the amount of the gain recognized and will also have a new holding period in the E-compass ordinary shares for purposes of the PFIC rules.

A U.S. Holder may not make a QEF election with respect to its E-compass rights. As a result, if a U.S. Holder of E-compass rights sells or otherwise disposes of such rights (including for this purpose exchanging the E-compass rights for iFresh rights in the Redomestication), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if E-compass were a PFIC at any time during the period the U.S. Holder held the E-compass rights.

U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). The Nasdaq Stock Market currently is considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to their E-compass ordinary shares under their particular circumstances.

D. Effect of PFIC Rules on the Redomestication

Even if the Redomestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury regulations under Section 1291(f), or the “Proposed Regulations,” were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, the Proposed Regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of E-compass securities for iFresh securities in the Redomestication if E-compass were classified as a PFIC at any time during such U.S. Holder’s holding period in E-compass securities. Any such gain would be treated as an “excess distribution” made in the year of the Redomestication and subject to the special tax and interest charge rules discussed above under “— Definition and General Taxation of a PFIC.” In addition, the regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See the discussion below under the section entitled “— Effect of Section 367.” The Proposed Regulations should not apply to an Electing Shareholder with respect to its E-compass ordinary shares for which a timely QEF election (or a QEF election along with a purging election) is made. An Electing Shareholder may, however, be subject to the rules discussed below under the section entitled “— Effect of Section 367.” In addition, as discussed above, since a QEF election cannot be made with respect to E-compass rights, the Proposed Regulations should apply to cause gain recognition under the PFIC rules on the exchange of E-compass rights for iFresh rights pursuant to the Redomestication.

The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of E-compass securities should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effect of Section 367

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a Section 368(a) reorganization. When it applies, Section 367 imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) generally will apply to U.S. Holders that exchange E-compass ordinary shares (but not rights) for iFresh Common Stock as part of the Redomestication.

A. U.S. Shareholders of E-compass

A U.S. Holder that on the day of the Redomestication beneficially owns (directly, indirectly or constructively) ten percent (10%) or more of the total combined voting power of all classes of E-compass securities entitled to vote (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the E-compass ordinary shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of E-compass securities entitled to vote for U.S. federal income tax purposes.

A U.S. Shareholder’s all earnings and profits amount with respect to its E-compass ordinary shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the E-compass ordinary shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such E-compass ordinary shares.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its E-compass ordinary shares. However, E-compass does not expect that its cumulative earnings and profits will be greater than zero through the date of the Redomestication. If E-compass’s cumulative earnings and profits through the date of Redomestication are not greater than zero, then a U.S. Shareholder generally would (depending on what period the E-compass ordinary shares were held) not be required to include in gross income an all earnings and profits amount with respect to its E-compass ordinary shares.

However, it is possible that the amount of E-compass’s earnings and profits could be greater than expected through the date of the Redomestication or could be adjusted as a result of an IRS examination. The determination of E-compass’s earnings and profits is a complex determination and may be impacted by numerous factors. Therefore, it is possible that one or more factors may cause E-compass to have positive earnings and profits through the date of the Redomestication. As a result, depending upon the period in which such a U.S. Shareholder held its E-compass ordinary shares, such U.S. Shareholder could be required to include its all earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Redomestication. See above under “— PFIC Considerations — Effect of PFIC Rules on the Redomestication” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.

B. U.S. Holders That Own Less Than 10 Percent of E-compass

A U.S. Holder that on the day of the Redomestication beneficially owns (directly, indirectly or constructively) E-compass ordinary shares with a fair market value of $50,000 or more but less than ten percent (10%) of the total combined voting power of all classes of E-compass securities entitled to vote must either recognize gain with respect to the Redomestication or, in the alternative, elect to recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such holder generally must recognize gain (but not loss) with respect to iFresh securities received in exchange for its E-compass ordinary shares pursuant to the Redomestication. Any such gain would be equal to the excess of the fair market value of such iFresh securities received over the U.S. Holder’s adjusted tax basis in the E-compass ordinary shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed above, such gain would be capital gain, and should be long-term capital gain if the U.S. Holder held the E-compass ordinary shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its E-compass ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable

Treasury regulations and generally must include, among other things: (i) a statement that the Redomestication is a Section 367(b) exchange; (ii) a complete description of the Redomestication, (iii) a description of any stock, securities or other consideration transferred or received in the Redomestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from E-compass establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s E-compass ordinary shares, and (B) a representation that the U.S. Holder has notified E-compass (or iFresh) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Redomestication, and the U.S. Holder must send notice to E-compass (or iFresh) of the election no later than the date such tax return is filed. In connection with this election, E-compass intends to provide each U.S. Holder eligible to make such an election with information regarding E-compass’s earnings and profits upon request.

E-compass does not expect that its cumulative earnings and profits will be greater than zero through the date of the Redomestication and if that proves to be the case, U.S. Holders who make this election generally would (depending on what period the E-compass ordinary shares were held) not have an income inclusion under Section 367(b) provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. Thus, it is expected that the making of any election to include the all earnings and profits amount in income as a dividend generally would be advantageous to a U.S. Holder that would otherwise recognize gain under Section 367(b) with respect to its E-compass ordinary shares in the Redomestication. However, as noted above, if it were determined that E-compass had positive earnings and profits through the date of the Redomestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its E-compass ordinary shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Redomestication. See above under “— PFIC Considerations — Effect of PFIC Rules on the Redomestication” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.

U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election.

C. U.S. Holders that Own E-compass Securities with a Fair Market Value Less Than $50,000

A U.S. Holder that on the date of the Redomestication owns (or is considered to own) E-compass ordinary shares with a fair market value less than $50,000 would not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Redomestication, and would not be required to include any part of the all earnings and profits amount in income.

D. Shareholder Basis in and Holding Period for iFresh Securities

For a discussion of a U.S. Holder’s tax basis and holding period in iFresh securities received in the Redomestication, see above under “Tax Consequences of the Redomestication.”

Taxation on the Redemption of E-compass ordinary shares

In the event that a U.S. Holder of E-compass ordinary shares elects to redeem its E-compass ordinary shares and receive cash pursuant to the exercise of its redemption right in connection with the shareholder vote regarding the Business Combination Proposal, the amount received on any such redemption of E-compass ordinary shares generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of the E-compass ordinary shares rather than as a distribution. Such amounts, however, will be treated as a distribution for U.S. federal income tax purposes if (i) the redemption is “essentially equivalent to a dividend” (generally meaning that the U.S. Holder’s percentage ownership in E-compass (including E-compass ordinary shares the U.S. Holder is deemed to own under certain constructive ownership rules) after the redemption is not meaningfully reduced from what its percentage ownership in E-compass (including constructive ownership) was prior to the redemption), (ii) the redemption is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” requiring, among other things, that the percentage of E-compass outstanding voting shares owned (including constructive ownership) immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption) and (iii) the redemption does not result in a “complete termination” of the U.S. Holder’s interest in E-compass (generally taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in E-compass ordinary shares and, taking into account the effect of redemptions by other holders, its percentage ownership (including constructive ownership) in E-compass is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its E-compass ordinary shares.

Taxation of Cash Distributions Paid on iFresh Securities

A U.S. Holder of iFresh securities generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the iFresh securities. A cash distribution on such securities generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of iFresh’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its iFresh securities. Any remaining excess generally will be treated as gain from the sale or other disposition of the iFresh securities and will be treated as described under “— Taxation on the Disposition of iFresh Securities” below. Assuming certain holding period and other requirements are met, the dividends received by a non-corporate U.S. Holder should be subject to tax at the regular U.S. federal income tax rate generally applicable to long-term capital gains.

Any cash dividends iFresh pays to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. However, if any such dividends are “extraordinary dividends” subject to Section 1059 of the Code, a corporate U.S. Holder may be required to reduce the adjusted tax basis in its iFresh securities by the nontaxed portion of such dividends (and if the nontaxed portion of such dividends exceeds such basis, such excess may be treated as gain from the sale or exchange of such iFresh securities for taxable year in which the extraordinary dividend is received).

Taxation on the Disposition of iFresh Securities

Upon a sale or other taxable disposition of iFresh securities (which, in general, would include a distribution in connection with iFresh’s liquidation), a U.S. Holder of such securities generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such securities. See “— Deemed Exercise of iFresh Rights,” below for a discussion regarding a U.S. Holder’s basis in the iFresh Common Stock acquired pursuant to the deemed exercise of an iFresh right.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will also be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, E-compass or iFresh securities, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of E-compass or iFresh securities.

Deemed Exercise or Lapse of iFresh Rights

A U.S. Holder generally will not recognize gain or loss by reason of the receipt of shares of iFresh Common Stock on the conversion of iFresh rights on the consummation of the Business Combination. The shares acquired pursuant to such conversion generally will have a tax basis equal to the U.S. Holder’s tax basis in the rights. The holding period of such shares generally would begin on the day following the conversion of the rights and would not include the period during which the U.S. Holder held such rights.

Non-U.S. Holders

Taxation of Distributions on iFresh Securities

Any cash distribution (including a constructive distribution) iFresh makes to a Non-U.S. Holder of iFresh securities, to the extent paid out of iFresh’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividend paid to a Non-U.S. Holder with respect to iFresh securities that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In satisfying the foregoing withholding obligation with respect to a distribution, iFresh may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution iFresh projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in such securities (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such securities, which will be treated as described under “— Taxation on the Disposition of iFresh Securities” below.

Cash dividends (including constructive dividends) iFresh pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of iFresh Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of iFresh securities unless:

•         the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•         the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•         iFresh is a ‘‘United States real property holding corporation’’ (‘‘USRPHC’’) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where iFresh securities are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such securities, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the security disposed of. There can be no assurance that iFresh securities will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. Any gain described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation also may be subject to an additional U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

In connection with the third bullet point above, iFresh generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Based on the expected composition of its assets (looking through applicable subsidiaries) after the Redomestication and the Business Combination, iFresh believes that it would not be a USRPHC after the Business Combination. Even if it were not a USRPHC immediately after the Business Combination, no assurance can be given that iFresh will not become a USRPHC in the future. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of iFresh securities.

Foreign Accounts

Certain Non-U.S. Holders may be subject to a U.S. federal withholding tax at a 30% rate with respect to dividends on, and the gross proceeds from the sale or other disposition of, iFresh securities if certain disclosure requirements related to the U.S. accounts maintained by, or the U.S. ownership of, such Non-U.S. Holders are not satisfied. The IRS has indicated, however, that withholding with respect to such gross proceeds will be required only for sales or other dispositions occurring after December 31, 2018. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of such withholding taxes on their ownership and disposition of iFresh securities.

Information Reporting and Backup Withholding

iFresh generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s securities and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of iFresh securities to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 28% generally will apply to cash distributions made on iFresh securities to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

•         fails to provide an accurate taxpayer identification number;

•         is notified by the IRS that backup withholding is required; or

•         in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Anticipated Accounting Treatment

The Business Combination will be treated by E-compass as a reverse Business Combination under the acquisition method of accounting in accordance with GAAP. For accounting purposes, NYM is considered to be acquiring E-compass in this transaction. Therefore, the aggregate consideration paid in connection with the Business Combination will be allocated to E-compass tangible and intangible assets and liabilities based on their fair values. The assets and liabilities and results of operations of E-compass will be consolidated into the results of operations of NYM as of the completion of the Business Combination.

Regulatory Approvals

The Business Combination and the other transactions contemplated by the Acquisition Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott Rodino Antitrust Improvements Act of 1976, except for filings with the State of Delaware and the Cayman Islands Government necessary to effectuate the transactions contemplated by the Acquisition Agreement.

THE ACQUISITION AGREEMENT

The following is a summary of the material provisions of the Acquisition Agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus. You are encouraged to read the Acquisition Agreement in its entirety for a more complete description of the terms and conditions of the Acquisition.

Redomestication to Delaware

Immediately prior to the Acquisition, E-compass will be merged with and into iFresh, the separate corporate existence of E-compass will cease and iFresh will continue as the surviving corporation (the “Redomestication Merger”). In connection with the Redomestication Merger, E-compass’s issued and outstanding share capital and equity interests will be converted as follows:

•         Each E-compass ordinary share will be converted automatically into one share of common stock of iFresh (the “iFresh Common Stock”).

•         Each E-compass Right will be converted into one substantially equivalent right (each an “iFresh Right”) to receive one-tenth (1/10) of a share of iFresh Common Stock on the consummation of the Business Combination.

•         Each E-compass Unit will be converted automatically into one iFresh Unit consisting of one share of iFresh Common Stock and one iFresh Right (each an “iFresh Unit”).

•         Each unit purchase option of E-compass will be converted into one substantially equivalent unit purchase option to purchase one iFresh Unit.

Business Combination with NYM; Acquisition Consideration

Upon the closing of the transactions contemplated in the Agreement, iFresh will acquire 100% of the issued and outstanding securities of NYM, in exchange for $5 million in cash and an aggregate of 12,000,000 shares of iFresh Common Stock. We refer to this transaction as the “Business Combination.”

Representations and Warranties

In the Acquisition Agreement, NYM a makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) proper corporate organization of NYM and its subsidiaries and other companies in which it is a minority shareholder and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure and title to units; (e) accuracy of charter documents and corporate records; (f) related-party transactions; (g) required consents and approvals; (h) financial information; (i) absence of certain changes or events; (j) title to assets and properties; (k) material contracts; (l) insurance; (m) licenses and permits; (n) compliance with laws, including those relating to foreign corrupt practices and money laundering; (o) ownership of intellectual property; (p) absence of warranty claims; (q) employment and labor matters; (r) taxes and audits; (s) environmental matters; (t) brokers and finders; (u) investment representations and transfer restrictions; (v) that NYM is not an investment company; and (w) other customary representations and warranties.

In the Acquisition Agreement, E-compass makes certain representations and warranties relating to, among other things: (a) title to shares; (b) proper corporate organization and similar corporate matters; (c) authorization, execution, delivery and enforceability of the Agreement and other transaction documents; (d) brokers and finders; (e) capital structure; (f) validity of share issuance; (g) minimum trust fund amount; and (g) validity of Nasdaq Stock Market listing; and (h) SEC filing requirements.

Conduct Prior to Closing; Covenants

NYM has agreed to operate the business in the ordinary course, consistent with past practices, prior to the closing of the Acquisition (with certain exceptions) and not to take certain specified actions without the prior written consent of E-compass.

The Agreement also contains covenants of NYM providing for:

•         NYM and its subsidiaries and portfolio companies to provide access to their books and records and providing information relating to NYM’s business to Parent, its counsel and other representatives; and

•         NYM to deliver the financial statements required by the Company to make applicable filings with the SEC.

Conditions to Closing

General Conditions

Consummation of the Acquisition Agreement and the acquisition is conditioned on (a) the absence of any order, stay, judgment or decree by any government agency or any pending or threatened litigation seeking to enjoin, modify, amend or prohibit the Acquisition; (b) the consummation of the Redomestication Merger, and (c) the SEC declaring the Registration Statement effective.

NYM’s Conditions to Closing

The obligations of the Representing Parties to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above, are conditioned upon (i) E-compass and iFresh complying with all of their respective obligations required to be performed by them pursuant to the required covenants in the Acquisition Agreement, (ii) the representations and warranties of E-compass being true on and as of the closing date of the Acquisition, and (iii) E-compass having obtained debt financing of at least $15 million on terms reasonably acceptable to NYM.

E-compass’s and iFresh’s Conditions to Closing

The obligations of E-compass and iFresh to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

•         the representations and warranties of NYM being true on and as of the closing date of the acquisition and NYM complying with all required covenants in the Acquisition Agreement;

•         there having been no material adverse effect to NYM’s business, regardless of whether it involved a known risk;

•         receipt by iFresh of third party consents;

•         iFresh receiving a legal opinion from NYM’s counsel; and

•         the holders of ordinary shares of E-compass having approved the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement.

Termination

The Acquisition Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to E-compass’s shareholders, by:

•         Either E-compass or iFresh if the closing has not occurred by February 18, 2017;

•         Either E-compass or iFresh, if NYM or any of its shareholders has materially breached any representation, warranty, agreement or covenant contained in the Acquisition Agreement and such breach has not been cured within fifteen days following the receipt by NYM or any of its shareholders, as applicable, of iFresh’s written notice to terminate the Agreement; or

•         NYM, if iFresh has materially breached any representation, warranty, agreement or covenant contained in the Agreement and such breach has not been cured within fifteen days following the receipt by the iFresh of NYM’s written notice to terminate the Acquisition Agreement.

Effect of Termination

In the event of termination and abandonment by either E-compass or NYM, all further obligations of the parties shall terminate.

Indemnification

Until the third anniversary of the date of the Agreement, the Representing Parties have agreed, jointly and severally, to indemnify the iFresh and its affiliates from any damages arising from (a) any breach of any representation, warranty or covenant made by the Representing Parties, (b) any actions by any third parties with respect to NYM’s business for any period on or prior to the closing date, (c) the violation of any laws in connection with or with respect to the operation of the business on or prior to the closing date, (d) any claims by any employee of NYM or any of its subsidiaries or portfolio companies, (e) any taxes attributable to the period prior to closing or (f) any sales, use, transfer or similar tax imposed on iFresh or its affiliates as a result of the transactions contemplated by the Agreement. The indemnification obligations of the Representing Parties are capped at $24,000,000. Such indemnification can be satisfied with the cancellation of iFresh Common Stock. 2.4 million shares of iFresh Common Stock are to be held in escrow for such purpose and will be valued at $10.00 per share.

The foregoing summary of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreement, which is filed as Appendix A hereto.

Voting Agreement

In connection with the Acquisition, iFresh, the NYM shareholders and certain shareholders of E-compass will enter into a Voting Agreement to set forth their agreements and understandings with respect to how shares of iFresh common stock held by them will be voted on in connection with, and following, the transactions contemplated by the Acquisition Agreement. The parties will agree to vote their shares of iFresh common stock as necessary to ensure that the size of the Board of Directors of iFresh after the consummation of the Redomestication and Business Combination will be five members until two years after the closing of the Business Combination. The parties will also agree to vote their shares of iFresh common stock to ensure the election of one member of the Board of Directors of iFresh designated by the E-compass shareholders party to the agreement, who shall initially be qualified as an independent director pursuant to the rules of any stock exchange on which iFresh may be listed, and four members designated by the NYM shareholders, of which two designees shall qualify as an independent director pursuant to the rules of any stock exchange on which iFresh may be listed. A copy of the Voting Agreement is attached to this proxy statement/prospectus as Annex C.

Option Agreement

In connection with the Acquisition, iFresh and Long Deng will enter into an option agreement pursuant to which iFresh has the option, but not the obligation, to purchase four additional supermarkets (the “Option Companies”) from Mr. Deng on or prior to March 31, 2017. iFresh has the ability to exercise the option in installments. The option price for each Option Company is $2.5 million in cash minus any liabilities owed to iFresh or any of its subsidiaries by the applicable Option Company as of the closing date. Three of the four stores have been operated for years and one will be opened by the end of 2016. A copy of the Option Agreement is attached to this proxy statement/prospectus as Annex B.

Registration Rights Agreement

In connection with the Acquisition, iFresh and the NYM shareholders will enter into a Registration Rights Agreement to provide for the registration of the common stock being issued to the NYM shareholders in connection with the Business Combination. The NYM shareholders will be entitled to “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination. iFresh will bear the expenses incurred in connection with the filing of any such registration statements.

THE REDOMESTICATION PROPOSAL

General

E-compass is redomesticating in Delaware and in that process changing its name and corporate documents and establishing a new board of directors. The Redomestication is a condition to consummation of the Business Combination. NYM required that E-compass redomicile in the state of Delaware in order to enter into the Acquisition Agreement. Being redomiciled in Delaware will create operation efficiencies for the combined company due to the fact that NYM and its subsidiaries are all located in the United States and a Delaware company will provide its shareholders with certain rights not afforded to them by a Cayman Islands company. The Redomestication will be completed immediately prior to the Business Combination. As part of the Redomestication, E-compass’s corporate name will be that of the surviving company, “iFresh Inc.”

The full texts of the forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of iFresh are set forth as Annexes D and E, respectively, to this proxy statement/prospectus. A discussion of these documents and the comparison of rights is set forth below.

Adoption of the Redomestication Merger

The board of directors has approved the Redomestication Proposal and recommends that the shareholders of E-compass approve it. E-compass’s board of directors have interests that may be different from, or in addition to your interests as a shareholder. See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

The affirmative vote of the holders of a two-thirds majority of the shares outstanding of E-compass present and entitled to vote is required for approval of the Redomestication Proposal. Abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect on the vote.

Each of the Redomestication Proposal and the Business Combination Proposal, as described below, are conditioned upon the approval of each other. Therefore, both must be approved by the E-compass shareholders in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and E-compass will liquidate and dissolve.

The board of directors unanimously recommends a vote “FOR” the approval of the Redomestication Proposal.

Plan of Reincorporation and Redomestication Merger

The Redomestication will be achieved by the merger of E-compass, an exempted company incorporated in the Cayman Islands, with and into iFresh Inc., a Delaware company, which is wholly owned by E-compass at this time, with iFresh being the surviving entity. The Certificate of Incorporation and Bylaws, the equivalent of a memorandum of association and the articles of association, of the surviving company will be those of iFresh, written in compliance with Delaware law. The effectiveness of the redomestication and the merger is conditioned upon the filing by both E-compass and iFresh of a certificate of merger with the State of Delaware and the issuance of a certificate of strike off by way of merger or consolidation by with the Cayman Islands Registrar of Companies. Upon the filing and receipt of these documents, E-compass will cease its corporate existence in the Cayman Islands.

At the time of the Redomestication:

•         Each E-compass ordinary share will be converted automatically into one share of common stock of iFresh (the “iFresh Common Stock”).

•         Each E-compass Right will be converted into one substantially equivalent right (each an “iFresh Right”) to receive one-tenth (1/10) of a share of iFresh Common Stock on the consummation of the Business Combination.

•         Each E-compass Unit will be converted automatically into one iFresh Unit consisting of one share of iFresh Common Stock and one iFresh Right (each an “iFresh Unit”).

•         Each unit purchase option of E-compass will be converted into one substantially equivalent unit purchase option to purchase one iFresh Unit.

The E-compass Units, shares and rights will no longer be eligible to trade on the Nasdaq Stock Market after the closing of the Redomestication. The units, shares and rights of iFresh will be eligible to trade in their place beginning on or about the effective date of the Redomestication under a new CUSIP number and trading symbol. We expect the symbols to be “FMKT”.

Your percentage ownership of E-compass will not be affected by the Redomestication. However, there will be the issuance of additional shares of common stock as partial consideration for the Business Combination with NYM. In addition, iFresh will assume all other outstanding obligations of E-compass and succeed to those benefits enjoyed by E-compass. The business of E-compass after the Redomestication and the Business Combination will become that of NYM.

You do not need to replace the current certificate representing your E-compass securities after the Redomestication. Do not destroy your current certificates issued by E-compass. The issued and outstanding security certificates of E-compass will represent the rights that E-compass’s shareholders will have in iFresh. Shareholders, however, may submit their certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000) for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Appraisal Rights

Holders of E-compass ordinary shares are not entitled to appraisal rights under the Companies Law.

Differences in Shareholder Rights

At the effective time of the Redomestication, the Certificate of Incorporation and Bylaws of iFresh will become the governing documents of the surviving corporation. Your rights as a shareholder of E-compass are governed by the law of the Cayman Islands and E-compass’s amended and restated articles and memorandum of association until the completion of the redomestication. After the redomestication, you will become a shareholder of iFresh and your rights will be governed by Delaware law and iFresh’s Certificate of Incorporation and Bylaws.

The principal attributes of iFresh’s common stock and E-compass’s ordinary shares will be similar. However, there are differences between your rights under Delaware law and Cayman Islands law, which is modeled on the laws of England and Wales. In addition, there are differences between iFresh’s Certificate of Incorporation and bylaws and E-compass’s Amended and Restated Memorandum and Articles of Association. The following discussion is a summary of material changes in your rights resulting from the Redomestication, but does not cover all of the differences between Cayman Islands law and Delaware law affecting corporations and their shareholders or all the differences between iFresh’s Certificate of Incorporation and bylaws and E-compass’s Amended and Restated Memorandum and Articles of Association. You are encouraged to read the complete text of the relevant provisions of the Companies Law, the DGCL, iFresh’s Certificate of Incorporation and bylaws and E-compass’s Amended and Restated Memorandum and Articles of Association. Forms of iFreshs’ Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are attached to this proxy statement/prospectus as Annexes D and E, respectively.

Shareholder Approval of Future Business Combinations

iFresh

Under the DGCL, a merger or consolidation involving the corporation, a sale, lease, exchange or other disposition of all or substantially all of the property of the corporation, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the charter provides otherwise. In addition, mergers in which an acquiring corporation owns 90% or more of each class of stock of a corporation may be completed without the vote of the acquired corporation’s board of directors or shareholders.

Unless the Certificate of Incorporation of the surviving corporation provides otherwise, Delaware law does not require a shareholder vote of the surviving corporation in a merger if: (i) the Acquisition Agreement does not amend the existing Certificate of Incorporation, (ii) each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger; and (iii) either (x) no shares of common stock of the surviving corporation (and no shares, securities or obligations convertible into such stock) are to be issued in the merger; or (y) the shares of common stock of the surviving corporation to be issued in the merger (including shares issuable upon conversion of any other shares, securities or obligations to be issued in the merger) do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction.

E-compass

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the members of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissident shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

•         the statutory provisions as to the required majority vote have been met;

•         the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•         the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•         the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

There are also statutory provisions that when a takeover offer is made and accepted by holders of 90% of the shares within four months after the making of the offer, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Special Vote Required for Combinations with Interested Shareholders

iFresh

Section 203 of the DGCL provides a corporation subject to that statute may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder.

The prohibition on business combinations with interested shareholders does not apply in some cases, including if:

•         the board of directors of the corporation, prior to the time of the transaction in which the person became an interested shareholder, approves either the business combination or the transaction in which the shareholder becomes an interested shareholder;

•         the transaction which made the person an interested shareholder resulted in the interested shareholder owning at least 85% of the voting stock of the corporation; or

•         the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder approve at an annual or special meeting of shareholders, and not by written consent, the business combination on or after the time of the transaction in which the person became an interested shareholder.

The DGCL generally defines an interested shareholder to include any person who (a) owns 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years, and the affiliates and associates of such person.

The restrictions on business combinations contained in Section 203 will not apply if, among other reasons, the corporation elects in its original Certificate of Incorporation not to be governed by that section or if the corporation, by action of its shareholders, adopts an amendment to its Certificate of Incorporation or bylaws expressly electing not to be governed by Section 203 (and any such amendment so adopted shall be effective immediately in the case of a corporation that both has never had a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 shareholders).

E-compass

There is no provision in the Companies Law equivalent to Section 203 of the DGCL.

Appraisal Rights and Compulsory Acquisition

iFresh

Under the DGCL, a shareholder of a corporation does not have appraisal rights in connection with a merger or consolidation, if, among other things:

•         the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 shareholders; or

•         the corporation will be the surviving corporation of the merger, and no vote of its shareholders is required to approve the merger.

Notwithstanding the above, a shareholder is entitled to appraisal rights in the case of a merger or consolidation effected under certain provisions of the DGCL if the shareholder is required to accept in exchange for the shares anything other than:

•         shares of stock of the corporation surviving or resulting from the merger or consolidation; or

•         shares of stock of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders.

E-compass

The Companies Law does not specifically provide for appraisal rights. However, in connection with the compulsory transfer of shares to a 90% shareholder of a Cayman Islands company, a minority shareholder may apply to the court within one month of receiving notice of the compulsory transfer objecting to that transfer. In these circumstances, the burden is on the minority shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The court is unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Shareholder Consent to Action Without a Meeting

iFresh

Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting without prior notice and without a vote if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the shareholders at which all shares entitled to vote thereon were present and voted, and is duly delivered to the corporation. iFresh’s Certificate of Incorporation does not restrict its shareholders from taking action by written consent.

E-compass

Article 21.3 of E-compass’s amended and restated Articles of Association provide that the shareholders of the company (or of a particular class) may pass resolutions without holding a meeting if such resolutions of the shareholders (or class thereof) are passed by a unanimous written resolution signed by all of the shareholders (or class thereof) entitled to vote.

Special and Extraordinary General Meetings of Shareholders

iFresh

Under the DGCL, a special meeting of shareholders may be called by the board of directors or by persons authorized in the Certificate of Incorporation or the bylaws. iFresh’s Certificate of Incorporation provides that a special meeting of shareholders may be called only by a majority of the board of directors of iFresh.

E-compass

Under E-compass’s memorandum and articles of association, an extraordinary general meeting of E-compass may be called by the board of directors or by requisition of the shareholders.

Distributions and Dividends; Repurchases and Redemptions

iFresh

Under the DGCL, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding shares having a preference on asset distributions. Surplus is defined in the DGCL as the excess of the “net assets” over the amount determined by the board of directors to be capital. “Net assets” means the amount by which the total assets of the corporation exceed the total liabilities. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital its own shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced.

E-compass

Under the Companies Law, the board of directors of E-compass may pay dividends to the ordinary shareholders out of E-compass’s:

•         profits; or

•         “share premium account,” which represents the excess of the price paid to E-compass on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividends may be paid if, after payment, E-compass would not be able to pay its debts as they come due in the ordinary course of business.

Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the company’s articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

Vacancies on Board of Directors

iFresh

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director unless otherwise provided in the Certificate of Incorporation or bylaws. iFresh’s certificate provides that a vacancy or a newly created directorship may be filled only by the board of directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

E-compass

E-compass’s amended and restated articles of association provide that a vacancy or a newly created directorship may be filled by a majority vote of the remaining directors.

Removal of Directors; Staggered Term of Directors

iFresh

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

iFresh’s Certificate of Incorporation and Bylaws currently provide that the board of directors consists of three classes of directors, with each class of directors elected for three-year terms and one class coming up for election by the shareholders each year. Under the DGCL, because iFresh has a classified board and its Certificate of Incorporation does not provide otherwise, directors of iFresh may be removed by the holders of a majority of the shares entitled to vote on the election of directors and only for cause.

Inspection of Books and Records

iFresh

Under the DGCL, any shareholder may inspect the corporation’s books and records for a proper purpose.

E-compass

Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a company (other than the register of mortgages and charges).

Amendment of Governing Documents

iFresh

Under the DGCL, a Certificate of Incorporation may be amended if:

•         the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; and

•         the holders of at least a majority of shares of stock entitled to vote on the matter, and a majority of the outstanding stock of each class entitled to vote thereon as a class, approve the amendment, unless the Certificate of Incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class on an amendment, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely. Class voting rights do not exist as to other extraordinary matters, unless the Certificate of Incorporation provides otherwise. Except with respect to the approval of a “business combination,” iFresh’s Certificate of Incorporation does not provide otherwise. Under the DGCL, the board of directors may amend bylaws if so authorized by the Certificate of Incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws. iFresh’s Certificate of Incorporation authorizes the board of directors (by the vote of a majority of the total number of authorized directors) to alter, amend or repeal its bylaws and also provides that the shareholders of iFresh may alter, amend or repeal its bylaws by the affirmative vote of a majority of the outstanding voting stock of iFresh entitled to vote generally in the election of directors, voting together as a single class.

E-compass

Article 17 of E-compass’s amended and restated articles of association state that, E-compass’s memorandum and articles of association may only be amended by resolution of two-thirds of the outstanding shareholders. E-compass’s board of directors may not effect amendments to E-compass’s amended and restated articles of association on its own.

Indemnification of Directors and Officers

iFresh

Delaware law generally permits a corporation to indemnify its insiders against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, other than an action brought by or on behalf of the corporation, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:

•         by a majority of the disinterested directors, even though less than a quorum;

•         by a committee of disinterested directors, designated by a majority vote of disinterested directors, even though less than a quorum;

•         by independent legal counsel, if there are no disinterested directors or if the disinterested directors so direct; or

•         by a majority vote of the shareholders, at a meeting at which a quorum is present.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers. With respect to officers and directors, the advancement of expenses is contingent upon those individuals undertaking to repay any advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

iFresh’s certificate makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of iFresh to the fullest extent permitted by law.

E-compass

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, the provision purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his or her own fraud or willful default.

Article 44 of E-compass’s amended and restated articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of E-compass to the fullest extent allowed by law.

Limited Liability of Directors

iFresh

Delaware law permits corporations to adopt a provision limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. Delaware law does not permit any limitation of the liability of a director for:

•         breaching the duty of loyalty to the corporation or its shareholders;

•         failing to act in good faith;

•         engaging in intentional misconduct or a known violation of law;

•         obtaining an improper personal benefit from the corporation; or

•         paying a dividend or effecting a stock repurchase or redemption that was illegal under applicable law.

iFresh’s certificate eliminates the monetary liability of a director to the fullest extent permitted by Delaware law.

E-compass

The Companies Law has no equivalent provision to Delaware law regarding the limitation of director’s liability; however, Cayman law will not allow the limitation of a director’s liability for his or her own fraud or willful default. E-compass’s amended and restated articles of association closely follow current provisions of Delaware law and provide that the directors shall have no personal liability to E-compass or its shareholders for monetary damages for any fraud or dishonesty that may attach to a director, except where due to his or her own fraud or willful default.

Shareholders’ Suits

iFresh

Delaware law requires that the shareholder bringing a derivative suit must have been a shareholder at the time of the wrong complained of or that the stock was transferred to him by operation of law from a person who was such a shareholder. In addition, the shareholder must remain a shareholder throughout the litigation.

E-compass1

E-compass’s Cayman Islands counsel is not aware of any reported class action or derivative action having been successfully brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive (but not binding) authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•         a company is acting or proposing to act illegally or beyond the scope of its authority;

•         the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained;

•         the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•         those who control the company are perpetrating a “fraud on the minority.”

Advance Notification Requirements for Proposals of Shareholders

iFresh

iFresh’s bylaws require shareholders wishing to nominate directors or propose business for a shareholders’ meeting to give advance notice to the company. To be timely, a shareholders notice must be received not less than 120 calendar days in advance of the date in the current fiscal year that corresponds to the date in the preceding fiscal year on which iFresh’s notice of meeting and proxy statement were released to shareholders in connection with the previous year’s annual meeting. The notice must also include specified information with respect to the shareholder proposing the business or making the nomination as well as specified information regarding the business proposal or the proposed nominee.

E-compass

E-compass’s amended and restated articles of association provide that the nature of any special resolution to be proposed at any general meeting of shareholders be set out in the notice convening the general meeting.

The amended and restated articles of association of E-compass provide that at least 10 calendar days’ notice must be given for any general meeting. The notice must specify the place, the day and the hour of the meeting and the general nature of the business, provided that a general meeting of E-compass shall, whether or not the notice has been given and whether or not the provisions of the articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

•         in the case of an annual general meeting by all the Members entitled to attend and vote thereat; and

•         in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent (95%) in par value of the Shares giving that right.

The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

E-compass does not have the ability to exclude any matters from the notice convening the meeting under Cayman Islands law.

Cumulative Voting

iFresh

Under Delaware law, a corporation’s Certificate of Incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each shareholder is entitled to cumulate the shareholder’s votes. iFresh’s certificate does not provide for cumulative voting for the election of directors.

E-compass

E-compass’s amended and restated articles of association provide that each shareholder is entitled to one vote for each share.

THE BUSINESS COMBINATION ADJOURNMENT PROPOSAL

Purpose of the Business Combination Adjournment Proposal

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Acquisition Agreement and the transactions contemplated thereby, the E-compass board of directors may adjourn the extraordinary general meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will E-compass seek adjournment which would result in soliciting of proxies, having a shareholder vote, or otherwise consummating a business combination after February 18, 2017.

Required Vote

Approval of the Business Combination Adjournment Proposal requires the affirmative vote of the holders of two-thirds of the E-compass ordinary shares as of the record date represented in person or by proxy at the extraordinary general meeting of E-compass shareholders and entitled to vote thereon. Adoption of the Business Combination Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Board Recommendation

The board of directors recommends a vote “FOR” adoption of the Business Combination Adjournment Proposal.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF NYM HOLDING, INC.

The following table sets forth selected historical financial information derived from NYM’s unaudited condensed consolidated financial statements for the six months ended September 30, 2016 and audited financial statements for the year ended March 31, 2016 and 2015, which are included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with NYM’s consolidated financial statements and related notes, and “NYM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of NYM or E-compass.

	For The Six Months Ended September 30,		For the Year Ended March 31,
	2016	2015	2016	2015
Net sales-third parties	$58,547,631	$60,768,776	$125,021,947	$122,611,592
Net sales-related parties	3,629,161	2,720,634	6,203,277	5,297,283
Total Sales	62,176,792	63,489,410	131,225,224	127,908,875
Cost of sales	45,840,542	47,227,109	97,259,250	99,835,757
Occupancy costs	3,605,453	3,540,743	7,367,155	6,736,033
Gross Profit	12,730,797	12,721,558	26,598,819	21,337,085
Selling, general and administrative expenses	12,356,026	10,055,567	20,718,062	20,167,247
Income from operations	374,771	2,665,991	5,880,757	1,169,838
Interest expense	(90,292)	(108,451)	(215,494)	(227,889)
Other income	508,441	428,102	992,620	807,002
Income before income tax provision	792,920	2,985,642	6,657,883	1,748,951
Income tax provision	356,814	1,343,539	3,016,874	974,222
Net income	$436,106	$1,642,103	$3,641,009	$774,729

Cash Flow Data:
Net cash flow provided by operating activities	$2,917,448	$3,232,692	$8,018,462	$2,489,798
Net cash flow used in investing activities	$(3,053,513)	$(2,631,230)	$(7,329,227)	$(824,423)
Net cash provided by (used in) financing activities	$262,927	$(515,073)	$(632,191)	$(1,962,913)

	September 30,		March 31,
Balance Sheet Data:	2016	2015	2016	2015
Cash	$678,644	$581,127	$551,782	$494,738
Total assets	$31,510,696	$26,025,194	$28,537,674	$25,379,700
Total liabilities	$25,962,964	$22,912,474	$23,426,048	$23,909,083
Total shareholders’ equity	$5,547,732	$3,112,720	$5,111,626	$1,470,617

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

E-compass is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2016 combines the unaudited historical balance sheet of E-compass as of September 30, 2016 with the unaudited historical consolidated balance sheet of NYM as of September 30, 2016, giving effect to the transactions as if they had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the six months ended September 30, 2016 combines the unaudited historical statement of operations of E-compass for the six months ended September 30, 2016 with the unaudited historical consolidated statement of operations of NYM for the six months ended September 30, 2016, giving effect to the transactions as if they had been consummated as of April 1, 2015.

The following unaudited pro forma condensed combined income statement for the year ended March 31, 2016 combines the audited historical statement of operations of E-compass for year ended March 31, 2016 with the audited historical consolidated statement of operations of NYM for the year ended March 31, 2016, giving effect to the transactions as if they had been consummated as of April 1, 2015.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the transactions.

The historical financial information of NYM was derived from the unaudited condensed consolidated financial statements of NYM for the six months ended September 30, 2016 and audited consolidated financial statements of NYM for the year ended March 31, 2016 included elsewhere in this proxy statement/prospectus. The historical financial information of E-compass was derived from the unaudited financial statements of E-compass for the six months ended September 30, 2016 and audited financial statements of E-compass for the year ended March 31, 2016 included elsewhere in this proxy statement/prospectus. This information should be read together with NYM’s and E-compass’ audited financial statements and related notes, “NYM Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to E-compass — E-compass’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. E-compass and NYM have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The transactions will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the shareholders of NYM will own at least 69.6% of the outstanding ordinary shares of iFresh immediately following the completion of the transactions (assuming no holder of E-compass common stock seeks conversion rights) and NYM’s operations will be the operations of iFresh following the transactions. Accordingly, NYM will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of NYM. As a result, the assets and liabilities and the historical operations that will be reflected in the iFresh financial statements after consummation of the transactions will be those of NYM and will be recorded at the historical cost basis of NYM. NYM’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of NYM upon consummation of the transactions.

	E-compass Acquisition Corp. Historical	NYM Holding, Inc. Historical	(1) Pro Forma Unaudited, Combined Assuming Maximum Coversion	(2) Pro Forma Unaudited, Combined Assuming No Coversion
Six Months ended September 30, 2016
Sales	$—	$62,176,792	$62,176,792	$62,176,792
Gross profit
	$—	$12,730,797	$12,730,797	$12,730,797
Net (Loss) income attributable to common stock holders	$(191,075)	$436,106	$(442,469)	$107,531
Net income per share – basic and dilluted	$(0.04)		$(0.03)	$0.01

Year ended March 31, 2016
Sales	$—	$131,225,224	$131,225,224	$131,225,224
Gross profit	$—	$26,598,819	$26,598,819	$26,598,819
Net (Loss) income attributable to common stock holders	$(2,433,904)	$3,641,009	$(167,895)	$932,105
Net income per share – basic and dilluted	$(0.66)		$(0.01)	$0.05

As of September 30, 2016
Cash	$118,156	$678,644	$19,866,258	$30,626,052
Total assets	$41,127,158	$31,510,696	$50,778,060	$61,537,854
Total liabilities	$679,907	$25,962,964	$46,083,077	$26,042,871
Total shareholders’ equity	$9,647,251	$5,547,732	$4,694,983	$35,494,983

See pro forma condensed combined financial statements and related notes in “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this proxy statement/prospectus.

The table below provides information about Adjusted EBITDA for the periods specified. For additional information on Adjusted EBITDA, see note (n) in “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this proxy statement/prospectus and the section entitled “NYM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA,” beginning on page 107.

	E-compass Acquisition Corp. Historical	NYM Holding, Inc. Historical	(1) Pro Forma Unaudited, Combined Assuming Maximum Coversion	(2) Pro Forma Unaudited, Combined Assuming No Coversion
Six Months ended September 30, 2016
Ajusted EBITDA	$(191,075)	$2,218,387	$1,777,312	$1,777,312
Ajusted EBITDA per share – basic and dilluted	$(0.04)		$0.12	$0.10

Year ended March 31, 2016
Ajusted EBITDA	$(156,127)	$8,403,742	$7,747,615	$7,747,615
Ajusted EBITDA per share – basic and dilluted	$(0.04)		$0.54	$0.45

COMPARATIVE PER SHARE DATA

The following table sets forth the per share data of E-compass for the six months ended September 30, 2016 and the fiscal year ended March 31, 2016 on a stand-alone basis, and the unaudited pro forma combined per share ownership information of E-compass and NYM after giving effect to the transactions.

The unaudited pro forma condensed combined financial statements have been prepared using assumptions with two different levels of redemptions of E-compass’s ordinary shares. Assumption (1): all the shareholders of 3,000,000 of E-compass’ public shares other than the lead investor, which have the rights to redeem their shares, will elect to convert their shares into cash as permitted by E-compass’s amended and restated memorandum and articles of association. The NYM shareholders will own approximately 84.3% of iFresh’s shares to be outstanding immediately after the transactions, and E-compass’ shareholders will own approximately 15.7% of iFresh’s outstanding shares. Assumption (2): no shareholders will elect to convert their shares into cash. The NYM shareholders will own approximately 69.6% of iFresh’s shares to be outstanding immediately after the transactions, and the E-compass’ s shareholders will own approximately 30.4% of iFresh’s outstanding shares.

E-compass have entered into an agreement with the lead investor to repurchase 500,000 of such non-redeemable shares promptly after the closing of our business combination at a purchase price of $10.00 per share.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of E-compass and NYM and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited E-compass and NYM’s pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of E-compass and NYM would have been had the companies been combined during the period presented.

	E-compass Acquisition Corp. Historical	NYM Holding, Inc. Historical	(1) Pro Forma Unaudited, Combined Assuming Maximum Coversion	(2) Pro Forma Unaudited, Combined Assuming No Coversion
Six Months ended September 30, 2016
Net (Loss) income attributable to common stock holders	$(191,075)	$436,106	$(442,469)	$107,531
Weighted Average Shares Outstanding – Basic and Diluted	5,310,000		14,241,000	17,241,000
(Loss) Income or Pro Forma Earnings Per Share – Basic and Diluted	$(0.04)		$(0.03)	$0.01

Year ended March 31, 2016
Net (Loss) income attributable to common stock holders	$(2,433,904)	$3,641,009	$(167,895)	$932,105
Weighted Average Shares Outstanding – Basic and Diluted	3,673,142		14,241,000	17,241,000
(Loss) Income or Pro Forma Earnings Per Share – Basic and Diluted	$(0.66)		$(0.01)	$0.05

As of September 30, 2016
Shares Outstanding as of September 30, 2016	$5,310,000		$14,241,000	$17,241,000
Book Value Per Share or Pro Forma Book Value Per Share	$1.82		$0.33	$2.06

See pro forma condensed combined financial statements and related notes in “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this proxy statement/prospectus.

The table below provides information about Adjusted EBITDA for the periods specified. For additional information on Adjusted EBITDA, see note (n) in “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this proxy statement/prospectus and the section entitled “NYM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA,” beginning on page 107.

	E-compass Acquisition Corp. Historical	NYM Holding, Inc. Historical	(1) Pro Forma Unaudited, Combined Assuming Maximum Coversion	(2) Pro Forma Unaudited, Combined Assuming No Coversion
Six Months ended September 30, 2016
Ajusted EBITDA	(191,075)	$2,218,387	$1,777,312	$1,777,312
Adjusted EBITDA or Pro Forma Adjusted EBITDA Per Share – Basic and Diluted	$(0.04)		$0.12	$0.10

Year ended March 31, 2016
Ajusted EBITDA	(156,127)	$8,403,742	$7,747,615	$7,747,615
Adjusted EBITDA or Pro Forma Adjusted EBITDA Per Share – Basic and Diluted	$(0.04)		$0.54	$0.45

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

E-compass is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2016 combines the unaudited historical balance sheet of E-compass as of September 30, 2016 with the unaudited historical consolidated balance sheet of NYM as of March 31, 2016, giving effect to the transactions as if they had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the six months ended September 30, 2016 combines the unaudited historical statement of operations of E-compass for the six months ended September 30, 2016 with the unaudited historical consolidated statement of operations of NYM for the six months ended September 30, 2016, giving effect to the transactions as if they had been consummated as of April 1, 2015.

The following unaudited pro forma condensed combined income statement for the year ended March 31, 2016 combines the audited historical statement of operations of E-compass for the year ended March 31, 2016 with the audited historical consolidated statement of operations of NYM for the year ended March 31, 2016, giving effect to the transactions as if they had been consummated as of April 1, 2015.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the transactions.

The historical financial information of NYM was derived from the unaudited consolidated financial statements of NYM for the six months ended September 30, 2016 and the audited consolidated financial statements of NYM for the year ended March 31, 2016 included elsewhere in this proxy statement/prospectus. The historical financial information of E-compass was derived from the unaudited financial statements of E-compass for the six months ended September 30, 2016 and audited financial statements of E-compass for the year ended March 31, 2016 included elsewhere in this proxy statement/prospectus. This information should be read together with NYM’s and E-compass’ audited financial statements and related notes, “NYM Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to E-compass — E-compass’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. E-compass and NYM have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The transactions will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the shareholders of NYM will own at least 69.6% of the outstanding ordinary shares of iFresh immediately following the completion of the transactions (assuming no holder of E-compass common stock seeks conversion rights) and NYM’s operations will be the operations of iFresh following the transactions. Accordingly, NYM will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of NYM. As a result, the assets and liabilities and the historical operations that will be reflected in the iFresh financial statements after consummation of the transactions will be those of NYM and will be recorded at the historical cost basis of NYM. NYM’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of NYM upon consummation of the transactions.

iFresh Inc.
(formerly E-compass Acquisition Corp.)
Pro Forma Condensed Combined Balance Sheet
As of September 30, 2016
(Unaudited)

	E-compass Acquisition Corp. Historical	NYM Holding, Inc. Historical	Adjustment for Merger Assuming Maximum Coversion		(1) Pro Forma Unaudited, Combined Assuming Maximum Coversion	Adjustment for Merger Assuming No Coversion		(2) Pro Forma Unaudited, Combined Assuming No Coversion
ASSET
Current assets:
Cash and cash equivalents	$118,156	$678,644	$40,929,252	(a)	$19,866,258	$40,929,252	(a)	$30,626,052
			(30,800,000	)(b)		(5,000,000	)(e)
			(5,000,000	)(e)		(600,000	)(g)
			(600,000	)(g)		(500,000	)(h)
			(500,000	)(h)		(5,000,000	)(i)
			(5,000,000	)(i)
			23,750,000	(j)
			(3,709,794	)(j)

Accounts receivable, net	—	1,985,383	—		1,985,383	—		1,985,383
Inventories, net	—	8,732,580	—		8,732,580	—		8,732,580
Prepaid expenses and other current assets	79,750	577,250	—		657,000	—		657,000
Cash and investments held in trust account	40,929,252	—	(40,929,252)		—	(40,929,252)		—
Total current assets	41,127,158	11,973,857	(21,859,794)		31,241,221	(11,100,000)		42,001,015
Property and equipment, net	—	9,599,408	—		9,599,408	—		9,599,408
Intangible assets, net	—	1,366,667	—		1,366,667	—		1,366,667
Security deposits	—	756,782	—		756,782	—		756,782
Advances to related parties	—	7,813,982	—		7,813,982	—		7,813,982
Total assets	$41,127,158	$31,510,696	$(21,859,794)		$50,778,060	$(11,100,000)		$61,537,854

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$—	$12,355,213	$—		$12,355,213	$—		$12,355,213
Deferred Revenue	—	211,921	—		211,921	—		211,921
Borrowings against line of credit, current	—	3,515,771	(3,515,771	)(j)	—	—		3,515,771
Notes payable, current	—	275,288	—		275,288	—		275,288
Capital Lease obligations, current	—	39,690	—		39,690	—		39,690
Accrued expenses	79,907	1,050,979	—		1,130,886	—		1,130,886
Tax payable	—	1,600,746	—		1,600,746	—		1,600,746
Other payables, current	—	694,375	—		694,375	—		694,375
Total current liabilities	79,907	19,743,983	(3,515,771)		16,308,119	—		19,823,890
Borrowing against line of credit, non-current	—	194,023	(194,023	)(j)	—	—		194,023
Long-term debt	—	—	23,750,000	(j)	23,750,000	—		—
Note payable, non-current	—	528,334	—		528,334	—		528,334
Capital Lease obligations, non-current	—	22,736	—		22,736	—		22,736
Deferred rent	—	5,226,270	—		5,226,270	—		5,226,270
Other payables, non-current	—	37,800	—		37,800	—		37,800
Deferred income taxes	—	209,818	—		209,818	—		209,818
Deferred underwriting compensation	600,000	—	(600,000	)(g)	—	(600,000	)(g)	-
Total liabilities	679,907	25,962,964	19,440,206		46,083,077	(600,000)		26,042,871

Commitments and contingencies
Convitable redeemable common stock	30,800,000	—	(30,800,000	)(b)	—	(30,800,000	)(b)	—

Stockholder’s equity
Preferred Stock	—	—	—		—	—		—
Common stock	231	—	1,200	(d)	1,424	300	(b)	1,724
			43	(f)		1,200	(d)
			(50	)(i)		43	(f)
						(50	)(i)

Additional paid-in capital	12,277,007	9,446,546	(2,629,987	)(c)	8,592,373	30,799,700	(b)	39,392,073
			(1,200	)(d)		(2,629,987	)(c)
			(5,000,000	)(e)		(1,200	)(d)
			(43	)(f)		(5,000,000	)(e)
			(500,000	)(h)		(43	)(f)
			(4,999,950	)(i)		(500,000	)(h)
						(4,999,950	)(i)

Accumulated deficits	(2,629,987)	(3,898,814)	2,629,987	(c)	(3,898,814)	2,629,987	(c)	(3,898,814)
Total stockholders’ equity	9,647,251	5,547,732	(10,500,000)		4,694,983	20,300,000		35,494,983
Total liabilities and stockholder’s equity	$41,127,158	$31,510,696	$(21,859,794)		$50,778,060	$(11,100,000)		$61,537,854

Shares Outstanding as of September 30, 2016	2,310,000				14,241,000			17,241,000
Book Value Per Share or Pro Forma Book Value Per Share as of September 30, 2016	$1.82				$0.33			$2.06

See notes to unaudited pro forma condensed combined financial statements

iFresh Inc.

(formerly E-compass Acquisition Corp.)

Pro Forma Condensed Combined Income Statement

For the Six Months ended September 30, 2016

(Unaudited)

	E-compass Acquisition Corp. Historical Unaudited	NYM Holding, Inc. Historical Unaudited	Adjustment for Merger Assuming Maximum Coversion		(1) Pro Forma Unaudited, Combined Assuming Maximum Coversion	Adjustment for Merger Assuming No Coversion	(2) Pro Forma Unaudited, Combined Assuming No Coversion
Net sales-third parties	$—	$58,547,631	$—		$58,547,631	$—	$58,547,631
Net sales-related parties	—	3,629,161	—		3,629,161	—	3,629,161
Total Sales	—	62,176,792	—		62,176,792	—	62,176,792
Cost of sales	—	45,840,542	—		45,840,542	—	45,840,542
Occupancy costs	—	3,605,453	—		3,605,453	—	3,605,453
Gross Profit	—	12,730,797	—		12,730,797	—	12,730,797
Selling, general and administrative expenses	269,223	12,356,026	250,000	(k)	12,875,249	250,000 (k)	12,875,249
Income from operations	(269,223)	374,771	(250,000)		(144,452)	(250,000)	(144,452)
Interest expense	—	(90,292)	(1,000,000	)(l)	(1,090,292)	—	(90,292)
Other income	78,148	508,441	—		586,589	—	586,589
Income before income tax provision	(191,075)	792,920	(1,250,000)		(648,155)	(250,000)	351,845
Income tax provision	—	(356,814)	562,500	(m)	205,686	112,500 (m)	(244,314)
Net income	$(191,075)	$436,106	$(687,500)		$(442,469)	$(137,500)	$107,531
Net income attributable to common stockholders	$(191,075)	$436,106	$(687,500)		$(442,469)	$(137,500)	$107,531

Weighted Average Shares Outstanding – Basic and Diluted	5,310,000				14,241,000		17,241,000
(Loss) Income or Pro Forma Earnings Per Share – Basic and Diluted	$(0.04)				$(0.03)		$0.01

See notes to unaudited pro forma condensed combined financial statements

iFresh Inc.

(formerly E-compass Acquisition Corp.)

Pro Forma Condensed Combined Income Statement

For the Year ended March 31, 2016
(Unaudited)

	E-compass Acquisition Corp. Historical Audited	NYM Holding, Inc. Historical Audited	Adjustment for Merger Assuming Maximum Conversion		(1) Pro Forma Unaudited, Combined Assuming Maximum Conversion	Adjustment for Merger Assuming No Conversion	(2) Pro Forma Unaudited, Combined Assuming No Conversion
Net sales-third parties	$—	$125,021,947	$—		$125,021,947	$—	$125,021,947
Net sales-related parties	—	6,203,277	—		6,203,277	—	6,203,277
Total Sales	—	131,225,224	—		131,225,224	—	131,225,224
Cost of sales	—	97,259,250	—		97,259,250	—	97,259,250
Occupancy costs	—	7,367,155	—		7,367,155	—	7,367,155
Gross Profit	—	26,598,819	—		26,598,819	—	26,598,819
Selling, general and administrative expenses	2,485,008	20,718,062	500,000	(k)	23,703,070	500,000 (k)	23,703,070
Income from operations	(2,485,008)	5,880,757	(500,000)		2,895,749	(500,000)	2,895,749
Interest expense	—	(215,494)	(2,000,000	)(l)	(2,215,494)	—	(215,494)
Other income	51,104	992,620	—		1,043,724	—	1,043,724
Income (loss) before income tax provision	(2,433,904)	6,657,883	(2,500,000)		1,723,979	(500,000)	3,723,979
Income tax benefits (provision)	—	(3,016,874)	1,125,000	(m)	(1,891,874)	225,000 (m)	(2,791,874)
Net income (loss)	$(2,433,904)	$3,641,009	$(1,375,000)		$(167,895)	$(275,000)	$932,105
Net income (loss) attributable to common shareholders	$(2,433,904)	$3,641,009	$(1,375,000)		$(167,895)	$(275,000)	$932,105

Weighted Average Shares Outstanding – Basic and Diluted	3,673,142				14,241,000		17,241,000
(Loss) Income or Pro Forma Earnings Per Share – Basic and Diluted	$(0.66)				$(0.01)		$0.05

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On July 25, 2016, E-compass, iFresh, Merger Sub, NYM, the NYM shareholders, and the representative of the NYM shareholders entered into the Acquisition Agreement, pursuant to which E-compass will redomicle to Delaware and iFresh Merger Sub will merge into NYM resulting in NYM becoming a wholly owned subsidiary of iFresh Inc. See “The Acquisition Agreement — Business Combination with NYM; Business Combination Consideration” for more detailed information. The merger consideration consists of $5 million in cash and 12,000,000 shares of iFresh Common Stock. Pursuant to the Acquisition Agreement, the Redomestication will not be consummated unless the Business Combination is also approved. Similarly, the Business Combination will not take place unless the Redomestication is also approved. Upon consummation of the Business Combination, NYM will be a wholly owned subsidiary of iFresh Inc.

The unaudited pro forma condensed combined financial statements have been prepared using four assumptions with two different levels of redemptions of E-compass’s ordinary shares. Assumption (1): All the shareholders of 3,000,000 of E-compass’ public shares, which have the rights to redeem their shares, will elect to convert their shares into cash as permitted by E-compass’s amended and restated articles of association. The NYM shareholders will own approximately 84.3% of iFresh’s shares to be outstanding immediately after the transactions, and the E-compass’ shareholders will own approximately 15.7% of iFresh’s outstanding shares. Assumption (2): No shareholders will elect to convert their shares into cash. The NYM shareholders will own approximately 69.6% of iFresh’s shares to be outstanding immediately after the transactions, and the E-compass’ shareholders will own approximately 30.4% of iFresh’s outstanding shares.

2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)      Release of $40,851,104 of the proceeds held in the trust account to pay for the acquisition or the share conversion into cash.

(b)     Conversion of 3,080,000 shares into cash under assumption (1), and reclassification of the balance of common stock subject to possible conversion to common stock and additional paid-in capital, under assumption (2).

(c)      Reclassification of E-compass’ accumulated deficit to additional paid-in capital.

(d)     Issuance of the stock consideration of 12,000,000 shares.

(e)      Payment of cash consideration of $5,000,000.

(f)      Conversion of outstanding 4,310,100 rights to 431,000 shares.

(g)     Payment of deferred underwriting fees of $600,000.

(h)      The effects of an estimated $0.5 million of incremental transaction costs associated with the merger.

(i)       The repurchase of 500,000 shares at a price of $10.00 immediately after business combination.

(j)       $25,000,000 debt financing in the case of maximum redemption with repayment of bank loans of $3,687,267. $25,000,000 of financing is the optimal capital requirement for NYM to execute its expansion plan in fiscal year 2017 and 2018. E-compass and NYM are working on debt financing of $25,000,000 for the case of maximum redemption. If there are no redemptions and the funds released from the trust account will be sufficient for NYM’s business development, NYM may choose not to raise this additional $25,000,000 in debt. We have not yet received a commitment for the financing by the date of filing this registration statement.

(k)      The effects of incremental of salaries paid to new directors and management.

(l)       The effects of incremental of interests for the debt financing in the case of maximum redemption. The annual interest rate is estimated to be 8% on debt with a five-year term.

(m)    The tax impact of incremental expenses.

(n)      Net Income to Adjusted EBITDA Reconciliation is set forth as below:

Reconciliation of Pro Forma Adjusted EBITDA

	E-compass Acquisition Corp. Historical	NYM Holding, Inc. Historical	(1) Pro Forma Unaudited, Combined Assuming Maximum Coversion	(2) Pro Forma Unaudited, Combined Assuming No Coversion
Six Months ended September 30, 2016
Net income	$(191,075)	$436,106	$(442,469)	$107,531
Interests expenses	—	90,292	1,090,292	90,292
Income tax provision	—	356,814	(205,686)	244,314
Depreciation	—	778,508	778,508	778,508
Amortization	—	66,667	66,667	66,667
Merger expenses	—	490,000	490,000	490,000
Adjusted EBITDA	$(191,075)	$2,218,387	$1,777,312	$1,777,312

Weighted Average Shares Outstanding – Basic and Diluted	5,310,000		14,241,000	17,241,000
Adjusted EBITDA or Pro Forma Adjusted EBITDA Per Share – Basic and Diluted	$(0.04)		$0.12	$0.10

Year ended March 31, 2016
Net income	$(2,433,904)	$3,641,009	$(167,895)	$932,105
Interests expenses	—	215,494	2,215,494	215,494
Income tax provision	—	3,016,874	1,891,874	2,791,874
Depreciation	—	1,397,031	1,397,031	1,397,031
Amortization	—	133,334	133,334	133,334
Fair value of share compensation	2,277,777	—	2,277,777	2,277,777
Adjusted EBITDA	$(156,127)	$8,403,742	$7,747,615	$7,747,615

Weighted Average Shares Outstanding – Basic and Diluted	3,673,142		14,241,000	17,241,000
Adjusted EBITDA or Pro Forma Adjusted EBITDA Per Share – Basic and Diluted	$(0.04)		$0.54	$0.45

For additional information on Adjusted EBITDA, see the section entitled “NYM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA,” beginning on page 107.

NYM HOLDING, INC.’S BUSINESS

Overview and History

NYM is a fast growing Asian/Chinese grocery supermarket chain in the North Eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores. Since NYM was formed in 1995, NYM has targeted the Chinese and other Asian populations (collectively, the “Asian Americans”) in the U.S. with a deep cultural understanding of its consumers’ unique consumption habits. NYM currently has eight retail supermarkets across New York, Massachusetts and Florida, with over 6,940,000 purchases in the fiscal year ended March 31, 2016. In addition to retail supermarkets, NYM operates two in-house wholesale businesses, Strong America and NYMG, that offer more than 6,000 wholesale products and service to NYM retail supermarkets and over 1,000 external customers including wholesale stores, retail supermarkets and restaurants. NYM has a stable supply of food from farms in New Jersey and Florida, ensuring reliable supplies of popular vegetables, fruits and seafood. NYM’s wholesale businesses and long term relationships with various farms insulate NYM from supply interruptions, allowing it remain competitive even during difficult markets.

Based on management’s cultural understanding of the Asian American market, NYM aims to satisfy the increasing demands of Asian Americans, whose purchasing power has been growing rapidly, for fresh and unique produce, seafood and other groceries that are not found in mainstream supermarkets, such as produce like Shanghai baby bok choy, snap bean, winter gourd, baby Chinese kale, longan and lychee; a variety of live seafood such as shrimp, clams, lobster, geoduck, and Alaska king crab; and Chinese special groceries like soy sauce, sesame oil, oyster sauce, bean paste, Sriracha, tofu, noodles and dried mushroom. With an in-house logistics team and strong relationships with farms, NYM is capable of offering high quality specialty perishables at competitive prices. Specialty produce, live seafood and other perishables constituted 60.2% of NYM’s total sales during the fiscal year ended March 31, 2016.

NYM’s business began as Strong America, a wholesale business founded in 1995 in Long Island City, New York. Strong America imported food and groceries from China and other East Asian countries and sold them to various types of retailers in the New York area. Witnessing the rapid growth of Chinese immigrants and the potential of this niche market, NYM opened its first retail supermarket in Chinatown in downtown Manhattan in August 2001. From 2001 to 2014, NYM expanded steadily, hired a bilingual team that grew into midlevel managers, and reshaped itself into a retail supermarket chain featuring exotic Asian food and other items. Since 2001, NYM opened five stores in Brooklyn, Flushing, Elmhurst and Manhattan’s Chinatown, where the Asian and Chinese population is highly concentrated. In 2009, NYM acquired Ming’s supermarket in Boston, Massachusetts. Observing that the Chinese and Asian population was growing quickly in Florida, NYM opened its first store in Sunrise, Florida in 2012. In 2013, it acquired Zen Supermarket in Quincy, Massachusetts to better cater to the growing demand in the Greater Boston Area.

NYM currently operates eight retail super markets and two wholesales facilities. NYM plans to strategically expand along the I-95 corridor and eventually operate super markets in all states on the east coast. Although no agreements are in place, with additional capital support NYM hopes to acquire and open 4, 6 and 20 new stores before March 31, 2016, 2017 and 2018, respectively.

NYM believes that the following characteristics of its business shapes its leadership and success in its industry:

•         NYM provides unique products to meet the demands of the Asian American Market;

•         NYM has established a merchandising system backed by an in-house wholesale business and by long-standing relationships with farms;

•         NYM maintains an in-house cooling system with unique hibernation technology that is has developed over 20 years to preserve perishables, especially produce and seafood;

•         NYM capitalizes on economies of scale, allowing strong negotiating power with upstream vendors, downstream customers and sizable competitors; and

•         NYM has a proven and replicable track record of management, operation, acquisition and organic growth.

NYM’s net sales were $62.2 million and $63.5 million for six months ended September 30, 2016 and 2015, respectively. In terms of sales by category, Perishables constituted approximately 60.2% of the total sales for the six months ended September 30, 2016. NYM’s net income was $0.4 million for the six months ended September 30, 2016, a decrease of $1.2 million, or 73.4%, from $1.6 million for the six months ended September 30, 2015. Adjusted EBITDA was $2.2 million for the six months ended September 30, 2016, a decrease of $1.6 million, or 42.2%, from $3.8 million for the six months ended September 30, 2015. For additional information on Adjusted EBITDA, See the section entitled “NYM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA,” beginning on page 107.

NYM’s net sales were $131.2 million and $127.9 million for fiscal years ended March 31, 2016 and 2015, respectively. In terms of sales by category, perishables, including vegetables, seafood, meat, fruit and hot food (collectively, the “Perishables”), constituted approximately 60.2% of NYM’s total annual sales during the fiscal year 2016. Within this category, vegetables and seafood constituted 36.3% of overall annual sales and 60.5% of the sales attributed to Perishables. NYM’s net income was $3.6 million for the year ended March 31, 2016, an increase of $2.8 million or 370.0% from $0.8 million for the year ended March 31, 2015. Adjusted EBITDA was $8.4 million for the year ended March 31, 2016, an increase of $5.0 million or 147.5% from $3.4 million for the year ended March 31, 2015. For additional information on Adjusted EBITDA, See the section entitled “NYM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA,” beginning on page 107.

The table and graph below depicts sales of NYM by category of NYM for the fiscal year ended March 31, 2016:

Figure 1 Sales by Category

Industry and Market Analysis

Grocery Shopping Habits of Target Market

Buy Fresh — Asian Americans, of which Chinese Americans constitute a significant percentage, typically purchase fresh, perishable food, according to Nielsen’s Asian-American Consumer 2015 Report2. Unique cooking styles of Asian Americans, such as steaming, wokking, shared hot-pot cooking and others methods, require fresh ingredients not commonly found in the U.S. Asian Americans purchase Perishables that are all over-index compared with that of general U.S. population. For example, Asian Americans purchase fresh seafood 50% more frequently than the general market and spend 147% more on the category than non-Asian Americans in the total U.S. population. Asian Americans purchase fresh vegetables 26% more frequently than non-Asian American consumers and spend 62% more than the total U.S. population. Additionally, Asian Americans’ purchase fresh fruit 11% more frequently than non-Asian Americans and spend 27% more than the total U.S. population. Consistent with the foregoing, NYM believes that fresh seafood, fresh vegetables and fresh fruit in the aggregate contributed 45.4% to NYM’s total sale as of March 31, 2016.

_________________

2         Culturally Connected and Forging the Future: The Asian-American Consumer 2015 Report. The Nielsen Company.

Table 1 Asian-American Consumption of Perishables3

Asian-American Fresh Category Consumption (Index vs. Total Population of 100)	$ Volume Index	Purchasing Frequency Index
Fresh Fruits	127	111
Fresh Meats	106	103
Prepared Foods	143	115
Takeout	121	102
Fresh Vegetables	162	126
Fresh Poultry	108	103
Fresh Seafood	247	150

Unique Species and Cuisines — Asian cuisines incorporate many Perishables that are hard to find in traditional U.S. supermarkets. Many cuisines require vegetables not commonly planted in the U.S. or meat not widely used by mass market consumers. The following two examples illustrate the uniqueness in food species and in Asian cuisines:

Example 1: Unique vegetables species

Vegetables make up the bulk of daily consumption by Asian Americans. Asian American consumers usually buy a variety of vegetables in large quantities. More importantly, Asian American consumers use unique vegetable species such as bitter melons, Chinese yams, vine spinaches, Chinese cabbages and winter melon. Asian Americans therefore value supermarkets that provide fresh vegetable offerings at affordable prices.

_________________

3         Id. at 10.

Example 2: Unique fish species and cooking styles

Asian American consumers consume fish not commonly sold in mainstream supermarkets. Asian Americans also consume pond fish rarely offered by mainstream supermarkets. Unlike many mainstream supermarkets, NYM offers consumers live fish in fish tanks and has fish experts readily available to provide fish cleaning services free of charge.

In addition, Asian American consumers use many more parts of the fish than do non-Asian American consumers. For example, fish head soup and fish tail soup are two popular dishes that require only the fish head or fish tail as ingredients. Asian Americans also buy live fish and ask fish experts to cut them in thin slices as an ingredient of boiled fish in hot sauce or fish hot pot. NYM organizes the seafood section according to the needs of its customers, which NYM believes not only attracts customers, but effectively boosts sales of seafood.

In addition to vegetables and fish, Asian Americans look for the following additional specialty products:

Fruits — Mainstream supermarkets rarely offer pitaya, longan, lychee and star fruit available. Such unavailability motivates Asian Americans to shop at Chinese and Asian grocery stores on a regular basis to purchase such specialty fruits.

Meat — Mainstream supermarkets generally offer meats in cuts such as cubes, steaks, slices and ribs. However, such supermarkets rarely offer super-thinly sliced hot-pot meat, organ meat or chicken feet. Chinese and Asian cuisines use various kinds of meat for different purposes Asian specialty supermarkets such as NYM understand such Asian cuisines and dietary needs, and fill the market gap in offering hot-pot meat, organ meat, chicken feet and other rare cuts of meat on a regular basis.

Snacks, Seasonings and Other — Asian specialty supermarkets offer various snacks, seasonings, cooking utensils and other items not generally found in mainstream U.S. supermarkets. Chinese and Asian seasonings and spices include peanut oil, cooking wine, vinegars, dark soy source, black bean sauce, pepper oil and chilly oil. More specifically, some seasoning or spice can include sub-types, each of which has its own target customers. For example, people from the north and south part of China usually shop for different type of vinegars.

Consequently, we believe that the uniqueness in the shopping habits of NYM’s target customers evidences the importance of Asian American specialty supermarkets such as NYM. NYM’s insightful understanding of Asian American culture and eating habits fill a market gap and distinguishes Asian supermarkets from mainstream competitors.

Growth Potential and Features of Asian/Chinese Americans

Fast growing population — According to the Nielsen Asian American 2015 Report, the Asian-American population grew 46% from 2002 and to 2014 to 20.3 million people as of 2014. Beginning in 2013, China replaced Mexico as the number one country for recent immigration.4 According to the U.S. census bureau, as of 2014 the Chinese population was the largest Asian group with a population of 4.52 million people (including 0.18 million Taiwanese who share almost the same cuisine and eating habits), almost 1 million over Asian-Indian population and 21.4% of total Asian-American population5. We believe Chinese Americans will be an increasingly significant part of the multicultural majority U.S. population.

Fast growing purchasing power — The Nielsen report points that Asian-American population is not only the fastest growing population demographic in the U.S., but the Asian American demographic is the demographic with the largest percentage increase in buying power. The buying power of Asian-Americans was $770 billion in 2014 and is estimated to increase to $1 trillion by 2018.6 In terms of household income for Chinese Americans, they recorded a median household income of $67,396,7 which was 31% higher than the U.S. national average of $53,2508, possibly due to their high education level and cultural emphasis on education. With respect to shopping habits, Asian-Americans are 31% more likely than non-Asian Americans to spend more than $200 a week at the grocery store9, and spend 19% more on food than general market consumers.10

Online prone — According to the Nielsen report, the Asian-American population is young, tech savvy and frequently shops online. Asian Americans visit digital stores 37% more frequently and spend 22% more monthly than their non-Hispanic white peers.11 We believe that Asian Americans’ avid use and adoption of technology illustrates the importance of an online platform, social Medias and mobile apps when promoting brand to this specific customer group.

Concentrated but on the move — Asian and Chinese Americans are most highly concentrated in west and east coast metropolitan areas, but as the need for a highly educated high-technology workforce increases, suburbs with better work and living environments and schools are attracting a large numbers of skilled Asian-Americans which encourages “ethnoburbs” of various scales nationwide dominated by non-white ethnic groups.

Current Industry Landscape

Highly Fragmented and unsophisticated competitors — We consider the markets we participate in to be highly fragmented. There is no recognized industry leader nationwide. Most market participants are small players with a single store run by family members catering to the local market12, meaning that the bulk of competitors are unsophisticated. Because of this, NYM believes that most of its competitors are unable to take advantage of economies of scale, modern management, in-house wholesales facilities and logistics which distinguishes NYM from its competitive peers. Currently a leader on the east coast, NYM its setting its short term goal to achieve the scale of HMart, the Korean specialty grocery chain operating in 51 stores with over $1.5 billion annual revenue as of 2015. The reality of low market concentration and unsophisticated competitors gives NYM the opportunity to consolidate the market and cement its dominant market position.

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[4]	P6, Culturally Connected and Forging the Future: The Asian-American Consumer 2015 Report. The Nielsen Company
5	US Census Bureau, 2010 – 2014 American Community Survey, 1 year estimates
[6]	P7, Culturally Connected and Forging the Future: The Asian-American Consumer 2015 Report. The Nielsen Company
[7]	P39, Culturally Connected and Forging the Future: The Asian-American Consumer 2015 Report. The Nielsen Company
[8]	P33, Culturally Connected and Forging the Future: The Asian-American Consumer 2015 Report. The Nielsen Company
[9]	P13, Culturally Connected and Forging the Future: The Asian-American Consumer 2015 Report. The Nielsen Company
[10]	P8, Culturally Connected and Forging the Future: The Asian-American Consumer 2015 Report. The Nielsen Company
[11]	P24, Culturally Connected and Forging the Future: The Asian-American Consumer 2015 Report. The Nielsen Company
[12]	P19 IBISWorld Industry Report OD4333: Ethnic Supermarkets, by Andrew Alvarez, November 2015

Unsatisfied Customers — As previously mentioned, there are an increasing number of younger Chinese that choose to reside out of traditional Chinese communities for better working, educational and environmental opportunities. However, large-scale comprehensive Chinese groceries tend to exist only in Chinatowns. The weekly shopping for this group of Asian Americans involves either long distance travel or a compromise at local small grocery stores with limited selections and high prices. NYM will try to meet their demand as well as reshape the market by increasing the number of stores and via its online-shopping initiatives.

Limited Vendors — Many of the products that stock NYM’s shelves can rarely be sourced from the typical U.S. vendors. Most vendors of U.S. Chinese and Asian supermarkets are individually owned and small in size. Securing a sufficient and stable supply of core perishables, therefore, is a recognized challenge in this niche market. Observing the challenge and through years of effort, NYM has established long-standing relationships with several large farms. We believe that the relationships with these farms is symbiotic — on one hand, cooperative farms provide NYM with priority when supplying core produce popular with Asian American customers; on the other hand, NYM communicates the latest market trends and customer preference to cooperating farms, ensuring the farms’ produce selection and activities closely target the market demand.

Fast Growing Market — The growing population and increasing purchasing power cultivate a promising market prospect in good momentum. According to The US Census Bureau — American Community Survey 2010 – 2014, Chinese population had an annual growth rate of 14.3% from 2010 to 2014, far beyond the 3.3% annual growth rate of US population and even the 8.9% Hispanic population growth rate. New York, New Jersey, Pennsylvania, Florida and Maryland alone have a total Chinese population of 1,443,455, making up more than 33% of total Chinese American population nationwide.

In sum, we see a great opportunity for market consolidation and significant potential for improvement in this market. We believe NYM has all the right ingredients to address the current market imperfections and we are ready to catch the wave to make NYM a national leader in the niche market.

NYM’s Business Model

NYM’s business model features a vertically integrated structure covering upstream supply and downstream retail supermarkets. NYM has its own wholesale businesses, Strong American and New York Mart Group (“NYMG”), which supply 23% of the items sold in its retail supermarkets with 7 self-owned brands, including Family Elephant, Feiyan and Green Acre, and an exclusive distributorship for 9 famous foreign brands such as Shuang Deng, A-Sha, Bai Lu and Gu Yue Long Shan. For many years, NYM has worked with farms that mainly grow Chinese specialty vegetables and fruits and supply the most popular yet hard-to-source vegetables and fruits directly to NYM supermarkets and maintains long-term and stable relationships with them. NYM centralizes purchases through one of its wholesale facilities by making quarterly purchase plans and placing weekly order with farms. The long-term relationships with farms and the central purchase management system secure its supply of the most popular vegetables and fruits, even though NYM doesn’t have any long-term contractual relationships with its farm suppliers. Working with its vendors, NYM can respond to market trends to avoid supply interruption in high seasons. NYM has a diversified vendor base and has established sustainable relationships during its 20-year history in this niche market sector.

NYM’s two wholesale businesses, Strong America and NYMG, collectively provide more than 6,000 wholesale products and services to NYM’s retail supermarkets and over 1,000 external customers throughout the United States. Such external customers include, but are not limited to, wholesale stores, retail supermarkets and restaurants. The two wholesale arms have distinct focuses: Strong America provides products and services to NYM retail store and external supermarkets, while NYMG supplies NYM retail supermarkets. Strong America owns the nine exclusive distributorship rights and NYM’s seven self-owned brands. Strong America acquired its self-owned brands from third parties and integrated them into its wholesale catalog. The seven self-owned brands cover rice, noodles, seasonings (including Chinese spices), frozen vegetables, frozen seafood, and frozen dumplings, which are all popular daily staples for Chinese and other Asian consumers in the United States. Strong America imports over 2,000 items from all over Asia, with products from mainland China, Thailand and Taiwan making up 95% of its total imports. NYMG serves as an important connection to farms in New Jersey and Florida, which ensures reliable supplies of popular vegetables, fruits and seafood to NYM’s retail stores. The two in-house wholesale arms of NYM not only secure the supply of products for NYM’s retail business, but also offer significant synergies in NYM’s operations.

Produce and groceries are delivered to NYM supermarkets in New York, Massachusetts and Florida on a daily basis from NYM’s wholesale facilities, farm partners and external vendors as directed by NYM’s in-house logistics system. NYM has an 80,000 square foot warehouse in Long Island City, New York, which serves as its regional distribution center for imported and frozen products. For live seafood or produce, the in-house logistics team uses hibernation technology and the cold-chain network to best ensure freshness from farm to shelf.

With 8 retail supermarkets in New York, Massachusetts and Florida, mainly in Chinatowns or city centers, and average store sizes over 10,000 square feet, NYM has over 6.7 million annual transactions. At the same time, NYM continues to reach out to the growing Asian American population living in suburban areas through its online shopping and delivery initiative. NYM also has successfully exported live lobsters to China, which bears the potential to ignite the demand of a large market.

The graph below depicts NYM’s business model and its vertically integrated structure:

Figure 2 Business Model of NYM

NYM’s Competitive Strengths

Well Recognized Brand in Niche Market

NYM capitalizes on its established brand and reputation in the following respects:

i. Benefit from cost efficiency and economies of scale:

Unlike many of its direct competitors which are family-owned single stores, NYM has 8 retail supermarkets. With larger supplies and strong sales, NYM is often approached by third party vendors and capable of getting competitive prices for a wide range of items. This corporate structure coupled with its wholesale facilities further enables NYM to best deploy its experienced staff to coordinate stock and to make most use of its infrastructure and distribution network.

ii. Strong negotiation power with vendors and competitors

NYM is often approached by third party vendors and capable of getting competitive price due to its chain store structure and sustainably strong sale performance. NYM’s two in-house wholesale facilities are influential in Chinese and Asian goods importing and wholesale industries. At least 5 of NYM’s largest direct competitors are also its clients for imported goods, frozen seafood and other frozen products. Additionally, NYM’s long-standing relationship with farms in New Jersey and Florida reduce its reliance on external vendors. We believe the NYM brand, scale, in-house wholesale facilities and long-standing relationship with farm partners shaped its negotiation power with vendors and competitors.

iii. Developed Infrastructure

Unlike many of its competitors, NYM has its own wholesale channel, Strong America, which has been in the business of importing and exporting Chinese and Asian specialty food and groceries for over 20 years. Apart from channel advantages, Strong America specializes in identifying products that are popular among Asian American consumers but rarely found in mainstream stores. Without multi-layer intermediates, NYM retail supermarkets set such products at competitive prices, not only securing the supply of popular products, but boosting its operation profitability as well. Furthermore, for most commonly needed ingredients like rice, noodles, frozen Chinese and Asian convenience foods, imported snacks and Chinese and Asian seasonings and spices, Strong America established 7 self-owned brands and obtained the exclusive distributorship for 9 famous Chinese brands, as listed in Table 3 and Table 2, respectively. In addition, NYM has built and maintained relationships with retailers of various sizes. In other words, NYM’s advantages in market familiarity, established infrastructure, scale, sourcing management capability and well-recognized brand reputation shape a high barrier protecting it from immediate impact of new entrants.

Track Record in Operation and Expansion

i. Record to replicate success by acquisition in different locations

Since 2009, NYM successfully acquired three stores, one in New York and two in Massachusetts. NYM targeted stores in desirable locations, especially under-performers that NYM could acquire at an advantageous cost. NYM then utilized its well-developed in-house distribution networks, corporate infrastructure and long-term relationship with farm partners and third party vendors to boost performance. All three acquired stores realized enhanced and stabilized profit the first year after acquisition.

ii. Adoption of scalable small-box format

NYM brands itself as a player in the specialty store sector and adopts the small-box format generally adopted in this sector. We believe the small-box format fits into NYM’s business model and enables it to boost profitability from structural synergy and efficiency.

Compared with NYM’s mainstream competitors whose average store size normally ranges from 40,000 — 60,000 square feet, the average store size of NYM is approximately 19,000 square feet with average selling space of approximately 14,000 square feet. NYM’s adoption of small-box model is rooted on its understanding that customers shop with NYM mainly for unique produce, seafood and groceries that are difficult to find elsewhere. The small-box format forces NYM to focus on products that cover the target customer’s unique needs. In addition, the small-box format ensures better flexibility, makes it easier for NYM to discontinue individual products and react quickly to market changes.

Strong Vendor Management

i. Capability to source globally

NYM obtained global sourcing capability mainly through Strong America and NYMG. In the aggregate, Strong America and NYMG import over 2,000 items from all over Asia. The top 3 importing countries are China, Thailand and Taiwan, making up 95% of total imports. NYM’s wholesale businesses together supply 23% of total goods, in which 6% are imported goods, sold in NYM retail supermarkets at attractive price, ensuring attractive profitable margin and competitive exotic merchandise.

Strong America is also the exclusive distributor of 9 famous overseas brands, covering cooking wine, yellow wine, rice noodles, seasonings and spices and snacks. They are all famous daily food staple brands in China and are familiar to NYM’s target customers. We believe that the exclusive distributorship strengthens NYM brand and its negotiation power among current competitors, new market entrants and consumers. The table below lists the details of NYM’s exclusive distributorship:

Table 2 Exclusive Distributorship

Company	Name	Trademark	Products	Exclusive Region
Strong America	Shuang Deng(1)		Cooking Wine	East America, Central and South America
Strong America	Gu Yue Long Shan(2)		Yellow Wine	North America
Strong America	Bai Lu(1)		Rice Noodles	East America, Central and South America
Strong America	Igagoe (3)		Soy Sauce	East America, Central and South America
Strong America	A-Sha(4)		Snacks, Noodles

The following states: Alabama, Arkansas, Connecticut, Delaware, Florida, Georgia, Kansas, Louisiana, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Virginia, and West Virginia

Strong America	You Joy(5)		Seasonings and spices	East Coast of the U.S., Midwestern U.S. and Central and South America

Company	Name	Trademark	Products	Exclusive Region
Strong America	Hao Ren Jia(6)		Seasonings and spices	U.S. East Coast
Strong America	Da Hong Pao(6)		Seasonings and spices	U.S. East Coast

Strong America	Bei Da Huang(7)		Beans	U.S. East Coast

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(1)      Strong America has an exclusive distribution agreement with Fujian International Trade Development Company, Ltd., which granted Strong America exclusive distribution rights for the products registered under the brands of “Shuang Deng” and “Bai Lu” for East America, Central America and South America for a period of five years from October 1, 2015 to September 30, 2020. The agreement can be renewed six months before expiration with the consent of both parties.

(2)      Strong America has an exclusive distribution agreement with Zhejiang Gu Yue Long Shan Wine Co., Ltd., which granted Strong America exclusive distribution rights for the products registered under the brand of “Gu Yue Long Shan” for North America for a period of two years, from January 1, 2015 to December 31, 2016. Strong America determined not to renew the agreement.

(3)      Strong America entered into an exclusive distribution agreement with Igagoe Co., Ltd., which granted Strong America exclusive distribution rights for the products registered under the brand of “Igagoe” for East America, Central America and South America for a period of five years from October 1, 2015 to December 31, 2019. The agreement can be renewed six months before expiration with consents of both parties.

(4)      Strong America has an exclusive distribution agreement with A-Sha Foods USA Co. Inc., which granted Strong America exclusive distribution rights for the products registered under the brand of “A-Sha” for the following states: Alabama, Arkansas, Connecticut, Delaware, Florida, Georgia, Kansas, Louisiana, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Virginia, and West Virginia.  The term of the agreement is for a period of eight months from September 8, 2016 to May 7, 2017. The agreement can be automatically renewed for another 6 month terms unless either party gives written notice to the other at least 30 days before expiration.

(5)      Strong America has an exclusive distribution agreement with Sichuan Youjia Foodstuffs Co., Ltd., which granted Strong America exclusive distribution right for the products registered under the brand of “You Joy” for the East Coast of the U.S., Midwestern U.S. and Central and South America for a period of five years, from January 1, 2015 till December 31, 2019. The agreement can be renewed six months before expiration with consents of both parties. Strong America agreed to make annual purchase of over RMB 2,200,000 under this agreement.

(6)      Strong America has an exclusive distribution agreement with Sichuan Teway Food Group Co., Ltd., which granted Strong America exclusive distribution rights for the products registered under the brands of “Hao Ren Jia” and “Da Hong Pao” for the region of East Coast of America for a period of three years from July 1, 2014 to June 30, 2017. The agreement can be renewed six months before expiration with consents of both parties.

(7)      Strong America has an exclusive distribution agreement with Beidahuang (Dalian) Ouya International Trade Co., Ltd. (CHINA), which granted Strong America exclusive distribution rights for the products registered under the brands of “Bei Da Huang” for the East Coast of America for a period of one year from August 1, 2016 to July 31, 2017.

ii. Self-owned brands as margin boosters

Since 2011, Strong America, one of NYM’s wholesale facilities, acquired seven brands, covering items such as rice, noodles, Chinese spices and seasonings, frozen vegetables, frozen seafood, and frozen dumplings. They are all popular sellers because they are staples for NYM’s target customers. NYM believes that these self-owned brands enable it to enjoy competitive sourcing price, protect it from source and sale interruption, boost its gross margin and enhance its negotiating power with existing competitors and new entrants. The table below provides details regarding NYM’s self-owned brands.

Table 3 Self-owned brand

Company	Name	Trademark	Products	Serial Number	Registered Time
Strong America	Family elephant		Rice and rice products	4839414	10/27/2015
Strong America	Feiyan		Chinese noodles, Chinese rice noodles, noodles vermicelli	3945424	4/12/2011
Strong America	Green Acre		Dried beans, dried fruit and vegetables, frozen vegetables	4933029	4/5/2016
Strong America	Golden Smell		Processed vegetables and fruits; Noodles, seasoning, edible oil and flavoring combined in unitary packages; Beauty beverages, namely, fruit juices and energy drinks	86863198	12/31/2015
Strong America	Redolent		Rice porridge, namely, congee	86719515	12/30/2015
Strong America	Happy Family		Frozen dumplings	N/A	Pending trademark application.
Strong America	Seastar		Frozen seafood and frozen seafood products	N/A	Pending trademark application.

Online Grocery Pioneer

NYM is one of the earliest online pioneers in the ethnic grocery industry and is ready to reshape the industry by capitalizing on this precious opportunity. To satisfy the needs of the growing suburban Chinese population, NYM started its online shopping and delivery service in January 2016 and has achieved good growth momentum since then. In May 2016, NYM launched its mobile App, NYMart, to further enhance the shopping experience for its customers. The online shopping and delivery service currently covers New York, New Jersey and Connecticut. The orders placed and sales have witnessed 5.5 times and 9.6 times growth, respectively, during its short six-month operation. It is worth mentioning that the remarkable growth is achieved by internal capital and NYM’s current distribution capacity only. With capital support and experienced personnel in place, NYM believes that online shopping and delivery will be a crucial part in NYM’s future growth strategy. NYM’s online grocery initiative witnesses an accumulated transaction volume of 3,330 and accumulated sales of approximately $325,028 from its commencement of operation to September 30, 2016.

Proprietary and in-house Cold Chain System

Since Long Deng established Strong America in 1995, NYM has strived to build a proprietary cold-chain logistics system which evolved with the expansion of NYM. Based on years of experience, NYM’s logistics team is now capable of delivering frozen goods to more than 20 states in the Eastern U.S. using its unique packing and temperature control technology.

Live Seafood — All live seafood is collected daily from wharfs or markets at midnight, and immediately distributed via in-house logistics to all retail supermarkets. For different species, NYM maintains different water temperatures and oxygen density in its tanks and containers. Hibernation technology is widely used in the in-house cold-chain system for long distance distribution to best ensure freshness and quality. The hibernation technology even enables NYM to deliver live lobsters to China with an over 95% survival rate.

Fruit & Vegetables — NYM adopts different storage technologies based on characteristics of different fruits and vegetables, a knowledge only obtained from years of experience. All vegetables and fruits are delivered and sold on a daily basis, to lower worn rate, lower human cost and keep up the high quality.

Growth Strategy

Historical Growth strategy

NYM grew via two major paths in the past 20-year operation: organic growth and acquisition. The vertically integrated network, steadily growing new stores and online shopping initiative constituted the 3 pillars for organic growth. As of acquisitions, NYM was highly selective in its past acquisitions and had ensured its expansion path was coordinated with its infrastructure construction.

Acquisition Record — NYM has strategically targeted only those locations compatible with its infrastructure.

NYM was able to build its brand within the local Asian and Chinese community and quickly turned distressed stores into profitable assets despite different geographic locations and market conditions. Based on its understanding of the market, NYM quickly identified the weakness of acquired stores and took specific actions. For example, prior to acquisition, Ming’s Supermarkets sold mainly imports from China, had high sourcing and operation costs and offered limited live seafood and produce. After taking it over, NYM immediately increased its produce and live seafood offerings thanks to its in-house logistics system and partnership with farms. NYM’s wholesale subsidiaries also enable NYM to offer diversified selections, attracting customers not only from China, but from Korea, Japan, Thailand and other East and Southeast Asian countries. For the Brooklyn store, NYM identified that high worn-out rate and lack of standardized operation hindered store profitability. After taking it over, NYM started a 3-month personnel training course for live product management and equipment procedures, which led a significant reduction in wear-and-tear rate from 6% to 1% and an equivalent 5% increase in profitability. A performance related pay system and internal promotion was also introduced to and encouraged in the Brooklyn store to best stimulate staff performance in the store.

NYM has a record of successful acquisitions. For example:

•         In 2009, NYM acquired Ming’s Supermarket in Boston, Massachusetts and turned Ming’s Supermarket into a subsidiary retailer under NYM management. The initial acquisition investment and renovation cost was about $2.7 million. NYM increased sales from $8.2 million to $17.0 million, or 107.3%, one year after the acquisition. For the year ended March 31, 2016, Ming’s Supermarket recorded net sales of $21.8 million and Adjusted EBITDA of $2.7 million.

•         In 2011, NYM acquired a store in Brooklyn, New York and operates it as New York Mart 8th Ave, Inc (8th Ave). The initial investment was about $1.3 million. After one year under NYM operation, the store’s annual sales increased from $11.0 million to 18.0 million, or 63.6%. For the year ended March 31, 2016, New York Mart 8th Ave, Inc. realized net sales of $19.5M and Adjusted EBITDA of $1.6 million.

•         In 2013, NYM acquired Zen Mkt Quincy, Inc. (“Zen”) in Quincy, Massachusetts. The acquisition and renovation cost was $0.7 million. Prior to the Acquisition, the store realized $3.0 million in sales per year and made no profit. After the acquisition, NYM improved its annual sales and profitability. Zen’s sales and adjusted EBITDA for the year ended March 31, 2016 were $10.9 million and $1.6 million, respectively.

Net Income to Adjusted EBITDA Reconciliation for Ming, 8th Ave and Zen

(dollars in million, for fiscal year 2016)

	Ming	8th Ave	Zen
Net income	$1.3	$0.8	$0.8
Interests expenses	—	—	—
Income tax provision	1.1	0.7	0.7
Depreciation	0.2	0.2	0.1
Amortization	0.1	—	—
Adjusted EBITDA	$2.7	$1.7	$1.6

For additional information on Adjusted EBITDA, see the section entitled “NYM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA,” beginning on page 107.

Stores Site Selection — For new stores, NYM has an established procedure to select new stores sites. First, NYM contacts local real estate brokers and appraisers for demographic reports for a group of locations it is interested in. After reading the reports carefully, it narrows down the alternatives for further study. Next, it interviews with a diverse selection of influential local groups, including but not limited to, local Chinese associations, Chinese schools and local WeChat13 groups, to better understand local preference in food and grocery shopping. After further narrowing down the alternative sites, the NYM team visits the target sites and conducts a field survey on the distribution, density and purchasing preferences of the local Chinese community. The team then runs systematic comparisons through acquiring cost and return analysis and investment feasibility evaluation on target alternatives, and reaches a conclusion on where to open the new store.

Figure 3 Procedure of Store Site Selection

Future Growth Prospects

NYM plans to continue its vertically-integrated model and cultivate future growth by opening new stores, acquisition and developing online business. Geographically, NYM plans to first expand along I-95 corridor based on its established logistics system and industry leadership, and then gradually go nationwide. For new stores, NYM

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13        WeChat is a popular social media among Chinese speaking communities.

has already been approached by or has approached some targets for the purpose of possible acquisitions. Although it has no definitive agreements in place, NYM has a detailed expansion plan in place. The current logistics network will also be coordinated to cover the new stores in the most efficient and economical way. In addition, NYM stores in new locations will serve as distribution centers for its online shopping and delivery services to capture the growing Chinese population in large suburban areas.

Figure 4 Future Expansion Plan

NYM would like to be in a position to exercise the Option with Mr. Long Deng to acquire an additional four supermarkets owned by him. For the year ended March 31, 2018, NYM plans to acquire an additional 6 supermarkets along the I-95 corridor, and start to build its presence in New Jersey, Virginia, North Carolina, South Carolina and/or Georgia. For the fiscal year ending March 31, 2019, NYM plans to acquire an additional 5 to 6 stores in Chicago, Houston and/or Orlando areas and an additional 14 supermarkets in New York, New Jersey and/or Massachusetts. Should NYM’s plans come to fruition, NYM will have 38 stores in the aggregate and 2 wholesale facilities by the year ended March 31, 2019. There is no guarantee that NYM will be successful in acquiring these stores.

NYM will continue targeting stores averaging over 10,000 square feet. Based on its experience, NYM expects that the average investment per store will be $2 million to $2.5 million and that the conversion period will be about 2 years, which means it will take about 2 years on average for newly acquired stores to enter into normal sales scale and profitability. In the aggregate, NYM will need approximately $25 million and $50 million of capital in addition to its cash flow in place for the years ended March 31, 2017 and 2018, respectively, to fully execute the physical acquisitions, online platform development and new-store openings detailed in expansion plan mentioned above.

Stores and Operation

NYM offers well-assorted, high-quality and globally-sourced food products in its stores, with a special focus on perishable categories and hard-to-find products important to its target customers.

Store Layout

We believe that NYM’s cultural advantage is unique in comparison with its mainstream peers. NYM’s ability to identify, source, merchandise and market differentiated Asian and Chinese products that sharply meet the need of its target customers are critical to its success. Its centralized merchandising team rigorously rotates, updates and re-evaluates its existing merchandise offerings and regularly tests new products in retailing stores to excite its customers and to better understand customer preference. NYM maintains a consistent flow of new products in its stores and keeps its product assortment fresh and relevant.

NYM uses consistent decoration across all stores to emphasis NYM’s brand and evoke a feeling of trustworthiness and consistent high-quality. It puts special focus on seafood and produce because their price and quality are key determining factors of Chinese or Asian customers’ shopping experience. Perishables in aggregate make up 65% of store selling space on average. To optimize usage of available space, NYM places popular items such as bok choy, lychee, longan in most noticeable areas, and prices them competitively to attract customer traffic. The idea is to adopt a standardized product display with flexible arrangements customized to the shopping habits of local consumers.

NYM has a significant focus on perishable product categories which include vegetables, seafood, fruit, meat and prepared foods. In fiscal year ended on March 31, 2016, the perishable categories contributed approximately 65% to NYM’s total net sales and with an average markup of 38.3% for the year ended March 31, 2016, in alignment with the space occupancy of perishables. The top three sales generators are vegetables, seafood and meat as shown in Table 4 below. NYM’s focus on perishables came from its years of research and analysis of target customer’s shopping preferences. This also echoed well with conclusions given in Nielsen report that Asian and Chinese Americans prefer to buy fresh and shop for seafood and vegetables most often.

With respect to non-perishables, NYM has over 6,600 grocery products on shelf ranging from cooking utensils, canned foods, Chinese and Asian seasonings and spices, to domestic and imported snacks. With a small-box format, NYM is highly selective in its grocery offerings and is flexible enough to remove unprofitable or poor-selling items quickly. 95% of NYM’s imported groceries are sourced from China, Thailand and Taiwan to meet the diverse demand of not only Chinese Americans but targeted customers originated from east and south-east Asia. In fiscal year ended on March 31, 2016, the non-perishable grocery category contributed approximately 39.8% to NYM’s total Net Sales and realized a markup of 30.2% on average for the year ended March 31, 2016.

The table below depicts the components of net sales and gross margin in detail as of March 31, 2016:

Table 4 Contribution of Categories

Category	Net Sales %	Markup %
Vegetables	18.3%	43.4%
Seafood	18.1%	25.3%
Meat	12.1%	49.8%
Fruit	9.0%	35.1%
Hot Food	2.6%	69.7%
Perishable Total/Average	60.2%	38.3%

Grocery	39.8%	30.2%

Management and sale of Perishables

Vegetables — All NYM stores receive deliveries of vegetables every day and are required to sell out all vegetables on daily basis. NYM discounts its vegetables after 7:00 p.m., which significantly lowers the storage cost and worn-and-torn rate and improves profitability. In addition, to lower the worn-out rate of green-leaf vegetables due to customer rummage, NYM usually packs and sells such vegetables in bags. NYM also displays and sells different kinds of vegetables according to their characteristics. For example, Chinese yams need to be displayed on wood shreds to keep them fresh, while winter melons are typically sold in pieces due to their large size.

Seafood — As an established procedure, in-house merchants of NYM collect live seafood from wharfs and markets at midnight on a daily basis. The purchases are immediately distributed to all retailing stores via NYM’s in-house cold chain systems in which hibernation technology keeps seafood alive and ensures their freshness and high-quality. NYM discounts remaining stock after 7pm, to make space for new deliveries, reduce storage costs and maintain its standard for freshness and quality.

Meat — Since NYM can sell more body parts of an animal than a mainstream grocery store, the sales it generates from a whole pig, chicken or cattle are much higher than that of mainstream groceries, which leads to higher margin in meat and meat products sales.

Fruit — Almost all of the NYM’s unique fruit species are seasonal offerings and the quality and price are decisive to customer traffic during high season. Financially, the unique fruit species are sold at higher unit prices and generally offer higher profit margins. NYM benefits from its long-standing relationship with farm vendors to stay competitive in high seasons and enjoy better sourcing price and higher profit margin from fruit sales.

Hot Food — Hot food options vary among NYM’s different store locations. NYM provides prepared Chinese cuisines which require specific cooking utensils and are thus not easily made at home by customers, such as Char Siu, qingtuan, roasted duck, roasted goose, as well as an assortment of dim sums. In addition, NYM adjusts its hot food offerings periodically based on the responses from customers. As a commitment to freshness and quality, all prepared food in NYM are made and sold on a daily basis. Leftovers are sold at a discount after 7:00 p.m.

Pricing Strategy

In general, NYM’s pricing strategy is to provide premium products at reasonable prices. NYM believes pricing should be based on the quality of products and the shopping experience rather than promotional pricing to drive sales. Its goal is to deliver a sense of value to and foster a relationship of trust with its target and loyal customers.

NYM adopts different pricing strategies for different food categories. For best sellers such as seafood and core produce such as swimming shrimp and bok choy, NYM prices competitively and aims to attract consumer traffic. For groceries and dry foods which are usually imported and have a long shelf life, NYM prices at a premium (average markup of 40%). Due to changes in market conditions and seasonal supply, NYM’s pricing for seafood and produce are more volatile when compared with other categories. Despite the effects of seasonality, NYM is able to maintain competitive pricing even in high seasons thanks to its long-standing relationship with its farm partners.

Marketing and advertising

NYM believes its unique offerings, competitive price of popular produce, and word-of–mouth are major drivers of store sales. Apart from word-of-mouth, NYM advertises using in-store tastings, in-store weekly promotion signage, cooking demonstrations and product sampling. NYM also promotes its stores on its official website, uses an electronic newsletter, and/or inserts sales flyers in local Chinese newspapers or magazines on a monthly or weekly basis. NYM’s online business is marketed mainly on its official website and on WeChat, the most widely-used mobile social app among Chinese immigrations. As of the fiscal years ended March 31, 2016 and 2015, NYM recognized $840,900 and $1,215,879 for marketing and advertising expenses, respectively. Overall, NYM utilized a mixed marketing and advertising methods to enhance NYM brand and sales, to regularly communicate with its target customers and to strengthen its ability to market new and differentiated products.

Store Staffing and Operations

NYM adopts a systematic approach to support operations and the sustainable development of stores. The comprehensive support includes, but is not limited to, employee training and scheduling, store design, layout, product sourcing and inventory management systems, especially focusing on perishables. The support enables NYM to lower worn-and-tear rate, to enhance operating margins and profit and to help build NYM’s image of a Chinese supermarket chain committed to freshness and high-quality.

Each NYM retail supermarket is operated with high autonomy. A store manager oversees the general operation and an assistant manager is also appointed to assist the supervision. To ensure expertise in management and high quality of offerings, department managers are also appointed by category at each store. The department managers in each store generally include a vegetable manager, a fruit manager, a seafood manager, a meat manager, a grocery manager and a hot food manager. Since a department manager shoulders the detailed management for the specific category he or she is in charge of, he or she is commonly experienced in this category or has been with NYM for years and exhibited superior performance. As a group, the store manager and store department managers help to ensure the quality of NYM’s offerings.

Competition

Food retail is a large and highly competitive industry, but we believe that the market participants in the Chinese supermarket industry, a niche market are highly fragmented and immature. Currently, NYM faces competition from smaller or dispersed competitors focusing on the niche market of Chinese and other Asian consumers. However, with the rapid growth of the Chinese and other Asian population and their consumption power, other competitors may also begin operating in this niche market in the future. Those competitors include: (i) national conventional supermarkets, (ii) regional supermarkets, (iii) national superstores, (iv) alternative food retailers, (v) local foods stores, (vi) small specialty stores, and (vii) farmers’ markets.

The national and regional supermarket chains are experienced in operating multiple store locations, expansion management and have greater marketing or financial resources than NYM does. Even though currently they offer only a limited selection of Chinese and Asian specialty foods, they may be able to devote greater resources to sourcing, promoting and selling their products if they choose to do so. The local food stores and markets are small in size with a deep understanding of local preferences. Their lack of scale results in high risk and limited growth potential.

Trademarks and Other Intellectual Property

NYM owns seven self-owned Trademarks: (i) Family Elephant; (ii) Feiyan; (iii) Green Acre; (iv) Golden Smell; (v) Redolent; (vi) Happy Family; and (vii) SeaStar. The first three trademarks have been registered with the United Stated Patent and Trademark Office, the latter two were filed at the end of 2015 and are awaiting approval, and the last two trademarks are expected to be filed shortly. NYM’s self-owned trademarks cover rice and rice products and seasonings and spices, as well as assortment of noodles, frozen vegetables, frozen dumplings and frozen seafood. Trademarks are generally renewed for a 10-year period. We consider NYM’s trademarks to be valuable assets that diversify customer’s value alternatives, a useful strategy to enhance profit margins and an important way to establish and protect NYM brand in a competitive environment.

NYM plans to acquire more brands or even develop NYM-branded products in the near future. NYM will evaluate the acquisition opportunities on a case by case basis, considering the timing, impact to current products and the product quality. NYM is not currently in any trademark disputes with any third party.

Insurance

NYM uses a combination of insurance and self-insurance to provide coverage for potential liability for worker’s compensation, automobile and general liability, product liability, director and officer’s liability, employee health care benefits and other casualty and property risks. Changes in legal trends and interpretations, variability in inflation rates, changes in the nature and method of claims settlement, benefit level changes due to changes in applicable laws, insolvency or insurance carriers, and changes in discount rates could all affect ultimate settlements of claims. NYM evaluates its insurance requirements on an ongoing basis to ensure it maintains adequate levels of coverage.

Properties

NYM’s headquarters has been located in Long Island City since 1999. The head office is leased from a real estate company in which NYM’s Chief Executive Officer, Long Deng, has a significant equity interest. All of NYM’s retail supermarkets lease operating space from various third parties with which NYM maintains long-term leases averaging approximately 11.5 years. Five of the ten current leases have remaining periods of at least 10 years; and the rest five current leases come with a renewal option ranging from 10 to 20 years. New York Mart Group rents

20,000 square feet of storage from third parties, while Strong America rents 60,000 square feet of storage from a real estate company in which Long Deng, NYM’s Director, Chief Executive Officer and Chief Operating Officer, has a significant equity and control.

The list below details the information related to NYM’s leases:

Table 5 NYM’s leases

Store Name	Location	Gross Sq. Ft.	Lease Start	Lease End	Remaining Years	Renewal Options
New York Mart 8 Ave, Inc.	6023 8th Ave, Brooklyn, NY 11120	15,000	11/1/2011	10/31/2036	20	N/A
New York Mart Roosevelt Inc.	142-41 Roosevelt Ave, Flushing, NY 11354	18,000	6/8/2010	6/7/2040	23	10 years
New York Mart East Broadway Inc.	75 East Broadway, New York, NY 10002	7,500	12/28/2001	10/31/2024	8	N/A
New York Mart Mott St. Inc.	128 Mott Street, New York, NY 10013	12,000	11/1/2010	10/31/2025	9	10 years
New York Mart Ave U 2nd Inc.	17-21 Ave U, Brooklyn, NY 11229	14,000	5/31/2011	8/31/2028	12	N/A
Ming’s Supermarket Inc.	1102 Washington Street, Boston, MA 02118	23,356	1/1/2007	12/1/2026	10	10 years
Zen Mkt Quincy, Inc.	733 Hancock St. Quincy, MA 02170	10,000	3/1/2003	6/30/2023	7	10 years
New York Mart Sunrise Inc.	10101 Sunset Strop Sunrise, FL 33322	13,500	12/1/2010	11/30/2030	14	20 years
	Average	14,170			11.5
Strong America Limited	2-39 54th Ave, Long Island City, NY 11101	60,000	5/1/2016	4/30/2026	9	N/A
New York Mart Group Inc.	2-39 54th Ave, Long Island City, NY 11101	20,000	3/1/2011	2/28/2021	4	N/A

Employees

As of March 31, 2016, NYM had approximately 550 employees, 500 of whom are full-time employees and the remaining 50 of whom work part-time. NYM has 20 employees who have worked for it for 10 years or more. NYM employees are not unionized nor, to NYM’s knowledge, are there any plans for them to unionize. NYM has never experienced a strike or significant work stoppage. NYM regards its employee relations to be good.

Seasonality

As with other participants in the food retail industry, NYM’s sales are affected by seasonality. First, weekly sales fluctuate throughout the year, with weekends generating more sales over weekdays. Weekends enable customers living further form NYM’s stores to shop in NYM’s stores.

NYM also has higher sales in its third fiscal quarter when customers make holiday purchases. In contrast to conventional supermarkets, NYM’s are not only affected by U.S. holidays, but by traditional Chinese holidays as well, such as the Spring Festival (in January or February), the Dragon Boat Festival (in June), and the Mid-Autumn Festival (in September or October). Each of the Chinese festivals features a specific traditional food which will be very popular just prior to or at the holiday season. Therefore, NYM observes not only a general sales increase but also a sharp sales increase for that traditional Chinese food related to the festival.

NYM target customers also believe that food in season is the best. Therefore, popular species of vegetables, fruit and seafood changes with season. For example, NYM target customers will look for longan and lychee in summer but not in winter even if they are on shelf; similarly, customers look for Chinese dates and sugar cane in winter but never in summer. The seasonality in both customer demand and supply has a direct impact on NYM’s merchandising, pricing, sales and profitability.

Regulation

NYM operates in multiple states and is subject to federal, state and local laws and regulations in states it operates. Particularly, the jurisdictions in which it operates regulate the licensing of supermarkets, the sale of alcoholic beverages and the sale of lotteries. NYM must comply with provisions regulating health and sanitation standards, food labeling, licensing for alcoholic beverages and lottery sales. The manufacturing, processing, formulating, packaging, labeling and advertising of product are subject to regulation by various federal agencies including the Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture, the Consumer Product Safety Commission and the Environmental Protection Agency. NYM stores are subject to regular but unscheduled inspections. NYM stores are also subject to laws governing its relationship with employees including minimum wage requirement, overtime, working conditions, immigration, disabled access and work permit requirements. Certain of NYM’s parking lots and warehouses and its prepared food sections either have temporary certificates of occupancy or are awaiting certificates of occupancy. In addition, a number of federal, state and local laws impose requirements or restrictions on business owners with respect to access by disabled persons. NYM believes that it is in material compliance with laws and regulations in each jurisdiction. NYM’s compliance with these regulations may require additional capital expenditures and could materially adversely affect its ability to conduct business as planned.

Legal Proceedings

In the ordinary course of NYM’s business, NYM is subject to periodic lawsuits, investigations and claims, including, but not limited to, contractual disputes, premises claims and employment, environmental, health, safety and intellectual property matters. Although NYM cannot predict certainty the ultimate resolution of any lawsuits, investigations and claims asserted against it, NYM does not believe any currently pending legal proceedings to which it is a party will have a material adverse effect on its business, prospects, financial condition, cash flows or results of operations other than the following:

Ming’s Supermarket, Inc. (“Ming”), the subsidiary of NYM, is a tenant at a building located at 140–148 East Berkeley Street, Boston, MA (the “Property”), pursuant to a lease dated September 24, 1999 (the “Lease”). The Lease had a 10-year initial term, followed by an option for two additional 10-year terms. Ming has exercised that first option and the Lease has approximately 15 years remaining if the second option is also exercised. The Lease gives Ming a right of first refusal on any sale of the building.

On February 22, 2015 a sprinkler pipe burst in the Property. This caused the Inspectional Services Department of the City of Boston (“ISD”) to inspect the Property. The ISD found a number of problems which have prevented further use of the Property. The ISD notified both the landlord and the tenant that the Property was only permitted for use as an elevator garage, that its use as a warehouse was never permitted, and that a conditional use permit must be obtained from the City of Boston to make such use lawful. Moreover, the Property was found to have major structural issues requiring repair, as well as repairs being needed to the elevator and outside glass. The result of the ISD’s findings was that Ming was ordered not to use the Property for any purpose unless and until the structural and other repairs are completed and Ming’s receives a permit from the Boston Zoning Board.

While the Lease provides that the elevator (approximate repair cost $400,000) and outside glass (approximate repair cost $30,000) are the responsibility of the tenant, the structural repairs (approximate cost $500,000) are the landlord’s responsibility under the Lease, unless the structural damage was caused by the tenant’s misuse of the Property. In this regard Ming has retained an expert who will testify the structural damage to the building was caused by long term water infiltration and is not the result of Ming’s activities. Ming initially requested that the landlord perform the structural repairs and indicated that upon completion of those repairs, Ming would repair the elevator and the broken glass. In addition, Ming asked the landlord to cooperate in obtaining the permit to use the Property as a warehouse.

The landlord refused to either perform structural repairs or to cooperate on the permitting. As a result, as of April 2015, Ming stopped paying the landlord rent because it could not use the Property by order of the ISD. The landlord then sued Ming for breach of the Lease and unpaid rent in the Superior Court of Suffolk County in the State of Massachusetts and Ming counterclaimed for constructive eviction and for damages resulting from the landlord’s breach of its duty to perform structural repairs under the Lease.

Given the complicated fact pattern and myriad of claims and counterclaims, a reasonable and probable estimate as to the potential exposure, if any, cannot be made at this time. The unpaid rent is approximately $225,000 as of March 31, 2016. Ming is vigorously contesting any liability on its part for unpaid rent and believes it will recover damages against the landlord due to Ming’s constructive eviction from the Property. However, discovery is ongoing and no guaranties or predications can be made at this time as to ultimate outcome.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NYM HOLDING, INC.

You should read the following description of NYM’s results of operations and financial condition in conjunction with the section above titled “Risk Factors” and its consolidated audited financial statements presented in this filing.

Overview

NYM is a fast growing Asian Chinese grocery supermarket chain in the north-eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores. Since NYM was formed in 1995, NYM has targeted the Asian American population in the U.S. with its deep cultural understanding of its target customer’s unique consumption habits. NYM currently has eight retail supermarkets across New York, Massachusetts and Florida, with over 6,940,000 purchases in its stores in the fiscal year ended March 31, 2016. NYM operates two in-house wholesale businesses, Strong America and NYMG, that offer more than 6,000 wholesale products and service to NYM retail supermarkets and over 1,000 external clients, including wholesalers, retail supermarkets and restaurants. NYM has a stable supply of food from farms in New Jersey and Florida, ensuring reliable supplies of the popular vegetables, fruits and seafood. NYM’s wholesale business and long term relationships with farms insulate NYM from supply interruptions and sales declines, allowing it remain competitive even during difficult markets.

Outlook

NYM is an Asian Chinese supermarket chain in north-eastern region with eight retail super markets and two wholesale facilities. NYM plans to strategically expand along the I-95 corridor and its goal is to cover all states on the east coast. Although no agreements are in place, with additional capital support NYM hopes to acquire and open four, six and twenty new stores before March 31, 2017, 2018 and 2019, respectively.

a.       NYM provides unique products to meet the demands of the Asian/Chinese American Market;

b.       NYM has established a merchandising system backed by an in-house wholesale business and by long-standing relationships with farms;

c.       NYM maintains an in-house cooling system with unique hibernation technology that has developed over 20 years to preserve perishables, especially produce and seafood;

d.       NYM capitalizes on economies of scale, allowing strong negotiating power with upstream vendors, downstream customers and sizable competitors; and

e.       NYM has a proven and replicable track record of management, operation, acquisition and organic growth.

NYM’s net sales were $62.2 million and $63.5 million for six months ended September 30, 2016 and 2015, respectively. In terms of sales by category, Perishables constituted approximately 60.2% of the total sales for the six months ended September 30, 2016. NYM’s net income was $0.4 million for the six months ended September 30, 2016, a decrease of $1.2 million, or 73.4%, from $1.6 million for the six months ended September 30, 2015. Adjusted EBITDA was $2.2 million for the six months ended September 30, 2016, a decrease of $1.6 million, or 31.5%, from $3.8 million for the six months ended September 30, 2015. For additional information on Adjusted EBITDA, See the section entitled “NYM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA,” beginning on page 107.

NYM’s net sales were $131.2 million and $127.9 million for fiscal years ended March 31, 2016 and 2015, respectively. In terms of sales by category, Perishables constituted approximately 60.2% of the total annual sales for the fiscal year ended March 31, 2016. Vegetables and seafood in the aggregate constituted 36.3% of overall annual sales and 60.5% of the sales attributed the Perishables. NYM’s net income was $3.6 million for the year ended March 31, 2016, an increase of $2.8 million or 370.0% from $0.8 million for the year ended March 31, 2015. Adjusted EBITDA was 8.4 million for the year ended March 31, 2016, an increase of $5.0 million or 147.5% from $3.4 million for the year ended March 31, 2015. For additional information on Adjusted EBITDA, See the section entitled “NYM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA,” beginning on page 107.

Factors Affecting NYM’s Operating Results

Seasonality

NYM’s business shows seasonal fluctuations. Sales in its first and second fiscal quarters (ending June 30 and September 30, respectively) are usually 5% to 10% lower than in third and fourth quarters (ending December 31 and March 31, respectively). In its third fiscal quarter, customers make holiday purchases for Thanksgiving and Christmas. In its fourth quarter, customers make purchases for traditional Chinese holidays, such as the Spring Festival (Chinese New Year, in January or February).

Weather Conditions

Over 50% of NYM’s sales are perishables, including fruit, vegetables and seafood, of which the supply is easily affected by the weather. In 2016, the spring was colder than usual and subject to significant swings in temperature. Because of that the yield of Asian vegetables and fruits decreased dramatically in the quarters ended June 30 and September 30, 2016, and there were significant delays in supply of vegetables and fruits as compared to the same period of last year. Therefore, sales of vegetables and fruits declined in the quarters ended June 30 and September 30 2016, and NYM had to increase imports from Mexico and other counties. In addition, the red tide in Florida last year adversely affected the supply of shrimp, lobster and other seafood products in the current year.

Parking

The availability of parking is important to NYM’s sales volume, and changes in the availability of parking would affect NYM’s sales volume. For example, one of the two parking lots serving NYM’s Ming store in Boston was required to be temporarily lease to a farmers market on Sundays by the city of Boston from April to October 2016, which reduced sales at the store by about 10% during this period. The requirement to lease the parking lot to the farmers market will expire on October 31, 2016.

Competition

Competitors opened two new stores in Brooklyn’s Chinatown in early 2016, which negatively impacted the sales of NYM’s two stores located in the area for the six months ended September 30, 2016. NYM’s management believes that this impact is temporary and expects sales to rebound after six months because the stores are the only ones owned by the operators and therefore lack the sophisticated procurement process that NYM has and do not have the same influence over suppliers as NYM.

Payroll

Minimum wage rates in some states increased in 2016. For example, the minimum wage went from $10 to $11 per hour in Massachusetts. In addition, NYM hired more personnel to improve business operations and internal controls in anticipation of becoming a reporting company. As a result, payroll and related expenses increased $1.4 million, or 30.2% for the six months ended September 30, 2016 as compared to the same period of last year. NYM plans to implement systems in the future to improve operating efficiency and reduce labor costs.

Merger with E-compass

In March 2016, NYM signed a letter of intent with E-compass in connection with the transactions to which this prospectus relates and began to engage third parties in connection therewith, including a financial advisor, legal counsel and auditor, and incurred $490,000 of professional fees related thereto in the six months ended September 30, 2016.

Vendor and Supply Management

NYM believes that a centralized and efficient vendor and supply management system are the keys to profitability. NYM operates its own wholesale facilities, which supplied about 23% of its procurement for the fiscal year ended March 31, 2016. NYM recently centralized the management of its vendors and procurement. It believes that such centralized vendor management enhances NYM’s negotiating power and improves its ability to turnover inventory and vendor payables. Any changes to the vendor and supply management could affect NYM’s purchasing costs and operating expenses.

Store Maintenance and Renovation
From time to time, NYM conducts maintenance on the fixtures and equipment for its stores. Any maintenance or renovations could interrupt the operation of our stores and result in a decline of customer volume, and therefore sales volume, but will, in the opinion of management, boost sales after they are completed. In the fiscal year ended March 31, 2016, NYM conducted a renovation for its store located on East Broadway in Manhattan, New York. Even though the store didn’t close completely for renovation, the sales and operations during this renovation period were interrupted. The renovation in fiscal year of 2016 negatively impacted the sales of NYM’s East Broadway store. The sales of this store decreased about $1.4 million, or 9.5%, in the fiscal year ended March 31, 2016, compared to fiscal year ended March 31, 2015. However, after completion of the renovation, customer traffic and sales volume increased significantly. Sales increased 13.4% for the six months ended September 30, 2016, compared to the same period of last year and management believes that sales will continue to increase. Significant maintenance or renovation would inevitably affect NYM’s operation and operating results.

Store Acquisitions and Openings

NYM expects the new stores it acquires or opens to be the primary driver of its sales, operating profit and market share gains. NYM’s results will be materially affected by the timing and number of new store additions and the amount of new store opening costs. For example, NYM would incur rental, utilities and employee expenses during any period of renovation, which would be recorded as expenses on the income statement and would decrease NYM’s profit when a store opens. NYM may incur higher than normal employee costs associated with set-up, hiring, training, and other costs related to opening a new store. Operating margins are also affected by promotional discounts and other marketing costs and strategies associated with new store openings, primarily due to overstocking, and costs related to hiring and training new employees. Additionally, promotional activities may result in higher than normal net sales in the first several weeks following a new store opening. A new store builds its sales volume and its customer base over time and, as a result, generally has lower margins and higher operating expenses, as a percentage of sales, than NYM’s more mature stores. A new store could take more than a year to achieve a level of operating performance comparable to NYM’s existing stores.

How to Assess NYM’s Performance

In assessing performance, NYM considers a variety of performance and financial measures, including principal growth in net sales, gross profit and Adjusted EBITDA. The key measures that we use to evaluate the performance of NYM’s business are set forth below:

Net Sales

NYM’s net sales comprise gross sales net of coupons and discounts. NYM does not record sales taxes as a component of retail revenues as it considers it a pass-through conduit for collecting and remitting sales taxes.

Gross Profit

NYM calculates gross profit as net sales less cost of sales and occupancy costs. Gross margin measures gross profit as a percentage of its net sales. Occupancy costs include store rental costs and property taxes. The components of NYM’s cost of sales and occupancy costs may not be identical to those of its competitors. As a result, data in this registration statement/prospectus regarding NYM’s gross profit and gross margin may not be comparable to similar data made available by NYM’s competitors.

Cost of sales includes the cost of inventory sold during the period, including the direct costs of purchased merchandise (net of discounts and allowances), distribution and supply chain costs, buying costs and supplies. NYM recognizes vendor allowances and merchandise volume related rebate allowances as a reduction of inventories during the period when earned and reflects the allowances as a component of cost of sales as the inventory is sold. Shipping and handling for inventories purchased are included in cost of goods sold.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of retail operational expenses, administrative salaries and benefits costs, marketing, advertising and corporate overhead.

Adjusted EBITDA

NYM believes that Adjusted EBITDA is a useful performance measure and can be used to facilitate a comparison of NYM’s operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting NYM’s business than GAAP measures alone can provide. NYM also uses Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including senior executives. Other companies in the industry may calculate Adjusted EBITDA differently than NYM does, limiting its usefulness as a comparative measure.

NYM’s management defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, store opening costs, and non-recurring expenses. All of the omitted items are either (i) non-cash items or (ii) items that NYM does not consider in assessing its on-going operating performance. Because it omits non-cash items, NYM’s management believes that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect its operating performance. NYM’s management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Results of Operations for the Six Months ended September 30, 2016 and 2015

	For the six months ended September 30,		Changes
	2016	2015	$	%
Net sales-third parties	$58,547,631	$60,768,776	$(2,221,145)	-3.7%
Net sales-related parties	3,629,161	2,720,634	908,527	33.4%
Total Sales	62,176,792	63,489,410	(1,312,618)	-2.1%
Cost of sales	45,840,542	47,227,109	(1,386,567)	-2.9%
Occupancy costs	3,605,453	3,540,743	64,710	1.8%
Gross Profit	12,730,797	12,721,558	9,239	0.1%
Selling, general and administrative expenses	12,356,026	10,055,567	2,300,460	22.9%
Income from operations	374,771	2,665,991	(2,291,220)	-85.9%
Interest expense	(90,292)	(108,451)	18,159	-16.7%
Other income	508,441	428,102	80,339	18.8%
Income before income tax provision	792,920	2,985,642	(2,192,722)	-73.4%
Income tax provision	(356,814)	(1,343,539)	986,725	-73.4%
Net income	$436,106	$1,642,103	$(1,205,997)	-73.4%
Net income attributable to common shareholders	$436,106	$1,642,103	$(1,205,997)	-73.4%

Net Sales

	For the six months ended September 30,		Changes
	2016	2015	$	%
Net sales of retail-third parties	$51,765,739	$54,294,240	$(2,528,501)	-4.7%
Net sales of wholesale-third parties	6,781,892	6,474,536	307,356	4.7%
Net sales of wholesale-related parties	3,629,161	2,720,634	908,527	33.4%
Total Net Sales	$62,176,792	$63,489,410	$(1,312,618)	-2.1%

NYM’s net sales were $62.2 million for the six months ended September 30, 2016, a decrease of $1.3 million, or 2.1%, from $ 63.5 million for the six months ended September 30, 2015.

Net retail sales to third parties decreased $2.5 million, or 4.7%, from $54.3 million for the six months ended September 30, 2015, to $51.8 million for the six months ended September 30, 2016. The decrease resulted from a decrease of $1.3 million in Ming store sales dues to a parking lot not being available on Sundays from April to October 2016, a decrease of $0.8 million in two stores located in Chinatown, Brooklyn NY due to the impact of weather conditions on the availability of fresh produce and new competitors , a decrease of $1.3 million in stores due to the impact of weather conditions on the availability of fresh produce, partially offset by an increase of $0.8 million in a store after renovation. Net wholesale sales increased $1.2 million from $9.2 million for the six months ended September 30, 2015 to $10.4 million for the six months ended September 30, 2016, which was attributable to an increase of $0.9 million in sales to related parties due to NYM focusing on improving its central procurement system through its wholesale facilities and an increase of $0.3 million from its wholesale revenue to third parties due to expansion of the wholesales business.

Cost of sales, Occupancy costs and Gross Profit

	For the six months ended September 30,		Changes
	2016	2015	$	%
Total Net Sales	$62,176,792	$63,489,410	$(1,312,618)	-2.1%
Cost of sales	45,840,542	47,227,109	(1,386,567)	-2.9%
Occupancy costs	3,605,453	3,540,743	64,710	1.8%
Gross Profit	$12,730,797	$12,721,558	$9,239	0.1%
Gross Margin	20.5%	20.0%	0.4%

Gross profit was $12.7 million for the six months ended September 30, 2016 and 2015. Gross margin increased to 20.5% for the six months ended September 30, 2016 from 20.0% for the six months ended September 30, 2015. The increase in NYM’s gross margin was primarily attributable to a decrease in the purchase price of inventory as a result of increased negotiating power and management efficiency after NYM completed a centralized system for inventory procurement and vendor management. Gross margin from wholesale sales increased to 13.1% for the six months ended September 30, 2016 from 9.4% for the six months ended September 30, 2015, which was primarily attributable to the increase buying power resulting from centralized purchases by NYM’s wholesale facilities. Gross margin from retail sales decreased to 19.6% for the year six months ended September 30, 2016 from 20.4% the six months ended September 30, 2015, which is a normal fluctuation in gross margin for our business.

Cost of sales decreased $1.4 million, or 2.9%, from $47.2 million for the six months ended September 30, 2015 to $45.8 million for the six months ended September 30, 2016. The decrease was mainly attributable to the decreased sales in the six months ended September 30, 2016

Occupancy costs consist of store-level expenses such as rental expense, property taxes and other store specific costs. Occupancy costs increased approximately $64,000, or 1.8%, from $3.54 million for the six months ended September 30, 2015 to $3.6 million for the six months ended September 30, 2016, which was mainly attributable to the increase of property taxes as a result of the increase of market value of properties that NYM leases.

Selling, General and Administrative Expenses

Selling, general and administrative expenses was $12.3 million for the six months ended September 30, 2016, an increase of $2.3 million, or 22.9%, compared to $10.1 million for the six months ended September 30, 2015, which was mainly attributable to an increase of $1.4 million in payroll and related insurance and taxes, and an increase of $0.5 million of professional fees incurred in connection with the transaction with E-compass, and an increase of $0.4 million of rental and utility expenses.

Interest Expense

Interest expense was $90,292 for the six months ended September 30, 2016, a decrease of $18,159, or 16.7%, from $108,451 for the six months ended September 30, 2015, primarily attributable to the decrease of interest on the credit line of $2.8 million that was repaid by NYM in July 2015.

Other income

Other income was $508,441 for the six months ended September 30, 2016, an increase of $80,339, or 18.8%, from $428,102 for the six months ended September 30, 2015, primarily attributable to an increase of management fee income and advertising fee income charged to third-party stores based on sale volume.

Income Taxes Provision

NYM is subject to U.S. federal and state income taxes. Income taxes provision was $0.4 million for the six months ended September 30, 2016, a decrease of $0.9 million, or 73.4%, compared to $1.3 million for the six months ended September 30, 2015, which was mainly attributable the decrease in taxable income. The effective income tax rate was 45.0% for the six months ended September 30, 2016 and 2015. The federal tax rate was 34% and state and local income tax rates were 12% for the six months ended September 30, 2016 and 2015.

Net Income

	For the six months ended September 30,		Changes
	2016	2015	$	%
Net income	$436,106	$1,642,103	$(1,205,997)	-73.4%
Profit Margin	0.7%	2.6%	-1.9%

Net Income was $0.4 million for the six months ended September 30, 2016, a decrease of $1.2 million, or 73.4%, from $1.6 million for the six months ended September 30, 2015, mainly attributable to the increase of selling, general and administrative expenses as described above. Profit margin as percentage of sales was 0.7% and 2.6% for the six months ended September 30, 2016 and 2015, respectively.

Adjusted EBITDA

	For the six months ended September 30,		Changes
	2016	2015	$	%
Net income	$436,106	$1,642,103	$(1,205,997)	-73.4%
Interests expenses	90,292	108,451	(18,159)	-16.7%
Income tax provision	356,814	1,343,539	(986,725)	-73.4%
Depreciation	778,508	675,155	103,353	15.3%
Amortization	66,667	66,667	—	0.0%
Merger expenses(1)	490,000	—	490,000	—
Adjusted EBITDA	$2,218,387	$3,835,915	$(1,617,528)	-42.2%
Percentage of sales	3.6%	6.0%	-2.4%

____________

(1)      Merger expenses were professional fees paid to a financial advisor, legal counsel and auditors in connection with the transaction with E-compass, which are non-recurring expenses and added back for adjusted EBITDA.

Adjusted EBITDA was $2.2 million for the six months ended September 30, 2016, a decrease of $1.6 million, or 42.2%, as compared to $3.8 million for the six months ended September 30, 2015, mainly attributable to the increase of selling, general and administrative expenses as described above. The percentage of sales for adjusted EBITDA was 3.6% and 6.0% for the six months ended September 30, 2016 and 2015, respectively.

Results of Operations for the Years ended March 31, 2016 and 2015

	For the year ended March 31,		Changes
	2016	2015	$	%
Net sales-third parties	$125,021,947	$122,611,592	$2,410,355	2.0%
Net sales-related parties	6,203,277	5,297,283	905,994	17.1%
Total Sales	131,225,224	127,908,875	3,316,349	2.6%
Cost of sales	97,259,250	99,835,757	(2,576,507)	-2.6%
Occupancy costs	7,367,155	6,736,033	631,122	9.4%
Gross Profit	26,598,819	21,337,085	5,261,734	24.7%
Selling, general and administrative expenses	20,718,062	20,167,247	550,815	2.7%
Income from operations	5,880,757	1,169,838	4,710,919	402.7%
Interest expense	(215,494)	(227,889)	12,395	-5.4%
Other income	992,620	807,002	185,618	23.0%
Income before income tax provision	6,657,883	1,748,951	4,908,932	280.7%
Income tax provision	(3,016,874)	(974,222)	(2,042,652)	209.7%
Net income	$3,641,009	$774,729	$2,866,280	370.0%
Net income attributable to common shareholders	$3,641,009	$774,729	$2,866,280	370.0%

Net Sales

	For the year ended March 31,		Changes
	2016	2015	$	%
Net sales of retail-third parties	$112,350,473	$109,338,008	$3,012,465	2.8%
Net sales of wholesale-third parties	12,671,474	13,273,584	(602,110)	-4.8%
Net sales of wholesale-related parties	6,203,277	5,297,283	905,994	14.6%
Total Net Sales	$131,225,224	$127,908,875	$3,316,349	2.6%

NYM’s net sales were $131.2 million for the year ended March 31, 2016, an increase of $3.3 million or 2.6%, from $127.9 million for the year ended March 31, 2015. Net retail sales to third parties increased $3.0 million, or 2.0%, from $109.3 million for the year ended March 31, 2015 to $112.3 million for the year ended March 31, 2016. The increase resulted from an increase of $3.0 million after the renovation of one store located in Quincy, MA in the fiscal year ended March 31, 2015, and an increase of $1.9 million resulting from NYM’s promotion and pricing strategy, partially offset by a decrease of $1.9 million resulting from the negative impact of the renovation and maintenance of two stores in Manhattan, New York in the year ended March 31, 2016. Net wholesale sales increased $0.3 million from $18.6 million for the year ended March 31, 2015 to $18.9 million for the year ended March 31, 2016. The increase resulted from an increase of $0.9 million in sales to related parties and a decrease of $0.6 million in sales to third parties. In the fiscal year ended March 31, 2016, NYM focused on improving its central procurement system through its wholesale facilities and shifted the resources from its wholesale business from third parties to its stores.

Cost of sales, Occupancy costs and Gross Profit

	For the year ended March 31,		Changes
	2016	2015	$	%
Total Net Sales	$131,225,224	$127,908,875	$3,316,349	2.6%
Cost of sales	97,259,250	99,835,757	(2,576,507)	-2.6%
Occupancy costs	7,367,155	6,736,033	631,122	9.4%
Gross Profit	$26,598,819	$21,337,085	$5,261,734	24.7%
Gross Margin	20.3%	16.7%	3.6%

Gross profit was $26.6 million for the year ended March 31, 2016, an increase of $5.3 million, or 24.7%, from $21.3 million for the year ended March 31, 2015. Gross margin increased to 20.3% for the year ended March 31, 2016 from 16.7% for the year ended March 31, 2015. The increase in NYM’s gross margin was primarily attributable to a decrease of purchase price and costs as a result of increased negotiating power and management efficiency for the turnover of inventory and vendor payables after NYM completed a centralized system for inventory procurement and vendor management for grocery, vegetables, fruits, meats and parts of fish and seafood during the fiscal year ended March 31, 2016. Gross margin from wholesale sales was 10.6% and 10.8% for the years ended March 31, 2016 and 2015, respectively. Gross margin from retail sales increased to 20.1% for the year ended March 31, 2016 from 15.9% the year ended March 31, 2015, which was mainly attributable to improved pricing resulting from the new centralized procurement process.

Cost of sales decreased $2.6 million, or 2.6%, from $99.8 million for the year ended March 31, 2015 to $97.2 million for the year ended March 31, 2016. The decrease consisted of a decrease of $2.2 million in purchase costs and a decrease of $0.4 million in shipping costs. The decrease of purchase costs was mainly attributable to a lower purchase price negotiated with vendors after NYM centralized its system for procurement and vendor management, resulting in more efficient management of inventory, logistics and vendor payment.

Occupancy costs consist of store-level expenses such as rent expense, property taxes and other store specific costs. Occupancy costs had an increase of $0.7 million or 9.4%, from $6.7 million for the year ended March 31, 2015 to $7.4 million for the year ended March 31, 2016, which was mainly attributable to the increase of property taxes charged and determined by the city in which the stores are located, as a result of the increase of market value of the leased property of the stores.

Selling, General and Administrative Expenses

Selling, general and administrative expenses was $20.7 million for the year ended March 31, 2016, an increase of $0.6 million or 2.7%, compared to $20.2 million for the year ended March 31, 2016, which is consistent with the revenue growth. As a percentage of net sales, general and administrative expenses were 16.6% and 16.4% for the years ended March 31, 2016 and 2015, respectively.

Interest Expense

Interest expense was $215,494 for the year ended March 31, 2016, a decrease of $12,395 or 5.4%, from $227,889 for the year ended March 31, 2015, primarily attributable to the decrease of interest on the credit line of $2.8 million that was repaid by NYM in July 2015.

Other income

Other income was $992,620 for the three months ended June 30, 2016, an increase of $185,618, or 23.0%, from $807,002 for the year ended March 31, 2015, primarily attributable to an increase in rental income for some store and warehouse space leased to third parties and an increase in insurance claims for damages due to in-store accidents

Income Taxes Provision

NYM is subject to U.S. federal and state income taxes. Income taxes provision was $3.0 million for the year ended March 31, 2016, an increase of $2.0 million or 209.7%, compared to $1.0 million for the year ended March 31, 2015, which was mainly attributable the increase of taxable income before taxes and change in valuation for deferred tax assets. The effective income tax rate decreased from 55.7% for the year ended 2015 to 45.3% for the year ended March 31, 2016, primarily due to the decrease of impact of change in valuation allowance for deferred tax assets. The federal tax rate was 34%, and state and local income tax rate was 12% for the two years ended March 31, 2016.

Net Income

	For the year ended March 31,		Changes
	2016	2015	$	%
Net income	$3,641,009	$774,729	$2,866,280	370.0%
Profit Margin	2.8%	0.6%	2.2%

Net Income was $3.6 million for the year ended March 31, 2016, an increase of $2.9 million or 370.0%, from $0.8 million for the year ended March 31, 2015, mainly attributable to the increase of gross profit as a result of centralized inventory system and optimization of vendor management during the year ended March 31, 2016. Profit margin as percentage of sales was 2.8% and 0.6% for the years ended March 31, 2016 and 2015 respectively.

Adjusted EBITDA

	For the year ended March 31,		Changes
	2016	2015	$	%
Net income	$3,641,009	$774,729	$2,866,280	370.0%
Interests expenses	215,494	227,889	(12,395)	-5.4%
Income tax provision	3,016,874	974,222	2,042,652	209.7%
Depreciation	1,397,031	1,285,506	111,525	8.7%
Amortization	133,334	133,333	1	0.0%
Adjusted EBITDA	$8,403,742	$3,395,679	$5,008,063	147.5%
Percentage of sales	6.4%	2.7%	3.7%

Adjusted EBITDA was $8.4 million for the year ended March 31, 2016, an increase of $5.0 million or 147.5%, compared to $3.4 million for the year ended March 31, 2015, mainly attributable to the increase of gross profit margin as a result of the newly centralized system for inventory procurement and optimization of vendor management during the year ended March 31, 2016. The percentage of sales for adjusted EBITDA was 6.4% and 2.7% for the years ended March 31, 2016 and 2015, respectively.

Liquidity and Capital Resources

As of September 30, 2016, NYM had cash and cash equivalents of approximately $0.7 million. NYM has funded working capital and other capital requirements primarily by equity contribution from shareholders, cash flow from operations, and bank loans. Cash is required to pay purchase costs for inventory, rental, salaries, office rental expenses, income taxes, other operating expenses and repay debts. Although NYM’s management believes that the cash generated from operations will be sufficient to meet its normal working capital needs for at least the next twelve months, its ability to repay its current obligation will depend on the future realization of its current assets. NYM’s management has considered the historical experience, the economy, trends in the retail industry, the expected collectability of the accounts receivables and the realization of the inventories as of September 30, 2016. NYM estimates that it requires at least $15 million of additional cash resources to support its future development plan in connection with new stores acquisition or opening and online sales development before March 31, 2018. NYM’s ability to continue to fund these items may be affected by general economic, competitive and other factors, many of which are outside of NYM’s control. If the future cash flow from operations and other capital resources are insufficient to fund its liquidity needs, NYM may be forced to reduce or delay its expected new store acquisition and openings, sell assets, obtain additional debt or equity capital or refinance all or a portion of its debt. NYM’s working capital position benefits from the fact that it generally collects cash from sales to customers the same day or, in the case of credit or debit card transactions, within a few business days of the related sale and the quick inventory turnover.

Based on the above considerations, NYM’s management is of the opinion that NYM has sufficient funds to meet its working capital requirements and debt obligations as they become due. However, there is no assurance that management will be successful in their plan. There are a number of factors that could potentially arise that could result in shortfalls to the Company’s plan, such as the demand for its products, economic conditions, the competitive pricing in the retail industry and its bank and suppliers being able to provide continued supports. If NYM is not able to turn over its inventory and collect on receivables as it has done in the past, Mr. Long Deng, the majority shareholder and Chief Executive Officer of NYM, has indicated that he will fund NYM’s operations.

The following table summarizes NYM’s cash flow data for the six months ended September 30, 2016 and 2015.

	For the six months ended September 30,
	2016	2015
Net cash provided by operating activities	$2,917,448	$3,232,692
Net cash used in investing activities	(3,053,513)	(2,631,230)
Net cash provided by (used in) financing activities	262,927	(515,073)
Net increase in cash and cash equivalents	$126,862	$86,389

Operating Activities

Net cash provided by operating activities consists primarily of net income adjusted for non-cash items, including depreciation, changes in deferred income taxes and the effect of working capital changes. Net cash provided by operating activities was approximately $2.9 million for the six months ended September 30, 2016, a decrease of $0.3 million, or 9.8%, compared to $3.2 million for the six months ended September 30, 2015. The decrease was a result of a decrease of cash generated from net income of $1.2 million, partially offset by an increase of $0.9 million from change of working capital mainly resulting from an increase in accounts payable.

Investing Activities

Net cash used in investing activities was approximately $3.1 million for the six months ended September 30, 2016, an increase of $0.5 million or 16.0%, compared to $2.6 million for the six months ended September 30, 2015. The increase was primarily attributable to the increase in advances to related parties with the intention of converting these advances into deposits on the purchase price upon acquisitions of these entities pursuant to the option agreement expected to being entered into at the closing of the transaction between NYM and E-compass.

Financing Activities

Net cash provided by financing activities was approximately $0.3 million for the six months ended September 30, 2016, which mainly consisted of net cash flow from borrowing on loans and notes payable. Net cash used in financing activities was $0.5 million for the six months ended September 30, 2015, which mainly consisted of $1.1 million of repayment of a loan due to Mr. Long Deng, the majority shareholder and the Chief Executive Officer of NYM, and $0.6 million of net cash received from borrowing on loans and notes payable.

The following table summarizes NYM’s cash flow data for the years ended March 31, 2016 and 2015.

	For The Year Ended March 31,
	2016	2015
Net cash provided by operating activities	$8,018,462	$2,489,798
Net cash used in investing activities	$(7,329,227)	$(824,423)
Net cash used in financing activities	$(632,191)	$(1,962,913)
Net (decrease) increase in cash and cash equivalents	$57,044	$(297,538)

Operating Activities

Net cash provided by operating activities consists primarily of net income adjusted for non-cash items, including depreciation, changes in deferred income taxes and loss on early extinguishment of debt, and the effect of working capital changes. Net cash provided by operating activities was approximately $8.0 million for the year ended March 31, 2016, an increase of $5.5 million or 222.1%, compared to $2.5 million for the year ended March 31, 2015. The increase was primarily attributable to the combined results of an increase of cash inflow generated from net income of $2.9 million and $2.1 million cash inflow generated from change of working capital, and $0.5 million of adjustment from deferred income taxes.

Investing Activities

Net cash used in investing activities was approximately $7.3 million for the year ended March 31, 2016, an increase of $6.5 million, or 789%, compared to $0.8 million for the year ended March 31, 2015. The increase was primarily attributable to an increase of $1.1 million for renovation, acquisition of property and equipment, and an increase of $5.4 million for advances to related parties with the intention of converting these advances into deposits on the purchase price upon acquisitions of these entities, which are directly, or indirectly owned by Mr. Long Deng, the majority shareholder and the Chief Executive Officer of NYM.

Financing Activities

Net cash used in financing activities was approximately $0.7 million for the year ended March 31, 2016, a decrease of $1.3 million or 67.8%, compared for $2.0 million for the year ended March 31, 2015. The decrease was primarily attributable to an increase of $1.0 million of net cash inflow supported by the bank credit lines.

Commitments and Contractual Obligations

The following table presents the Company’s material contractual obligations as of September 30, 2016:

Contractual Obligations (unaudited)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Bank Loans	$3,709,794	$3,515,771	$194,023	$—	$—
Estimated interest payments on bank loans	439,733	416,735	22,998	—	—
Notes payable	803,621	275,288	393,063	135,270	—
Capital lease obligations	62,426	40,298	22,128	—	—
Operating Lease Obligations(1)	88,984,293	6,195,397	12,380,678	12,616,457	57,791,761
	$93,999,867	$10,443,489	$13,012,890	$12,751,727	$57,791,761

____________

(1)      Operating lease obligations do not include common area maintenance, utility and tax payments to which NYM is obligated, which is estimated to be approximately 50% of operating lease obligation.

Off-balance Sheet Arrangements

NYM is not a party to any off-balance sheet arrangements.

Critical Accounting Estimates

The discussion and analysis of NYM’s financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with GAAP. These principles require NYM’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses, cash flow and related disclosure of contingent assets and liabilities. The estimates include, but are not limited to, revenue recognition, inventory valuation, impairment of long-lived assets, and income taxes. NYM bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and the actual results, future financial statements will be affected.

NYM’s management believes that among their significant accounting policies, which are described in Note 3 to the audited consolidated financial statements of NYM included in this proxy statement/registration statement, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, NYM’s management believes these are the most critical to fully understand and evaluate its financial condition and results of operations.

Revenue Recognition

For retail sales, revenue is recognized at the point of sale. Discounts provided to customers at the time of sale are recognized as a reduction in sales as the discounted products are sold. Sales taxes are not included in revenue. Proceeds from the sale of coupons are recorded as a liability at the time of sale, and recognized as sales when they are redeemed by customers. For wholesales sales, revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, the Company has no other obligations and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.

Inventories

Inventories consist of merchandise purchased for resale, which are stated at the lower of cost or market. The cost method is used for wholesale and retail perishable inventories by assigning costs to each of these items based on a first-in, first-out (FIFO) basis (net of vendor discounts).

The Company’s wholesale and retail non-perishable inventory is valued at the lower of cost or market using weighted average method.

Impairment of Long-Lived Assets

NYM assesses its long-lived assets, including property and equipment and finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. The Company groups and evaluates long-lived assets for impairment at the individual store level, which is the lowest level at which independent identifiable cash flows are available. Factors which may indicate potential impairment include a significant underperformance relative to the historical or projected future operating results of the store or a significant negative industry or economic trend. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by that asset. If impairment is indicated, a loss is recognized for any excess of the carrying value over the estimated fair value of the asset group. The fair value is estimated based on the discounted future cash flows or comparable market values, if available.

Income Taxes

NYM must make certain estimates and judgments in determining income tax expense for financial statement purposes. The amount of taxes currently payable or refundable is accrued, and deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for realizable loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the fiscal year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in income tax rates is recognized in income in the period that includes the enactment date.

NYM apply the provisions of the authoritative guidance on accounting for uncertainty in income taxes that was issued by the Financial Accounting Standards Board, or FASB. Pursuant to this guidance, and may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The authoritative guidance also addresses other items related to uncertainty in income taxes, including derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Recently Issued Accounting Pronouncements

Note 3 to the unaudited condensed consolidated financial statements of NYM included in this proxy statement/registration statement.

SELECTED HISTORICAL FINANCIAL INFORMATION OF E-compass

The following table sets forth selected historical financial information derived from E-compass’s unaudited financial statements for the six months ended September 30, 2016 and 2015, audited financial statements for the years ended March 31, 2016 and 2015.

The historical results of E-compass included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of E-compass. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of E-compass” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Selected Financial Information — E-compass

	For the Six Months ended		For the Year ended	For the Period from September 23, 2014 (Inception)
	September 30, 2016	September 30, 2015	March 31, 2016	to March 31, 2015
Income Statement Data:
Net revenue	$—	$—	$—	$—
Other income	$78,148	$4,148	$51,104	$—
Net Profit(loss)	$(191,075)	$(17,936)	$(2,433,904)	$(5,008)
Basic and diluted net loss per share	$(0.04)	$(0.02)	$(0.66)	$(0.01)
Weighted average shares outstanding, basic and diluted	5,310,000	1,018,142	3,673,142	1,000,000

	September 30, 2016	September 30, 2015	March 31, 2016	March 31, 2015
Balance Sheet Data:
Total assets	$41,127,158	$41,390,551	$41,240,636	$134,992
Total liabilities	$679,907	$614,034	$602,310	$115,000
Common stock subject to possible redemption	$30,800,000	$30,800,000	$30,800,000	$—
Total stockholders’ equity	$9,647,251	$9,976,517	$9,838,326	$19,992

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF E-COMPASS

The following discussion should be read in conjunction with our Financial Statements and footnotes thereto contained in this report.

Overview

We are a Cayman Islands exempted company incorporated as a special purpose company incorporated for the purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, or entering into contractual arrangements that give us control over such a target business.

We presently have no revenue, have had losses since inception from incurring formation costs and have no other operations other than the active solicitation of a target business with which to complete a business combination. We have relied upon the sale of our securities and loans from our officers and directors to fund our operations.

We consummated our initial public offering of 4,000,000 units on August 18, 2015 generating gross proceeds of $40,000,000 and on the same date, a private placement to Lodestar, an affiliate of Richard Xu, our Chief Executive Officer, of 310,000 Private Units, generating additional proceeds of $3,100,000. Of such proceeds, an aggregate of $40,800,000 was placed in the Company’s trust account.

Our management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the private placement, although substantially all of the net proceeds are intended to be applied generally towards consummating a business combination successfully.

Results of Operations

Our entire activity from inception through August 18, 2015 was in preparation for our initial public offering, which was consummated on August 18, 2015. Since the initial public offering, our activity has been limited to the evaluation of business combination candidates, and we will not be generating any operating revenues until the closing and completion of our initial business combination. We expect to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. We expect our expenses to increase substantially after this period.

For the six months ended September 30, 2016, we had a net loss of $191,075 which consists of formation and operating costs, partially offset by other income generated from the Trust Account. The other income generated from trust account was $78,148. General and administrative expenses were $269,223. For the six months ended September 30, 2015, we had a net loss of $17,936, which consisted of $22,084 of formation and operating costs partially offset by $4,148 of other income generated from the Trust Account.

For the year ended March 31, 2016, we had a net loss of $2,433,904, which consisted of general and administrative expense of $2,485,008, partially offset by interest income of $51,104 generated from the trust account. General and administrative expenses included $2,277,777, incurred as the fair value of shares transferred from insiders to a special advisor. For the year ended March 31, 2015, we had a net loss of $5,008 related to formation and operating costs.

Liquidity and Capital Resources

As of September 30, 2016, we had cash of $118,156 outside of our trust account, $79,750 of prepaid expenses and $79,907 of accrued liabilities. In addition, we had $40,929,252 in restricted cash and equivalents in our trust account, of which $129,252 of other income may be released to us in order to fund working capital requirements or tax payments. We intend to use the remainder of the proceeds not held in the trust account plus the interest earned on the funds held in the trust account that may be released to us to fund our operations.

We intend to use substantially all of the net proceeds of the offering, including the funds held in the trust account, to acquire a target business or businesses and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect our initial business combination, the remaining proceeds held in the trust account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the trust account were insufficient to cover such expenses.

We anticipate that the approximately $118,156 outside of our trust account, plus the interest earned on the trust account balance (net of income and other tax obligations), which we anticipate will be approximately $138,000 that may be released to us to fund our working capital requirements, will be sufficient to allow us to operate until February 18, 2017, assuming that a business combination is not consummated during that time. Over this time period, we will be using these funds to consummate the transaction with NYM described above.

If our estimates of the costs of undertaking in-depth due diligence and negotiating our initial business combination is less than the actual amount necessary to do so, or the amount of interest available to us from the trust account is less than we expect as a result of the current interest rate environment, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to consummate our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial business combination. Following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2016.

E-compass’ BUSINESS

Overview

E-compass is a special purpose company incorporated under the laws of the Cayman Islands on September 23, 2014 as an exempted company with limited liability. Exempted companies are Cayman Islands companies wishing to conduct business outside the Cayman Islands. As an exempted company, E-compass is able to avoid direct taxation from the Cayman Islands government for a period of 20 years if such direct taxation were ever introduced in the Cayman Islands by obtaining a tax undertaking from the Cayman Islands government.

Pursuant to E-compass’s Amended and Restated Memorandum and Articles of Association, it was formed with the purpose of acquiring, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.”

E-compass’s Amended and Restated Memorandum and Articles of Association also provide that its corporate existence will cease and it will liquidate the trust account (described below) and distribute the funds included therein to the holders of ordinary shares sold in our initial public offering if it does not consummate a business combination by February 18, 2017.

Offering Proceeds Held in Trust

On August 18, 2015, we closed our initial public offering (“Public Offering”) of 4,000,000 units with each unit consisting of one ordinary share, par value $.0001 per share (“Ordinary Share”), and one right (“Right”) to receive one-tenth of one Ordinary Share upon consummation of an initial business combination. Simultaneous with the consummation of the Public Offering, we consummated the private placement of 310,000 private Units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating total proceeds of $3,100,000. The Private Placement Units were purchased by Lodestar Investment Holdings I LLC (“Lodestar”), an affiliate of Richard Xu, our Chairman and Chief Executive Officer. The Company received net proceeds of approximately $41,900,000 from the Public Offering and private placement.

After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to us from the offering and private placements were $41,900,000, of which $40,800,000 was deposited into a trust account and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Through March 31, 2016, we have used approximately $161,000 of the net proceeds that were not deposited into the trust fund to pay general and administrative expenses. The net proceeds deposited into the trust fund remain on deposit in the trust fund earning interest. As of March 31, 2016, there was $40,851,160 held in the trust fund (including $51,104 of accrued interest).

In connection with the Public Offering, the Company introduced the underwriter in the Public Offering to investors (“Lead Investors”) that purchased $20,000,000 of the units offered in the Public Offering. The Lead Investors have waived their right to receive $0.40 per share purchased by them in the Public Offering in the event they seek to redeem such shares into cash held in the trust account described above in connection with an initial business combination or upon liquidation if the Company is unable to consummate an initial business combination within the required time period (as described below) so that other holders of shares sold in the Public Offering (“Public Shareholders”) will receive at least $10.40 per share purchased by them in the Public Offering (“Public Shares”) upon redemption or liquidation.

Business Combination Activities

On July 25, 2016, E-compass entered into the Acquisition Agreement, pursuant to which, through a series of transactions, E-compass will be merged with and into iFresh Inc. and NYM will become a wholly-owned subsidiary of iFresh. In the event that the Business Combination is not consummated by February 18, 2017, E-compass’s corporate existence will cease and E-compass will distribute the proceeds held in the trust account to its public shareholders. See “The Acquisition Agreement” for more information.

Redemption Rights

Pursuant to E-compass’s Amended and Restated Memorandum and Articles of Association, E-compass shareholders (except the Founder shareholders and the officers and directors of E-compass) will be entitled to redeem their E-compass ordinary shares for a pro rata share of the trust account (currently anticipated to be no less than approximately $10.40 per ordinary share for shareholders other than our lead investor, which will only be entitled to $10.00 per share) net of (i) taxes payable, and (ii) interest income earned on the trust account previously released to E-compass to fund its working capital and general corporate requirements in connection with the Business Combination.

E-compass will consummate its initial business combination only if public shareholders holding less than 3,500,000 ordinary shares elect to redeem their ordinary shares for cash. However, our lead investor agreed to hold 1,000,000 of the shares it purchased in our initial public offering through the consummation of our initial business combination, vote in favor of the proposed business combination and not seek redemption in connection therewith. As a result, we do not expect there to be more than 3,000,000 shares that exercise redemption rights. We will enter into an agreement with our lead investor to repurchase 500,000 of such non-redeemable shares promptly after the closing of our business combination at a purchase price of $10.00 per share.

E-compass’s initial shareholders do not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly (nor will they seek appraisal rights with respect to such ordinary shares if appraisal rights would be available to them).

Limitations on Redemption and Voting Rights Upon Consummation of the Acquisition

E-compass’s amended and restated Memorandum and Articles of Association provide that any public shareholder that has redemption rights, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined under Section 13 of Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 20% of the ordinary shares sold in the Public Offering (but only with respect to the amount over 20% of the ordinary shares sold in the Public Offering). A group will be deemed to exist if (i) persons file or would be required to file a Schedule 13D or 13G indicating the presence of a group, or (ii) persons acknowledge to us, or otherwise make it known, that they are acting, or intend to act, as a group. We believe this restriction will discourage shareholders from accumulating large blocks of ordinary shares in an attempt by such holders to use their redemption right as a means to force us or our management to purchase their ordinary shares at a significant premium to the then current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than 20% of the ordinary shares sold in the Public Offering could seek redemption, regardless of the merits of the transaction, if such holder’s ordinary shares are not purchased by us or our management at a premium to the then current market price or on other undesirable terms. By limiting our shareholders’ ability to cause us to redeem the ordinary shares sold in the Public Offering per shareholder or group, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block a transaction which is favored by our other public shareholders. However, this limitation also makes it easier for us to complete a business combination which is opposed by a significant number of public shareholders.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

E-compass’s Amended and Restated Memorandum and Articles of Association provides that we will continue in existence only until February 18, 2017. If E-compass has not completed a business combination by such date, it will trigger its automatic dissolution. This has the same effect as if our board of directors and shareholders had formally voted to approve our winding up and dissolution and formally began a voluntary winding up procedure under the Companies Law. As a result, no vote would be required from E-compass’s shareholders to commence such a voluntary winding up and dissolution. E-compass views this provision terminating its corporate life by February 18, 2017 as an obligation to its shareholders and will not take any action to amend or waive this provision to allow it to survive for a longer period of time. Under the Companies Law, in the case of a voluntary liquidation procedure, a liquidator would give at least 21 days’ notice to creditors to file a claim. E-compass anticipate its notifying the trustee of the trust account to begin liquidating the trust account promptly after the expiration of such 21-day period and anticipates it will take no more than 10 business days to effectuate the distribution of the assets thereof to all of our public shareholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets (subject to its obligations under Cayman Islands law to provide for claims of creditors). E-compass’s initial shareholders have waived their rights to participate in any liquidation distribution with respect to their initial shares. There will be no distribution from the trust account with respect to E-compass’s rights which will expire worthless. E-compass will pay the costs of liquidation from its remaining assets outside of the trust fund. If such funds are insufficient, Richard Xu and Chen Liu have contractually agreed to advance it the funds necessary to complete such liquidation (currently anticipated to be no more than $15,000) and have contractually agreed not to seek repayment of such expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of E-compass’s creditors (which could include vendors and service providers E-compass has engaged to assist it in any way in connection with its search for a target business and that are owed money by us, as well as target businesses themselves) which could have higher priority than the claims of its public shareholders. Richard Xu and Chen Liu have contractually agreed that if we liquidate the trust account prior to the consummation of a business combination, they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by it for services rendered or contracted for or products sold to it. Accordingly, if a claim brought by a target business or vendor did not exceed the amount of funds available to E-compass outside of the trust account or available to be released to it from interest earned on the trust account balance, our initial shareholders would not have any personal obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts, the only exceptions to the obligations of E-compass’s initial shareholders to pay such claim would be if the party executed a valid and binding waiver agreement enforceable under law. If they refused to satisfy their obligations, E-compass would be required to bring a claim against them to enforce its indemnification rights. Furthermore, as E-compass’s board cannot waive these indemnification obligations because it would be a breach of their fiduciary obligations, if they refused to satisfy their obligations, E-compass would be required to bring a claim against them to enforce E-compass’s indemnification rights. Accordingly, although such agreements are legally binding obligations on the part of E-compass’s initial shareholders, as such individuals are residents of jurisdictions other than the Cayman Islands, E-compass may have difficulty enforcing its rights under such agreements. Therefore, the actual per-share liquidation price could be less than $10.40, due to claims of creditors.

E-compass’s public shareholders will be entitled to receive funds from the trust account only in the event of the expiration of its existence and its automatic dissolution and subsequent liquidation or if they properly redeem their respective ordinary shares for cash upon consummation of the Business Combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account.

Additionally, in any liquidation proceedings of the company under Cayman Islands’ law, the funds held in its trust account may be included in its estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any such claims deplete the trust account, E-compass cannot assure you it will be able to return to its public shareholders the liquidation amounts payable to them. Additionally, E-compass cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by it. Furthermore, E-compass’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims for having paid public shareholders from the trust account prior to addressing the claims of creditors. E-compass cannot assure you that claims will not be brought against it for these reasons.

If we are unable to consummate the Business Combination by February 18, 2017, the trustee of the trust account will liquidate the investments constituting the trust account and will turn over the proceeds to E-compass’s transfer agent for distribution to its public shareholders. Concurrently, E-compass shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although it cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the trust account for such purpose, Richard Xu and Chen Liu have contractually agreed that if it liquidates prior to the consummation of a business combination, they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by E-compass for services rendered or contracted for or products sold to it. However, because E-compass is a special purpose company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors and service providers (such as accountants, lawyers, investment bankers, etc.) and potential target businesses. As described above, pursuant to the obligation contained in its underwriting agreement, E-compass sought to have all vendors, service providers and prospective target businesses execute agreements with it waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. However, not all of these parties executed a waiver (for example, E-compass’s independent accountants). As a result, E-compass believes the claims that could be made against it will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. E-compass therefore believes that any necessary provision for creditors will be reduced and should not have a significant impact on its ability to distribute the funds in the trust account to its public shareholders. There is no guarantee that they will not seek recourse against the trust account. A court could also conclude that such agreements are not legally enforceable. As a result, if E-compass liquidates, the per-share distribution from the trust account could be less than $10.40.

Facilities

E-compass maintains its principal executive offices at 7 Times Square, 37th floor, New York, New York, 10036, Telephone: 646-912-8918.

Employees

E-compass has three (3) executive officers. These individuals are not obligated to devote any specific number of hours to our matters and devote only as much time as they deem necessary to our affairs. The amount of time they devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to our affairs) than they would prior to locating a suitable target business. We do not intend to have any full time employees prior to the consummation of a business combination.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

Current Directors and Executive Officers

E-compass’s current directors and executive officers are as follows:

Name	Age	Position
Richard Xu	40	Director, Executive Chairman of the Board and Chief Executive Officer
Chen Liu	47	President and Director
Peiling (Amy) He	37	Chief Financial Officer
Nicholas Clements	67	Director, Non-Executive Vice Chairman of the Board
Aimin Song	53	Director
Xinli Li	52	Director

Richard Xu has served as our Executive Chairman of the Board and Chief Executive Officer since our inception. Mr. Xu served as the President and a member of the board of directors of Sino Mercury Acquisition Corp. from its inception in March 2014 until its business combination with Wins Finance Group Ltd. in October 2015 and served as the President and a member of the board of directors of Wins Finance Holdings Inc. (the successor to Sino Mercury Acquisition Corp.) from October 2015 until July 2016. From 2010 to August 2014, Mr. Xu served as President of CIFCO International Group, a financial advisory firm focused on overseas investments in Chinese enterprises. From May 2009 to 2010, Mr. Xu was based in New York City, where he was responsible for the firm’s Chinese investments. From September 2005 to May 2009, Mr. Xu was a Partner of Viking Investment Co., an investment banking firm that he co-founded with responsibility for overseas restructuring, mergers and acquisitions, and financing of Chinese private companies. From 2004 to 2006, Mr. Xu served as a trader at Suisse American Securities, a subsidiary of Credit Suisse Group. Prior to that, Mr. Xu served as a Vice President at Asiapower Investment PTE Ltd., a public company in Singapore. Mr. Xu’s experience in mergers and acquisitions, including cross-border transactions involving the United States and China, over the last 10 years include more than 10 transactions, approximately half of which Mr. Xu actively led from the initial deal sourcing and negotiation through consummation.

Mr. Xu obtained his Bachelor Degree from Tsinghua University in Beijing, and a Master’s Degree in Computer Science from the Courant Institute of New York University.

We believe Mr. Xu is well qualified to serve as a member of the board due to his business leadership and operational experience, his contacts in China and his prior experience with Sino Mercury.

Chen Liu has served as our President and a member of board of directors since our inception. Since August 2013, Mr. Liu has served as Chief Investment Director of Anhui Shengyun Environment-Protection Group Co., Ltd, a publicly held trading company listed in Shenzhen Stock Exchange. From April 2010 to April 2012, Mr. Liu was a Vice President of Beijing Pengcheng Asset Management Co., Ltd., an asset management company. From April 2008 to April 2010, Mr. Liu was Investment Director of the Structure Financing Department of Hongyuan Securities, the first publicly held brokerage firm in China, where he was in charge of a fund product called “Golden Hongyuan No. 1”. Before 2008, Mr. Liu was the assistant to the Chief Executive Officer of Shanghai Haoke Investment Company, an investment management company. Mr. Liu’s experience in mergers and acquisitions include numerous completed acquisitions, including three that were internet-related.

Mr. Liu obtained his Bachelor Degree from Beijing Computer College (subsequently consolidated by Beijing University of Technology), and a Master’s Degree in Business Administration from Sun Yat-Sen University in Guangzhou.

We believe Mr. Liu is well qualified to serve as a member of the board due to his business leadership and operational experience, as well as his contacts in China.

Peiling (Amy) He has served as our Chief Financial Officer since October 2014. Ms. He served as the Chief Financial Officer of Sino Mercury Acquisition Corp. from its inception in March 2014 until its business combination with Wins Finance Group Ltd. in October 2015 and has served as the Chief Financial Officer of Wins Finance Holdings Inc. from October 2015 until August 2016. From May 2012 to August 2014, Ms. He served as Chief

Financial Officer of Deyu Agriculture Corp. (formerly, Eco Building International Inc.), a vertically integrated producer, processor, marketer and distributor of organic and other agricultural products made from corn and grains operating in Shanxi Province in the People’s Republic of China. She also served as Deyu Agriculture Corp.’s Acting Chief Financial Officer from February 2012 to May 2012 and its Financial Controller from October 2011 to February 2012. Ms. He served as an audit manager for Deloitte Touche Tohmatsu CPA Ltd. in China from July 2005 through September 2011, where she worked for multinational corporations and Chinese corporate clients, including private companies and publicly listed companies in the United States. Ms. He’s experience in mergers and acquisitions includes conducting target sourcing, financial due diligence and deal negotiation as financial expert, including several transactions in the consumer products and retail industries.

Ms. He earned a Master’s Degree in Management from the Chinese Academy of Sciences and a Bachelor’s Degree in Accounting from Tsinghua University in China. Ms. He is also a Certified Public Accountant of China and Certified General Accountant of Canada.

Nicholas Clements has served as a Director since October 2014 and Non-Executive Vice Chairman of the Board since November 2014. Mr. Clements has over thirty five years professional experience as a Wall Street lawyer, investment banker, investment advisor, university lecturer, entrepreneur and investor. Since 2001, Mr. Clements has acted as Chairman of Octavian Capital Management Inc. (and predecessor entities), an advisory and investment firm with activities primarily in China and the Middle East. He has also served as Non-Executive Vice Chairman of Wins Finance Holdings Inc. since October 2015. Prior to joining Octavian Group, Mr. Clements was Vice Chairman of Shanghai International Securities N.A., an affiliate of Shanghai International Securities Co. Ltd., which is a predecessor company of Shenyin Wanguo Securities Co. Ltd., one of the largest securities brokerage and investment banking companies in China. From 1990 to 1991, Mr. Clements was Vice Chairman and CEO of A.G. Capital Ltd., a fund management and advisory company with offices in New York and Hong Kong; and from 1987 to 1990 he was Chairman of Clements Taee Inc., an investment management and advisory company with offices in New York and London. Prior to that, Mr. Clements was an investment banker with PaineWebber Inc. (subsequently acquired by UBS), specializing in financing emerging growth technology companies. Mr. Clements started his professional career as an associate at Davis Polk & Wardwell, a Wall Street law firm.

Mr. Clements is a regular lecturer at Yale University, has been a frequent commentator on CNN International, and has lectured at the Beijing International MBA (BIMBA) program at Beijing University.

Mr. Clements received a BA degree (International Relations), with Distinction and Highest Honors, from Stanford University, and a JD (Juris Doctor) degree from Stanford Law School, where he was Managing Editor of the Stanford Journal of International Law (formerly Stanford Journal of International Studies). In addition, Mr. Clements served as a Research Fellow at the Institute of Comparative Law at the University of Florence in Italy.

We believe Mr. Clements is well qualified to serve as a member of the board due to his business leadership and operational experience, as well as his contacts in China.

Aimin Song has served as Director since October 2014. Mr. Song served as Director of Sino Mercury Acquisition Corp. from April 2014 until its business combination with Wins Finance Group Ltd. in October 2015. Since August 2013, Mr. Song has served as Chairman of Beijing Hantang Asset Management, an investment company focusing on investments in the financial and hotel management industries, with approximately 500 million RMB under management in China. From September 2008 to August 2013, Mr. Song served as Chairman of Zhongsheng International Insurance Brokers, a company founded by People’s Insurance Company of China, the biggest insurance company in China, and Tokio Marine Fire Insurance, an international insurance company. From June 2007 to September 2008, Mr. Song served as General Manager at the Bank Insurance Division of the Chinese People’s Health Insurance Company, which was the first insurance company in China dedicated to health insurance. From May 2005 to June 2007, he worked as a Vice-General Manager at the Bank Insurance Division of China Life Insurance, the top insurance company in China dedicated to life insurance, with total assets under management of approximately 250 billion RMB. From May 2000 to May 2005, Mr. Song served as President of the Shanxi Branch of People’s Bank of China, the central bank of the People’s Republic of China with the power to control monetary policy and regulate financial institutions in mainland China. The People’s Bank of China has the most financial assets of any single public finance institution in the world.

Mr. Song obtained his Master’s of Business Administration from Wuhan University, a Master Degree of Investment Management from Chinese Academy of Sciences and studied for Junior College of Finance Management from Henan Finance Management College.

We believe Mr. Song is well-qualified to serve as a member of the board due to his business leadership and operational experience, as well as his contacts in China and his prior experience with Sino Mercury.

Xinli Li has served as a Director since October 2014. Since September 2011, Mr. Li has served as a researcher with the Culture Industry Research Institute at Shenzhen University. Prior to such position, Mr. Li served as the Head of the Department of Advertising and as Associate Professor, at Shenzhen University beginning in November 2004. Also, from June 1995 until October 2004, Mr. Li served as Lecturer in the Department of Advertising at Shenzhen University. Mr. Li has served as an independent director of the Deyu Agriculture Corp. from August 2013 to December 2015.

Mr. Li earned his Bachelor of Science degree from Huazhong Normal University, and his Masters Degree in Tourism Economics from Nankai University.

We believe Mr. Li is well-qualified to serve as a member of the board due to his business leadership and operational experience, as well as his contacts in China.

Special Advisor

We have sought and may continue to seek guidance and advice from Jianming Hao who will serve as our special advisor. Mr. Hao’s biography is set forth below. In exchange for Mr. Hao agreeing to serve as a special advisor and assisting us in consummating an initial business combination, two insiders transferred an aggregate of 466,667 insider shares to an affiliate of his in December 2015 for the same per-share price originally paid by the insiders for such shares (approximately $0.02 per share). Such shares remain in escrow as described below. We believe with his business background and extensive contacts, he will be helpful to our search for a target business and our consummation of an initial business combination.

Jianming Hao served as Executive Chairman of the Board and Chief Executive Officer of Sino Mercury Acquisition Corp. from April 2014 until it consummated an initial business combination with Wins Finance Group Ltd. in October 2015. Since then, he has served as Chairman and Co-Chief Executive Officer of Wins Finance Holdings Inc. From March 2013 to August 2014, Mr. Hao served as a Partner of Beijing CAC Capital, a private equity firm, and the Chief Executive Officer of Huafu Tiancheng Investment Management Company, a Beijing government. From April 2010 to April 2013, Mr. Hao served as the Chief Executive Officer of Deyu Agriculture Corp. (formerly, Eco Building International Inc.), a vertically integrated producer, processor, marketer and distributor of organic and other agricultural products made from corn and grains operating in Shanxi Province in the People’s Republic of China. From September 2007 to April 2010, Mr. Hao served as the Chief Executive Officer of Detianyu Biotechnology (Beijing) Co., Ltd., which became a subsidiary of Deyu Agriculture Corp. in April 2010. Mr. Hao is a Certified Public Accountant at the Chinese Institute of Certified Public Accountants. He received his Master’s degree and Bachelor’s degree from Nankai University.

Audit Committee

Effective August 12, 2015, we established an audit committee of the board of directors, which consists of Nicholas Clements, Ainin Song and Xinli Li, each of whom is an independent director under the Nasdaq’s listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•         reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommend to the board whether the audited financial statements should be included in our Form 10-K;

•         discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•         discussing with management major risk assessment and risk management policies;

•         monitoring the independence of the independent auditor;

•         verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•         reviewing and approving all related-party transactions;

•         inquiring and discussing with management our compliance with applicable laws and regulations;

•         pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•         appointing or replacing the independent auditor;

•         determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•         establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•         approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Xinli Li qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

Effective August 12, 2015, we have established a nominating committee of the board of directors, which consists of Nicholas Clements, Aimin Song and Xinli Li, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that the persons to be nominated:

•         should have demonstrated notable or significant achievements in business, education or public service;

•         should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•         should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

Compensation Committee

Effective as of August 12, 2015, we established a compensation committee of the board of directors, which consists of Nicholas Clements, Aimin Song and Xinli Li, each of whom is an independent director under Nasdaq’s listing standards. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•         reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•         reviewing and approving the compensation of all of our other executive officers;

•         reviewing our executive compensation policies and plans;

•         implementing and administering our incentive compensation equity-based remuneration plans;

•         assisting management in complying with our proxy statement and annual report disclosure requirements;

•         approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•         if required, producing a report on executive compensation to be included in our annual proxy statement; and

•         reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated below, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten percent shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. We believe that, during the transition period ended March 31, 2016, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Code of Ethics

On August 12, 2015, our board of directors adopted a code of ethics that applies to our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that governs aspects of our business. We will provide a copy of our code of ethics to any person, upon request, without charge. Requests should be sent in writing to E-compass Acquisition Corp., 7 Times Square, 37th floor, New York, New York 10036.

Directors and Executive Officers after the Business Combination

iFresh’s directors and executive officers after the business combination will be as follows:

Name	Age	Position
Long Deng	48	Chief Executive Officer, Chief Operating Officer and Chairman of the Board
Peiling He	37	Chief Financial Officer
Lilly Deng	48	Vice President of Legal and Finance, and Director
Mei Deng	44	Vice President of Human Resources
Richard Xu	40	Vice President of Investor Relations
Jianming You	58	Director
Xiangke Fang	45	Director
Henry Chang-Yu Lee	77	Director

See the biography relating to Mr. Xu and Ms. He set forth above under the section entitled “Directors, Executive Officers, Executive Compensation And Corporate Governance — Current Directors and Executive Officers.”

Long Deng is the founder of NYM and has served as Chief Executive Officer, Chief Operating Officer and Director of NYM for over 20 years since he started the business in 1995. From 1995 to the present, Mr. Deng has been the sole director of NYM, responsible for the strategy, operation, and financial planning of NYM. Under his leadership, NYM has developed into a well-recognized Chinese supermarket chain in north eastern U.S. Mr. Deng is the husband of Mrs. Lilly Deng, who will also be a member of NYM board of directors effective upon consummation of the Business Combination. Apart from his business activities, Mr. Deng serves as the president of United States Chinese Chamber of Commerce and Co-Chair of New York State Republican Party’s Finance Committee.

We believe Mr. Deng, Long’s qualification to sit on our board of directors includes his extensive knowledge of NYM and the Chinese supermarket industry, his years of management and leadership experience in NYM and his connections in Chinese American business society.

Lilly Deng joined in NYM in 1995 and is Co-founder of Strong America Ltd., the first wholesale facility of NYM. Mrs. Lilly Deng currently is Vice President of Legal and Finance and oversees NYM’s finances. Mrs. Lilly Deng in charge of supervising financial issues and compliance with regulations. She also led the development of internal logistics management program. Mrs. Deng attended Cambridge Business College in 1993. Mrs. Lilly Deng is the wife of Mr. Long Deng.

We believe Mrs. Lilly Deng’s qualification to sit on our board of directors includes her knowledge of NYM, especially its wholesale business, her extensive expertise in company financial management, and established relationships with service providers.

Mei Deng has been the Vice President of Human Resources since January, 2016. She joined Strong America as a Sales Assistant in 1998 primarily in charge of custom applications for the import of goods and materials. Ms. Deng was promoted to General Manager of Strong America in 2008. She is the sister of Mr. Deng.

Jianming You is a famous film and television producer in China and has filmed over 1000 episodes of television dramas. Since 1993, Mr. You has served as Chairman of the Board and President of CHS Media, a film producing, importing and distribution company founded in Guangzhou, China. Since 2015, Mr. You has been the Vice Chairman of Board of Wuhan DDMC Culture Co., Ltd (formerly Wuhan Double Co., Ltd., ticker SH600136), a public company listed on Shanghai Securities Exchange operating in film production and distribution, phosphate ore trading, advertising production and distribution and student housing management. From 1985 to 1993 Mr. You worked as a director at Xiangxi TV, a director at Hunan TV Art Department and a producer and distributor at Zhongshan TV Art Center in China. Mr. Yu graduated from HuaiHua University in 1985 and later named as a tenured professor by the university.

We believe Mr. You’s qualification to sit on our board of directors include his seasoned professionalism in public company operation, knowledge of advertising and modern media and business connections.

Xiangke Fang has over 10 years of management experience in flight dispatch, staff management and customer service. He established the New York office of China Southern Airlines in June 2014 and has served as the Deputy General Manager of the New York Office since then. Mr. Fang has worked at China Southern Airlines since 1995. Prior to working in the New York Office, he was the Ground Handling Officer of the Guangzhou Office, China from July 1995 to February 2005; Station Manager of Bangkok Office, Thailand from February 2005 to February 2008; and Deputy General Manager of Los Angeles Office from Feb 2008 to June 2014. Mr. Fang received a Bachelor’s degree in June 1995 from South-central University for Nationality in Wuhan, Hubei, P.R of China.

We believe Mr. Fang Xiangke’s qualifications to sit on our board of directors include his decades of experience in staff management, customer service, logistics management and corporate governance.

Henry Chang-Yu Lee is a Chinese-born American forensic scientist. He is one of the world’s foremost forensic scientists and founder of the Henry C. Lee Institute of Forensic Science. Mr. Lee is currently the Chief Emeritus for Scientific Services for the State of Connecticut. Lee is an occasional lecturing professor of forensic science at the University of New Haven, where he has helped to set up the Henry C. Lee Institute of Forensic Science and he is also a visiting professor at the East China University of Political Science and Law. Previously, he had served as Connecticut’s Commissioner of Public Safety, the Director of the Connecticut State Police Forensic Science Laboratory, and as the state’s chief criminalist from 1979 to 2000. Mr. Lee graduated in 1960 from the Central Police College in Taiwan with a degree in Police Science. In 1972, after coming to the United States to pursue his education, he earned a B.S. in Forensic Science from John Jay College of Criminal Justice in New York. He went on to study science and biochemistry at New York University and earned his M.S. in 1974 and Ph. D. in Biochemistry in 1975.

We are honored to have Mr. Lee join our board. We believe Mr. Lee will provide the Company with invaluable social resources which would benefit the Company’s expansion and development.

Mr. You, Mr. Fang and Mr. Lee are independent directors. Mr. Fang will be Chairman of Audit Committee.

Compensation of Directors and Executive Officers

Compensation of Officers and Directors of E-compass

No executive officer has received any cash compensation for services rendered to us. No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Compensation of Officers and Directors of NYM

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation accrued for our named executive officers in each of 2016 and 2015 and should be read in conjunction with the Compensation Discussion and Analysis.

Name and Principal Position	Fiscal Year Ended March 31,	Salary ($)	Bonus ($)	Stock and Option Awards Number	All Other Compensation ($)	Total ($)
Long Deng	2016	1,067,500	—	—	—	1,067,500
(Director, Chief Executive Officer and Chief Operating Officer)	2015	1,067,500	—	—	—	1,067,500
						—
Lilly Deng	2016	115,960	—	—	—	115,960
(Vice President of Legal and Finance)	2015	78,000	—	—	—	78,000
						—
Mei Deng	2016	83,100	—	—	—	83,100
(Vice President of Human Resources)	2015	78,700	—	—	—	78,700

Grants of Plan Based Awards

None of iFresh’s named executive officers participate in or have account balances in any plan based award programs.

Employment Agreements

None of iFresh’s named executive officers have employment agreements with iFresh or the Manager.

Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

None of iFresh’s named executive officers have ever held options to purchase interests in it or other awards with values based on the value of its interests.

Pension Benefits

None of iFresh’s named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by it.

Nonqualified Deferred Compensation

None of iFresh’s named executive officers participate in or have account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by it.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of E-compass’s ordinary shares as of December 12, 2016 by:

•         each person known to E-compass to be the beneficial owner of more than 5% of its outstanding ordinary shares;

•         each of its officers and directors; and

•         all of its officers and directors as a group.

Unless otherwise indicated, E-compass believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, E-compass believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all E-compass ordinary shares that they beneficially own, subject to applicable community property laws. All E-compass ordinary shares subject to options or warrants exercisable within 60 days of December 12, 2016 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 5,310,000 ordinary shares outstanding as of December 12, 2016.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Richard Xu	510,000	(2)	9.6%
Chen Liu	133,333	(3)	2.5%
Peiling (Amy) He	100,000	(4)	1.9%
Nicholas Clements	75,000	(5)	1.4%
Aimin Song	0		*
Xinli Li	25,000		*
All directors and executive officers as a group (six individuals)	843,333		15.9%
Five Percent Holders:
Shenwan Hongyuang Securities Co.(6)	2,000,000		37.7%
Polar Securities Inc.(7)	783,820		9.6%
Lodestar Investment Holdings I LLC	510,000	(2)	9.6%
Bluesky LLC(8)	466,667		8.8%
Weiss Asset Management LP(9)	300,000	(2)	5.6%

____________

*         Less than one percent.

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o E-compass Acquisition Corp., at 7 Times Square, 37th floor, New York, New York 10036.

(2)      Represent shares held by Lodestar Investment Holdings I LLC, which Mr. Xu controls. Mr. Xu therefore has voting and disposition power over such shares.

(3)      Represents shares held by Handy Global Limited, which Mr. Liu controls. Mr. Liu therefore has voting and disposition power over such shares.

(4)      Represents shares held by Classical Sky Limited, which Ms. He controls. Ms. He therefore has voting and disposition power over such shares.

(5)      Represents shares held by Carnelian Bay Capital Inc., which Mr. Clements controls. Mr. Clements therefore has voting and disposition power over such shares.

(6)      The business address of Shenwan Hongyuang Securities Co. is 45F, No. 989, Changle Road, Shanghai, 200031, P.R. China. Information derived from a Schedule 13D filed on November 12, 2015.

(7)      The business address of Polar Securities Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. Represents shares held by North Pole Capital Master Fund of which Polar Securities Inc. acts as investment advisor. Information derived from a Form 4 filed on September 11, 2015 and a Schedule 13G/A filed on September 10, 2015.

(8)      Bluesky LLC is owned by the Bluesky Family Trust, of which Mr. Hao is a beneficiary.

(9)      Represents shares held by accounts over which Weiss Asset Management LP has investment control over. Information derived from a Schedule 13G filed on February 12, 2016.

SECURITY OWNERSHIP OF THE COMBINED COMPANY AFTER THE BUSINESS COMBINATION

The following tables sets forth information regarding the beneficial ownership of iFresh’s common stock and preferred stock immediately after the consummation of the Business Combination by:

•         each person known to iFresh who will be the beneficial owner of more than 5% of any class of its stock immediately after the Business Combination;

•         each of its officers and directors; and

•         all of its officers and directors as a group.

Unless otherwise indicated, iFresh believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all iFresh securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, iFresh believes, based on the information furnished to it, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All iFresh stock subject to options or warrants exercisable within 60 days of the consummation of the Acquisition are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 17,241,000 shares of iFresh common stock to be outstanding upon consummation of the Acquisition. The table below assumes that no E-compass ordinary shares have been redeemed.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Long Deng	11,120,000	(4)	64.5%
Richard Xu	541,000	(2)	3.1%
Peiling He	100,000		* %
Mei Deng	20,000	(4)	* %
Lilly Deng	11,120,000	(3)(4)	64.5%
Jianming You	0	(4)	0
Xiangke Fang	0	(4)	0
Henry Chang-Yu Lee	0		0
All directors and executive officers as a group (four individuals)	11,781,000		68.3%
Five Percent Holders:
Shenwan Hongyuan Securities Co.(5)	1,700,000		9.9%

____________

*         Less than one percent.

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o E-compass Acquisition Corp., at 7 Times Square, 37th floor, New York, New York 10036.

(2)      Represent shares held by Lodestar Investment Holdings I LLC, which Mr. Xu controls. Mr. Xu therefore has voting and disposition power over such shares.

(3)      Consists of shares beneficially owned by Long Deng, Mrs. Deng’s husband.

(4)      The address of the beneficial owner is 2-39 54th Avenue, Long Island City, NY 11101

(5)      Mei Li has the voting and investment control over the shares.

CERTAIN TRANSACTIONS

Certain Transactions of E-compass

In October 2014, we issued an aggregate of 1,150,000 ordinary shares for a total of $25,000 in cash, at a purchase price of approximately $0.02 per share, 150,000 of which were forfeited because the over-allotment option related to our initial public offering was not exercised. Such shares were issued to the following individuals and entities:

Name	Number of Shares	Relationship to Us
Lodestar Investment Holdings I LLC	460,000	Affiliate of Richard Xu
Handy Global Limited	460,000	Affiliate of Chen Liu
Classical Sky Limited	115,000	Affiliate of Peiling (Amy) He
Carnelian Bay Capital Inc.	86,250	Affiliate of Nicholas Clements
Xinli Li	28,750	Director

In December 2015, Lodestar and Handy Global Limited transferred an aggregate of 466,667 shares to an entity controlled by Mr. Hao in connection with him becoming a special advisor.

Lodestar, an affiliate of Richard Xu, purchased an aggregate of 310,000 Private Placement Units at a price of $10.00 per unit ($3,100,000 in the aggregate) in a private placement simultaneous with the closing of our Public Offering. The Private Units are identical to the units sold in the Public Offering. Additionally, the holders have agreed (A) to vote their private shares in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to our amended and restated memorandum and articles of association with respect to our pre-business combination activities prior to the consummation of such a business combination, (C) not to convert any private shares into the right to receive cash from the trust account in connection with a shareholder vote to approve our proposed initial business combination or a vote to amend the provisions of our amended and restated memorandum and articles of association relating to shareholders’ rights or pre-business combination activity and (D) that the private shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The purchaser has also agreed not to transfer, assign or sell any of the Private Placement Units or underlying securities (except to the same permitted transferees as the insider shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the insider shares must agree to, each as described above) until the completion of our initial business combination.

In order to meet our working capital, our initial shareholders, officers and directors and their respective affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of our business combination into additional Private Placement Units at a price of $10.00 per unit (which, for example, would result in the holders being issued 55,000 ordinary shares if $500,000 of notes were so converted since the 50,000 rights included in the Private Placement Units would result in the issuance of 5,000 ordinary shares upon the closing of our business combination). Our shareholders have approved the issuance of the units and underlying securities upon conversion of such notes, to the extent the holder wishes to so convert them at the time of the consummation of our initial business combination. If we do not complete a business combination, the loans would not be repaid.

The holders of our insider shares, as well as the holders of the Private Placement Units (and all underlying securities) and any securities our initial shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us, will be entitled to registration rights pursuant to an agreement signed on the effective date of the Offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Placement Units or securities issued in payment of working capital loans made to us can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

On October 31, 2014, Lodestar loaned to us an aggregate of $115,000 to cover expenses related to our initial public offering. In April 2015, Lodestar loaned us an additional $50,000. The loans were payable without interest on the consummation of the initial public offering. The loan was repaid from the proceeds of the initial public offering on August 26, 2015.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of a shareholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Related Party Policy

Our Code of Ethics, which we adopted upon consummation of our Public Offering, requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our ordinary shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our initial shareholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated shareholders from a financial point of view. Furthermore, in no event will any of our existing officers, directors, special advisors or initial shareholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

Certain Transactions of NYM

Management Fees, Advertising Fees and Sale of Non-Perishable and Perishable Products to Related Parties

The following is a detailed breakdown of significant management fees, advertising fees and sale of products for the six months ended September 30, 2016 and 2015 to related parties which are directly or indirectly owned by Mr. Long Deng, the majority shareholder of NYM, and not eliminated in the consolidated financial statements.

Six months ended September 30, 2016

Related Parties	Management Fees	Advertising Fees	Non-Perishable & Perishable Sales
New York Mart, Inc.	$24,147	$8,646	$826,501
Pacific Supermarkets Inc	29,202	10,327	1,622,829
NY Mart MD Inc	23,715	—	1,037,419
Spring Farm Inc.	—	—	5,414
Spicy Bubbles, Inc.	—	—	51,820
Pine Court Chinese Bistro	—	—	85,178
	$77,064	$18,973	$3,629,161

Six months ended September 30, 2015

Related Parties	Management Fees	Advertising Fees	Non-Perishable & Perishable Sales
New York Mart, Inc.	$21,945	$13,100	$730,632
Pacific Supermarkets Inc	28,657	15,428	1,627,889
NY Mart MD Inc	—	—	230,231
Spring Farm Inc.	—	—	2,486
Spicy Bubbles, Inc.	—	—	52,171
Pine Court Chinese Bistro	—	—	77,225
	$50,602	$28,528	$2,720,634

The following is a detailed breakdown of significant management fees, advertising fees and sale of products for the years ended March 31, 2016 and 2015 to related parties which are directly or indirectly owned by Mr. Long Deng, the majority shareholder of NYM, and not eliminated in the consolidated financial statements.

Year ended March 31, 2016

Related Parties	Management Fees	Advertising Fees	Non-Perishable & Perishable Sales
New York Mart, Inc.	$41,216	$21,768	$1,508,394
Pacific Supermarkets Inc	53,648	25,656	3,251,159
NY Mart MD Inc	19,981	—	1,014,874
Spring Farm Inc.	—	—	6,862
Spicy Bubbles, Inc.	—	—	100,994
Pine Court Chinese Bistro	—	—	320,994
	$114,845	$47,424	$6,203,277

Year ended March 31, 2015

Related Parties	Management Fees	Advertising Fees	Non-Perishable & Perishable Sales
New York Mart, Inc.	$40,082	$6,827	$1,443,714
Pacific Supermarkets Inc	55,865	29,376	3,215,697
Spring Farm Inc.	—	—	7,217
Spicy Bubbles, Inc.	—	—	68,668
Pine Court Chinese Bistro	—	—	561,987
	$95,947	$36,203	$5,297,283

Long-Term Operating Lease Agreement with a Related Party

NYM leases a warehouse from a related party that is owned by Mr. Long Deng, the majority shareholder of NYM, and will expire on April 30, 2026. Rent incurred to the related party was $167,000 for the three months ended on June 30, 2016 and 2015, respectively. Rent incurred to the related party was $588,000 for both years ended on March 31, 2016, and 2015.

Due to a shareholder

NYM at times borrowed funds from Mr. Long Deng, the majority shareholder, before March 31, 2014 for working capital purposes. During the year ended March 31, 2016, NYM has fully repaid the outstanding balance of $1,124,407.

DESCRIPTION OF E-compass’S SECURITIES

General

E-compass’s Amended and Restated Memorandum and Articles of Association authorizes it to issue 100,000,000 ordinary shares, par value $0.0001, and 1,000,000 preferred shares, par value $0.0001. As of the date of this proxy statement/prospectus, 5,310,000 ordinary shares are outstanding, held by [•] shareholders of record. Each of the units, Shares and Rights are registered pursuant to Section 12 of the Exchange Act.

Units

Each unit consists of one ordinary share and one right.

Ordinary Shares

Our shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. In connection with any vote held to approve our initial business combination, all of our initial shareholders, as well as all of our officers and directors, have agreed to vote their respective ordinary shares owned by them immediately prior to this offering and any shares purchased in this offering or following this offering in the open market in favor of the proposed business combination.

We will proceed with the business combination only if we have net tangible assets of at least $5,000,001 upon consummation of such business combination and two-thirds of the ordinary shares voted are voted in favor of the business combination.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our amended and restated memorandum and articles of association, if we do not consummate a business combination by 18 months from the consummation of this offering, it will trigger our automatic winding up, dissolution and liquidation. Our initial shareholders have agreed to waive their rights to share in any distribution from the trust account with respect to their insider shares upon our winding up, dissolution and liquidation.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that public shareholders have the right to have their ordinary shares converted to cash equal to their pro rata share of the trust account if they vote on the proposed business combination and the business combination is completed.

Register of Members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

(a)      the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

(b)     the date on which the name of any person was entered on the register as a member; and

(c)      the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members shall be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preferred Shares

Our amended and restated memorandum and articles of association authorizes the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by our board of directors. No preferred shares are being issued or registered in this offering. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred shares which participate in any manner in the proceeds of the trust account, or which votes as a class with the ordinary shares on a business combination. We may issue some or all of the preferred shares to effect a business combination. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

Rights

Each holder of a right will receive one-tenth (1/10) of an ordinary share upon consummation of our initial business combination. Therefore, you must have ten rights in order to receive one share. If you own rights in a multiple of less than ten, such rights will be cancelled without compensation as we will not issue fractional shares. Holders of rights shall be entitled to receive shares upon conversion of the rights even if the holder of such rights converted all ordinary shares held by him, her or it in connection with the initial business combination or an amendment to our amended and restated memorandum and articles of association with respect to our pre-business combination activities. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares upon consummation of an initial business combination as the consideration related thereto has been included in the unit purchase price paid for by investors in this offering. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours).

If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis. In the event we will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each right (without paying any additional consideration) upon consummation of the business combination.

If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.

The rights will be issued in registered form under a rights agreement between Continental Stock Transfer & Trust Company, as rights agent, and us. The rights agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of (i) a majority of the then outstanding public rights (excluding rights held by the lead investors), and (ii) a majority of the then outstanding public rights held by the lead investors, for any other amendment.

Purchase Option

Cantor Fitzgerald & Co., the underwriter for the IPO, and its affiliates, hold options to purchase an aggregate of 300,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to those described above.

Dividends

E-compass has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon E-compass’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of its then board of directors. It is the present intention of E-compass’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, E-compass’s board does not anticipate declaring any dividends in the foreseeable future.

Amended and Restated Memorandum and Articles of Association

E-compass’s Amended and Restated Memorandum and Articles of Association filed under the laws of the Cayman Islands contain provisions designed to provide certain rights and protections to our shareholders prior to the consummation of a business combination, including:

•         the right of public shareholders to exercise redemption rights in lieu of participating in a proposed business combination;

•         a prohibition against consummating a business combination unless it has net tangible assets of at least $5,000,001 upon such consummation;

•         a requirement that E-compass’s management take all actions necessary to dissolve the company and liquidate the trust account in the event it does not consummate a business combination by February 18, 2017; and

•         limitation on shareholders’ rights to receive a portion of the trust account.

E-compass’s Amended and Restated Memorandum and Articles of Association prohibit the amendment or modification of any of the foregoing provisions prior to the consummation of a business combination. While these rights and protections have been established for the purchasers of units in this offering, it is nevertheless possible that the prohibition against amending or modifying these rights and protections at any time prior to the consummation of the business combination could be challenged as unenforceable under Cayman Islands law, although, pursuant to the underwriting agreement E-compass is prohibited from amending or modifying these rights and protections at any time prior to the consummation of the business combination. E-compass has not sought an unqualified opinion regarding the enforceability of the prohibition on amendment or modification of such provisions because we view these provisions as fundamental and contractual terms of this offering. E-compass believes these provisions to be obligations of E-compass to its shareholders and that investors will make an investment in E-compass relying, at least in part, on the enforceability of the rights and obligations set forth in these provisions including, without limitation, the prohibition on any amendment or modification of such provisions. Although there have been no Cayman Islands cases on this issue, in the opinion of Harney Westwood & Riegels, E-compass’s Cayman Islands counsel English common law would be of persuasive authority before the Cayman Islands courts and under English common law, a company cannot agree to limit its ability to amend its memorandum and articles of association. Therefore, any restriction in the memorandum and articles with respect to their amendment is potentially unenforceable as a result of this principle.

Under the Companies Law, the memorandum and articles of a Cayman Islands company are amended by way of the shareholders passing a special resolution. Under the Companies Law, a special resolution is passed when:

“(a) it has been passed by a majority of not less than two-thirds (or such greater number as may be specified in the articles of association of the company) of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given....”

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, E-compass is required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of E-compass’s anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

E-compass reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

E-compass also reserves the right to refuse to make any redemption payment to a shareholder if its directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects that another person is engaged in money laundering or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business, the person will be required to report such belief or suspicion to either the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (Revised) if the disclosure relates to money laundering, or to a police officer of the rank of constable or higher if the disclosure relates to involvement with terrorism or terrorist property, pursuant to the Terrorism Law. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

E-compass’s Transfer Agent

The transfer agent for E-compass’s securities is Continental Stock Transfer & Trust Company.

DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES FOLLOWING THE BUSINESS COMBINATION

General

iFresh’s Amended and Restated Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of iFresh common stock, par value $0.0001 per share, or iFresh Common Stock, and 1,000,000 shares of iFresh preferred stock, par value $0.0001 per share, or iFresh Preferred Stock. As of the date of this proxy statement/prospectus, 2016, iFresh had 100 outstanding shares of iFresh Common Stock and no shares of outstanding iFresh Preferred Stock. As of the date of this proxy statement/prospectus, 100 shares of iFresh Common Stock are outstanding, held by one shareholder of record. Each of the iFresh Units, iFresh Rights, iFresh Preferred Stock and iFresh Common Stock and will be registered pursuant to Section 12 of the Exchange Act.

Units

In the Redomestication, iFresh will exchange (i) units for any units of E-compass; (ii) Common Stock for any ordinary shares of E-compass; and (iii) rights for any rights of E-compass.

The iFresh Units will continue to trade as iFresh Units consisting of one share of Common Stock and one right.

Common Stock

The holders of iFresh’s common stock are entitled to one vote for each share held on all matters to be voted on by shareholders and do not have cumulative voting rights. The holders of iFresh Common Stock are entitled to receive dividends, if and when declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of iFresh, iFresh’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the iFresh Common Stock. iFresh’s common shareholders have no preemptive or other subscription rights.

Preferred Stock

The iFresh charter authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by iFresh’s board of directors. Accordingly, iFresh’s board of directors is able to, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the iFresh Common Stock and could have anti-takeover effects. The ability of iFresh’s board of directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change of control of iFresh or the removal of existing management. No shares of preferred stock are currently issued or outstanding.

Purchase Option

Cantor Fitzgerald & Co., the underwriter for the IPO, and its affiliates, hold options to purchase an aggregate of 300,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to those described above.

Dividends

iFresh has not paid any cash dividends on its common stock to date.

Delaware Anti-Takeover Law

iFresh is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•         a shareholder who owns 15% or more of iFresh’s outstanding voting stock (otherwise known as an “interested stockholder”);

•         an affiliate of an interested stockholder; or

•         an associate of an interested stockholder, for three years following the date that the shareholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 20% of iFresh’s assets. However, the above provisions of Section 203 do not apply if:

•         iFresh’s board of directors approves the transaction that made the shareholder an “interested stockholder,” prior to the date of the transaction;

•         after the completion of the transaction that resulted in the shareholder becoming an interested stockholder, that shareholder owned at least 85% of iFresh’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•         on or subsequent to the date of the transaction, the business combination is approved by iFresh’s board of directors and authorized at a meeting of iFresh’s shareholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

iFresh’s board of directors has considered the above criteria, approved the Business Combination and determined that Section 203 does not prevent the consummation of the Business Combination.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling iFresh pursuant to the foregoing provisions, iFresh has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

The transfer agent for iFresh’s securities is Continental Stock Transfer & Trust Company.

EXPERTS

The consolidated financial statements of NYM and its subsidiaries as of March 31, 2016 and 2015, and for each of the years in the two-year period ended March 31, 2016, have been included in this proxy statement/prospectus in reliance upon the report of Friedman LLP, an independent registered public accounting firm, appearing elsewhere in this proxy statement/prospectus, and upon the authority of the said firm as experts in accounting and auditing.

The financial statements of E-compass as of March 31, 2016 and 2015, for the year ended March 31, 2016, and for the period from September 23, 2014 to March 31, 2015, have been included in this proxy statement/prospectus in reliance upon the report of Friedman LLP, an independent registered public accounting firm, appearing elsewhere in this proxy statement/prospectus, and upon the authority of the said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of iFresh to be issued in the Redomestication and Business Combination and certain other matters relating to Delaware law will be passed upon for us by Loeb & Loeb LLP. Loeb & Loeb LLP has acted as U.S. counsel to us in connection with this registration statement and has provided an opinion to us related to the tax disclosure under the caption “Material U.S. Federal Income Consequences,” which opinion is filed as an exhibit to the registration statement of which this proxy statement and prospectus forms a part. Harney Westwood & Riegels has acted as special Cayman Islands counsel to E-compass.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Management of E-compass knows of no other matters which may be brought before the E-compass extraordinary general meeting. If any matter other than the proposed Redomestication and Business Combination or related matters should properly come before the extraordinary general meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under Cayman Islands law, only business stated in the notice of extraordinary general meeting may be transacted at the extraordinary general meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

iFresh has filed a registration statement on Form S-4 to register the issuance of iFresh’s securities to E-compass security holders in the Redomestication and Business Combination. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of iFresh in addition to a proxy statement of E-compass for the E-compass extraordinary general meeting. As allowed by the rules of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this proxy statement/prospectus.

E-compass is subject to the informational requirements of the Securities Exchange Act, and is required to file reports, any proxy statements and other information with the Securities and Exchange Commission. Any reports, statements or other information that E-compass files with the Securities and Exchange Commission, including this proxy statement/prospectus may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. 20549, at prescribed rates or from its website on the Internet at www.sec.gov, free of charge. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on public reference rooms.

Neither E-compass nor NYM has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to E-compass shareholders nor the consummation of the Redomestication and Business Combination shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

INDEX TO FINANCIAL STATEMENTS

Page
Financial Statements of NYM Holding, Inc and Subsidiaries	F-2
Financial Statements of E-Compass Acquisition Corp.	F-48

NYM HOLDING, INC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As of and for the years ended March 31, 2016 and 2015:

Page
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Financial Statements:
Consolidated Balance Sheets	F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Shareholders’ Equity	F-6
Consolidated Statements of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-8 – F-26

As of and for three and six months ended September 30, 2016:

Page
Consolidated Financial Statements:
Unaudited Condensed Consolidated Balance Sheets	F-28
Unaudited Condensed Consolidated Statements of Operations	F-29
Unaudited Condensed Consolidated Statements of Cash Flows	F-30
Notes to Unaudited Condensed Consolidated Financial Statements	F-31 – F-45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

NYM Holding, Inc.

We have audited the accompanying consolidated balance sheets of NYM Holding, Inc. and Subsidiaries (collectively, the “Company”) as of March 31, 2016 and 2015, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2016. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

New York, NY

July 15, 2016

NYM HOLDING, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2016	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$551,782	$494,738
Accounts receivable, net	1,814,533	2,073,380
Inventories, net	8,200,557	9,716,899
Prepaid expenses and other current assets	473,608	526,505
Total current assets	11,040,480	12,811,522
Property and equipment, net	9,770,382	9,235,649
Intangible assets, net	1,433,333	1,566,667
Security deposits	925,477	742,779
Advances to related parties	5,368,002	—
Deferred income taxes	—	1,023,083
Total assets	$28,537,674	$25,379,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,545,342	$12,237,166
Deferred revenue	145,497	99,594
Borrowings against lines of credit, current	30,185	2,765,021
Notes payable, current	208,059	306,360
Capital lease obligations, current	48,303	67,700
Accrued expenses	1,026,871	1,254,332
Due to a shareholder	—	1,124,407
Taxes payable	1,693,872	233,930
Other payables, current	654,175	778,674
Total current liabilities	14,352,304	18,867,184
Borrowings against lines of credit, non-current	3,561,609	99,099
Notes payable, non-current	424,291	493,471
Capital lease obligations, non-current	40,468	82,056
Deferred rent	4,930,154	4,329,473
Other payables, non-current	37,800	37,800
Deferred income taxes	79,422	—
Total liabilities	23,426,048	23,909,083

Commitments and contingencies
Shareholders’ equity
Common stock, $0.001 par value; 10,000 shares authorized, 1,000 shares issued and outstanding	1	1
Additional paid-in capital	9,446,545	9,446,545
Accumulated deficit	(4,334,920)	(7,975,929)
Total shareholders’ equity	5,111,626	1,470,617
Total liabilities and shareholders’ equity	$28,537,674	$25,379,700

The accompanying notes are an integral part of these consolidated financial statements.

NYM HOLDING, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	March 31, 2016	March 31, 2015
Net sales-third parties	$125,021,947	$122,611,592
Net sales-related parties	6,203,277	5,297,283
Total net sales	131,225,224	127,908,875
Cost of sales	97,259,250	99,835,757
Occupancy costs	7,367,155	6,736,033
Gross profit	26,598,819	21,337,085
Selling, general and administrative expenses	20,718,062	20,167,247
Income from operations	5,880,757	1,169,838
Interest expense	(215,494)	(227,889)
Other income	992,620	807,002
Income before income tax provision	6,657,883	1,748,951
Income tax provision	(3,016,874)	(974,222)
Net income	$3,641,009	$774,729

Net earnings per share:
Basic	$3,641	$775
Diluted	$3,641	$775

Weighted average shares outstanding:
Basic	1,000	1,000
Diluted	1,000	1,000

The accompanying notes are an integral part of these consolidated financial statements.

NYM HOLDING, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balances at March 31, 2014	1,000	$1	$9,446,545	$(8,750,658)	$695,888
Net income	—	—	—	774,729	774,729
Balances at March 31, 2015	1,000	1	9,446,545	(7,975,929)	1,470,617
Net income	—	—	—	3,641,009	3,641,009
Balances at March 31, 2016	1,000	$1	$9,446,545	$(4,334,920)	$5,111,626

The accompanying notes are an integral part of these consolidated financial statements.

NYM HOLDING, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	March 31, 2016	March 31, 2015
Cash flows from operating activities
Net income	$3,641,009	$774,729
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	1,397,031	1,285,506
Amortization expense of intangible assets	133,334	133,333
Allowance for bad debt	26,931	31,404
Deferred income taxes	1,102,505	612,935
Loss on disposal of property and equipment	36,454	—
Changes in operating assets and liabilities:
Accounts receivable	231,916	386,701
Inventories	1,516,342	(1,029,762)
Prepaid expenses and other current assets	52,897	(168,524)
Security deposits	(182,698)	(30,989)
Accounts payable	(1,691,824)	(681,781)
Deferred revenue	45,903	(40,024)
Accrued expenses	(227,461)	282,823
Taxes payable	1,459,942	156,254
Deferred rent	600,681	357,941
Other liabilities	(124,500)	419,252
Net cash provided by operating activities	8,018,462	2,489,798
Cash flows from investing activities
Advances to related parties	(5,368,002)	—
Acquisition of property and equipment	(1,961,225)	(824,423)
Net cash used in investing activities	(7,329,227)	(824,423)
Cash flows from financing activities
Payments on amount due to a shareholder	(1,124,407)	(1,781,240)
Borrowings against lines of credit	3,612,138	—
Payments on lines of credit borrowings	(2,884,464)	(301,846)
Borrowings on notes payable	167,658	401,612
Payments on notes payable	(335,139)	(214,782)
Payments on capital lease obligations	(67,977)	(66,657)
Net cash used in financing activities	(632,191)	(1,962,913)
Net increase (decrease) in cash and cash equivalents	57,044	(297,538)
Cash and cash equivalents at beginning of the period	494,738	792,276
Cash and cash equivalents at the end of the period	$551,782	$494,738
Supplemental disclosure of cash flow
Information
Cash paid for interest	$218,619	$259,225
Cash paid for income taxes	$461,435	$274,118
Supplemental disclosure of non-cash investing and financing activities
Capital expenditures funded by capital lease obligations	$6,993	$15,241

The accompanying notes are an integral part of these consolidated financial statements.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

NYM Holding, Inc. (“Holding”) was incorporated in the State of Delaware on December 30, 2014. Effective December 31, 2014, Holding entered into a Contribution Agreement (the “Agreement”) whereby the common shareholders of the following eleven entities contributed their stocks to Holding in exchange for all of Holding’s outstanding shares. Upon completion of the share exchanges, these entities became wholly-owned subsidiaries of Holding (hereafter collectively referred to as “New York Mart Group”, or the “Company”

•         New York Mart 8 Ave, Inc.

•         New York Mart Roosevelt, Inc.

•         New York Supermarket East Broadway, Inc.

•         New York Mart East Broadway, Inc.

•         New York Mart Mott St., Inc.

•         New York Mart Ave U2, Inc.

•         Ming’s Supermarket, Inc.

•         Zen Mkt Quincy, Inc.

•         New York Mart Sunrise, Inc.

•         Strong America Limited

•         New York Mart Group, Inc.

In accordance with Accounting Standards Codification (“ASC”) 805-50-25, the transaction consummated through the Agreement has been accounted for as a transaction among entities under common control since the same shareholder owns all these eleven entities prior to the execution of the Agreement. The consolidated financial statements of the Company have been prepared to report results of operations for the period in which the transfer occurred as though the transfer of net assets or exchange of equity interests had occurred at the beginning of the period presented, in this case April 1, 2014. Results of operations for that period comprise those of the previously separate entities combined from the beginning of the period to the end of the period. By eliminating the effects of intra-entity transactions in determining the results of operations for the period before the combination, those results will be on substantially the same basis as the results of operations for the period after the date of combination. The effects of intra-entity transactions on current assets, current liabilities, revenue, and cost of sales for periods presented and on retained earnings (accumulated deficit) at the beginning of the periods presented are eliminated to the extent possible. Furthermore, 805-50-45-5 indicates that the financial statements and financial information presented for prior years also shall be retrospectively adjusted to furnish comparative information.

In accordance with ASC 805-50-30-5, when accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests should initially recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of the transfer. If the carrying amounts of the assets and liabilities transferred differ from the historical cost of the parent of the entities under common control, then the financial statements of the receiving entity should reflect the transferred assets and liabilities at the historical cost of the parent of the entities under common control. Accordingly, the Company has recorded the assets and liabilities transferred from the above eleven entities at their carrying amount.

Since the Company opened its first store in New York in 1995, it has become a well-recognized Asian/Chinese supermarket chain with multiple retail locations and its own distribution operations, all located along the East Coast of the United States, including New York, Massachusetts and Florida. The Company offers seafood, vegetables, meat, fruit, frozen goods, groceries, and bakery products through its retail stores.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Basis of Presentation

The consolidated financial statements include the accounts of Holding and its wholly owned subsidiaries in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All material intercompany accounts and transactions have been eliminated in consolidation.

The Company has two reportable and operating segments. The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM bears ultimate responsibility for, and is actively engaged in, the allocation of resources and the evaluation of the Company’s operating and financial results.

The Company categorizes its products as perishable and non-perishable. Perishable product categories include fresh produce, meat, seafood, vegetable, fruit and bakery. Non-perishable product categories include grocery and frozen foods. The following is a summary of the percentages for the sales of perishable and non-perishable items:

	Year ended March 31,
	2016	2015
Perishables	60.07%	59.48%
Non-perishables	39.93%	40.52%

3. Significant Accounting Policies

Significant Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s critical accounting estimates included, but are not limited to: allowance for estimated uncollectible receivables, inventory valuations, lease assumptions, impairment of long-lived assets, impairment of intangible assets, and income taxes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents are maintained at financial institutions in the United States of America. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation (“FDIC”)’s federally insured limits. The Company has not incurred any losses during the past for amount over the FDIC limits.

Accounts Receivable

Accounts receivables consist primarily of uncollected amounts from customer purchases (primarily from the Company’s two distribution operations), credit card receivables, and food stamp vouchers and are presented net of an allowance for estimated uncollectible amounts.

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. Once collection efforts have been exhausted, the account receivable is written off against the allowance.

Inventories

Inventories consist of merchandise purchased for resale, which are stated at the lower of cost or market. The cost method is used for wholesale and retail perishable inventories by assigning costs to each of these items based on a first-in, first-out (FIFO) basis (net of vendor discounts).

The Company’s wholesale and retail non-perishable inventory is valued at the lower of cost or market using weighted average method.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies (cont.)

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Expenditures for major additions and improvements to facilities are capitalized, while maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations. Depreciation expense is computed using the straight-line method over the estimated useful lives of the individual assets. Leasehold improvements are amortized over the shorter of the lease term to which they relate, or the estimated useful life of the asset. Terms of leases used in the determination of estimated useful lives may include renewal options if the exercise of the renewal option is determined to be reasonably assured.

The following table includes the estimated useful lives of certain of our asset classes:

Furniture, fixtures and equipment	5-10 years
Leasehold improvements	up to 20 years
Automobiles	6-10 years
Software	3 years

Intangible Assets

The Company has definite-lived intangible assets consisting of acquired leasehold rights obtained through the purchase of below market leases related to “Ming’s Supermarket Inc.” The definite-lived intangible assets are amortized on a straight line basis over the lease terms from the date of its assumption by the Company. The leases expire in approximately 15 years.

Impairment of Long-Lived Assets

The Company assesses its long-lived assets, including property and equipment and finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. The Company groups and evaluates long-lived assets for impairment at the individual store level, which is the lowest level at which independent identifiable cash flows are available. Factors which may indicate potential impairment include a significant underperformance relative to the historical or projected future operating results of the store or a significant negative industry or economic trend. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by that asset. If impairment is indicated, a loss is recognized for any excess of the carrying value over the estimated fair value of the asset group. The fair value is estimated based on the discounted future cash flows or comparable market values, if available. The Company did not record any impairment loss during the years ended March 31, 2016 and 2015.

Operating Leases

The Company leases retail stores, warehouse facilities and administrative offices under operating leases.

Incentives received from lessors are deferred and recorded as a reduction of rental expense over the lease term using the straight-line method.

Store lease agreements generally include rent escalation provisions. The Company recognizes escalations of minimum rents as deferred rent and amortizes these balances on a straight-line basis over the term of the lease.

Capital Lease Obligations

The Company has recorded capital lease obligations for equipment leases at both March 31, 2016 and March 31, 2015. In each case, the Company was deemed to be the owner under lease accounting guidance. Further, each lease contains provisions indicating continuing involvement with the equipment at the end of the lease period. As a result, in accordance with applicable accounting guidance, related assets subject to the leases are reflected on

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies (cont.)

the Company’s consolidated balance sheets and depreciated over the lesser of the lease term or their remaining useful lives. The present value of the lease payments associated with the equipment is recorded as capital lease obligations.

Fair Value Measurements

The Company records its financial assets and liabilities in accordance with the framework for measuring fair value in accordance with GAAP. This framework establishes a fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements of nonfinancial assets and nonfinancial liabilities are primarily used in the impairment analysis of intangible assets and long-lived assets.

Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, advances to related parties, accounts payable, deferred revenue and accrued expenses approximate fair value because of the short maturity of those instruments. Based on comparable open market transactions, the fair value of the line of credit and other liabilities, including current maturities, approximated their carrying value as of March 31, 2016 and 2015 respectively. The Company’s estimates of the fair value of line of credit and other liabilities (including current maturities) were classified as Level 2 in the fair value hierarchy.

Revenue Recognition

For retail sales, revenue is recognized at the point of sale. Discounts provided to customers at the time of sale are recognized as a reduction in sales as the discounted products are sold. Sales taxes are not included in revenue. Proceeds from the sale of coupons are recorded as a liability at the time of sale, and recognized as sales when they are redeemed by customers. For wholesales sales, revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, the Company has no other obligations and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.

Cost of Sales

Cost of sales includes the cost of inventory sold during the period, including the direct costs of purchased merchandise (net of discounts and allowances), distribution and supply chain costs, buying costs and supplies. The Company recognizes vendor allowances and merchandise volume related rebate allowances as a reduction of inventories during the period when earned and reflects the allowances as a component of cost of sales as the inventory is sold.

Shipping and handling

Shipping and handling for inventories purchased are included in cost of sales. Shipping and handling cost incurred to ship products to customers are included in selling, general and administrative expenses. Shipping and handling expenses for inventories for the years ended March 31, 2016 and 2015 amounted to $840,900 and $1,215,879, respectively.

Occupancy costs

Occupancy costs consist of store-level expenses such as rent expense, property taxes and other store specific costs.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies (cont.)

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of retail operational expenses, administrative salaries and benefits costs, marketing, advertising and corporate overhead. Advertising expense for fiscal years 2016 and 2015 was approximately $387,000 and $542,000, respectively. Advertising costs are charged to expense when incurred.

Concentrations of Customers and Suppliers

For each of the years ended March 31, 2016 and 2015, the Company did not have customers that accounted for more than 1% of consolidated total net sales.

For the years ended March 31, 2016 and 2015, the largest supplier accounted for 4.5% and 5.7% of total purchases, expressed as a percentage of cost of sales, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company’s deferred tax assets are subject to periodic recoverability assessments. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence, including current and historical results of operations, future income projections and the overall prospects of our business. Realization of the deferred tax assets is principally dependent upon achievement of projected future taxable income offset by deferred tax liabilities. Changes in recognition or measurement are reflected in the period in which the judgment occurs.

The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as part of income tax expense.

Earnings per Share

Basic earnings per share is calculated by dividing net earnings by the weighted average number of shares outstanding during the fiscal period.

Diluted earnings per share is based on the weighted average number of shares outstanding, plus, where applicable, shares that would have been outstanding related to dilutive options. In the case of the Company, basic earnings per share and diluted earnings per share are the same as no dilutive options or other items exist.

Recently Issued Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU No. 2014-08 amends previous guidance related to the criteria for reporting a disposal as a discontinued operation by elevating the threshold for qualification for discontinued operations treatment to a disposal that represents a strategic shift that has a major effect on an organization’s operations or financial results. This guidance also requires expanded disclosures for transactions that qualify as a discontinued operation and requires disclosure of individually

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies (cont.)

significant components that are disposed of or held for sale but do not qualify for discontinued operations reporting. This guidance is effective prospectively for all disposals or components initially classified as held for sale in periods beginning on or after December 15, 2015, with early adoption permitted. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” ASU No. 2014-09 provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current guidance. These may include identifying performance obligations in the contract, and estimating the amount of variable consideration to include in the transaction price attributable to each separate performance obligation. This guidance will be effective for the Company for its fiscal year 2018. The Company is currently evaluating the potential impact of this guidance.

In April 2015, the FASB issued ASU No. 2015-03, “Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the corresponding debt liability. This guidance will be effective for the Company for its fiscal year 2017. Early adoption is permitted. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements.

In June 2015, the FASB issued ASU Update No. 2015-12, “Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target could be achieved after the Requisite Service Period.” The standard requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. This guidance will be effective for the Company for its fiscal year 2017. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory.” ASU No. 2015-11 changes the measurement principle for inventory from the lower of cost or market to lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business; less reasonably predictable costs of completion, disposal and transportation. This guidance will be effective for the Company for its fiscal year 2017. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-15, “Interest — Imputation of Interest: Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (Subtopic 835-30).” ASU No. 2015-15 provides additional guidance on the presentation and subsequent measurement of debt issuance costs associated with line-of-credit arrangements. Early adoption is permitted. This guidance will be effective for the Company for its fiscal year 2016. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” ASU No. 2014-15 requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. This guidance will be effective for the Company for its fiscal year 2017, with early adoption permitted. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial statements.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies (cont.)

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations: Simplifying the Accounting For Measurement Period Adjustments.” ASU No. 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. This guidance will be effective for the Company for its fiscal year 2016. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. “ASU No. 2015-17 requires that deferred income tax liabilities and assets be classified as noncurrent in the consolidated balance sheet. The guidance is effective prospectively or retrospectively for reporting periods beginning after December 15, 2016, with early adoption permitted. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02 “Leases” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 creates a new ASC 842 “Leases” to replace the previous ASC 840 “Leases.” ASU 2016-02 affects both lessees and lessors, although for the latter the provisions are similar to the previous model, but updated to align with certain changes to the lessee model and also the new revenue recognition provisions contained in ASU 2014-09. The new guidance is effective for the Company for the year ending March 31, 2020 and interim reporting periods during the year ending March 31, 2020. Early adoption is permitted. The Company is evaluating the effects, if any, of the adoption of this revised guidance on its financial position, results of operations or cash flows.

4. Accounts Receivable

A summary of accounts receivable, net is as follows:

	March 31, 2016	March 31, 2015
Customer purchases	$1,748,562	$1,959,416
Credit card receivables	127,314	162,742
Food stamps	88,576	96,925
Others	26,621	3,906
Total accounts receivable	1,991,073	2,222,989
Allowance for bad debt	(176,540)	(149,609)
Accounts receivable, net	$1,814,533	$2,073,380

5. Inventories

A summary of inventories, net is as follows:

	March 31, 2016	March 31, 2015
Non-perishables	$7,067,538	$8,464,604
Perishables	1,193,725	1,327,326
Inventories	8,261,263	9,791,930

Allowance for slow moving or defective inventories	(60,706)	(75,031)
Inventories, net	$8,200,557	$9,716,899

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Advances to related parties

A summary of advances to related parties is as follows:

	March 31,
Entities	2016	2015
New York Mart, Inc.	$383,868	$—
New York Mart N. Miami Inc.	1,177,588	—
Pacific Supermarkets Inc.	993,294	—
NY Mart MD Inc.	2,813,252	—
Total advances to related parties	$5,368,002	$—

The Company has advanced funds to related parties with the intention of converting these advances into deposits on the purchase price upon acquisitions of these entities, which are directly, or indirectly owned by Mr. Long Deng, the majority shareholder and the Chief Operating Officer of the Company. The advances are interest free, unsecured and repayable on demand. The Company expects to complete acquisitions of these entities by March 31, 2017.

7. Property and Equipment

A summary of property and equipment, net is as follows:

	March 31, 2016	March 31, 2015
Furniture, fixtures and equipment	$11,810,274	$10,495,897
Automobiles	1,872,679	1,744,462
Leasehold improvements	1,653,743	1,173,556
Software	6,735	6,735
Total property and equipment	15,343,431	13,420,650
Accumulated depreciation and amortization	(5,573,049)	(4,185,001)
Property and equipment, net	$9,770,382	$9,235,649

Depreciation expense was $1,397,031 and $1,285,506 for the years ended March 31, 2016 and 2015, respectively.

A summary of equipment under capital lease is as follows:

	March 31,
	2016	2015
Cost	$341,218	$334,996
Less: Accumulated amortization	(171,632)	(126,616)
Net	$169,586	$208,380

8. Intangible Assets

A summary of the activities and balances of intangible assets are as follows:

	Balance at March 31, 2015	Additions	Balance at March 31, 2016
Gross Intangible Assets
Acquired leasehold rights	$2,500,000	$—	$2,500,000
Total intangible assets	$2,500,000	$—	$2,500,000
Accumulated Amortization

Total accumulated amortization	$(933,333)	$(133,334)	$(1,066,667)
Intangible assets, net	$1,566,667	$(133,334)	$1,433,333

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Intangible Assets (cont.)

	Balance at March 31, 2014	Additions	Balance at March 31, 2015
Gross Intangible Assets
Acquired leasehold rights	$2,500,000	$—	$2,500,000
Total intangible assets	$2,500,000	$—	$2,500,000
Accumulated Amortization

Total accumulated amortization	$(800,000)	$(133,333)	$(933,333)
Intangible assets, net	$1,700,000	$(133,333)	$1,566,667

Amortization expense was $133,334 and $133,333 for the years ended March 31, 2016 and 2015, respectively.

Future amortization associated with the net carrying amount of definite-lived intangible assets is as follows:

Year Ending March 31,
2017	$133,333
2018	133,333
2019	133,333
2020	133,333
2021	133,333
Thereafter	766,668
Total amortization	$1,433,333

9. Other Payables

A summary of other payables is as follows:

	March 31, 2016	March 31, 2015
Repair and maintenance payables	$394,288	$613,351
Payroll tax payable	48,326	110,328
Sales tax payable	209,250	51,409
Insurance note payable	2,311	3,586
Security deposit payable	37,800	37,800
Other Payables	691,975	816,474
Less: Current portion:	(654,175)	(778,674)
Other Payables, non-current	$37,800	$37,800

10. Borrowings against lines of credit

A summary of borrowings against lines of credit is as follows:

	March 31, 2016	March 31, 2015
Lines of credit
Bank of America	$3,492,695	$—
Hong Kong and Shanghai Banking Corporation	99,099	99,099
China Trust Commercial Bank	—	2,765,021
Total borrowings against lines of credit	3,591,794	2,864,120
Less: current portion	(30,185)	(2,765,021)
Borrowings against lines of credit, non-current	$3,561,609	$99,099

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Borrowings against lines of credit (cont.)

Bank of America — line of credit

On June 5, 2012, the Company’s subsidiary, Strong America Limited, as borrower, entered into a credit agreement with Bank of America. The Credit Agreement provides for a revolving credit of $150,000 (“BOA Line of Credit”). The maturity date was originally dated June 5, 2013 and further extended to December 14, 2014 on December 15, 2013. The interest rate was floating at the Wall Street Journal Prime rate plus 6.75%. The BOA Line of Credit was unconditionally guaranteed by a related party of the Company. The line was fully paid during the year ended March 31, 2015. The Company incurred an interest expense of $4,749 on this line for the year ended March 31, 2015.

On July 2, 2015, the Company’s subsidiary, Strong America Limited, as borrower, entered into a separate credit agreement with Bank of America. The credit agreement provides for a revolving credit of $3,500,000 (“BOA Facility No.1 Commitment”). The maturity date is July 2, 2017. The interest rate is equal to the LIBOR daily floating rate plus 3.5%. Under the same credit agreement on July 2, 2015, BOA agreed to provide a term loan to the Company in the amount of $160,000 (“BOA Facility No. 2 Commitment”). The maturity date for the term loan is July 20, 2020. The annual interest rate is 4.4%. Equipment and fixtures, inventory and receivables, with an aggregated carrying value of approximately $6.4 million as of March 31, 2016, owned by borrower are collateral for this line of credit. BOA Facility No.1 Commitment and BOA Facility No. 2 Commitment are unconditionally guaranteed by related parties of the Company.

The BOA Facility No.1 Commitment and BOA Facility No. 2 Commitment contain financial and restrictive covenants. The proceeds of BOA Facility No.1 Commitment is used for business purposes only and proceeds of BOA Facility No. 2 Commitment was used to pay off a loan from Volvo Financial Services to the borrower (See Note 11).

The financial covenants require Strong America Limited to maintain a tangible net worth equal to at least $3,500,000 on a quarterly basis, and a basic fixed charge coverage ratio of at least 1.15:1.

Additionally, both of the Bank of America credit facilities contained restrictive covenants including limitations on borrower’s ability to:

-         Acquire or purchase a business or its assets

-         Engage in any business activities substantially different from the borrower’s present business

-         Liquidate or dissolve or voluntarily suspend the borrower’s business

-         Make new loan, any direct or contingent liabilities or lease obligations and investments

-         Create any security interest or lien on property

-         Sell, assign, lease, transfer or dispose of any part of the borrower’s business except in ordinary course

-         Enter into any sale and leaseback agreement covering any of its fixed assets

-         Substantially change the management and ownership

The outstanding balance with BOA Facility No.1 Commitment is $3,352,137 and BOA Facility No. 2 Commitment is $140,558 as of March 31, 2016. The Company incurred an interest expense of $104, 406 for the year ended March 31, 2016.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Borrowings against lines of credit (cont.)

Maturities of borrowings against BOA Facility No. 2 for each of the next five years are as follows:

Year Ending March 31,
2017	$30,185
2018	31,541
2019	32,957
2020	31,508
2021	14,367
Total	$140,558

Hong Kong and Shanghai Banking Corporation — line of credit

On July 9, 2004 the Company’s subsidiary, New York Supermarket East Broadway Inc., as borrower, entered into a business line of credit agreement with Hong Kong and Shanghai Banking Corporation (“HSBC”). The business line of credit agreement provides for a revolving credit of $100,000. The interest rate is floating at the Wall Street Journal Prime rate plus 2%. Obligations under the line of credit with HSBC are personally guaranteed by Mr. Long Deng, the Company’s majority shareholder. The agreement did not specify a maturity date. The Company believes that it will not be required to repay within twelve months from March 31, 2016.

The outstanding balance for HSBC is $99,099 as of both March 31, 2016 and 2015. Interest expense related to this line of credit with HSBC was $5,407 and $5,275 for the years ended March 31 2016 and 2015, respectively.

China Trust Commercial Bank — line of credit

On January 21, 2015, the Company’s subsidiary, Strong America Limited, as the major borrower, entered into a line of credit agreement with China Trust Commercial Bank (“CTBC Bank”). The Credit Agreement provided for a revolving credit of $2,800,000. The interest rate was floating at the Wall Street Journal Prime rate with a floor of 6%. The balance has been fully repaid as of March 31, 2016.

Interest expense related to this line of credit was $41,816 and $177,554 for the years ended March 31, 2016 and 2015, respectively.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Notes Payables

Notes payables consist of the following:

	March 31,
	2016	2015
Express way Motors Inc.
Interest at 0%, principal of $490 due monthly through April 9, 2019	$18,124	$24,004
Interest at 2.99%, principal and interest of $593 due monthly through February 1, 2021	32,455	—
Interest at 0%, principal of $515 due monthly through April 24, 2019	11,780	25,767

Southeast Toyota Finance
Interest at 6.84%, principal and interest of $777 due monthly through July 26, 2016	3,817	12,583
Interest at 6.95%, principal and interest of $2,109 due monthly through September 18, 2019	80,076	99,096
Interest at 7.35%, principal and interest of $2,219 due monthly through November 7, 2017	41,641	64,292
Interest at 7.10%, principal and interest of $2,094 due monthly through March 28, 2018	48,526	69,395

Triangle Auto Center, Inc.
Interest at 4.02%, principal and interest of $890 due monthly through January 28, 2021	47,466	—

Colonial Buick GMC
Interest at 8.64%, principal and interest of $736 due monthly through February 1, 2020	29,191	35,172

Milea Truck Sales of Queens Inc.
Interest at 8.42%, principal and interest of $4,076 due monthly through July 1, 2019	141,709	177,048
Interest at 1.99%, principal and interest of $1,622 due monthly through November 21, 2015	—	12,881
Interest at 4.36%, principal and interest of $1,558 due monthly through February 20, 2018	34,311	51,110

Isuzu Finance of America, Inc.
Interest at 6.99%, principal and interest of $2,200 due monthly through October 1, 2018	62,222	83,455

Koeppel Nissan, Inc.
Interest at 3.99%, principal and interest of $612 due monthly through January 18, 2021	32,160	—
Interest at 0.9%, principal and interest of $739 due monthly through March 14, 2020	34,826	—

Volvo Financial Services
Interest at 9.25%, principal and interest of $3,532 due monthly through July 2, 2015*	—	121,174

Lee’s Autors, Inc.
Interest at 0.9%, principal and interest of $832 due monthly through July 22, 2017	14,046	23,854

Total Notes Payable	$632,350	$799,831
Current maturities	(208,059)	(306,360)
Long-term debt, net of current maturities	$424,291	$493,471

____________

*         The Company repaid the Volvo Financial Services Note Payable with proceeds from the BOA Facility No. 2 Commitment in July 2015 (See Note 10).

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Notes Payables (cont.)

All notes payable are secured by the underlying financed automobiles. Maturities of the notes payable for each of the next five years are as follows:

Year Ending March 31,
2017	$208,059
2018	192,499
2019	137,513
2020	72,355
2021	21,924
Total	$632,350

12. Capital lease obligations

The following capital lease obligations are included in the consolidated balance sheets:

	March 31,
	2016	2015
Capital lease obligations:
Current	$48,303	$67,700
Long-term	40,468	82,056
Total obligations	$88,771	$149,756

Interest expenses on capital lease obligations for the years ended March 31, 2016 and 2015 amounted to $49,295 and $70,116, respectively.

Future minimum lease payments under the capital leases are as follows:

Year Ending March 31:
2017	$50,605
2018	33,659
2019	7,524
Total minimum lease payments	91,788
Less: Amount representing interest	(3,017)
Present value of net minimum lease payments	$88,771

13. Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different products or services. Based on management’s assessment, the Company has determined that it has two operating segments as defined by ASC 280, consisting of wholesale and retail operations.

The primary financial measures used by the Company to evaluate performance of individual operating segments are sales and income before income tax provision.

The following table presents summary information by segment for the years ended March 31, 2016 and March 31, 2015, respectively.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Segment Reporting (cont.)

	Year ended March 31, 2016
	Wholesale	Retail	Total
Net sales	$18,874,751	$112,350,473	$131,225,224
Cost of sales	(16,307,108)	(80,952,142)	(97,259,250)
Occupancy costs	—	(7,367,155)	(7,367,155)
Gross profit	$2,567,643	$24,031,176	$26,598,819
Interest expense, net	$(184,289)	$(31,205)	$(215,494)
Depreciation and amortization	$(210,306)	$(1,320,059)	$(1,530,365)
Capital expenditure	$105,940	$1,862,278	$1,968,218
Segment income before income tax provision	$341,557	$6,316,326	$6,657,883
Income tax provision	$105,369	$2,911,505	$3,016,874
Segment assets	$10,832,193	$17,705,481	$28,537,674

	Year ended March 31, 2015
	Wholesale	Retail	Total
Net sales	$18,570,867	$109,338,008	$127,908,875
Cost of sales	(16,063,533)	(83,772,224)	(99,835,757)
Occupancy costs	—	(6,736,033)	(6,736,033)
Gross profit	$2,507,334	$18,829,751	$21,337,085
Interest expense, net	$(241,608)	$13,719	$(227,889)
Depreciation and amortization	$(201,963)	$(1,216,876)	$(1,418,839)
Capital expenditure	$267,862	$571,802	$839,664
Segment income before income tax provision	$194,729	$1,554,222	$1,748,951
Income tax provision	$55,475	$918,747	$974,222
Segment assets	$9,321,616	$16,058,084	$25,379,700

14. Other Income

A summary of other income is as follows:

	Year Ended March 31,
	2016	2015
Rental income	$553,415	$536,447
Lottery commission	20,069	8,776
Management fee income	263,251	141,148
Others	155,885	120,631
Total	$992,620	$807,002

15. Income Taxes

The Company is taxed as a corporation for income tax purposes and as a result of the “Contribution Agreement” entered into in December 31, 2014 the Company has elected to file a consolidated federal income tax return with its eleven subsidiaries. The Company and the shareholders of the eleven entities, as parties to the Contribution Agreement, entered into a tax-free transaction under Section 351 of the Internal Revenue Code of 1986 whereby the eleven entities became wholly owned subsidiaries of the Company. As a result of the tax-free transaction and the creation of a consolidated group, the subsidiaries are required to adopt the tax year-end of its parent, Holding. Holding was incorporated on December 30, 2014 and has adopted a tax-year end of March 31. Therefore, the subsidiaries are required to file as part of the consolidated tax return for the year-ended March 31, 2015.

Because the subsidiaries were filing tax returns which included various tax year ends, the subsidiaries were required to file short year tax returns ending March 31, 2015. Eight of the subsidiaries were on a December tax

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Income Taxes (cont.)

year end and were required to report on a short-period year end of December 30, 2014 and a short period year end of March 31, 2015. The other three entities were on fiscal year-ends of March, April and July. The fiscal year end subsidiaries were required to file short year returns beginning on the first day of their respective year and ending on December 30, 2014 and a short period year end of March 31, 2015.

Certain of the subsidiaries have incurred net operating losses (“NOL”) in tax years ending prior to the Contribution Agreement. The net operating losses are subject to the Separate Return Limitation Year (“SRLY”) rules which limit the utilization of the losses to the subsidiaries who generated the losses. The SRLY losses are not available to offset taxable income generated by members of the consolidated group. Losses incurred from the tax period beginning December 31, 2014 and ending March 31, 2015 are available to offset taxable income generated by members of the consolidated group.

The Company has a number of open tax years which include the tax years ended March 31, 2014, April 30, 2014, December 31, 2014 and March 31, 2015 that have not been filed by some of its subsidiaries for years prior to the effective date of the Contribution Agreement. While it is often difficult to predict the final outcome or the timing of uncertain tax position, the Company believes that the accruals for the income taxes reflect the most likely outcome for the unfiled tax years. The Company had approximately $44,000 and $30,000 of interest and penalties accrued at March 31, 2016 and March 31, 2015, respectively.

Based upon management’s assessment of all available evidence, the Company believes that it is more-likely- than-not that the deferred tax assets, primarily for certain of the subsidiaries SRLY NOL carry-forwards will not be realizable; and therefore, a full valuation allowance is established for SRLY NOL carry-forwards. The valuation allowance for deferred tax assets was approximately $904,000 and $904,000 as of March 31, 2016 and 2015, respectively.

Change in valuation allowance for deferred tax assets for each of the years ended March 31, 2016 and March 31, 2015 are NIL and $264,508, respectively.

The Company has approximately $2,486,000 and $5,231,000 of U.S. NOL carry-forwards of which approximately $2,231,000 and $2,231,000 are SRLY NOLs as of March 31, 2016 and March 31, 2015, respectively. For income tax purposes, these NOLs will expire in the years 2030 through 2034.

Income Tax Provision

The provision for income taxes consists of the following components:

	Year Ended March 31,
	2016	2015
Current:
Federal	$1,076,465	$132,147
State	837,904	229,140
	1,914,369	361,287

Deferred:
Federal	979,725	536,304
State	122,780	76,631
	1,102,505	612,935
Total	$3,016,874	$974,222

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Income Taxes (cont.)

Tax Rate Reconciliation

Following is a reconciliation of the Company’s effective income tax rate to the United State federal statutory tax rate:

	March 31,
	2016	2015
Expected tax at U.S. statutory income tax rate	34%	34%
State and local income taxes, net of federal	12%	12%
Other non-deductible fees and expenses	1%	1%
Change in valuation for deferred tax assets	0%	15%
Other	(2)%	(6)%
Effective tax rate	45%	56%

Deferred Taxes

The effect of temporary differences is included in the deferred tax accounts as follows:

	Year Ended March 31,
	2016	2015
Current deferred tax ass et/ (liability):
Prepaid expenses	$(5,061)	$(4,771)
Accrued expenses	—	8,197
Allowance for doubtful accounts	47,055	32,084
Sec 263A inventory cap	(3,315)	1,355
	38,679	36,865
Non-current deferred tax asset/ (liability):
Deferred rent	2,215,822	1,940,016
Intangible assets	8,747	16,244
Depreciation	(2,383,829)	(2,145,066)
Net operating losses	945,420	2,079,285
Valuation allowance	(904,261)	(904,261)
	(118,101)	986,218
Net deferred tax ass et (liability)	$(79,422)	$1,023,083

A valuation allowance is established for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits, or that the realization of future deductions is uncertain.

Management performs an assessment over future taxable income to analyze whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company has evaluated all available positive and negative evidence and believes it is probable that the deferred tax assets will be realized and has not recorded a valuation allowance except for SRLY NOLs.

The Company applies the authoritative accounting guidance under ASC 740 for the recognition, measurement, classification and disclosure of uncertain tax positions taken or expected to be taken in a tax return.

The Company files income tax returns with federal and state tax authorities within the United States. The statute of limitations for income tax examinations remains open for federal tax returns for tax years 2013 through 2015 and various state tax returns for the tax years 2011 through 2015. The statute of limitations remains open for the delinquent returns which have not been filed.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Related-Party Transactions

Management Fees, Advertising Fees and Sale of Non-Perishable and Perishable Products to Related Parties The following is a detailed breakdown of significant management fees, advertising fees and sale of products for the years ended March 31, 2016 and 2015 to related parties which are directly or indirectly owned by Mr. Long Deng, a majority shareholder, and not eliminated in the consolidated financial statements.

	Year ended March 31, 2016
Related Parties Fees	Management Fees	Advertising	Non-Perishable & Perishable Sales
New York Mart, Inc.	$41,216	$21,768	$1,508,394
Pacific Supermarkets	53,648	25,656	3,251,159
Inc NY Mart MD Inc	19,981	—	1,014,874
Spring Farm Inc.	—	—	6,862
Spicy Bubbles, Inc.	—	—	100,994
Pine Court Chinese Bistro	—	—	320,994
	$114,845	$47,424	$6,203,277

	Year ended March 31, 2015
Related Parties Fees	Management Fees	Advertising	Non-Perishable & Perishable Sales
New York Mart, Inc.	$40,082	$6,827	$1,443,714
Pacific Supermarkets Inc	55,865	29,376	3,215,697
Spring Farm Inc.	—	—	7,217
Spicy Bubbles, Inc.	—	—	68,668
Pine Court Chinese Bistro	—	—	561,987
	$95,947	$36,203	$5,297,283

Long-Term Operating Lease Agreement with a Related Party

The Company leases a warehouse from a related party that is owned by Mr. Long Deng, the majority shareholder of the Company, and will expire on April 30, 2026. Rent incurred to the related party was $588,000 for both years ended on March 31, 2016, and 2015 (Refer to Note 17 for future minimum lease obligations).

Due to a shareholder

The Company at times borrowed funds from Mr. Long Deng, the majority shareholder, before March 31, 2014 for working capital purposes. During the year ended March 31, 2016, the Company has fully repaid the outstanding balance of $1,124,407.

17. Commitments and Contingencies

Operating Lease Commitments

The Company’s leases include stores, office and warehouse buildings. These leases had an average remaining lease term of approximately 5 years as of March 31, 2016.

Rent expense charged to operations under operating leases in 2016 and 2015 totaled $7,098,151 and $6,997,818, respectively.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Commitments and Contingencies (cont.)

Future minimum lease obligations for operating leases with initial terms in excess of one year at March 31, 2016 are as follows:

	Non-related parties	Related party	Total
2017	$5,657,623	$698,000	$6,355,623
2018	5,374,631	708,000	6,082,631
2019	5,487,559	708,000	6,195,559
2020	5,628,229	708,000	6,336,229
2021	5,670,100	708,000	6,378,100
Thereafter	57,231,249	3,599,000	60,830,249
Total payments	$85,049,391	$7,129,000	$92,178,391

18. Contingent Liability

Ming’s Supermarket, Inc. (“Ming”), the subsidiary of the Company, is a tenant at a building located at 140–148 East Berkeley Street, Boston, MA (the “Property”), pursuant to a lease dated September 24, 1999 (the “Lease”). The Lease had a 10-year initial term, followed by an option for two additional 10 year terms. Ming has exercised that first option and the Lease has approximately 15 years remaining to run if the second option is also exercised. The Lease also gives Ming a right of first refusal on any sale of the building.

On February 22, 2015 a sprinkler pipe burst in the Property. This caused the Inspectional Services Department of the City of Boston (“ISD”) to inspect the Property. The ISD found a number of problems which have prevented further use of the Property. The ISD notified both landlord and tenant that the Property was only permitted for use as an elevator garage and that its use as a warehouse was never permitted and that a conditional use permit must be obtained from the City of Boston to make such use lawful. Moreover, the Property was found to have major structural issues requiring repair, as well as issues with the elevator and outside glass. The result of the ISD’s findings are that Ming was ordered not to use the Property for any purpose unless and until the structural and other repairs are completed and its use as a warehouse is permitted by the Boston Zoning Board.

While the Lease provides that the elevator (approximate cost $400,000) and glass repairs (approximate cost $30,000) are the responsibility of the tenant, the structural repairs (approximate cost $500,000) are the landlord’s responsibility under the Lease, unless the structural damage was caused by the tenant’s misuse of the Property. In this regard Ming has retained an expert who will testify the structural damage to the building was caused by long term water infiltration and is not the result of anything Ming did. Ming initially sought for the landlord to perform the structural repairs and agreed that upon completion of those repairs, Ming would repair the elevator and the broken glass. In addition, Ming asked the landlord to cooperate in permitting use of the Property as a warehouse.

The landlord refused to either perform structural repairs or to cooperate on the permitting. As a result, as of April 2015, Ming stopped paying the landlord rent, since it was barred from using the Property by order of the ISD. The landlord then sued Ming for breach of the Lease and unpaid rent and Ming counterclaimed for constructive eviction and for damages resulting from the landlord’s breach of its duty to perform structural repairs under the Lease.

Given the complicated fact pattern and myriad of claims and counterclaims, a reasonable and probable estimate as to the potential exposure, if any, cannot be made at this time. Ming is vigorously contesting any liability on its part for unpaid rent and believes it will recover affirmative damages against the landlord due to Ming’s constructive eviction from the Property. The unpaid rent is approximately $225,000 as of March 31, 2016.

While discovery is ongoing and no guaranties or predications can be made at this time as to ultimate outcome, the Company believes that the facts and the law are favorable for Ming’s as to both its continuing liability for rent and its affirmative claim to recover damages.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Event

For purpose of preparing these consolidated financial statements, the Company considered events through July 15, 2016, which is the date of the consolidated financial statements were available for issuance. There were no material subsequent events that required recognition or additional disclosure in these consolidated financial statements.

NYM HOLDING, INC AND SUBSIDIARIES

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of September 30, 2016 and March 31, 2016 (unaudited)	F-28
Condensed Consolidated Statements of Operations for the three and six months ended September 30, 2016 and 2015 (unaudited)	F-29
Condensed Consolidated Statements of Cash Flows for the six months ended September 30, 2016 and 2015(unaudited)	F-30
Notes to Unaudited Condensed Consolidated Financial Statements	F-31 – F-47

NYM HOLDING, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2016	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$678,644	$551,782
Accounts receivable, net	1,985,383	1,814,533
Inventories, net	8,732,580	8,200,557
Prepaid expenses and other current assets	577,250	473,608
Total current assets	11,973,857	11,040,480
Property and equipment, net	9,599,408	9,770,382
Intangible assets, net	1,366,667	1,433,333
Security deposits	756,782	925,477
Advances to related parties	7,813,982	5,368,002
Total assets	$31,510,696	$28,537,674
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$12,355,213	$10,545,342
Deferred revenue	211,921	145,497
Borrowings against lines of credit, current	3,515,771	30,185
Notes payable, current	275,288	208,059
Capital lease obligations, current	39,690	48,303
Accrued expenses	1,050,979	1,026,871
Taxes payable	1,600,746	1,693,872
Other payables, current	694,375	654,175
Total current liabilities	19,743,983	14,352,304
Borrowings against lines of credit, non-current	194,023	3,561,609
Notes payable, non-current	528,334	424,291
Capital lease obligations, non-current	22,736	40,468
Deferred rent	5,226,270	4,930,154
Other payables, non-current	37,800	37,800
Deferred income taxes	209,818	79,422
Total liabilities	25,962,964	23,426,048
Commitments and contingencies
Shareholders’ equity
Common stock, $0.001 par value; 10,000 shares authorized, 1,000 shares issued and outstanding	1	1
Additional paid-in capital	9,446,545	9,446,545
Accumulated deficit	(3,898,814)	(4,334,920)
Total shareholders’ equity	5,547,732	5,111,626
Total liabilities and shareholders’ equity	$31,510,696	$28,537,674

See accompanying notes to the unaudited condensed consolidated financial statements

NYM HOLDING, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net sales	$29,862,331	$30,510,340	$58,547,631	$60,768,776
Net sales-related parties	2,024,569	1,406,758	3,629,161	2,720,634
Total net sales	31,886,900	31,917,098	62,176,792	63,489,410
Cost of sales	23,730,242	23,310,382	45,840,542	47,227,109
Occupancy costs	1,765,386	1,792,228	3,605,453	3,540,743
Gross profit	6,391,272	6,814,488	12,730,797	12,721,558
Selling, general and administrative expenses	6,130,117	5,191,537	12,356,026	10,055,567
Income from operations	261,155	1,622,951	374,771	2,665,991
Interest expense, net	(46,718)	(42,493)	(90,292)	(108,451)
Other income	263,203	139,018	508,441	428,102
Income before income taxes	477,640	1,719,476	792,920	2,985,642
Income tax provision	219,279	724,288	356,814	1,343,539
Net income	$258,361	$995,188	$436,106	$1,642,103
Net income per share:
Basic	$258	$995	$436	$1,642
Diluted	$258	$995	$436	$1,642
Weighted average shares outstanding:
Basic	1,000	1,000	1,000	1,000
Diluted	1,000	1,000	1,000	1,000

See accompanying notes to the unaudited condensed consolidated financial statements

NYM HOLDING, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	September 30, 2016	September 30, 2015
Cash flows from operating activities
Net income	$436,106	$1,642,103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	778,508	675,155
Amortization expense of intangible assets	66,666	66,667
Inventory provision	14,339	1,067
Deferred income taxes	130,396	481,359
Changes in operating assets and liabilities:
Accounts receivable	(170,849)	152,733
Inventories	(546,362)	356,633
Prepaid expenses and other current assets	(103,643)	(224,503)
Security deposits	168,695	(11,886)
Accounts payable	1,809,871	(374,770)
Deferred revenue	66,424	18,979
Accrued expenses	24,108	(68,076)
Taxes payable	(93,126)	773,450
Deferred rent	296,116	283,899
Other payables	40,199	(540,118)
Net cash provided by operating activities	2,917,448	3,232,692
Cash flows from investing activities
Advances to related parties	(2,445,980)	(1,946,334)
Acquisition of property and equipment	(607,533)	(684,896)
Net cash used in investing activities	(3,053,513)	(2,631,230)
Cash flows from financing activities
Payments on amount due to a shareholder	—	(1,124,407)
Borrowings against lines of credit	200,000	842,241
Payments on lines of credit borrowings	(82,000)	—
Borrowings on notes payable	288,129	18,516
Payments on notes payable	(116,857)	(213,093)
Payments on capital lease obligations	(26,345)	(38,330)
Net cash provided by (used in) financing activities	262,927	(515,073)
Net increase in cash and cash equivalents	126,862	86,389
Cash and cash equivalents at beginning of the period	551,782	494,738
Cash and cash equivalents at the end of the period	$678,644	$581,127
Supplemental disclosure of cash flow information
Cash paid for interest	$90,649	$104,861
Cash paid for income taxes	$592,325	$47,355

See accompanying notes to the unaudited condensed consolidated financial statements

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

NYM Holding, Inc. (“Holding”) was incorporated in the State of Delaware on December 30, 2014. Effective December 31, 2014, Holding entered into a Contribution Agreement (the “Agreement”) whereby the common stockholders of the eleven entities contributed their stocks to Holding in exchange for all of Holding’s outstanding shares. Upon completion of the share exchanges, these entities became wholly-owned subsidiaries of Holding (hereafter collectively referred to as “New York Mart Group”, or the “Company”).

In accordance with Accounting Standards Codification (“ASC”) 805-50-25, the transaction consummated through the Agreement has been accounted for as a transaction among entities under common control since the same shareholder owns all these eleven entities prior to the execution of the Agreement. The consolidated financial statements of the Company have been prepared to report results of operations for the period in which the transfer occurred as though the transfer of net assets or exchange of equity interests had occurred at the beginning of the period presented, in this case April 1, 2014. Results of operations for that period comprise those of the previously separate entities combined from the beginning of the period to the end of the period. By eliminating the effects of intra-entity transactions in determining the results of operations for the period before the combination, those results will be on substantially the same basis as the results of operations for the period after the date of combination. The effects of intra-entity transactions on current assets, current liabilities, revenue, and cost of sales for periods presented and on retained earnings (accumulated deficit) at the beginning of the periods presented are eliminated to the extent possible. Furthermore, 805-50-45-5 indicates that the financial statements and financial information presented for prior years also shall be retrospectively adjusted to furnish comparative information.

The Company opened its first store in New York in 1995, and is an Asian/Chinese supermarket chain with multiple retail locations and its own distribution operations, all located along the East Coast of the United States, including New York, Massachusetts and Florida. The Company offers seafood, vegetables, meat, fruit, frozen goods, groceries, and bakery products through its retail stores.

On July 25, 2016, the Company entered into the Merger Agreement with E-Compass Acquisition Corporation (“E-Compass”), iFresh Inc. (“iFresh”) and iFresh Merger Sub Inc. (“Merger Sub”). iFresh is a whole-owned subsidiary of E-Compass and was formed for the sole purpose of the merger of the E-Compass, in which iFresh will be the surviving corporation (the “Redomestication Merger”). E-Compass will be merged with and into iFresh Inc. (“iFresh”). Immediately after the Redomestication Merger, Merger Sub would be merged with and into the Company, resulting in the Company being a wholly owned subsidiary of iFresh. The transaction would constitute a Business Combination.

2. Basis of Presentation and Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of Holding and its wholly owned subsidiaries in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All material intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared and presented in accordance with U.S. GAAP and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The unaudited interim financial information as of September 30,2016 and for the three and six months ended September 30, 2016 and 2015 have been prepared, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures, which are normally included in annual financial statements prepared in accordance with U.S. GAAP, have been omitted pursuant to those rules and regulations. The interim condensed consolidated financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto for the fiscal year ended March 31, 2016.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company’s financial position as of September 30,2016, its results of operations and its cash flows for the three and six months ended September 30, 2016 and 2015, as applicable, have been made. The

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Basis of Presentation and Principles of Consolidation (cont.)

unaudited interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

The Company has two reportable and operating segments. The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM bears ultimate responsibility for, and is actively engaged in, the allocation of resources and the evaluation of the Company’s operating and financial results.

3. Summary of Significant Accounting Policies

Significant Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s critical accounting estimates included, but are not limited to: allowance for estimated uncollectible receivables, inventory valuations, lease assumptions, impairment of long-lived assets, impairment of intangible assets, and income taxes. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivables consist primarily of uncollected amounts from customer purchases (primarily from the Company’s two distribution operations), credit card receivables, and food stamp vouchers and are presented net of an allowance for estimated uncollectible amounts.

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. Once collection efforts have been exhausted, the account receivable is written off against the allowance.

Inventories

Inventories consist of merchandise purchased for resale, which are stated at the lower of cost or market. The cost method is used for wholesale and retail perishable inventories by assigning costs to each of these items based on a first-in, first-out (FIFO) basis (net of vendor discounts).

The Company’s wholesale and retail non-perishable inventory is valued at the lower of cost or market using weighted average method.

Operating Leases

The Company leases retail stores, warehouse facilities and administrative offices under operating leases. Incentives received from lessors are deferred and recorded as a reduction of rental expense over the lease term using the straight-line method. Store lease agreements generally include rent escalation provisions. The Company recognizes escalations of minimum rents as deferred rent and amortizes these balances on a straight-line basis over the term of the lease.

Capital Lease Obligations

The Company has recorded capital lease obligations for equipment leases at both September 30, 2016 and March 31, 2016. In each case, the Company was deemed to be the owner under lease accounting guidance. Further, each lease contains provisions indicating continuing involvement with the equipment at the end of the lease period. As a result, in accordance with applicable accounting guidance, related assets subject to the leases are reflected on the Company’s consolidated balance sheets and depreciated over the lesser of the lease term or their remaining useful lives. The present value of the lease payments associated with the equipment is recorded as capital lease obligations.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

The Company records its financial assets and liabilities in accordance with the framework for measuring fair value in accordance with U.S. GAAP. This framework establishes a fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements of nonfinancial assets and nonfinancial liabilities are primarily used in the impairment analysis of intangible assets and long-lived assets.

Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, advances to related parties, accounts payable, deferred revenue and accrued expenses approximate fair value because of the short maturity of those instruments. Based on comparable open market transactions, the fair value of the line of credit and other liabilities, including current maturities, approximated their carrying value as of September 30, 2016 and 2015, respectively. The Company’s estimates of the fair value of line of credit and other liabilities (including current maturities) were classified as Level 2 in the fair value hierarchy.

Revenue Recognition

For retail sales, revenue is recognized at the point of sale. Discounts provided to customers at the time of sale are recognized as a reduction in sales as the discounted products are sold. Sales taxes are not included in revenue. Proceeds from the sale of coupons are recorded as a liability at the time of sale, and recognized as sales when they are redeemed by customers. For wholesales sales, revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, the Company has no other obligations and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.

Recently Issued Accounting Pronouncements

In March 2016, the FASB issued ASU No. 2016-04, “Liabilities-Extinguishments of Liabilities (Subtopic 405-20): Recognition of breakage for certain prepaid stored-value products.” ASU No. 2016-04 provides a narrow scope exception to the guidance in Subtopic 405-20 to require that stored-value breakage be accounted for consistently with the breakage guidance in Topic 606. The amendments in this update contain specific guidance for derecognition of prepaid stored-value product liabilities, thereby eliminating the current and potential future diversity. This guidance will be effective for the Company for its fiscal year 2019, with early adoption permitted. The Company is currently evaluating the potential impact of this guidance.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers”. ASU No. 2016-08 clarifies the implementation guidance on principal versus agent considerations. The amendments retain the guidance that the principal in an arrangement controls a good or service before it is transferred to a customer. As part of these amendments, the FASB revised the structure of the indicators to provide indicators of when the entity is

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

the principal, and eliminated two of the indicators. The amendments also clarify that each indicator may be more or less relevant to the assessment depending on the terms and conditions of the contract. The guidance will be effective for the Company for its fiscal year 2019, with early adoption permitted. The Company is currently evaluating the potential impact of this guidance.

In April 2016, FASB issued Accounting Standards Update No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments clarify the following two aspects of Topic 606: (a) identifying performance obligations; and (b) the licensing implementation guidance. The amendments do not change the core principle of the guidance in Topic 606. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in Topic 606. The guidance will be effective for the Company for its fiscal year 2019, with early adoption permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

In May 2016, the FASB issued ASU 2016-11, “Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting”, The amendments rescinds SEC paragraphs pursuant to two SEC Staff Announcements at the March 3, 2016 Emerging Issues Task Force (EITF) meeting. Specifically, registrants should not rely on the following SEC Staff Observer comments upon adoption of Topic 606: 1) Revenue and Expense Recognition for Freight Services in Process, which is codified in paragraph 605-20-S99-2; 2) Accounting for Shipping and Handling Fees and Costs, which is codified in paragraph 605-45-S99-1; 3) Accounting for Consideration Given by a Vendor to a Customer (including Reseller of the Vendor’s Products), which is codified in paragraph 605-50-S99-1; 4) Accounting for Gas-Balancing Arrangements (i.e., use of the “entitlements method”), which is codified in paragraph 932-10-S99-5, which is effective upon adoption of ASU 2014-09. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”. The amendments, among other things: (1) clarify the objective of the collectability criterion for applying paragraph 606-10-25-7; (2) permit an entity to exclude amounts collected from customers for all sales (and other similar) taxes from the transaction price; (3) specify that the measurement date for noncash consideration is contract inception; (4) provide a practical expedient that permits an entity to reflect the aggregate effect of all modifications that occur before the beginning of the earliest period presented when identifying the satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price to the satisfied and unsatisfied performance obligations; (5) clarify that a completed contract for purposes of transition is a contract for which all (or substantially all) of the revenue was recognized under legacy US GAAP before the date of initial application, and (6) clarify that an entity that retrospectively applies the guidance in Topic 606 to each prior reporting period is not required to disclose the effect of the accounting change for the period of adoption. The effective date of these amendments is at the same date that Topic 606 is effective. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”), which reduces the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

No other new accounting pronouncements issued or effective had, or are expected to have, a material impact on the Company’s consolidated financial statements.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Accounts Receivable

A summary of accounts receivable, net is as follows:

	September 30, 2016	March 31, 2016
Customer purchases	$1,903,678	$1,748,562
Credit card receivables	126,637	127,314
Food stamps	96,001	88,576
Others	35,607	26,621
Total accounts receivable	2,161,923	1,991,073
Allowance for bad debt	(176,540)	(176,540)
Accounts receivable, net	$1,985,383	$1,814,533

5. Inventories

A summary of inventories, net is as follows:

	September 30, 2016	March 31, 2016
Non-perishables	$7,129,538	$7,067,538
Perishables	1,678,087	1,193,725
Inventories	8,807,625	8,261,263
Allowance for slow moving or defective inventories	(75,045)	(60,706)
Inventories, net	$8,732,580	$8,200,557

6. Advances to related parties

A summary of advances to related parties is as follows:

Entities	September 30, 2016	March 31, 2016
New York Mart, Inc.	$655,582	$383,868
New York Mart N. Miami Inc.	2,984,139	1,177,588
Pacific Supermarkets Inc.	812,250	993,294
NY Mart MD Inc.	3,362,011	2,813,252
Total advances to related parties	$7,813,982	$5,368,002

The Company has advanced funds to related parties with the intention of converting these advances into deposits on the purchase price upon acquisitions of these entities, which are directly, or indirectly owned by Mr. Long Deng, the majority shareholder and the Chief Operating Officer of the Company. The advances are interest free, unsecured and repayable on demand. The Company expects to complete acquisitions of these entities by March 31, 2017.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Property and Equipment

	September 30, 2016	March 31, 2016
Furniture, fixtures and equipment	$12,032,267	$11,810,274
Automobiles	2,185,147	1,872,679
Leasehold improvements	1,720,464	1,653,743
Software	6,735	6,735
Total property and equipment	15,944,613	15,343,431
Accumulated depreciation and amortization	(6,345,205)	(5,573,049)
Property and equipment, net	$9,599,408	$9,770,382

Depreciation and amortization expense for the three months ended September 30, 2016 and 2015 was $398,951 and $341,002, respectively. Depreciation and amortization expense for the six months ended September 30, 2016 and 2015 was $778,508 and $675,155, respectively.

8. Intangible Assets

A summary of the activities and balances of intangible assets are as follows:

	Balance at March 31, 2016	Additions	Balance at September 30, 2016
Gross Intangible Assets
Aquired leasehold rights	$2,500,000	$—	$2,500,000
Total intangible assets	$2,500,000	$—	$2,500,000
Accumulated Amortization
Total accumulated amortization	$(1,066,667)	$(66,666)	$(1,133,333)
Intangible assets, net	$1,433,333	$(66,666)	$1,366,667

	Balance at March 31, 2015	Additions	Balance at September 30, 2015
Gross Intangible Assets
Aquired leasehold rights	$2,500,000	$—	$2,500,000
Total intangible assets	$2,500,000	$—	$2,500,000
Accumulated Amortization
Total accumulated amortization	$(933,333)	$(66,666)	$(999,999)
Intangible assets, net	$1,566,667	$(66,666)	$1,500,001

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. Intangible Assets (cont.)

Amortization expense was $66,666 for the each of six months ended September 30, 2016 and 2015 and $33,333 for each of the three months ended September 30, 2016 and 2015, respectively. Future amortization associated with the net carrying amount of definite-lived intangible assets is as follows:

Year Ending September 30,
2017	$133,333
2018	133,333
2019	133,333
2020	133,333
2021	133,333
Thereafter	700,002
Total amortization	$1,366,667

9. Borrowings against lines of credit

A summary of borrowings against lines of credit is as follows:

	September 30, 2016	March 31, 2016
Lines of credit
Bank of America	$3,610,695	$3,492,695
Hong Kong and Shangahi Banking Corporation	99,099	99,099
Total borrowings agains lines of credit	3,709,794	3,591,794
Less: current portion	(3,515,771)	(30,185)
Borrowings against lines of credit, non-curent	$194,023	$3,561,609
Bank of America — line of credit

On July 2, 2015, the Company’s subsidiary, Strong America Limited, as borrower, entered into a separate credit agreement with Bank of America. The credit agreement provides for a revolving credit of $3,500,000 (“BOA Facility No.1 Commitment”). The maturity date is July 2, 2017. The interest rate is equal to the LIBOR daily floating rate plus 3.5%. Under the same credit agreement on July 2, 2015, BOA agreed to provide a term loan to the Company in the amount of $160,000 (“BOA Facility No. 2 Commitment”). The maturity date for the term loan is July 20, 2020. The annual interest rate is 4.4%. Equipment and fixtures, inventory and receivables, with an aggregated carrying value of approximately $6 million as of September 30, 2016, owned by borrower are collateral for this line of credit. BOA Facility No.1 Commitment and BOA Facility No. 2 Commitment are unconditionally guaranteed by related parties of the Company.

The BOA Facility No.1 Commitment and BOA Facility No. 2 Commitment contain financial and restrictive covenants. The proceeds of BOA Facility No.1 Commitment is used for business purposes only and proceeds of BOA Facility No. 2 Commitment was used to pay off a loan from Volvo Financial Services to the borrower (See Note 11). The financial covenants require Strong America Limited to maintain a tangible net worth equal to at least $3,500,000 on a quarterly basis, and a basic fixed charge coverage ratio of at least 1.15:1.

Additionally, both of the Bank of America credit facilities contained restrictive covenants including limitations on borrower’s ability to:

-         Acquire or purchase a business or its assets

-         Engage in any business activities substantially different from the borrower’s present business

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Borrowings against lines of credit (cont.)

-         Liquidate or dissolve or voluntarily suspend the borrower’s business

-         Make new loan, any direct or contingent liabilities or lease obligations and investments

-         Create any security interest or lien on property

-         Sell, assign, lease, transfer or dispose of any part of the borrower’s business except in ordinary course

-         Enter into any sale and leaseback agreement covering any of its fixed assets

-         Substantially change the management and ownership

The outstanding balance with BOA Facility No.1 Commitment is $3,485,000 and BOA Facility No. 2 Commitment is $125,695 as of September 30, 2016. The Company incurred an interest expense of $68,773, $65,034 for the six months ended September 30, 2016 and 2015, respectively, and $32,417 and $28,546 for the three months ended September 30, 2016 and 2015, respectively.

Maturities of borrowings against BOA Facility No. 2 for each of the next five years are as follows:

Year Ending September 30,
2017	$30,771
2018	32,175
2019	33,643
2020	29,106
Total	$125,695

Hong Kong and Shanghai Banking Corporation — line of credit

On July 9, 2004 the Company’s subsidiary, New York Supermarket East Broadway Inc., as borrower, entered into a business line of credit agreement with Hong Kong and Shanghai Banking Corporation (“HSBC”). The business line of credit agreement provides for a revolving credit of $100,000. The interest rate is floating at the Wall Street Journal Prime rate plus 2%. Obligations under the line of credit with HSBC are personally guaranteed by Mr. Long Deng, the Company’s majority shareholder. The agreement did not specify a maturity date. The Company believes that it will not be required to repay within twelve months from September 30, 2016.

The outstanding balance for HSBC is $99,099 as of both September 30, 2016 and March 31, 2016. Interest expense related to this line of credit with HSBC was $2,786 and $2,660 for the six months ended September 30, 2016 and 2015, respectively, and $1,393 and $1,330 for the three months ended September 30, 2016 and 2015, respectively.

China Trust Commercial Bank — line of credit

On January 21, 2015, the Company’s subsidiary, Strong America Limited, as the major borrower, entered into a line of credit agreement with China Trust Commercial Bank (“CTBC Bank”). The Credit Agreement provided for a revolving credit of $2,800,000. The interest rate was floating at the Wall Street Journal Prime rate with a floor of 6%. The balance has been fully repaid as of March 31, 2016.

Interest expense related to this line of credit was nil and $57,738 for the six months ended September 30, 2016 and 2015, respectively. Interest expense related to this line of credit was nil and $49,543 for the three months ended September 30, 2016 and 2015, respectively.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. Notes Payable

Notes payables consist of the following:

	September 30, 2016	March 31 2016
Expressway Motors Inc.
Secured by vehicle, 0%, principal and interest of $0 due monthly through April 9, 2019	$15,186	$18,124
Secured by vehicle, 2.99%, principal and interest of $2,610 due monthly through Feburary 1, 2021	29,372	32,455
Secured by vehicle, 0%, principal and interest of $0 due monthly through April 24, 2019	11,780	11,780
Southeast Toyota Finance
Secured by vehicle, 6.84%, principal and interest of $7,418 due monthly through July 26, 2016	—	3,817
Hitachi Capital America Corp.
Secured by vehicle, 6.95%, principal and interest of $19,905 due monthly through September 18, 2019	68,356	80,076
Secured by vehicle, 7.35%, principal and interest of $22,001 due monthly through November 7, 2017	27,642	41,641
Secured by vehicle, 7.10%, principal and interest of $20,139 due monthly through March 28, 2018	35,652	48,526
Secured by vehicle, 6.99%, principal and interest of $2,170 due monthly through March 10,2019	59,578	—
Triangle Auto Center, Inc.
Secured by vehicle, 4.02%, principal and interest of $5,181 due monthly through January 28, 2021	42,320	47,466
Colonial Buick GMC
Secured by vehicle, 8.64%, principal and interest of $8,536 due monthly through Feburary 1, 2020	25,996	29,191
Milea Truck Sales of Queens Inc.
Secured by vehicle, 8.42%, principal and interest of $45,523 due monthly through July 1, 2019	122,896	141,709
Secured by vehicle, 4.36%, principal and interest of $9,612 due monthly through Feburary 20, 2018	25,634	34,311
Isuzu Finance of America, Inc.
Secured by vehicle, 6.99%, principal and interest of $20,866 due monthly through October 1, 2018	51,037	62,222
Koeppel Nissan, Inc.
Secured by vehicle, 3.99%, principal and interest of $3,534 due monthly through January 18, 2021	29,118	32,160
Secured by vehicle, 0.9%, principal and interest of $657 due monthly through March 14, 2020	30,542	34,826
Secured by vehicle, 7.86%, principal and interest of $758 due monthly through June 1, 2022	41,951	—
Lee’s Autors, Inc.
Secured by vehicle, 0.9%, principal and interest of $1,124 due monthly through July 22, 2017	8,284	14,046
Silver Star Motors
Secured by vehicle, 4.22%, principal and interest of $916 due monthly through June 1, 2021	47,969	—
Wells Fargo
Secured by vehicle, 4.83%, principal and interest of $666 due monthly through June 1, 2021	33,862	—
BMO
Secured by vehicle, 5.99%, principal and interest of $1,924 due monthly through July 1, 2021	96,447	—

Total Notes Payable	$803,622	$632,350
Current maturities	(275,288)	(208,059)
Long-term debt, net of current maturities	$528,334	$424,291

All notes payables are secured by the underlying financed automobiles.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. Notes Payable (cont.)

Maturities of the notes payables for each of the next five years are as follows:

Year Ending September 30,
2017	$275,288
2018	226,567
2019	166,496
2020	79,113
2021	49,557
Thereafter Total	6,601
Total	$803,622

11. Capital lease obligations

The following capital lease obligations are included in the consolidated balance sheets:

	September 30, 2016	March 31, 2016
Capital lease obligations:
Current	$39,690	$48,303
Long-term	22,736	40,468
Total obligations	$62,426	$88,771

Interest expenses on capital lease obligations for the six months ended September 30, 2016 and 2015 amounted to $1,404 and $2,854, respectively, and for the three months ended September 30, 2016 and 2015 amounted to $631and $1,363, respectively.

Future minimum lease payments under the capital leases are as follows:

Year Ending September 30,
2017	$41,336
2018	20,208
2019	2,490
Total minimum lease payments	64,034
Less: Amount representing interest	(1,608)
Total	$62,426

12. Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different products or services. Based on management’s assessment, the Company has determined that it has two operating segments as defined by ASC 280, consisting of wholesale and retail operations.

The primary financial measures used by the Company to evaluate performance of individual operating segments are sales and income before income tax provision.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Segment Reporting(cont.)

The following table presents summary information by segment for the six and three months ended September 30, 2016 and 2015, respectively.

	Six months ended September 30, 2016
	Wholesale	Retail	Total
Net sales	$10,411,053	$51,765,739	$62,176,792
Cost of sales	7,850,731	37,989,811	45,840,542
Occupancy costs	—	3,605,453	3,605,453
Gross profit	$2,560,322	$10,170,475	$12,730,797

Interest expense, net	$86,556	$3,736	$90,292
Depreciation and amortization	$111,219	$733,955	$845,174
Capital expenditure	$327,096	$280,437	$607,533
Segment income before income tax provision	$338,109	$454,811	$792,920
Income tax provision	$12,462	$344,352	$356,814
Segment assets	$8,627,249	$22,883,447	$31,510,696

	Six months ended September 30, 2015
	Wholesale	Retail	Total
Net sales	$9,195,170	$54,294,240	$63,489,410
Cost of sales	7,584,717	39,642,392	47,227,109
Occupancy costs	—	3,540,743	3,540,743
Gross profit	$1,610,453	$11,111,105	$12,721,558

Interest expense, net	$94,672	$13,779	$108,451
Depreciation and amortization	$101,692	$640,130	$741,822
Capital expenditure	$13,789	$671,107	$684,896
Segment income before income tax provision	$27,165	$2,958,477	$2,985,642
Income tax provision	$12,224	$1,331,315	$1,343,539
Segment assets	$7,745,777	$18,854,317	$26,600,094

	Three months ended September 30, 2016
	Wholesale	Retail	Total
Net sales	$5,899,043	$25,987,857	$31,886,900
Cost of sales	4,502,746	19,227,496	23,730,242
Occupancy costs	—	1,765,386	1,765,386
Gross profit	$1,396,297	$4,994,975	$6,391,272

Interest expense, net	$44,854	$1,864	$46,718
Depreciation and amortization	$59,307	$372,977	$432,284
Capital expenditure	$141,131	$30,240	$171,371
Segment income before income tax provision	$238,325	$239,315	$477,640
Income tax provision	$7,658	$211,621	$219,279
Segment assets	$8,627,249	$22,883,447	$31,510,696

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Segment Reporting (cont.)

	Three months ended September 30, 2015
	Wholesale	Retail	Total
Net sales	$4,879,236	$27,037,862	$31,917,098
Cost of sales	3,907,974	19,402,408	23,310,382
Occupancy costs	—	1,792,228	1,792,228
Gross profit	$971,262	$5,843,226	$6,814,488

Interest expense, net	$40,570	$1,923	$42,493
Depreciation and amortization	$50,830	$323,505	$374,335
Capital expenditure	$13,789	$404,309	$418,098
Segment income before income tax provision	$139,210	$1,580,266	$1,719,476
Income tax provision	$(23,038)	$747,326	$724,288
Segment assets	$7,745,777	$18,854,317	$26,600,094

13. Income Taxes

The Company is taxed as a corporation for income tax purposes and as a result of the “Contribution Agreement” entered into in December 31, 2014 the Company has elected to file a consolidated federal income tax return with its eleven subsidiaries. The Company and the shareholders of the eleven entities, as parties to the Contribution Agreement, entered into a tax-free transaction under Section 351 of the Internal Revenue Code of 1986 whereby the eleven entities became wholly owned subsidiaries of the Company. As a result of the tax-free transaction and the creation of a consolidated group, the subsidiaries are required to adopt the tax year-end of its parent, Holding. Holding was incorporated on December 30, 2014 and has adopted a tax-year end of March 31.

Certain of the subsidiaries have incurred net operating losses (“NOL”) in tax years ending prior to the Contribution Agreement. The net operating losses are subject to the Separate Return Limitation Year (“SRLY”) rules which limit the utilization of the losses to the subsidiaries who generated the losses. The SRLY losses are not available to offset taxable income generated by members of the consolidated group.

The Company has a number of open tax years which include the tax years ended March 31, 2014, April 30, 2014, December 31, 2014 and March 31, 2015 that have not been filed by some of its subsidiaries for years prior to the effective date of the Contribution Agreement. The Company believes that the accruals for the income taxes reflect the most likely outcome for the unfiled tax years. The Company had approximately $44,000 and $30,000 of interest and penalties accrued at September 30, 2016 and 2015, respectively.

Based upon management’s assessment of all available evidence, the Company believes that it is more-likely-than-not that the deferred tax assets, primarily for certain of the subsidiaries SRLY NOL carry-forwards will not be realizable; and therefore, a full valuation allowance is established for SRLY NOL carry-forwards. The valuation allowance for deferred tax assets was approximately $904,000 as of September 30, 2016 and March 31, 2016.

There was no change in valuation allowance for deferred tax assets for each of the three and six months ended September 30, 2016 and September 30, 2015.

The Company has approximately $2,231,000 and $2,486,000 of US NOL carry forward, of which approximately $2,231,000 and $2,231,000 are SRLY NOL as of September 30, 2016 and March 31, 2016 respectively. For income tax purpose, those NOLs will expire in the year 2030 through 2034.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Income Taxes(cont.)

Income Tax Provision

The provision for income taxes consists of the following components:

	Six months Ended September 30,
	2016	2015
Current:	.
Federal	$127,317	479,394
State	99,101	373,154
	226,418	852,548

Deferred:
Federal	115,875	436,312
State	14,521	54,679
	130,396	490,991
Total	$356,814	$1,343,539

	Three months Ended September 30,
	2016	2015
Current:	.
Federal	$81,034	226,614
State	59,696	214,905
	140,730	441,519

Deferred:
Federal	69,801	251,278
State	8,747	31,491
	78,548	282,769
Total	$219,278	$724,288

Tax Rate Reconciliation

Following is a reconciliation of the Company’s effective income tax rate to the United State federal statutory tax rate:

	Six months Ended September 30,
	2016	2015
Expected tax at U.S. statutory income tax rate	34%	34%
State and local income taxes, net of federal income tax effect	12%	12%
Other	-1%	-1%
Effective tax rate	45%	45%

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Income Taxes(cont.)

Deferred Taxes

The effect of temporary differences included in the deferred tax accounts as follows:

	September 30, 2016	March 31, 2016
Deferred Tax Asset/ (Liability):
Prepaid expenses	$(6,169)	$(5,061)
Deferred expenses	48,160	47,055
Sec 263A Inventory Cap	(3,530)	(3,315)
Deferred rent	2,348,909	2,215,822
Intangible assets	8,147	8,747
Depreciation and amortization	(2,646,494)	(2,383,829)
Net operating losses	945,420	945,420
Valuation allowance	(904,261)	(904,261)
Net Deferred Tax (Liability)	$(209,818)	(79,422)

14. Related-Party Transactions

Management Fees, Advertising Fees and Sale of Non-Perishable and Perishable Products to Related Parties

The following is a detailed breakdown of significant management fees, advertising fees and sale of products for the six and three months ended September 30, 2016 and 2015 to related parties which are directly or indirectly owned by Mr. Long Deng, a majority shareholder, and not eliminated in the consolidated financial statements.

Six months ended September 30, 2016
Related Parties	Management Fees	Advertising Fees	Non-Perishable & Perishable Sales
New York Mart, Inc.	$24,147	$8,646	$826,501
Pacific Supermarkets Inc	29,202	10,327	1,622,829
NY Mart MD Inc	23,715	—	1,037,419
Spring Farm Inc.	—	—	5,414
Spicy Bubbles, Inc.	—	—	51,820
Pine Court Chinese Bistro	—	—	85,178
	$77,064	$18,973	$3,629,161

Six months ended September 30, 2015
Related Parties	Management Fees	Advertising Fees	Non-Perishable & Perishable Sales
New York Mart, Inc.	$21,945	$13,100	$730,632
Pacific Supermarkets Inc	28,657	15,428	1,627,889
NY Mart MD Inc	—	—	230,231
Spring Farm Inc.	—	—	2,486
Spicy Bubbles, Inc.	—	—	52,171
Pine Court Chinese Bistro	—	—	77,225
	$50,602	$28,528	$2,720,634

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. Related-Party Transactions (cont.)

Three months ended September 30, 2016
Related Parties	Management Fees	Advertising Fees	Non-Perishable & Perishable Sales
New York Mart, Inc.	$12,057	$6,406	$470,049
Pacific Supermarkets Inc	14,536	7,247	852,705
NY Mart MD Inc	12,130	—	629,494
Spring Farm Inc.	—	—	3,306
Spicy Bubbles, Inc.	—	—	24,828
Pine Court Chinese Bistro	—	—	44,187
	$38,723	$13,653	$2,024,569

Three months ended September 30, 2015
Related Parties	Management Fees	Advertising Fees	Non-Perishable & Perishable Sales
New York Mart, Inc.	$11,724	$6,133	346,871
Pacific Supermarkets Inc	14,895	6,724	774,358
NY Mart MD Inc	—	—	230,231
Spring Farm Inc.	—	—	959
Spicy Bubbles, Inc.	—	—	23,939
Pine Court Chinese Bistro	—	—	30,400
	$26,619	$12,857	$1,406,758

Long-Term Operating Lease Agreement with a Related Party

The Company leases a warehouse from a related party that is owned by Mr. Long Deng, the majority shareholder of the Company, and will expire on April 30, 2026. Rent incurred to the related party was $334,000 for each of the six months ended September 30, 2016 and 2015, and $167,000 for each of the three months ended September 30, 2016 and 2015.

15. Operating Lease Commitments

The Company’s leases include stores, office and warehouse buildings. These leases had an average remaining lease term of approximately 11.3 years as of September 30, 2016.

Rent expense charged to operations under operating leases in the six months ended September 30, 2016 and 2015 totaled $3,118,909and $3,119,871, respectively. Rent expense charged to operations under operating leases in the three months ended September 30, 2016 and 2015 totaled $1,530,003 and $1,345,333, respectively.

Future minimum lease obligations for operating leases with initial terms in excess of one year at September 30, 2016 are as follows:

	Non-related parties	Related party	Total
2017	$5,487,397	$708,000	$6,195,397
2018	5,411,589	708,000	6,119,589
2019	5,553,089	708,000	6,261,089
2020	5,714,377	708,000	6,422,377
2021	5,486,080	708,000	6,194,080
Thereafter	54,546,761	3,245,000	57,791,761
Total payments	$82,199,293	$6,785,000	$88,984,293

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16. Contingent Liability

The Company is exposed to claims and litigation matters arising in the ordinary course of business and uses various methods to resolve these matters in a manner that we believe best serves the interests of its stakeholders. These matters have not resulted in any material losses to date.

Ming’s Supermarket, Inc. (“Ming”), the subsidiary of the Company, is a tenant at a building located at 140-148 East Berkeley Street, Boston, MA (the “Property”), pursuant to a lease dated September 24, 1999 (the “Lease”). The Lease had a 10-year initial term, followed by an option for two additional 10 year terms. Ming has exercised that first option and the Lease has approximately 15 years remaining to run if the second option is also exercised. The Lease also gives Ming a right of first refusal on any sale of the building.

On February 22, 2015, a sprinkler pipe burst in the Property. This caused the Inspectional Services Department of the City of Boston (“ISD”) to inspect the Property. The ISD found a number of problems which have prevented further use of the Property. The ISD notified both landlord and tenant that the Property was only permitted for use as an elevator garage and that its use as a warehouse was never permitted and that a conditional use permit must be obtained from the City of Boston to make such use lawful. Moreover, the Property was found to have major structural issues requiring repair, as well as issues with the elevator and outside glass. The result of the ISD’s findings are that Ming was ordered not to use the Property for any purpose unless and until the structural and other repairs are completed and its use as a warehouse is permitted by the Boston Zoning Board.

While the Lease provides that the elevator (approximate cost $400,000) and glass repairs (approximate cost $30,000) are the responsibility of the tenant, the structural repairs (approximate cost $500,000) are the landlord’s responsibility under the Lease, unless the structural damage was caused by the tenant’s misuse of the Property. In this regard Ming has retained an expert who will testify the structural damage to the building was caused by long term water infiltration and is not the result of anything Ming did. Ming initially sought for the landlord to perform the structural repairs and agreed that upon completion of those repairs, Ming would repair the elevator and the broken glass. In addition, Ming asked the landlord to cooperate in permitting use of the Property as a warehouse.

The landlord refused to either perform structural repairs or to cooperate on the permitting. As a result, as of April 2015, Ming stopped paying the landlord rent, since it was barred from using the Property by order of the ISD. The landlord then sued Ming for breach of the Lease and unpaid rent and Ming counterclaimed for constructive eviction and for damages resulting from the landlord’s breach of its duty to perform structural repairs under the Lease.

Given the complicated fact pattern and myriad of claims and counterclaims, a reasonable and probable estimate as to the potential exposure, if any, cannot be made at this time. Ming is vigorously contesting any liability on its part for unpaid rent and believes it will recover affirmative damages against the landlord due to Ming’s constructive eviction from the Property. The unpaid rent is approximately $415,000 as of September 30, 2016.

While discovery is ongoing and no guaranties or predications can be made at this time as to ultimate outcome, the Company believes that the facts and the law are favorable for Ming’s as to both its continuing liability for rent and its affirmative claim to recover damages.

The Company evaluates contingencies on an ongoing basis and has established loss provisions for matters in which losses are probable and the amount of loss can be reasonably estimated, and is not currently a party to any legal proceeding that management believes could have a material adverse effect on the Company’s results of operations, cash flows or balance sheet. Insurance and legal settlement liabilities are included in the “Other payables, current” line item on the Unaudited Condensed Consolidated Balance Sheets. The Company believes the recorded accruals in the Company’s unaudited condensed consolidated financial statements are adequate in light of the probable and estimable liabilities.

NYM HOLDING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17. Subsequent Event

For purpose of preparing these unaudited condensed consolidated financial statements, the Company considered events through December 9, 2016, which is the date the unaudited condensed consolidated financial statements were available for issuance. There were no material subsequent events that required recognition or additional disclosure in these unaudited condensed consolidated financial statements.

E-Compass Acquisition Corp.

INDEX TO FINANCIAL STATEMENTS

As of and for the years ended March 31, 2016 and 2015:

As of and for the quarter ended September 30, 2016:

Balance Sheets	F-65
Statements of Operations	F-66
Statements of Cash Flows	F-67
Notes to Financial Statements	F-68

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

E-compass Acquisition Corp.

We have audited the accompanying balance sheets of E-compass Acquisition Corp. (the “Company”) as of March 31, 2016 and 2015, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended March 31, 2016 and the period from September 23, 2014 to March 31, 2015. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E-compass Acquisition Corp. as of March 31, 2016 and 2015, and the results of its operations and its cash flows for the year ended March 31, 2016 and the period from September 23, 2014 to March 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenue, its business plan is dependent on the completion of a financing transaction and the Company’s cash and working capital as of March 31, 2016 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Notes 1 and 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Friedman LLP

New York, New York

August 10, 2016

E-Compass Acquisition Corp.
Balance Sheets

	March 31 2016	March 31 2015
ASSETS

Current Assets
Cash	$305,279	$10,441
Prepaid Expenses	84,253	—
Deferred offering costs	—	124,551
Total Current Assets	389,532	134,992

Cash and investments held in trust account	40,851,104	—
Total Assets	$41,240,636	$134,992

LIABILITIES, REDEEMABLE COMMON SHARES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accrued expenses	$2,310	$—
Note payable to shareholder	—	115,000
Total Current Liabilities	2,310	115,000

Deferred underwriting compensation	600,000	—
Total Liabilities	602,310	115,000

Commitments and Contingencies

Common shares subject to possible redemption
3,000,000 shares (at conversion value of $10.00 for the 1,000,000 shares for the lead investor and $10.40 per share for others)	30,800,000	—

Shareholders’ Equity
Preferred shares, $.0001 par value, authorized 1,000,000 shares; none issued	—	—
Ordinary shares, $.0001 par value, authorized 100,000,000 shares, 2,310,000 and 1,150,000 issued and outstanding as of March 31, 2016 and 2015, respectively (excluding 3,000,000 on March 31, 2016 subject to possible redemption).	231	115
Additional paid- in capital	12,277,007	24,885
Accumulated deficit	(2,438,912)	(5,008)
Total Shareholders’ Equity	9,838,326	19,992
Total Liabilities, Redeemable Common Shares and Shareholders’ Equity	$41,240,636	$134,992

The accompanying notes are an integral part of these financial statements.

E-Compass Acquisition Corp.
Statements of Operations

	For the Year Ended March 31, 2016	For the Period from September 23, 2014 to March 31, 2015
General and administrative expenses	$(2,485,008)	$(5,008)
Other income	51,104	—
Net loss	$(2,433,904)	$(5,008)

Basic and diluted weighted average shares outstanding	3,673,142	1,000,000

Basic and diluted net loss per share	$(0.66)	$(0.01)

The accompanying notes are an integral part of these financial statements.

E-Compass Acquisition Corp.
Statement of Changes in Shareholders’ Equity

	Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Equity
Ordinary shares issued to shareholders on October 31, 2014	1,150,000	$115	$24,885	$—	$25,000
Net loss	—	—	—	(5,008)	(5,008)
Balances as of March 31, 2015	1,150,000	115	24,885	(5,008)	19,992
Sales of 310,000 units at $10.00 per unit during the private placement	310,000	31	3,099,969	—	3,100,000
Sales of 4,000,000 units at $10.00 per unit during the public offering	4,000,000	400	39,999,600	—	40,000,000
Underwriters’ discount	—	—	(1,800,000)	—	(1,800,000)
Offering expenses	—	—	(1,086,855)	—	(1,086,855)
Proceeds subject to possible redemption of 3,000,000 Public shares	(3,000,000)	(300)	(30,799,700)	—	(30,800,000)
Proceed from sale and fair value of underwriter’s unit purchase option	—	—	561,316	—	561,316
Forfeiture of initial shareholders’ shares in connection with the expiration of overallotment option	(150,000)	(15)	15	—	—
Fair value of the shares transferred from initial shareholders to a special advisor	—	—	2,277,777	—	2,277,777
Net loss attributable to ordinary shares not subject to possible redemption	—	—	—	(2,433,904)	(2,433,904)
Balances at March 31, 2016	2,310,000	$231	$12,277,007	$(2,438,912)	$9,838,326

The accompanying notes are an integral part of these financial statements.

E-Compass Acquisition Corp.
Statement of Cash Flows

	For the Year ended March 31, 2016	For the Period from September 23, 2014 to March 31, 2015
Cash flow from operating activities
Net loss	$(2,433,904)	$(5,008)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income earned and realized gain (loss) in cash and investments held in trust account	(51,104)	—
Fair value of the shares transferred from initial shareholders to a special advisor	2,277,777	—
Change in operating assets and liabilities:
Change in prepaid expenses	(84,253)	—
Change in accounts payable	2,310	—
Net cash used in operating activities	(289,174)	(5,008)

Cash flows from investing activities
Cash deposited in trust account	(40,800,000)	—
Proceeds from sale of investment held in trust account	40,815,353	—
Purchase of investment held in trust account	(40,815,353)	—
Net cash used in investing activities	(40,800,000)	—

Cash flow from financing activities
Proceeds from shareholder – note payable	50,000	115,000
Repayment to shareholder – note payable	(165,000)	—
Proceeds from sale of units to public shareholders	40,000,000	—
Proceeds from sale of private placement units to initial shareholder	3,100,000	—
Proceeds from sales of Unit Purchase Option	100
Payment of costs of Public Offering	(1,601,088)	(124,551)
Proceeds from sale of ordinary shares to founding shareholders	—	25,000
Net cash provided by financing activities	41,384,012	15,449

Net increase in cash	294,838	10,441
Cash at beginning of year	10,441	—
Cash at end of year	$305,279	$10,441

Supplemental schedule of non-cash financing activities
Increase in deferred underwriting compensation	$600,000	$—
Fair value of underwriter’s unit purchase option	$561,216	$—

The accompanying notes are an integral part of these financial statements.

E-compass Acquisition Corp.
Notes to Financial Statements

Note 1 — Organization and Plan of Business Operations

Organization and General

E-compass Acquisition Corp. (the “Company”) was incorporated in Cayman Islands on September 23, 2014 as a blank check company whose objective is to enter into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, or entering into contractual arrangements that gives the Company control over such a target business (a “Business Combination”).

The Company’s securities are listed on the Nasdaq Capital Market (“NASDAQ”) in connection with the Public Offering (defined below). Pursuant to the NASDAQ listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the trust account (exclusive of taxes payable on the income earned on the funds held in the trust account and deferred underwriting commissions) at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. There is no assurance that the Company will be able to effectuate a Business Combination successfully.

Financing

The registration statement for the Company’s Public Offering (the “Public Offering” as described in Note 3) was declared effective by the United States Securities and Exchange Commission (“SEC”) on August 12, 2015. The Company consummated the Public Offering of 4,000,000 units on August 18, 2015 at $10.00 per unit (the “Public Units’) and sold to an affiliate of the Company’s Chairman and Chief Executive Officer 310,000 units at $10.00 per unit (the “Private Units”) in a private placement (Note 4). The Company received gross proceeds of approximately $43,100,000 from the Public Offering and private placement.

In connection with the Public Offering, the Company introduced the underwriter in the Public Offering to investors (“Lead Investors”) that purchased $20,000,000 of the units offered in the Public Offering. The Lead Investors have waived their right to receive $0.40 per share purchased by them in the Public Offering in the event they seek to redeem such shares into cash held in the trust account described below in connection with an initial Business Combination or upon liquidation if the Company is unable to consummate an initial Business Combination within the required time period so that other holders of shares sold in the Public Offering (“Public Shareholders”) will receive at least $10.40 per share purchased by them in the Public Offering (“Public Shares”) upon redemption or liquidation.

Trust Account

Upon the closing of the Public Offering and the private placement, $40,800,000 was placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee. The funds held in the Trust Account can be invested in United States government treasury bills, bonds or notes, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s initial Business Combination and (ii) the Company’s failure to consummate a Business Combination by February 18, 2017. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to fund working capital requirements as well as to pay the Company’s tax obligations.

E-compass Acquisition Corp.
Notes to Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

Business Combination

The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location although the Company initially intends to focus on target businesses in the People’s Republic of China that operate in the e-commerce and consumer retail industry. Furthermore, there is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, is required to provide Public Shareholders with the opportunity to redeem their Public Shares for a pro rata share of the Trust Account. The Company will only consummate such Business Combination if it has at least $5,000,001 of net tangible assets upon close of such Business Combination. However, the Lead Investor has agreed to hold at least 1,000,000 Public Shares through the consummation of an initial Business Combination, vote such shares in favor of such proposed initial Business Combination and not seek redemption with respect to such shares in connection therewith. As a result, the Company expects to meet the $5,000,001 net tangible asset requirement in order to complete an initial Business Combination. In addition, the holders of the 1,000,000 ordinary shares purchased prior to the Company’s Public Offering (“Initial Shareholders”) will vote any shares they then hold in favor of any proposed initial Business Combination and will waive any redemption rights with respect to these shares and the shares underlying the Private Units pursuant to letter agreements executed prior to the Public Offering.

In connection with any proposed Business Combination, the Company will seek shareholder approval of an initial Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed Business Combination. Any Public Shareholder voting either for or against such proposed Business Combination will be entitled to demand that his Public Shares be redeemed into a full pro rata portion of the amount then in the Trust Account (initially approximately $10.40 per share or $10.00 per share for the Lead Investors), including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company or necessary to pay its taxes. Rights sold as part of the Units (“Rights”) will not be entitled to vote on the proposed Business Combination and will have no redemption or liquidation rights.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association of the Company in effect upon consummation of the Public Offering provides that a Public Shareholder, together with any affiliate or other person with whom such Public Shareholder is acting in concert or as a “group” (within the meaning of Section 13 of the Securities Act of 1934, as amended), will be restricted from seeking redemption rights with respect to an aggregate of more than 20% of the ordinary shares sold in the Public Offering (but only with respect to the amount over 20% of the ordinary shares sold in the Public Offering). A “group” will be deemed to exist if Public Shareholders (i) file a Schedule 13D or 13G indicated the presence of a group or (ii) acknowledge to the Company that they are acting, or intend to act, as a group.

Liquidation

Pursuant to the Company’s Amended and Restated Memorandum and Articles of Association in effect upon consummation of the Public Offering, if the Company is unable to complete its initial Business Combination by February 18, 2017, it will trigger the Company’s automatic winding up, dissolution and liquidation. As a result, this has the same effect as if the Company had formally gone through a voluntary liquidation procedure under the Companies Law of the Cayman Islands. Accordingly, no vote would be required from the Company’s shareholders to commence such a voluntary winding up, dissolution and liquidation. If the Company is unable to consummate an initial Business Combination and is liquidated, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company or necessary to pay any of its taxes. Holders of Rights will receive no proceeds in connection with the liquidation with respect to such rights. The Initial Shareholder and the holders of Private Units will not participate in any redemption distribution with respect to their initial shares and Private Units, including the ordinary shares included in the Private Units.

E-compass Acquisition Corp.
Notes to Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

If the Company is unable to conclude its initial Business Combination and expends all of the net proceeds of the Public Offering not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the Company expects that the initial per-share redemption price for ordinary shares will be $10.40 for Public Shareholders and $10.00 for the Lead Investor. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s shareholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s common shareholders. Therefore, the actual per-share redemption price may be reduced.

The Company will pay the costs of any subsequent liquidation from the remaining assets outside of the Trust Account. If such funds are insufficient, Richard Xu, the Company’s Chief Executive Officer, and Chen Liu, the Company’s President, have agreed to pay the funds necessary to complete such liquidation (currently anticipated not to exceed $15,000) and have agreed not to seek repayment of such expenses.

Liquidity and Going Concern

As of March 31, 2016, the Company had working capital of approximately $387,000, cash of $305,279 and approximately $41 million held in the Trust Account to be used for an initial Business Combination or to convert its ordinary shares. As of March 31, 2016, none of the amount on deposit in the Trust Account was available to be withdrawn as described above.

Until consummation of its initial Business Combination, the Company will be using the funds not held in the Trust Account, plus the interest earned on the Trust Account balance that may be released to the Company to fund its working capital requirements, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans from its officers, directors, or Initial Shareholders or their respective affiliates. If the Company’s Initial Shareholders, officers and directors or their affiliates determine to loan the Company funds, each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of an initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of the initial Business Combination into additional units (“Working Capital Units”) at a price of $10.00 per unit. None of officers or directors, Initial Shareholders or their respective affiliates are under any obligation to advance funds to, or to invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such

E-compass Acquisition Corp.
Notes to Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Development Stage Company

The Company complies with the reporting requirements of FASB ASC Topic 915, “Development Stage Entities” and early adopted Accounting Standards Update 2014-10 (“ASU 2014-10”). On March 31, 2016, the Company has not commenced any operations nor generated revenue to date. All activity from the inception through March 31, 2016 relates to the Company formation, the Public Offering and pursuit of an acquisition target for its initial Business Combination. Following such offering, the Company will not generate operating revenues until after completion of a Business Combination, at earliest. The Company will generate non-operating income in the form of other income on the designated Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the U.S. Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Securities Held in Trust Account

Investment securities consist of United States Treasury securities. The Company classifies its securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “other income” line item in the statements of operations. Other income is recognized when earned.

E-compass Acquisition Corp.
Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. FASB ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —  Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —  Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —  Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities (including cash, and other current assets, accrued expenses, notes payable and deferred underwriting compensation), which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets due to the short maturities of such instruments.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2016 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	Amount	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account as of March 31, 2016* (see Note 5)	$40,861,826	$—	$40,861,826	$—

____________

*         included in cash and investments held in trust account on the Company’s balance sheet.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to shareholders’ equity upon the completion of the Public Offering.

E-compass Acquisition Corp.
Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Redeemable Ordinary Shares

All of the 4,000,000 common shares sold as part of the units in the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Shareholder Approval provisions. In accordance with ASC 480, such provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it allow redemption of Public Shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001. Further, the Lead Investor holding 1,000,000 Public Units (which includes 1,000,000 shares), has agreed to hold 1,000,000 common shares through the consummation of an initial Business Combination, vote such shares in favor of such proposed initial Business Combination and not seek redemption of such common shares. Accordingly, at March 31, 2016, 3,000,000 of the 4,000,000 Public Shares were classified outside of permanent equity at its redemption value.

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The Company is incorporated under the Companies Law (2013 Revision) of the Cayman Islands and is exempted from Cayman Islands taxes.

Loss Per Common Share

Basic net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding, adjusted to include any dilutive effect from ordinary share equivalents. In the years where losses are reported, there were no dilutive effect from ordinary share equivalents. As a result, dilutive loss per ordinary share is equal to basic loss per ordinary share for the years ended March 31, 2016 and 2015.

E-compass Acquisition Corp.
Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3 — Public Offering

On August 18, 2015, the Company sold 4,000,000 units at a price of $10.00 per Public Unit in the Public Offering. Each Public Unit consists of one ordinary share of the Company, $0.0001 par value per share, and one Right. Each Right entitles the holder to receive one-tenth (1/10) of an ordinary share upon consummation of an initial Business Combination. In addition, the Company granted Cantor Fitzgerald& Co., the underwriter of the Public Offering, a 45-day option to purchase up to 600,000 Public Units solely to cover over-allotments, if any. On October 2, 2015, the over-allotment expired unexercised.

If the Company does not complete its Business Combination within the necessary time period described in Note 1, the Rights will expire and be worthless. Since the Company is not required to net cash settle the Rights and the Rights are exercisable upon the consummation of an initial Business Combination, management determined that the Rights are classified within shareholders’ equity as “Additional paid-in capital” upon their issuance in accordance with ASC 815-40. The value of the Public Shares and Rights are based on the offering price paid by investors.

The Company paid an upfront underwriting discount of $1,200,000 (3.0%) of the offering price to the underwriter at the closing of the Public Offering. In addition, the Company is committed to pay the deferred discount in the amount of $600,000 to the underwriter upon consummation of the Company’s Business Combination (See Note 6). Such underwriting discount was accounted for as offering costs and charged to shareholders equity upon the completion of the Public Offering.

The Company also sold to the underwriter and/or its designees, at the time of the closing of the Public Offering, for an aggregate of $100.00, an option (“Unit Purchase Option” or “UPO”) to purchase 300,000 Units. The UPO will be exercisable at any time, in whole or in part, during the period commencing on the later of August 12, 2016 and the closing of the Company’s initial Business Combination and terminating on the fifth anniversary of the effective date (August 12, 2020) at a price per Unit equal to $10.00. Accordingly, after the Business Combination, the purchase option will be to purchase 330,000 ordinary shares (which includes 30,000 ordinary shares to be issued for the rights included in the units). The Units issuable upon exercise of this option are identical to the Public Units in the Offering. The Company accounted for the fair value of the UPO, inclusive of the receipt of a $100.00 cash payment, as an expense of the Offering resulting in a charge of approximately $561,000 directly to shareholders’ equity.

Accounting for UPO

The Company has accounted for the fair value of the UPO, inclusive of the receipt of a $100 cash payment, as an expense of the Offering resulting in a charge directly to shareholders’ equity. The Company estimates that the fair value of the UPO is approximately $561,000 (or $1.87 per unit) using the Black-Scholes option-pricing model. The fair value of the UPO is estimated as of the date of grant using the following assumptions: (1) expected volatility of 15%, (2) risk-free interest rate of 1.60% and (3) expected life of five years. The UPO will be exercised on a “cashless” basis, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the UPO and the underlying Rights and the market price of the Units and underlying ordinary shares) to exercise the UPO without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the UPO or the Rights underlying the UPO. The holder of the UPO will not be entitled to exercise the UPO unless a registration statement covering the securities underlying the UPO is effective or an exemption from registration is available. If the holder is unable to exercise the UPO, the UPO will expire worthless.

The Company granted to the holders of the UPO demand and “piggy back” registration rights for periods of five and seven years, respectively, from the effective date of the UPO, including securities directly and indirectly issuable upon exercise of the UPO.

E-compass Acquisition Corp.
Notes to Financial Statements

Note 4 — Related Party Transactions

Notes Payable to Initial Shareholder

The Company issued a $115,000 principal amount unsecured promissory note to Lodestar Investment Holdings I LLC, an affiliate of the Company’s Chief Executive Officer, on October 31, 2014. In April 2015, Lodestar Investment Holdings I LLC loaned the Company an additional $50,000. The notes are non-interest bearing and payable on the earlier of (i) October 31, 2015, (ii) the consummation of the Public Offering or (iii) the date on which the Company determines not to proceed with the Public Offering. Due to the short-term nature of the notes, the fair value of the notes approximates the carrying amount. The notes were repaid on August 26, 2015.

Private Placement

Upon the closing of the Public Offering, Lodestar Investment Holdings I LLC purchased 310,000 Private Units at $10.00 per unit (for an aggregate purchase price of $3,100,000) from the Company. All of the proceeds received from the sale of the Private Units have been placed in the Trust Account. The Private Units are identical to the Public Units, except that the holder has agreed (i) to vote the ordinary shares included therein in favor of any proposed Business Combination, (ii) not to propose, or vote in favor of, an amendment to the Company’s amended and restated memorandum and articles of association with respect to pre-Business Combination activities prior to the consummation of such a Business Combination unless the Company offers dissenting holders the right to get their pro rata portion of the Trust Account, (iii) not to redeem any ordinary shares included therein into the right to receive cash for the Trust Account in connection with a shareholder vote to approve the proposed initial Business Combination and (iv) that the ordinary shares included therein shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. Additionally, the holder has agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to certain permitted transferees) until the completion of the initial Business Combination.

Expense Advance Agreement

All expenses incurred by the Company prior to an initial Business Combination may be paid only from the net proceeds of the Public Offering and related private placements not held in the Trust Account.

Thus, in order to meet the Company’s working capital needs following the consummation of the Public Offering if the funds not held in the Trust Account and interest earned on the funds held in the Trust Account available to the Company are insufficient, the Company’s officers, directors or Initial Shareholders or their respective affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. Up to $500,000 of the notes may, at the lender’s discretion, be redeemed upon consummation of an initial Business Combination into Working Capital Units at a price of $10.00 per unit. The Company’s directors and shareholders have approved the issuance of the Working Capital Units upon redemption of such notes, to the extent the holder wishes to so redeem them at the time of the consummation of an initial Business Combination. If the Company does not complete an initial Business Combination, the loans will only be repaid with funds not held in the Trust Account, to the extent available.

Note 5 — Cash and Investment held in Trust Account

As of March 31, 2016, investment securities in the Company’s Trust Account consisted of $762 in cash and $40,850,342 in United States Treasury Bills due on May 26, 2016 with a cost basis of $40,815,239, respectively. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at

E-compass Acquisition Corp.
Notes to Financial Statements

Note 5 — Cash and Investment held in Trust Account (cont.)

amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts using the effective interest method. The carrying value, gross unrealized holding gain (loss) and fair value of held to maturity securities on March 31, 2016 are as follows:

	Carrying Value as of March 31, 2016	Gross Unrealized/Unrecognized Holding Gain (Loss)	Fair Value as of March 31, 2016
Held-to-maturity:
U.S. Treasury Securities	$40,850,342	$11,484	$40,861,826

The Company redeemed the above U.S Treasury Securities on May 26, 2016.

Note 6 — Commitments

Deferred Underwriter Fees

The Company is committed to pay the deferred discount of 1.5% of the gross offering proceeds, in the amount of $600,000 of the Public Offering, to the underwriter upon the Company’s consummation of the Business Combination. The underwriter is not entitled to any interest accrued on the deferred discount, and no deferred discount is payable to the underwriter if there is no Business Combination.

Registration Rights

The Initial Shareholders and the holder of the Private Units (or underlying ordinary shares) will be entitled to registration rights with respect to the initial shares, the Private Units and any Working Capital Units issued (or underlying ordinary shares) pursuant to an agreement signed on the effective date of the Public Offering. The holders of the majority of the initial shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Private Units and Working Capital Units (or underlying ordinary shares) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Note 7 — Shareholders’ Equity

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2016 and 2015, there are no preferred shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 100,000,000 ordinary shares with a par value of $0.0001 per share. As of March 31, 2016, there were 2,310,000 shares of common stock issued and outstanding excluding 3,000,000 issued and outstanding shares subject to possible redemption. As of March 31, 2015, there were 1,150,000 shares of common stock issued.

In connection with the organization of the Company, a total of 1,150,000 of the Company’s ordinary shares were sold to the Initial Shareholders at a price of approximately $0.02 per share for an aggregate of $25,000. 150,000 shares of the 1,150,000 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full so that the Company’s Initial Shareholders will own 20% of the issued and outstanding

E-compass Acquisition Corp.
Notes to Financial Statements

Note 7 — Shareholders’ Equity (cont.)

ordinary shares after the Public Offering, excluding ordinary shares included in the Private Units. On October 2, 2015, the overallotment expired without any of the balance being exercised. As a result, 150,000 shares have been forfeited.

All of these shares were placed into an escrow account on the effective date of the Public Offering. Subject to certain limited exceptions, these shares will not be released from escrow until with respect to 50% of the shares, the earlier of one year after the date of the consummation of an initial Business Combination and the date on which the closing price of the ordinary shares exceeds $13.00 per share for any 20 trading days within a 30-trading day period following the consummation of an initial Business Combination and, with respect to the remaining 50% of the shares, one year after the date of the consummation of an initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Share Transfer of Insider Shares

The Company may seek guidance and advice from Jianming Hao who will serve as the Company’s special advisor. On December 28, 2015, in exchange for Mr. Hao agreeing to serve as a special advisor and assisting the Company in consummating an initial Business Combination, two insiders (Richard Xu and Chen Liu, each an Initial Shareholder) transferred an aggregate of 466,667 insider shares to an affiliate of Mr. Hao for the same per-share price originally paid by the insiders for such shares (approximately $0.02 per share).

Based on ASC 505-50-30-6, the value for nonemployee share issuances in exchange for service should be determined based on either the fair value of the goods or services received or the fair value of the equity instruments issued, whichever is more reliably measurable. The shares were granted (effective on December 28, 2015) and are nonforfeitable. Based on ASC 505-50-25-7 and 505-50-30-15 (measurement date), the Company recognized $2,277,777 of fair value for the shares when they were paid to Mr. Hao as general and administrative expenses in the Company’s financial statements with a corresponding increase in additional paid-in capital. The fair value of the shares transferred was approximately $4.88 per share using Monte Carlo Simulation model. The fair value of the shares transferred is estimated as of the payment date using the following assumptions: (1) probability-weighted discount for lack of marketability of 38.68% and (2) dilution discount of 20%.

The insider shares are identical to the ordinary shares included in the units being sold in this offering. However, our initial shareholders have agreed, pursuant to written agreements with us, (A) to vote their insider shares and any public shares acquired in or after this offering in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to our amended and restated memorandum and articles of association with respect to our pre-business combination activities prior to the consummation of such a business combination unless we provide dissenting public shareholders with the opportunity to convert their public shares in connection with any such vote, (C) not to convert any shares (including the insider shares) for cash from the trust account in connection with a shareholder vote to approve our proposed initial business combination or a vote to amend the provisions of our amended and restated memorandum and articles of association relating to shareholders’ rights or pre-business combination activity and (D) that the insider shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Additionally, our initial shareholders have agreed not to transfer, assign or sell any of the insider shares (except to certain permitted transferees) until (1) with respect to 50% of the insider shares, the earlier of one year after the date of the consummation of our initial business combination and the date on which the closing price of our ordinary shares equals or exceeds $13.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (2) with respect to the remaining 50% of the insider shares, one year after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

E-compass Acquisition Corp.
Notes to Financial Statements

Note 8 — Subsequent Events

On July 18, 2016 the Board of Directors of the Company approved a change in the Company’s fiscal year from December 31 to March 31, effective immediately.

On July 25, 2016, the Company entered into a merger agreement (the “Merger Agreement”) with, iFresh Inc., a Delaware corporation and a wholly-owned subsidiary of E-compass, or “iFresh,” iFresh Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of iFresh, or “Merger Sub,” NYM Holding, Inc., a Delaware corporation, or “NYM,” the shareholders of NYM, and Long Deng, as representative of the NYM shareholders. Pursuant to the terms of the Merger Agreement, if the transaction closes, the Company will be merged with and into iFresh in order to redomesticate the Company into Delaware. After the redomestication, Merger Sub would be merged with and into NYM, resulting in NYM being a wholly owned subsidiary of iFresh. The transaction would constitute a Business Combination.

NYM is a fast growing Asian/Chinese grocery supermarket chain in the north-eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores. Since its start in 1995, NYM has been targeting the Chinese and Asian population in the U.S. with its in-depth cultural understanding of its target customer’s unique consumption habits. NYM currently has two wholesale facilities and 8 retail supermarkets across New York, Massachusetts and Florida, with an annual revenue of $131.2 million for the fiscal year ended March 31, 2016. The Company would pay NYM’s current shareholders an aggregate of $125 million in connection with the transaction: (i) $5 million in cash, plus, (ii) 12,000,000 shares of common stock of iFresh to be issued to the selling shareholders multiplied by $10.00 (the deemed value of the shares in the Merger Agreement). The transaction is conditioned on the surviving company receiving a loan of at least $15 million in connection with the closing of the transactions contemplated by the Merger Agreement. If the transaction closes, iFresh would also receive an option to acquire an additional five supermarkets prior to March 31, 2017 for consideration of $10 million in cash. The transaction is expected to close before the end of 2016.

E-Compass Acquisition Corp.
Condensed Balance Sheets
(Unaudited)

	September 30, 2016	March 31, 2016
ASSETS

Current Assets
Cash	$118,156	$305,279
Prepaid expenses	79,750	84,253
Cash and investments held in trust account	40,929,252	—
Total Current Assets	41,127,158	389,532

Cash and investments held in trust account	—	40,851,104
Total Assets	$41,127,158	$41,240,636

LIABILITIES, REDEEMABLE COMMON SHARES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accrued expenses	$79,907	$2,310
Deferred underwriting compensation	600,000	—
Total Current Liabilities	679,907	2,310

Deferred underwriting compensation	—	600,000
Total Liabilities	679,907	602,310

Commitments and Contingencies

Common shares subject to possible redemption
3,000,000 shares (at conversion value of $10.00 for the 1,000,000 shares for the lead investor and $10.40 per share for others)	30,800,000	30,800,000

Shareholders’ Equity
Preferred shares, $.0001 par value, authorized 1,000,000 shares; none issued	—	—
Ordinary shares, $.0001 par value, authorized 100,000,000 shares, 2,310,000 issued and outstanding (excluding 3,000,000 subject to possible redemption)	231	231
Additional paid- in capital	12,277,007	12,277,007
Accumulated deficit	(2,629,987)	(2,438,912)
Total Shareholders’ Equity	9,647,251	9,838,326
Total Liabilities, Redeemable Common Shares and Shareholders’ Equity	$41,127,158	$41,240,636

The accompanying notes are an integral part of these unaudited condensed financial statements.

E-Compass Acquisition Corp.
Condensed Statements of Operations
(Unaudited)

	For the Three Months ended September 30,		For the Six Months ended September 30,
	2016	2015	2016	2015
General and administrative expenses	$(148,472)	$(21,878)	$(269,223)	$(22,084)
Other income	42,371	4,148	78,148	4,148
Net loss	$(106,101)	$(17,730)	$(191,075)	$(17,936)

Basic and diluted weighted average shares outstanding	5,310,000	3,061,304	5,310,000	2,036,284

Basic and diluted net loss per share	$(0.02)	$(0.01)	$(0.04)	$(0.01)

The accompanying notes are an integral part of these unaudited condensed financial statements.

E-Compass Acquisition Corp.
Condensed Statements of Cash Flows
(Unaudited)

	For the Six Months ended September 30,
	2016	2015
Cash flow from operating activities
Net loss	$(191,075)	$(17,936)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income earned and realized gain in cash and investments held in trust account	(78,148)	(4,148)
Change in operating assets and liabilities:
Change in prepaid expenses	4,503	(25,679)
Change in accrued expenses	77,597	14,034
Net cash used in operating activities	(187,123)	(33,729)

Cash flows from investing activities
Proceeds from sale of investment held in trust account	40,870,000	—
Purchase of investment held in trust account	(40,870,000)	(40,800,000)
Net cash used in investing activities	—	(40,800,000)

Cash flow from financing activities
Proceeds from shareholder – note payable	—	50,000
Repayment of shareholder – note payable	—	(165,000)
Proceeds from sale of units to public stockholders	—	40,000,000
Proceeds from sale of private placement units to initial stockholder	—	3,100,000
Proceeds from sales of Unit Purchase Option “UPO”	—	100
Payment of costs of public offering	—	(1,601,088)
Net cash provided by financing activities	—	41,384,012

Net increase in cash	(187,123)	550,283
Cash at beginning of period	305,279	10,441
Cash at end of period	$118,156	$560,724

Supplemental schedule of non-cash financing activities
Increase in deferred underwriting compensation	$—	$600,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

E-Compass Acquisition Corp.
Notes to Unaudited Condensed Financial Statements

Note 1 — Organization and Plan of Business Operations

Organization and General

E-compass Acquisition Corp. (the “Company”) was incorporated in Cayman Islands on September 23, 2014 as a blank check company whose objective is to enter into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, or entering into contractual arrangements that gives the Company control over such a target business (a “Business Combination”).

The Company’s securities were listed on the Nasdaq Capital Market (“NASDAQ”) in connection with the Public Offering (defined below). Pursuant to the NASDAQ listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the trust account (exclusive of taxes payable on the income earned on the funds held in the trust account and deferred underwriting commissions) at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. There is no assurance that the Company will be able to effectuate a Business Combination successfully.

On July 18, 2016, the Company’s Board of Directors approved a change in the Company’s fiscal year from December 31 to March 31, effective immediately.

Financing

The registration statement for the Company’s Public Offering (the “Public Offering” as described in Note 3) was declared effective by the United States Securities and Exchange Commission (“SEC”) on August 12, 2015. The Company consummated the Public Offering of 4,000,000 units on August 18, 2015 at $10.00 per unit (the “Public Units’) and sold to an affiliate of the Company’s Chairman and Chief Executive Officer 310,000 units at $10.00 per unit (the “Private Units”) in a private placement (Note 4). The Company received gross proceeds of approximately $43,100,000 from the Public Offering and private placement.

In connection with the Public Offering, the Company introduced the underwriter in the Public Offering to investors (“Lead Investors”) that purchased $20,000,000 of the units offered in the Public Offering. The Lead Investors have waived their right to receive $0.40 per share purchased by them in the Public Offering in the event they seek to redeem such shares into cash held in the trust account described below in connection with an initial Business Combination or upon liquidation if the Company is unable to consummate an initial Business Combination within the required time period so that other holders of shares sold in the Public Offering (“Public Shareholders”) will receive at least $10.40 per share purchased by them in the Public Offering (“Public Shares”) upon redemption or liquidation.

Trust Account

Upon the closing of the Public Offering and the private placement, $40,800,000 was placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee. The funds held in the Trust Account can be invested in United States government treasury bills, bonds or notes, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s initial Business Combination and (ii) the Company’s failure to consummate a Business Combination by February 18, 2017. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to fund working capital requirements as well as to pay the Company’s tax obligations.

E-Compass Acquisition Corp.
Notes to Unaudited Condensed Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

Business Combination

The Company’s efforts to identify a prospective target business have not been limited to a particular industry or geographic location. There is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, is required to provide Public Shareholders with the opportunity to redeem their Public Shares for a pro rata share of the Trust Account. The Company will only consummate such Business Combination if it has at least $5,000,001 of net tangible assets upon close of such Business Combination. However, the Lead Investor has agreed to hold at least 1,000,000 Public Shares through the consummation of an initial Business Combination, vote such shares in favor of such proposed initial Business Combination and not seek redemption with respect to such shares in connection therewith. As a result, the Company expects to meet the $5,000,001 net tangible asset requirement in order to complete an initial Business Combination. In addition, the holders of the 1,000,000 ordinary shares purchased prior to the Company’s Public Offering (“Initial Shareholders”) will vote any shares they then hold in favor of any proposed initial Business Combination and will waive any redemption rights with respect to these shares and the shares underlying the Private Units pursuant to letter agreements executed prior to the Public Offering.

In connection with any proposed Business Combination, the Company will seek shareholder approval of an initial Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed Business Combination. Any Public Shareholder voting either for or against such proposed Business Combination will be entitled to demand that his Public Shares be redeemed into a full pro rata portion of the amount then in the Trust Account (initially approximately $10.40 per share or $10.00 per share for the Lead Investors), including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company or necessary to pay its taxes. Rights sold as part of the Units (“Rights”) will not be entitled to vote on the proposed Business Combination and will have no redemption or liquidation rights.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association of the Company in effect upon consummation of the Public Offering provides that a Public Shareholder, together with any affiliate or other person with whom such Public Shareholder is acting in concert or as a “group” (within the meaning of Section 13 of the Securities Act of 1934, as amended), will be restricted from seeking redemption rights with respect to an aggregate of more than 20% of the ordinary shares sold in the Public Offering (but only with respect to the amount over 20% of the ordinary shares sold in the Public Offering). A “group” will be deemed to exist if Public Shareholders (i) file a Schedule 13D or 13G indicated the presence of a group or (ii) acknowledge to the Company that they are acting, or intend to act, as a group.

On July 25, 2016, the Company entered into a merger agreement (the “Merger Agreement”) with, iFresh Inc., a Delaware corporation and a wholly-owned subsidiary of E-compass, or “iFresh,” iFresh Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of iFresh, or “Merger Sub,” NYM Holding, Inc., a Delaware corporation, or “NYM,” the stockholders of NYM, and Long Deng, as representative of the stockholders of NYM. Pursuant to the terms of the Merger Agreement, if the transaction closes, the Company will be merged with and into iFresh in order to redomesticate the Company into Delaware. After the redomestication, Merger Sub would be merged with and into NYM, resulting in NYM being a wholly owned subsidiary of iFresh. The transaction would constitute a Business Combination.

NYM is a fast growing Asian/Chinese grocery supermarket chain in the north-eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores. Since its start in 1995, NYM has been targeting the Chinese and Asian population in the U.S. with its in-depth cultural understanding of its target customer’s unique consumption habits. NYM currently has two wholesale facilities and eight retail supermarkets across New York, Massachusetts and Florida, with an annual revenue of $131.2 million for the fiscal year ended March 31, 2016. The Company would pay NYM’s current stockholders an aggregate of $125 million in connection with the transaction: (i) $5 million in cash, plus, (ii) 12,000,000 shares of common stock of iFresh to be issued to the selling shareholders

E-Compass Acquisition Corp.
Notes to Unaudited Condensed Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

multiplied by $10.00 (the deemed value of the shares in the Merger Agreement). The transaction is conditioned on the surviving company receiving a loan of at least $15 million in connection with the closing of the transactions contemplated by the Merger Agreement. If the transaction closes, iFresh would also receive an option to acquire an additional four supermarkets prior to March 31, 2017 for consideration of $10 million in cash. The transaction is expected to close before the end of 2016.

Liquidation

Pursuant to the Company’s Amended and Restated Memorandum and Articles of Association in effect upon consummation of the Public Offering, if the Company is unable to complete its initial Business Combination by February 18, 2017, it will trigger the Company’s automatic winding up, dissolution and liquidation. As a result, this has the same effect as if the Company had formally gone through a voluntary liquidation procedure under the Companies Law of the Cayman Islands. Accordingly, no vote would be required from the Company’s shareholders to commence such a voluntary winding up, dissolution and liquidation. If the Company is unable to consummate an initial Business Combination and is liquidated, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company or necessary to pay any of its taxes. Holders of Rights will receive no proceeds in connection with the liquidation with respect to such rights. The Initial Shareholder and the holders of Private Units will not participate in any redemption distribution with respect to their initial shares and Private Units, including the ordinary shares included in the Private Units.

If the Company is unable to conclude its initial Business Combination and expends all of the net proceeds of the Public Offering not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the Company expects that the initial per-share redemption price for ordinary shares will be $10.40 for Public Shareholders and $10.00 for the Lead Investor. The actual per share redemption amount could be greater than or less than those amounts, however. For example, the proceeds deposited in the Trust Account could be reduced if (i) the funds become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s shareholders or (ii) the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed. The per share redemption amount could be greater than such amounts if interest is earned on the amounts in the Trust Account are not released to the Company for working capital purposes.

The Company will pay the costs of any subsequent liquidation from the remaining assets outside of the Trust Account. If such funds are insufficient, Richard Xu, the Company’s Chief Executive Officer, and Chen Liu, the Company’s President, have agreed to pay the funds necessary to complete such liquidation (currently anticipated not to exceed $15,000) and have agreed not to seek repayment of such expenses.

Liquidity and Going Concern

As of September 30, 2016, the Company had working capital of approximately $40,447,251, including cash of $118,156 and $40,929,252 held in the Trust Account to be used for an initial Business Combination or to redeem its ordinary shares. As of September 30, 2016, none of the amount on deposit in the Trust Account was available to be withdrawn as described above.

Until consummation of its initial Business Combination, the Company will be using the funds not held in the Trust Account, plus the interest earned on the Trust Account balance that may be released to the Company to fund its working capital requirements, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company may need to raise additional capital through loans from its officers, directors, or Initial Shareholders or their respective affiliates. If the Company’s Initial Shareholders, officers and directors or their

E-Compass Acquisition Corp.
Notes to Unaudited Condensed Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

affiliates determine to loan the Company funds, each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of an initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of the initial Business Combination into additional units (“Working Capital Units”) at a price of $10.00 per unit. None of officers or directors, Initial Shareholders or their respective affiliates are under any obligation to advance funds to, or to invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The information included in this Form 10-Q should be read in conjunction with information included in the Company’s annual report on Form 10-K filed on July 29, 2016. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows. Operating results as presented are not necessarily indicative of the results to be expected for a full year.

Development Stage Company

The Company complies with the reporting requirements of FASB ASC Topic 915, “Development Stage Entities” and early adopted Accounting Standards Update 2014-10 (“ASU 2014-10”). On September 30, 2016, the Company has not commenced any operations nor generated revenue to date. All activity from the inception through September 30, 2016 relates to the Company formation, the Public Offering and pursuit of an acquisition target for its initial Business Combination. Following such offering, the Company will not generate operating revenues until after completion of a Business Combination, at earliest. The Company will generate non-operating income in the form of other income on the designated Trust Account.

E-Compass Acquisition Corp.
Notes to Unaudited Condensed Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the U.S. Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Securities Held in Trust Account

Investment securities consist of United States Treasury securities. The Company classifies its securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “other income” line item in the statements of operations. Other income is recognized when earned.

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. FASB ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

E-Compass Acquisition Corp.
Notes to Unaudited Condensed Financial Statements

Note 2 — Significant Accounting Policies (cont.)

The fair value of the Company’s assets and liabilities (including cash, accrued expenses, and deferred underwriting compensation), which qualify as financial instruments approximates the carrying amounts represented in the unaudited condensed balance sheets.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of September 30, 2016 and as of March 31, 2016, respectively and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	Amount	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account as of September 30, 2016* (see Note 5)	$40,935,544	$—	$40,935,544	$—
U.S. Treasury Securities held in Trust Account as of March 31, 2016* (see Note 5)	$40,861,826	$—	$40,861,826	$—

____________

*         included in cash and investments held in trust account on the Company’s unaudited condensed balance sheets.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to shareholders’ equity upon the completion of the Public Offering.

Redeemable Ordinary Shares

All of the 4,000,000 common shares sold as part of the units in the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Shareholder Approval provisions. In accordance with ASC 480, such provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it allow redemption of Public Shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001. Further, the Lead Investor holding 1,000,000 Public Units (which includes 1,000,000 shares), has agreed to hold 1,000,000 common shares through the consummation of an initial Business Combination, vote such shares in favor of such proposed initial Business Combination and not seek redemption of such common shares. Accordingly, at September 30, 2016 and March 31, 2016, 3,000,000 of the 4,000,000 Public Shares were classified outside of permanent equity at its redemption value.

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

E-Compass Acquisition Corp.
Notes to Unaudited Condensed Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s unaudited condensed financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The Company is incorporated under the Companies Law (2013 Revision) of the Cayman Islands and is exempted from Cayman Islands taxes.

Loss Per Common Share

Basic net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding, adjusted to include any dilutive effect from ordinary share equivalents. In the periods where losses are reported, there were no dilutive effect from ordinary share equivalents. As a result, dilutive loss per ordinary share is equal to basic loss per ordinary share for the three months ended September 30, 2016 and 2015, and for the six months ended September 30, 2016 and 2015.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 — Public Offering

On August 18, 2015, the Company sold 4,000,000 units at a price of $10.00 per Public Unit in the Public Offering. Each Public Unit consists of one ordinary share of the Company, $0.0001 par value per share, and one Right. Each Right entitles the holder to receive one-tenth (1/10) of an ordinary share upon consummation of an initial Business Combination. In addition, the Company granted Cantor Fitzgerald& Co., the underwriter of the Public Offering, a 45-day option to purchase up to 600,000 Public Units solely to cover over-allotments, if any. On October 2, 2015, the over-allotment expired unexercised.

If the Company does not complete its Business Combination within the necessary time period described in Note 1, the Rights will expire and be worthless. Since the Company is not required to net cash settle the Rights and the Rights are exercisable upon the consummation of an initial Business Combination, management determined that the Rights are classified within shareholders’ equity as “Additional paid-in capital” upon their issuance in accordance with ASC 815-40. The value of the Public Shares and Rights are based on the offering price paid by investors.

The Company paid an upfront underwriting discount of $1,200,000 (3.0%) of the offering price to the underwriter at the closing of the Public Offering. In addition, the Company is committed to pay the deferred discount

E-Compass Acquisition Corp.
Notes to Unaudited Condensed Financial Statements

Note 3 — Public Offering (cont.)

in the amount of $600,000 to the underwriter upon consummation of the Company’s Business Combination (See Note 6). Such underwriting discount was accounted for as offering costs and charged to shareholders’ equity upon the completion of the Public Offering.

The Company also sold to the underwriter and/or its designees, at the time of the closing of the Public Offering, for an aggregate of $100.00, an option (“Unit Purchase Option” or “UPO”) to purchase 300,000 Units. The UPO will be exercisable at any time, in whole or in part, during the period commencing on the later of August 12, 2016 and the closing of the Company’s initial Business Combination and terminating on the fifth anniversary of the effective date (August 12, 2020) at a price per Unit equal to $10.00. Accordingly, after the Business Combination, the purchase option will be to purchase 330,000 ordinary shares (which includes 30,000 ordinary shares to be issued for the rights included in the units). The Units issuable upon exercise of this option are identical to the Public Units in the Offering. The Company accounted for the fair value of the UPO, inclusive of the receipt of a $100.00 cash payment, as an expense of the Offering resulting in a charge of approximately $561,000 directly to shareholders’ equity.

Accounting for UPO

The Company has accounted for the fair value of the UPO, inclusive of the receipt of a $100 cash payment, as an expense of the Offering resulting in a charge directly to shareholders’ equity. The Company estimates that the fair value of the UPO is approximately $561,000 (or $1.87 per unit) using the Black-Scholes option-pricing model. The fair value of the UPO is estimated as of the date of grant using the following assumptions: (1) expected volatility of 15%, (2) risk-free interest rate of 1.60% and (3) expected life of five years. The UPO will be exercised on a “cashless” basis, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the UPO and the underlying Rights and the market price of the Units and underlying ordinary shares) to exercise the UPO without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the UPO or the Rights underlying the UPO. The holder of the UPO will not be entitled to exercise the UPO unless a registration statement covering the securities underlying the UPO is effective or an exemption from registration is available. If the holder is unable to exercise the UPO, the UPO will expire worthless.

The Company granted to the holders of the UPO demand and “piggy back” registration rights for periods of five and seven years, respectively, from the effective date of the UPO, including securities directly and indirectly issuable upon exercise of the UPO.

Note 4 — Related Party Transactions

Notes Payable to Initial Shareholder

The Company issued a $115,000 principal amount unsecured promissory note to Lodestar Investment Holdings I LLC, an affiliate of the Company’s Chief Executive Officer, on October 31, 2014. In April 2015, Lodestar Investment Holdings I LLC loaned the Company an additional $50,000. The notes are non-interest bearing and payable on the earlier of (i) October 31, 2015, (ii) the consummation of the Public Offering or (iii) the date on which the Company determines not to proceed with the Public Offering. Due to the short-term nature of the notes, the fair value of the notes approximates the carrying amount. The notes were repaid on August 26, 2015.

Private Placement

Upon the closing of the Public Offering, Lodestar Investment Holdings I LLC purchased 310,000 Private Units at $10.00 per unit (for an aggregate purchase price of $3,100,000) from the Company. All of the proceeds received from the sale of the Private Units have been placed in the Trust Account. The Private Units are identical to the Public Units, except that the holder has agreed (i) to vote the ordinary shares included therein in favor of any proposed Business Combination, (ii) not to propose, or vote in favor of, an amendment to the Company’s amended and restated memorandum and articles of association with respect to pre-Business Combination activities prior to the consummation of such a Business Combination unless the Company offers dissenting holders the right to get

E-Compass Acquisition Corp.
Notes to Unaudited Condensed Financial Statements

Note 4 — Related Party Transactions (cont.)

their pro rata portion of the Trust Account, (iii) not to redeem any ordinary shares included therein into the right to receive cash for the Trust Account in connection with a shareholder vote to approve the proposed initial Business Combination and (iv) that the ordinary shares included therein shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. Additionally, the holder has agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to certain permitted transferees) until the completion of the initial Business Combination.

Expense Advance Agreement

All expenses incurred by the Company prior to an initial Business Combination may be paid only from the net proceeds of the Public Offering and related private placements not held in the Trust Account.

Thus, in order to meet the Company’s working capital needs following the consummation of the Public Offering if the funds not held in the Trust Account and interest earned on the funds held in the Trust Account available to the Company are insufficient, the Company’s officers, directors or Initial Shareholders or their respective affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. Up to $500,000 of the notes may, at the lender’s discretion, be redeemed upon consummation of an initial Business Combination into Working Capital Units at a price of $10.00 per unit. The Company’s directors and shareholders have approved the issuance of the Working Capital Units upon redemption of such notes, to the extent the holder wishes to so redeem them at the time of the consummation of an initial Business Combination. If the Company does not complete an initial Business Combination, the loans will only be repaid with funds not held in the Trust Account, to the extent available.

Note 5 — Cash and Investment held in Trust Account

As of September 30, 2016, investment securities in the Company’s Trust Account consisted of $463 in cash and $40,928,789 in United States Treasury Bills maturity on October 20, 2016 with a cost basis of $40,870,299. As of March 31, 2016, investment securities in the Company’s Trust Account consisted of $762 in cash and $40,850,342 in United States Treasury Bills matured on May 26, 2016 with a cost basis of $40,815,239. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying unaudited condensed balance sheets and adjusted for the amortization or accretion of premiums or discounts. The carrying value, gross unrealized holding gain (loss) and fair value of held to maturity securities on September 30, 2016 and March 31, 2016 are as follows:

	Carrying Value as of September 30, 2016	Gross Unrealized / Unrecognized Holding Gain (Loss)	Fair Value as of September 30, 2016
Held-to-maturity:
U.S. Treasury Securities	$40,928,789	$6,755	$40,935,544

	Carrying Value as of March 31, 2016	Gross Unrealized / Unrecognized Holding Gain (Loss)	Fair Value as of March 31, 2016
Held-to-maturity:
U.S. Treasury Securities	$40,850,342	$11,484	$40,861,826

E-Compass Acquisition Corp.
Notes to Unaudited Condensed Financial Statements

Note 6 — Commitments

Deferred Underwriter Fees

The Company is committed to pay the deferred discount of 1.5% of the gross offering proceeds, in the amount of $600,000 of the Public Offering, to the underwriter upon the Company’s consummation of the Business Combination. The underwriter is not entitled to any interest accrued on the deferred discount, and no deferred discount is payable to the underwriter if there is no Business Combination.

Registration Rights

The Initial Shareholders and the holder of the Private Units (or underlying ordinary shares) will be entitled to registration rights with respect to the initial shares, the Private Units and any Working Capital Units issued (or underlying ordinary shares) pursuant to an agreement signed on the effective date of the Public Offering. The holders of the majority of the initial shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Private Units and Working Capital Units (or underlying ordinary shares) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Note 7 — Shareholders’ Equity

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2016 and March 31, 2016, there are no preferred shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 100,000,000 ordinary shares with a par value of $0.0001 per share. As of September 30, 2016 and March 31, 2016, there were 2,310,000 shares of common stock issued and outstanding (which includes the 1,000,000 shares the Lead Investor agreed not to redeem), excluding 3,000,000 issued and outstanding shares subject to possible redemption, respectively.

In connection with the organization of the Company, a total of 1,150,000 of the Company’s ordinary shares were sold to the Initial Shareholders at a price of approximately $0.02 per share for an aggregate of $25,000. 150,000 shares of the 1,150,000 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full so that the Company’s Initial Shareholders will own 20% of the issued and outstanding ordinary shares after the Public Offering, excluding ordinary shares included in the Private Units. On October 2, 2015, the overallotment expired without any of the balance being exercised. As a result, 150,000 shares have been forfeited.

All of these shares were placed into an escrow account on the effective date of the Public Offering. Subject to certain limited exceptions, these shares will not be released from escrow until with respect to 50% of the shares, the earlier of one year after the date of the consummation of an initial Business Combination and the date on which the closing price of the ordinary shares exceeds $13.00 per share for any 20 trading days within a 30-trading day period following the consummation of an initial Business Combination and, with respect to the remaining 50% of the shares, one year after the date of the consummation of an initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

E-Compass Acquisition Corp.
Notes to Unaudited Condensed Financial Statements

Note 7 — Shareholders’ Equity (cont.)

Share Transfer of Insider Shares

Jianming Hao has served as the Company’s special advisor. On December 28, 2015, in exchange for Mr. Hao agreeing to serve as a special advisor and assisting the Company in consummating an initial Business Combination, two insiders (Richard Xu and Chen Liu, each an Initial Shareholder) transferred an aggregate of 466,667 insider shares to an affiliate of Mr. Hao for the same per-share price originally paid by the insiders for such shares (approximately $0.02 per share).

Based on ASC 505-50-30-6, the value for nonemployee share issuances in exchange for service should be determined based on either the fair value of the goods or services received or the fair value of the equity instruments issued, whichever is more reliably measurable. The shares were granted (effective on December 28, 2015) and are nonforfeitable. Based on ASC 505-50-25-7 and 505-50-30-15 (measurement date), the Company recognized $2,277,777 of fair value for the shares when they were paid to Mr. Hao as general and administrative expenses with a corresponding increase in additional paid-in capital. The fair value of the shares transferred was approximately $4.88 per share using Monte Carlo Simulation model. The fair value of the shares transferred is estimated as of the payment date using the following assumptions: (1) probability-weighted discount for lack of marketability of 38.68% and (2) dilution discount of 20%.

The insider shares are identical to the ordinary shares included in the units being sold in this offering. However, our initial shareholders have agreed, pursuant to written agreements with us, (A) to vote their insider shares and any public shares acquired in or after this offering in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to our amended and restated memorandum and articles of association with respect to our pre-business combination activities prior to the consummation of such a business combination unless we provide dissenting public shareholders with the opportunity to convert their public shares in connection with any such vote, (C) not to convert any shares (including the insider shares) for cash from the trust account in connection with a shareholder vote to approve our proposed initial business combination or a vote to amend the provisions of our amended and restated memorandum and articles of association relating to shareholders’ rights or pre-business combination activity and (D) that the insider shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Additionally, our initial shareholders have agreed not to transfer, assign or sell any of the insider shares (except to certain permitted transferees) until (1) with respect to 50% of the insider shares, the earlier of one year after the date of the consummation of our initial business combination and the date on which the closing price of our ordinary shares equals or exceeds $13.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (2) with respect to the remaining 50% of the insider shares, one year after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Annex A

EXECUTION VERSION

MERGER AGREEMENT

dated

July 25, 2016

by and among

E-compass Acquisition Corp., a Cayman Islands exempted company as the Parent,

iFresh Inc., a Delaware corporation,

as the Purchaser,

iFresh Merger Sub Inc., a Delaware corporation,

as the Merger Sub,

NYM Holding, Inc., a Delaware corporation,

as the Company,

Stockholders of the Company, as the Stockholders

and Long Deng,

as the Stockholders’ Representative

A-i

A-ii

A-iii

Page
14.10	Severability	A-41
14.11	Construction of certain terms and references; captions	A-41
14.12	Further Assurances	A-41
14.13	Third Party Beneficiaries	A-41
14.14	Waiver	A-41
14.15	Stockholders’ Representative	A-41

A-iv

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of July 25, 2016 (the “Signing Date”), by and among E-compass Acquisition Corp., a Cayman Islands exempted company (the “Parent”), iFresh Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”), iFresh Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (the “Merger Sub”), NYM Holding, Inc., a Delaware corporation (the “Company”), the stockholders of the Company (each, a “Stockholder” and collectively the “Stockholders”), and Long Deng, an individual, as the representative of the Stockholders (the “Stockholders’ Representative”).

W I T N E S S E T H :

A.      The Company is in the business of operating Asian/Chinese supermarkets and wholesale facilities that sell food and various other merchandise not typically available in mainstream supermarkets (the “Business”);

B.      Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C.      Purchaser is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the merger of the Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Redomestication Merger”);

D.      Immediately after the Redomestication Merger, the parties desire that Merger Sub merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the “Merger”), and that the shares of Company Common Stock (excluding any shares held in the treasury of the Company) and Company Stock Rights be converted upon the Merger into the right to receive the Applicable Per Share Merger Consideration, as is provided herein (Merger Sub and the Company are sometimes hereinafter referred to as the “Constituent Corporations” and the Company following the Merger is sometimes hereinafter referred to as the “Surviving Corporation”);

The parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1     “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2     “Additional Agreements” means the Voting Agreement, Registration Rights Agreement, Escrow Agreement, Lock-Up Agreements and the Option Agreement.

1.3     “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing, each Principal Stockholder is an Affiliate of the Company, and (ii) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.4     “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.5     “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

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1.6     “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.7     “Closing Payment” means $5 million in cash and stock certificates representing, in the aggregate, 12,000,000 shares of Purchaser Common Stock (the “Closing Payment Shares”) payable to the Stockholders and in such amounts set forth opposite each Stockholder’s name on Schedule 1.7, with a deemed price per share of no less than $10.00.

1.8     “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.9     “Code” means the Internal Revenue Code of 1986, as amended.

1.10  “Company Stock Rights” means all options, warrants or other rights to purchase, convert or exchange into Company Common Stock.

1.11  “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective assets are bound, including any entered into by the Company in compliance with Section 7.1 after the Signing Date and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company’s dominion or control.

1.12  “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.13  “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.14  “Dissenting Shares” means any shares of Company Common Stock held by Stockholders who are entitled to appraisal rights under Delaware law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with Delaware law.

1.15  “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.16  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.17  “Escrow Agreement” means the agreement in the form attached as Exhibit A hereto governing the Escrow Shares.

1.18  “Escrow Shares” means shares of Purchaser Common Stock representing 20% of the aggregate amount of Closing Payment Shares.

1.19  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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1.20  “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.21  “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.22  “IPO” means the initial public offering of Parent pursuant to a prospectus dated August 12, 2015.

1.23  “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.24  “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.25  “Inventory” is defined in the UCC.

1.26  “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.27  “Leases” means the leases with respect to the stores, warehouses and parking lots leased by the Company at the locations as set forth on Schedule 1.27 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.28  “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.29  “Lock-Up Agreements” means the Lock-Up Agreements between Purchaser and each of the Stockholders, pursuant to which the Purchaser Common Stock of each Stockholder will be locked up for one (1) year, each such Lock-Up Agreement in the form attached hereto as Exhibit B.

1.30  “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business.

1.31  “Option Agreement” means the agreement in the form attached as Exhibit C hereto governing the terms of Purchaser’s option to purchase additional grocery stores owned by Long Deng.

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1.32  “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.33  “Parent Ordinary Shares” means the ordinary shares of common stock, par value $0.0001 per share, of Parent.

1.34  “Parent Rights” means the right to receive one-tenth (1/10) of a Parent Ordinary Share.

1.35  “Parent Securities” means the Parent Ordinary Shares, Parent Rights, Parent Units and Parent UPO, collectively.

1.36  “Parent UPO” means the option issued to Cantor Fitzgerald & Co. (and/or its designee), to purchase up to an aggregate of 300,000 Parent Units at a price of $10.00 per Parent Unit.

1.37  “Parent Unit” means one Parent Ordinary Share and one Parent Right.

1.38  “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, (C) not resulting from a breach, default or violation by the Company of any Contract or Law, and (D) the Liens set forth on Schedule 5.15(c).

1.39  “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.40  “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.41  “Principal Stockholder” means Long Deng.

1.42  “Purchaser Common Stock” means the common stock of Purchaser.

1.43  “Purchaser Securities” means the Purchaser Common Stock, Purchaser Preferred Stock, Purchaser Units, Purchaser Rights and Purchaser UPO, collectively.

1.44  “Purchaser Rights” means the right to receive one-tenth (1/10) of a Purchaser Ordinary Share.

1.45  “Purchaser UPO” means the option issued to Cantor Fitzgerald & Co. (and/or its designee) to purchase up to an aggregate of 300,000 Purchaser Units at a price of $10.00 per Purchaser Unit.

1.46  “Purchaser Unit” means one Purchaser Ordinary Share and one Purchaser Right.

1.47  “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.48  “Registration Rights Agreement” means the agreement in the form attached as Exhibit D hereto governing the resale of the Closing Payment Shares.

1.49  “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.50  “SEC” means the Securities and Exchange Commission.

1.51  “Securities Act” means the Securities Act of 1933, as amended.

1.52  “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

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1.53  “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 5.15(b).

1.54  “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.55  “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.56  “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.57  “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.58  “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

ARTICLE II
REDOMESTICATION MERGER

2.1     Redomestication Merger. At the Redomestication Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Law (2013 Revision) (“Cayman Law”) and the Delaware General Corporation Law (“Delaware Law”), respectively, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Redomestication Merger is hereinafter sometimes referred to as the “Redomestication Surviving Corporation”.

2.2     Redomestication Effective Time. The parties hereto shall cause the Redomestication Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Plan of Merger (and other documents required by Cayman Law) with the Registrar of Companies in the Cayman Islands, in accordance with the relevant provisions of Cayman Law (the time of such filings, or such later time as specified in the Certificate of Merger and the Plan of Merger, being the “Redomestication Effective Time”).

2.3     Effect of the Redomestication Merger. At the Redomestication Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Certificate of Merger, the Plan of Merger and the applicable provisions of Delaware Law and Cayman Law. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Surviving Corporation, which shall include the assumption by the Redomestication Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Closing, and all securities of the Redomestication Surviving Corporation issued and outstanding as a result of

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the conversion under Sections 2.6(b) and (d) hereof shall be listed on the public trading market on which the Parent Units were trading prior to the Redomestication Merger.

2.4     Memorandum and Articles of Association. At the Redomestication Effective Time, the Amended and Restated Memorandum and Articles of Association of the Parent, as in effect immediately prior to the Redomestication Effective Time, shall cease and the Certificate of Incorporation and By-Laws of Purchaser (the “Charter Documents”), as in effect immediately prior to the Redomestication Effective Time, shall be the Charter Documents of the Redomestication Surviving Corporation.

2.5     Directors and Officers of the Redomestication Surviving Corporation. Immediately after the Redomestication Effective Time and prior to the Closing of the Transaction, the board of directors of the Redomestication Surviving Corporation shall be the board of directors of the Parent immediately prior to the Redomestication Merger.

2.6     Effect on Issued Securities of Parent.

(a)      Conversion of Parent Ordinary Shares.

(i)       At the Redomestication Effective Time, every issued and outstanding Parent Ordinary Share (other than those described in Section 2.6(f) or Section 2.11 below) shall be converted automatically into one share of Purchaser Common Stock. At the Redomestication Effective Time, all Parent Ordinary Shares shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the Redomestication Effective Time, as evidenced by the register of members of the Parent (the “Register of Members”), shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Ordinary Shares shall be exchanged for a certificate representing the same number of shares of Purchaser Common Stock upon the surrender of such certificate in accordance with Section 2.7.

(ii)      Each holder of Parent Ordinary Shares (other those described in Section 2.6(f) or Section 2.11 below) listed on the Register of Members shall thereafter have the right to receive the same number of shares of Purchaser Common Stock only.

(b)     Parent Units. At the Redomestication Effective Time, every issued and outstanding Parent Unit shall be converted automatically into one Purchaser Unit. At the Redomestication Effective Time, all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Units immediately prior to the Redomestication Effective Time, as evidenced by the register of members, shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Units shall be exchanged for a certificate representing the same number of Purchaser Units upon the surrender of such certificate in accordance with Section 2.7.

(c)      Parent Rights. At the Redomestication Effective Time, every issued and outstanding Parent Right shall be converted automatically into one Purchaser Right. At the Redomestication Effective Time, all Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Rights immediately prior to the Redomestication Effective Time, as evidenced by the register of members shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Rights shall be exchanged for a certificate representing the same number of Purchaser Rights upon the surrender of such certificate in accordance with Section 2.7.

(d)     Parent Unit Purchase Option. At the Redomestication Effective Time, each Parent UPO shall be converted into a Purchaser UPO. At the Redomestication Effective Time, each Parent UPO shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser UPOs shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent UPOs that are outstanding immediately prior to the Redomestication Effective Time. At or prior to the Redomestication Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser UPOs remain outstanding, a sufficient number of Purchaser Units for delivery upon the exercise of such Purchaser UPOs and the exercise of the Purchaser Rights included in such Purchaser UPOs.

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(e)      Cancellation of Parent Ordinary Shares Owned by Parent. At the Redomestication Effective Time, if there are any Parent Ordinary Shares that are owned by the Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Redomestication Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f)      Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(g)     No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Redomestication Surviving Corporation, Purchaser or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7     Surrender of Certificates. All securities issued upon the surrender of Parent Securities in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8     Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that Redomestication Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Redomestication Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed

2.9     Section 368 Reorganization. For U.S. federal income tax purposes, the Redomestication Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Redomestication Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Redomestication Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.10  Taking of Necessary Action; Further Action. If, at any time after the Redomestication Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11  Agreement of Fair Value. Parent, Purchaser and the Company respectively agree that the consideration payable for the Parent Ordinary Shares represents the fair value of such Parent Ordinary Shares for the purposes of Section 238(8) of Cayman Law.

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ARTICLE III
THE MERGER

3.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, immediately after the Redomestication Merger, pursuant to an appropriate certificate of merger (the “Certificate of Merger”) and in accordance with Delaware Law, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

3.2     Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, at 10:00 a.m. local time, on or before February 18, 2017, subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article X. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under Delaware Law. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date and time as Merger Sub and the Company shall agree in writing and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

3.3     Board of Directors. Immediately after the Closing, the Redomestication Surviving Corporation’s board of directors will consist of five (5) directors. The Company shall designate four (4) directors, at least two (2) of whom shall qualify as independent directors under the Securities Act and the rules of any applicable securities exchange. The Redomestication Surviving Corporation shall designate (1) director from its pre-Merger board who shall qualify as an independent director under the Securities Act and the rules of any applicable securities exchange. The parties to this Agreement shall enter into a two (2) year voting agreement (the “Voting Agreement”) in form agreed to by the parties hereto relating to election of directors of the Surviving Corporation.

3.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of Delaware Law.

3.5     Certificate of Incorporation; Bylaws.

(a)      At the Effective Time, the certificate of incorporation of the Company shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by law.

(b)     At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit E annexed hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

3.6     No Further Ownership Rights in Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock (as defined in Section 5.5) on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Law.

3.7     Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, Purchaser, the Company or the Stockholders’ Representative shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement or any Additional Agreement, such amounts as Purchaser, the Company or the Stockholders’ Representative, as the case may be, are required to withhold and pay over to the applicable Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and paid over, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

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3.8     Rights Not Transferable. The rights of the holders of Company Capital Stock as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except by will or by the operation of the laws of descent after the death of a natural holder thereof). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

3.9     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

3.10  Section 368 Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each such party and each of the stockholders of the Company (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE IV
CONVERSION OF SHARES; CLOSING MERGER CONSIDERATION

4.1     Conversion of Capital Stock.

(a)      Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment for such share of Company Common Stock (the “Applicable Per Share Merger Consideration”) as specified on Schedule 1.7 hereto. All fractional shares of Company Common Stock held by Stockholders shall be entitled to receive the Applicable Per Share Merger Consideration with respect to such fractional shares.

(b)     Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will, as of the Effective Time, evidence ownership of such share of common stock of the Surviving Corporation.

(c)      Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d)     No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(e)      Surrender of Certificates. All shares of Purchaser Common Stock issued upon the surrender of shares of the Company Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, other than any additional rights pursuant to this Agreement, provided that any restrictions on the sale and transfer of such shares shall also apply to the Purchaser Common Stock so issued in exchange.

(f)      Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Common Stock shall have been lost, stolen or destroyed, Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof, the Applicable Per Share Merger Consideration; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

4.2     Cash Merger Consideration; Aggregate Merger Price. In addition to the Applicable Per Share Merger Consideration, the Stockholders shall be entitled to receive, in the aggregate, $5 million, which will be distributed at the Closing via wire transfer to an account to be provided by the Stockholders’ Representative (the “Cash Merger Consideration” and, together with the Applicable Per Share Merger Consideration, the “Aggregate Merger Price”).

4.3     Payment of Merger Consideration.

(a)      No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser.

(b)     Legend. Each certificate issued pursuant to the Merger to any holder of Company Common Stock shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Common Stock:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date.

5.1     Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is not qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 5.1, and there is no other jurisdiction in which the character of the property owned or leased by the Company or the nature of its activities make qualification of the Company in any such jurisdiction necessary. The Company has offices located only at the addresses set forth on Schedule 5.1. The Company has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

5.2     Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, including the unanimous approval of the stockholders of the Company. This Agreement constitutes,

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and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms.

5.3     Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority requiring a consent, approval, authorization, order or other action of or filing with any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

5.4     Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, (c) except for the Contracts listed on Schedule 5.11 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company Capital Stock or any of the Company’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Capital Stock or any of the Company’s assets, (e) cause a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit or Contract binding upon the Company, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets.

5.5     Capitalization. The Company has an authorized capitalization consisting of 10,000 shares of common stock, $0.001 par value per share (the “Company Common Stock”) and 0 shares of preferred stock, no par value per share (the “Company Preferred Stock” and together with the Company Common Stock, and the Company Stock Rights, the “Company Capital Stock”) of which 1,000 shares of Company Common Stock are issued and outstanding as of the date hereof and 0 shares of Company Preferred Stock are issued and outstanding. No Company Capital Stock is held in its treasury. All of the issued and outstanding Company Capital Stock has been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Capital Stock is owned (and always has been owned) of record and beneficially by the Persons set forth on Schedule 1.17. The only shares of Company Common Stock that will be outstanding immediately after the Closing will be the Company Capital Stock owned by Purchaser. No other class of capital stock of the Company is authorized or outstanding. There are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of the Company, or (b) to the knowledge of the Company, agreements with respect to any of the Company Capital Stock, including any voting trust, other voting agreement or proxy with respect thereto.

5.6     Certificate of Formation and Operating Agreement. Copies of (a) the certificate of incorporation of the Company, as certified by the Secretary of State of its state of incorporation, and (b) the bylaws of the Company, certified by the secretary of the Company, have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company has not taken any action in violation or derogation of its certificate of incorporation or bylaws.

5.7     Corporate Records. All proceedings occurring since December 30, 2014 of the board of directors, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company. The stock ledgers and stock transfer books of the Company are complete and accurate. The stock ledgers and stock transfer books and minute book records of the Company relating to all issuances and transfers of stock by the Company, and all proceedings of the board of directors, including committees thereof, and stockholders of the Company since December 30, 2014 have been made available to Purchaser, and are the original stock ledgers and stock transfer books and minute book records of the Company or true, correct and complete copies thereof.
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5.8     Third Parties. Other than the Principal Stockholder, the Company is not Controlled by any Person and, other than the Persons listed on Schedule 5.8, the Company is not in Control of any other Person. Except as set forth on Schedule 5.8, to the Company’s knowledge, no Key Personnel (as defined in Section 7.8) (a) engage in any business, except through the Company, or are employees of or provide any service for compensation to, any other business concern or (b) own any equity security of any business concern, except for publicly traded securities not in excess of 5% of the issued and outstanding securities with respect to such publicly traded securities. Schedule 5.8 lists each Contract to which the Company, on the one hand, and any Stockholder beneficially owning more than 10% of the common stock of the Company, or any affiliate of such a Stockholder (collectively, a “10% Stockholder”), on the other hand, is a party. No Stockholder or any Affiliate of a Stockholder (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that the Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Company’s assets, or (ii) have engaged in any transactions with the Company. Schedule 5.8 sets forth a complete and accurate list of the Affiliates of the Company and the ownership interests in the Affiliate of the Company and each Stockholder.

5.9     Assumed Names. Schedule 5.9 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement, used by the Company, including names on any websites. Since December 30, 2014, the Company has not used any name other than the names listed on Schedule 5.9 to conduct the Business. The Company has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

5.10  Subsidiaries.

(a)      Except as set forth on Schedule 5.10, the Company does not currently own and within the past five (5) years has not owned directly or indirectly, securities or other ownership interests in any other entity. The Company owns 100% of the issued and outstanding capital stock and securities of each Person listed on Schedule 5.10. None of the Company or any of its Subsidiaries is a party to any agreement relating to the formation of any joint venture, association or other entity.

(b)     Each Subsidiary is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 5.10. Each Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. No Subsidiary is qualified to do business as a foreign entity in any jurisdiction, except as set forth by its name on Schedule 5.10, and there is no other jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. Each Subsidiary has offices located only at the addresses set forth by its name on Schedule 5.10. No Subsidiary has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

5.11  Consents. The Contracts listed on Schedule 5.11 are the only Contracts binding upon the Company or by which any of the Company Capital Stock or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

5.12  Financial Statements.

(a)      Schedule 5.12 includes (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended March 31, 2016 and 2015, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates (collectively, the “Financial Statements” and the audited consolidated balance sheet as of March 31, 2016 included therein, the “Balance Sheet”)).

(b)     The Financial Statements are complete and accurate and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared

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from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Company has delivered to Purchaser complete and accurate copies of all “management letters” received by it from its accountants and all responses during the last five (5) years by lawyers engaged by the Company to inquiries from its accountant or any predecessor accountants.

(c)      Except as specifically disclosed, reflected or fully reserved against on the Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Balance Sheet are included therein.

(d)     The balance sheet included in the Financial Statements accurately reflects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 5.12, the Company does not have any Indebtedness.

(e)      All financial projections delivered by or on behalf of the Company to Purchaser with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have an Material Adverse Effect.

5.13  Books and Records. The Company shall make all Books and Records of the Company available to Purchaser for its inspection and shall deliver to Purchaser complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Purchaser otherwise has requested within 30 days from the Signing Date. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company are accurate, complete, and authentic.

(a)      The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)       transactions are executed only in accordance with the respective management’s authorization;

(ii)      all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(iii)     access to assets is permitted only in accordance with the respective management’s authorization; and

(iv)     recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)     All accounts, books and ledgers of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company and which is not located at the relevant office.

5.14  Absence of Certain Changes. Since the date of the Balance Sheet (the “Balance Sheet Date”), the Company has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, since the Balance Sheet Date, there has not been:

(a)      any Material Adverse Effect or any material diminishment in the value to Purchaser of the transactions contemplated hereby;

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(b)     any transaction, Contract or other instrument entered into, or commitment made, by the Company relating to the Business, or any of the Company’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)      (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company; (ii) any issuance by the Company of shares of capital stock or other equity interests in the Company, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company of any outstanding shares of capital stock or other equity interests;

(d)     (i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Capital Stock or any of the Company’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company;

(e)      any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company;

(f)      increased benefits payable under any existing severance or termination pay policies or employment agreements; entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer, manager or employee of the Company; established, adopted or amended (except as required by law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, manager or employee of the Company; or increased any compensation, bonus or other benefits payable to any director, officer, manager or employee of the Company, other than increases to non-officer employees in the ordinary course of business consistent with past practices;

(g)     any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

(h)      any sale, transfer, lease to others or otherwise disposition of any of its assets by the Company except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i)       (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company under any Material Contract, or any material license or material permit from any Authority held by the Company;

(j)       any capital expenditure by the Company in excess in any fiscal month of an aggregate of $500,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $200,000 in the aggregate by the Company;

(k)      any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property;

(l)       any loan of any monies to any Person or guarantee of any obligations of any Person by the Company;

(m)    except as required by GAAP, any change in the accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of the Company or any revaluation of any of the assets of the Company;

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(n)      any amendment to the Company’s organizational documents, or any engagement by the Company in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o)     any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(p)     any material Tax election made by the Company outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company; any annual Tax accounting period changed by the Company; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company; or any right to claim a material Tax refund surrendered by the Company; or

(q)     any commitment or agreement to do any of the foregoing.

Since the Balance Sheet Date through and including the date hereof, the Company has not taken any action nor has any event occurred which would have violated the covenants of the Company set forth in Section 8.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

5.15  Properties; Title to the Company’s Assets.

(a)      The items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b)     Schedule 5.15(b) sets forth a description and location of each item of the Tangible Personal Property, as of a date within five days of the date of this Agreement. All of the Tangible Personal Property is located at the office of the Company.

(c)      The Company has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet or acquired after March 31, 2016. No such asset is subject to any Liens other than Permitted Liens. The Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.16  Litigation. There is no Action (or any basis therefore) pending against, or to the best knowledge of the Company threatened against or affecting, the Company, any of its officers or directors, the Business, or any Company Capital Stock or any of the Company’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company. The Company is not, and has not been in the past five (5) years, subject to any proceeding with any Authority.

5.17  Contracts.

(a)      Schedule 5.17(a) lists all material Contracts, oral or written (collectively, “Material Contracts”) to which the Company is a party and which are currently in effect and constitute the following:

(i)       all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $1,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)      all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $1,000,000 annually;

(iii)     all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company

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or other Person, under which the Company (A) has continuing obligations for payment of annual compensation of at least $1,000,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv)     all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company is a party;

(v)      all Contracts relating to any acquisitions or dispositions of assets by the Company;

(vi)     all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(vii)    all Contracts relating to secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company or substantially limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(viii)   all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company;

(ix)     all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x)      all Contracts with or pertaining to the Company to which any 10% Stockholder is a party;

(xi)     all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $100,000 per month;

(xii)    all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xiii)   any Contract relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(xiv)  any Contract not cancellable by the Company with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $500,000 per the terms of such contract;

(xv)   any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company is a party; and

(xvi)  any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)     Each Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s best knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company’s assets. No Contract (i) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company shall, within

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30 days of the Signing Date, provide to Purchaser true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract.

(c)      None of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d)     The Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.18  Insurance. Schedule 5.18 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than the Company to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Company or its employees (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or default thereunder. The Company believes such insurance policies, in light of the nature of the Company’s business, assets and properties, are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties. Neither the Company, nor, to the knowledge of the Company, the Person to whom such policy has been issued, has received notice that any insurer under any policy referred to in this Section 5.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Within the last two (2) years the Company has not filed for any claims exceeding $2,000,000 against any of its insurance policies, exclusive of automobile and health insurance policies. The Company has not received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and does not have any reason to believe that any insurance coverage listed on Schedule 5.18 will not be available in the future on substantially the same terms as now in effect.

5.19  Licenses and Permits. Schedule 5.19 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 5.19, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has all Permits necessary to operate the Business.

5.20  Compliance with Laws. The Company is not in violation of, has not violated, and to the Company’s best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company has not received any subpoenas by any Authority.

(a)      Without limiting the foregoing paragraph, the Company is not in violation of, has not violated, and to the Company’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i)       any Law applicable due to the specific nature of the Business;

(ii)      the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(iii)     any comparable or similar Law of any jurisdiction; or

(iv)     any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

No permit, license or registration is required by the Company in the conduct of the Business under any of the Laws described in this Section 5.20.

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5.21  Intellectual Property.

(a)      Schedule 5.21 sets forth a true, correct and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b)     Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company.

(c)      The current use by the Company of the Intellectual Property Rights does not infringe, and the use by the Company of the Intellectual Property Rights after the closing will not infringe, the rights of any other Person. Any Intellectual Property Rights used by the Company in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d)     All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e)      None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company immediately prior to the Closing to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing.

(f)      The Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business.

5.22  Customers and Suppliers.

(a)      Schedule 5.22(a) sets forth a list of the Company’s ten (10) largest customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s March 31, 2016 and 2015 fiscal years, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during each such period.

(b)     No supplier listed on Schedule 5.22(a) and, to the actual knowledge of the Company, no customer listed on Schedule 5.22(a), has (i) terminated its relationship with the Company, (ii) materially reduced its business with the Company or materially and adversely modified its relationship with the Company, (iii) notified the Company in writing of its intention to take any such action, or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

5.23  Accounts Receivable and Payable; Loans.

(a)      All accounts receivable and notes of the Company reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

Annex A-18

(b)     To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the best of the Company’s knowledge, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c)      The information set forth on Schedule 5.23(c) separately identifies any and all accounts, receivables or notes of the Company which are owed by any Affiliate of the Company. Except as set forth on Schedule 5.23(c), the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

5.24  Pre-payments. The Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.25  Employees.

(a)      Schedule 5.25(a) sets forth a true, correct and complete list of the ten (10) highest paid employees and independent contractors of the Company as of June 30, 2016, including the name, department, title, employment or engagement commencement date, current salary or compensation rate for each such person and total compensation (including bonuses) paid to each such person for the fiscal year ended March 31, 2016. Unless indicated in such list, no salaried employee or independent contractor included in such list (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with the Company, or (iii) has received written notice of such termination from the Company. To the actual knowledge of the Company, no salaried employee or independent contractor (but specifically excluding all account executives) of the Company that earned an aggregate amount of compensation in excess of $75,000 in the March 31, 2016 fiscal year intends to terminate his or her relationship with the Company within six (6) months following the Closing Date. Schedule 5.25(a) sets forth all proceedings, governmental investigations or administrative proceedings of any kind against the Company of which the Company has been notified regarding its employees or employment practices, or operations as they pertain to conditions of employment within two (2) years preceding the date of this Agreement.

(b)     The Company is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company, non-competition agreement restricting the activities of the Company, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company.

(c)      There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company under any worker’s compensation policy or long-term disability policy.

(d)     Except as would not have a Material Adverse Effect, the Company has properly classified all of its employees as exempt or non-exempt.

5.26  Employment Matters.

(a)      Schedule 5.26(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company now in effect or under which the Company has or might have any obligation, or any understanding between the Company and any employee concerning the terms of such employee’s employment that does not apply to the Company’s employees generally (collectively, “Labor Agreements”). The Company has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company, and complete and correct information concerning the Company’s employees, including with respect to the (i) name, residence address, and social security number; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable). Schedule 5.26(a) sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of the Company.

(b)     Except as disclosed on Schedule 5.26(b):

(i)       all employees of the Company are employees at will, and the employment of each employee by the Company may be terminated immediately by the Company, as applicable, without any cost

Annex A-19

or liability except severance in accordance with the Company’s standard severance practice as disclosed on Schedule 5.26(b);

(ii)      to the best knowledge of the Company, no employee of the Company has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii)     to the best knowledge of the Company, no employee of the Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv)     the Company is not a party to any collective bargaining agreement, does not have any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Company.

(c)      The Company has complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Company in the United States or his or her permanent employment by the Company. No present or former employee, officer, director or manager of the Company has, or will have at the Closing Date, any claim against the Company for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

5.27  Withholding. All obligations of the Company applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. All reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.

5.28  Employee Benefits and Compensation.

(a)      Schedule 5.28 sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company at any time during the 7-calendar year period immediately preceding the date hereof and/or with respect to which the Company could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is and has been maintained in substantial compliance with all applicable laws, including but not limited to ERISA, and has been administered and operated in all material respects in accordance with its terms.

(b)     Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which

Annex A-20

is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c)      Neither the Company nor to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

(d)     No individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the Transaction. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Company, threatened, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

(e)      No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f)      There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(g)     The Company has not made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 5.28, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h)      The Company does not have any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A(a) of the Code, or any plan, arrangement or agreement that is subject to Section 409A(b) of the Code.

(i)       With respect to each Plan, the Company has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (vii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

5.29  Real Property.

(a)      Except as set forth on Schedule 5.29, the Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 5.29, free and clear of all Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

Annex A-21

(b)     With respect to the Leases: (i) they are valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessees have been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessees’ obligations thereunder have been granted by the lessors; (v) there exists no default or event of default thereunder by the Company or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company holds the leasehold estate on the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the leased properties, none of which are subleased or assigned to another Person. The Leases lease all useable square footage of the premises located at the leased Real Property locations. The Company does not owe any brokerage commission with respect to any Real Property.

5.30  Accounts. Schedule 5.30 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

5.31  Tax Matters.

(a)      (i) The Company has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed or, to the best knowledge of the Company, threatened, with respect to Taxes of the Company or for which a Lien may be imposed upon any of the Company’s assets and, to the best of the Company’s knowledge, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended, which waiver or extension is in effect; (vi) the Company has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vii) the transactions contemplated hereby are not subject to withholding under Section 1445 of the Code; (viii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed with respect to or as a result of any transaction contemplated by this Agreement; (ix) none of the assets of the Company is required to be treated as owned by another Person for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (x) none of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (xi) there is no Lien for Taxes upon any of the assets of the Company; (xii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to the Company; (xiii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction; (xiv) the Company has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after March 31, 2010; (xv) there is no outstanding power of attorney from the Company authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company; (xvi) the Company is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xvii) the Company is and has never been included in any consolidated, combined or unitary Tax Return; (xviii) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company with respect to any Tax for any period which, by application of the same

Annex A-22

or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company for any other period; (xix) the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xx) the Company is not a party to any Contract for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the Company by reason of Section 162 or 404 of the Code; (xxi) the Company is not a party to a Contract that requires or would upon the occurrence of certain events require the Company to make a payment which would not be fully deductible under Section 280G of the Code without regard to whether such payment is reasonable compensation for services rendered and without regard to any exception that requires future action by any Person; (xxii) the Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to the repeal of such provision); (xxiii) the Company has never made or been required to make an election under Section 336 or 338 of the Code; (xxiv) during the last two years, the Company has not engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xxv) the Company was not a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any transaction within the last two years or pursuant to a plan or series of related transactions (within the meaning of Section 355(e) of the Code) with any transaction contemplated by this Agreement; (xxvi) the Company is not, and has never been, a “personal holding company” (within the meaning of Section 542 of the Code), a stockholder in a “controlled foreign corporation” (within the meaning of Section 957 of the Code), a “foreign personal holding company” (within the meaning of Section 552 of the Code as in effect prior to the repeal of such section), or a “passive foreign investment company” (within the meaning of Section 1297 of the Code), or, an owner in any entity treated as a partnership or disregarded entity for U.S. federal income tax purposes; (xxvii) none of the outstanding indebtedness of the Company constitutes indebtedness to which any interest deduction may be limited or disallowed under Section 163(i), (j) or (l), 265 or 279 of the Code (or any comparable provision of applicable Law); (xxviii) the Company is not and has not been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the period specified in Section 897(c)(l)(A)(ii) of the Code; (xxix) the Company is not and has not been treated as a foreign corporation for U.S. federal income tax purposes, and (xxx) the Company is not an “investment company” for purposes of Sections 351(e) or 368 of the Code and the Treasury Regulations promulgated thereunder.

(b)     The Company has not entered into a “reportable transaction” (within the meaning of Section 6707A of the Code or Treasury Regulations §1.6011-4 or any predecessor thereof) and has not participated in any “nondisclosed noneconomic substance transaction” within the meaning of Section 6662(i)(2) of the Code. In the case of any transaction that could result in a “substantial understatement of income tax” (within the meaning of Section 6662(d) of the Code) of the Company if the claimed Tax treatment were disallowed, the Company has “substantial authority” (within the meaning of Section 6662(d) of the Code) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Section 6662(d)(2)(C)(ii) of the Code), has “adequately disclosed” (within the meaning of Section 6662(d) of the Code) on its applicable income Tax Return the relevant facts affecting the Tax treatment and there is a reasonable basis for such Tax treatment. The Company has not been a party to a transaction that does not have economic substance within the meaning of Section 7701(a) of the Code or that fails to meet the requirements of any similar rule of law as used in Section 6662(b)(6) of the Code.

(c)      The Company is not required to include any adjustment under Section 481 or 482 of the Code (or any corresponding provision of applicable Law) in income for any period ending after the Balance Sheet Date. The Company will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of applicable Law); (ii) an election under Section 108(i) of the Code; or (iii) use of an installment sale, open transaction, income forecast or completed contract method of accounting with respect to any transaction that occurred on or before the Closing Date.

(d)     The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(e)      The Stockholders acknowledge that following the Closing, any FIRPTA Certificate or IRS Forms W-9 or applicable W-8 delivered to Purchaser pursuant to Section 10.2(p) will be retained by Purchaser, and will be made available to the Taxing Authorities upon request.

Annex A-23

5.32  Environmental Laws.

(a)      The Company has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)     The Company has delivered to Purchaser all material records in its possession concerning the Hazardous Materials Activities of the Company and all environmental audits and environmental assessments in the possession or control of the Company of any facility currently owned, leased or used by the Company which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company.

(c)      There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

5.33  Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from Purchaser or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.34  Powers of Attorney and Suretyships. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

5.35  Directors and Officers. Schedule 5.35 sets forth a true, correct and complete list of all directors and officers of the Company.

5.36  Other Information. Neither this Agreement nor any of the documents or other information made available to Purchaser or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Business, the Company Capital Stock, the Company’s assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Company has provided Purchaser with all requested material information regarding the Business.

5.37  Certain Business Practices. Neither the Company, nor any director, officer, agent or employee of the Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company, nor any director, officer, agent or employee of the Company (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company) has, since December 30, 2014, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company or that could reasonably be expected to subject the Company to suit or penalty in any private or governmental litigation or proceeding.

5.38  Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority

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(collectively, the “Money Laundering Laws”), and no Action involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

5.39  OFAC. Neither the Company, nor any director or officer of the Company (nor, to the knowledge of the Company, any agent, employee, affiliate or Person acting on behalf of the Company) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

5.40  Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.41  Financial Projections. The Company’s EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) for the fiscal years ended March 31, 2017, 2018 and 2019 will be $12 million, $15 million and $20 million, respectively. The Company will have 13, 21 and 41 grocery stores in operation by March 31, 2017, 2018 and 2019, respectively.

5.42  Unanimous Approval. The Stockholders have unanimously approved this Agreement and the transactions contemplated hereby. Accordingly, there are no Dissenting Shares.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT, PURCHASER AND MERGER SUB

Parent, Purchaser and Merger Sub (the “Purchaser Parties”), jointly and severally, hereby represent and warrant to the Company that, except as disclosed in the Parent SEC Documents:

6.1     Corporate Existence and Power. Parent is a exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Purchaser is a company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchaser Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. None of the Purchaser Parties has entered into any definitive agreements with respect to any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

6.2     Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of the Purchaser Parties, including each of the Purchaser Parties’ board of directors and shareholders (excluding the Parent’s) to the extent required by the their organizational documents, Cayman Law, any other applicable Law or any contract to which the Company or any of its shareholders is a party or by which or its securities are bound. This Agreement has been duly executed and delivered by each Purchaser Party and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of each Purchaser Party, enforceable against them in accordance with its terms.

6.3     Governmental Authorization. Other than as required under Cayman Law or Delaware Law, or as otherwise set forth on Schedule 6.3, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4     Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement do not and will not, (i) provided that holders of fewer than the number of Parent Ordinary Shares specified in the Parent’s organizational documents exercise their redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of Parent, or (ii) contravene or conflict with or constitute

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a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties.

6.5     Finders’ Fees. Except for the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser Party or its Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6     Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

6.7     Capitalization.

(a)      The authorized share capital of Parent consists of 100,000,000 Parent Ordinary Shares, and 1,000,000 preferred shares, par value $0.0001 per share, of which 5,310,000 Parent Ordinary Shares are issued and outstanding as of the date hereof and 0 preferred shares are issued and outstanding. 330,000 Parent Ordinary Shares are reserved for issuance upon the exercise of the Parent Units underlying the Parent UPO and 431,000 Parent Ordinary Shares are reserved for issuance upon the exercise of the Parent Rights. All outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Law, the Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s organizational documents and the Parent SEC Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b)     The authorized capital stock of Purchaser consists of 100,000,000 shares of common stock, par value $0.0001 per share (“Purchaser Common Stock”), and 1,000,000 preferred shares, par value $0.0001 per share, of which 100 shares of Purchaser Common Stock and 0 shares of such preferred stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Purchaser’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s organizational documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c)      The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (“Merger Sub Common Stock”) of which 100 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s organizational documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8     Information Supplied. None of the information supplied or to be supplied by any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of

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the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

6.9     Trust Fund. As of the date of this Agreement, Purchaser has at least $40,800,000 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account at Morgan Stanley (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 12, 2015, between Parent and the Trustee (the “Trust Agreement”).

6.10  Listing. The Parent Units are listed on the Nasdaq Capital Market, with trading tickets ECACU, ECAC and ECAR.

6.11  Board Approval. Each of the Parent Board, Purchaser Board and Merger Sub Board (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent, Purchaser and Merger Sub, as applicable, and (iii) determined that the transactions contemplated hereby constitutes an “Acquisition Transaction” as such term is defined in Purchaser’s amended and restated certificate of incorporation and bylaws.

6.12  Parent SEC Documents and Purchaser Financial Statements. Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Quarterly Reports on Form 10-Q filed since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the (“Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

ARTICLE VII
COVENANTS OF THE COMPANY PENDING CLOSING

The Company and the Stockholders covenant and agree that:

7.1     Conduct of the Business. (a) From the date hereof through the Closing Date, the Company shall conduct the Business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Purchaser, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof

Annex A-27

until and including the Closing Date, without Purchaser’s prior written consent (which shall not be unreasonably withheld), the Company shall not:

(i)       amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii)      amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including Contracts described in Section 7.1(a)(iii)) below), or any other right or asset of the Company;

(iii)     modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $1,000,000 (individually or in the aggregate);

(iv)     make any capital expenditures in excess of $1,000,000 (individually or in the aggregate);

(v)      sell, lease, license or otherwise dispose of any of the Company’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of Inventory in the ordinary course consistent with past practice;

(vi)     accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii)    pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any stockholder of the Company (other than, in the case of any stockholder that is an employee of the Company, payments of salary accrued in said period at the current salary rate set forth on Schedule 5.25(a)) or any Affiliate of the Company;

(viii)   authorize any salary increase of more than 10% for any employee of the Company making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company;

(ix)     obtain or incur any loan or other Indebtedness, including drawings under the Company’s existing lines of credit;

(x)      suffer or incur any Lien, except for Permitted Liens, on the Company’s assets;

(xi)     suffer any damage, destruction or loss of property related to any of the Company’s assets, whether or not covered by insurance;

(xii)    delay, accelerate or cancel any receivables or Indebtedness owed to the Company or write off or make further reserves against the same;

(xiii)   merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiv)  suffer any insurance policy protecting any of the Company’s assets to lapse;

(xv)   amend any of its plans set forth in Section 5.28(a) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xvi)  make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvii) change the place of business or jurisdiction of organization of the Company;

(xviii)  extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $1,000.00 individually or $10,000.00 in the aggregate;

(xix)  issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock;

Annex A-28

(xx)   effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xxi)  make or change any material Tax election or change any annual Tax accounting periods; or

(xxii) agree to do any of the foregoing.

(b)     The Company shall not (i) take or agree to take any action that might make any representation or warranty of the Company inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

7.2     Access to Information.

(a)      From the date hereof until and including the Closing Date, the Company shall, to the best of its ability, (a) continue to give the Parent, its legal counsel and other representatives full access to the offices, properties and Books and Records, (b) furnish to the Parent, its legal counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives of the Company to cooperate with Parent in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company.

(b)     If requested by the Purchaser, the Company shall arrange for representatives of Purchaser to meet with or speak to the representatives of the ten (10) largest suppliers of the Company.

7.3     Notices of Certain Events. The Company shall promptly notify Purchaser of:

(a)      any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Purchaser, post-Closing) to any such Person or create any Lien on any Company Capital Stock or any of the Company’s assets;

(b)     any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)      any Actions commenced or threatened against, relating to or involving or otherwise affecting the Company, any stockholder of the Company, Company Capital Stock or the Company’s assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)     the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e)      the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the Company to be false or misleading in any respect or to omit or fail to state a material fact.

7.4     Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty (45) calendar days following the end of each three-month quarterly period, the Company shall deliver to Purchaser an unaudited consolidated summary of its earnings and an unaudited consolidated balance sheet for the period from the Balance Sheet Date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate shall also state that except as noted, from the Balance Sheet Date through the end of the previous quarterly period there has been no Material Adverse Effect. The Company shall also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

Annex A-29

7.5     SEC Filings.

(a)      The Company acknowledges that:

(i)       the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Parent to prepare and file with the SEC a proxy statement and proxy card (the “Proxy Statement”), which will be included in the Registration Statement;

(ii)      the Parent will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)     the Parent will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)     In connection with any filing the Parent makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Parent, (ii) respond to questions about the Company required in any filing or requested by the SEC in a timely fashion, and (iii) promptly provide any information requested by Parent or Parent’s representatives in connection with any filing with the SEC. In the Proxy Statement distributed to the Parent’s stockholders, the effectiveness of the Transaction shall be conditioned upon the approval of the Redomestication Merger, and the effectiveness of the Redomestication Merger shall be conditioned upon the approval of the Transaction.

7.6     Financial Information. The Company will promptly provide additional financial information requested by the Parent for inclusion in any filings to be made by the Parent with the SEC. If requested by the Parent, such information must be reviewed or audited by the Company’s auditors.

7.7     Trust Account. The Company acknowledges that the Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to stockholders of Parent holding Parent Ordinary Shares who shall have validly redeemed their Parent Ordinary Shares upon acceptance by the Parent of such Parent Ordinary Shares, (ii) the expenses owed to third parties, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to Purchaser.

7.8     Employees of the Company and the Manager. Schedule 7.8 lists those employees designated by the Company as key personnel of the Company (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Company, execute and deliver to the Company non-solicitation, non-service and confidentiality agreements in form and substance satisfactory to Purchaser (the “Confidentiality and Non-Solicitation Agreements”). The Company shall use its best efforts to enter into Labor Agreements with each of its employees to the extent required by law prior to the Closing Date, and to satisfy all accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to, social insurance benefits, housing fund benefits, unemployment or disability compensation benefits or otherwise.

7.9     Application for Permits. The Company shall apply for all Permits listed on Schedule 5.19 as not being valid and in full force and effect (the “Outstanding Permits”), and shall use its best efforts to obtain each Outstanding Permit and ensure that the same are valid and in full force and effect as promptly as practicable hereafter, but in any event no later than the Closing Date.

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ARTICLE VIII
COVENANTS OF THE COMPANY

The Company agrees that:

8.1     Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2     Best Efforts to Obtain Consents. The Company shall use its best efforts to obtain each third party consent required under this Agreement as promptly as practicable hereafter.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1     Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company, as reasonably requested by Purchaser, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2     Tax Matters.

(a)      The Stockholders’ Representative shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company required to be filed by the Company after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Purchaser. The cost of preparing such Tax Returns shall be borne by the Company. The Stockholders’ Representative shall give a copy of each such Tax Return to the Purchaser with sufficient time prior to filing for its review and comment. The Stockholders’ Representative (prior to the Closing) and the Purchaser (following the Closing) shall cause the Company to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Purchaser proof of such payment.

(b)     Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company for taxable periods ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate and tax election or change any accounting practice or procedure without the prior consent of the Stockholders’ Representative, which consent shall not unreasonably be withheld, delayed or conditioned.

(c)      Following the Closing, the Stockholders’ Representative may amend any Tax Return of the Company for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. Purchaser shall cause the Company to cooperate with the Stockholders’ Representative in connection with the preparation and filing of such amended Tax Returns and any Tax proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne by the Company.

(d)     Following the Closing, the Purchaser may amend any Tax Return of the Company for any taxable period ending on or before the Closing to correct any errors, with the consent of the Stockholders’ Representative, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company.

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(e)      Purchaser shall retain (or cause the Company to retain) all Books and Records with respect to Tax matters of the Company for Pre-Closing Periods for at least seven (7) years following the Closing Date and shall abide by all record retention agreements entered into by or with respect to the Company with any Taxing Authority.

9.3     Settlement of Purchaser Liabilities. Concurrently with the Closing, all outstanding liabilities of the Purchaser shall be settled and paid in full, including reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

9.4     Compliance with SPAC Agreements. The Company and Parent shall comply with each of the agreements entered into in connection with the IPO, including without limitation that certain registration rights agreement, dated as of August 12, 2015 by and between Parent and the investors named therein.

9.5     Registration Statement. As soon as practicable after the date hereof, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the issuance of the Purchaser Common Stock and Purchaser Units to be issued in the Redomestication Merger (the “Registration Statement”). Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall promptly provide Parent with such information concerning it that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto. Parent will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.

9.6     Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company and the Stockholders, on the one hand, and the Parent, the Purchaser, and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

9.7     Available Funding. Concurrently with or prior to the Closing, each party will use its best efforts to ensure that (a) Parent sells no less than $15 million of Parent Ordinary Shares, convertible preferred shares, convertible notes or debt notes in a private placement, and/or (ii) third-party investors have purchased Parent Ordinary Shares in the public markets prior to the Closing, such that, in the aggregate, Purchaser has a gross amount of no less than $15 million in cash available to it immediately after the Closing.

ARTICLE X
CONDITIONS TO CLOSING

10.1  Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)      No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing;

(b)     There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing;

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(c)      The Redomestication Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions; and

(d)     The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

10.2  Conditions to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a)      The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)     All of the representations and warranties of the Company contained in this Agreement, the Additional Agreements and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of this Agreement (except as provided in the disclosure schedules or as provided for in Article V), or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)      There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d)     Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

(e)      No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Purchaser of any of the Company Capital Stock or the effective operation of the Business by the Company after the Closing Date.

(f)      Purchaser shall have received copies of all required third party consents (including the consents of the landlords under the Leases), in form and substance reasonably satisfactory to Purchaser, and no such third party consents shall have been revoked.

(g)     Purchaser shall have received copies of all Governmental Approvals, in form and substance reasonably satisfactory to Purchaser, and no such Governmental Approval shall have been revoked.

(h)      Counsel to the Company shall have delivered an opinion in form and substance satisfactory to Purchaser’s counsel.

(i)       Parent and Purchaser shall have received Schedules updated as of the Closing Date.

(j)       The requisite majority of Parent’s shareholders shall have approved the transactions contemplated by this Agreement in accordance with the provisions of Parent’s organizational documents and Cayman Law.

(k)      Purchaser shall have at least $5,000,001 of net tangible assets on the Closing Date as detailed in the final prospectus from the IPO.

10.3  Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)      (i) Each of the Parent and Purchaser shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement, and in any certificate or other writing delivered by Parent or the Purchaser pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality shall be true and correct in all material respects at and as of the Closing Date, as if made at

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and as of such date and (iii) the Company shall have received a certificate signed by an authorized officer of Parent and the Purchaser to the foregoing effect.

(b)     Parent has raised a minimum of $15 million in cash from its debt financing on terms reasonably acceptable to the Company prior to the Closing.

ARTICLE XI
INDEMNIFICATION

11.1  Indemnification of Purchaser. The Company (solely with respect to claims made under this Section 11.1 prior to the Closing), and the Stockholders hereby jointly and severally agree to indemnify and hold harmless Purchaser, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Purchaser Indemnitee as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company or the Stockholders contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, (b) any actions by any third parties with respect to the Business (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date (c) the violation of any Laws in connection with or with respect to the operation of the Business on prior to the Closing Date, (d) any claims by any employee of the Company or any of its Subsidiaries with respect to any period or event occurring on or prior to the Closing Date, or relating to the termination of employee’s employment status in connection with the transactions contemplated by this Agreement, or the termination, amendment or curtailment of any employee benefit plans, (e) the failure of the Company or any of its Subsidiaries to pay any Taxes to any Taxing Authority or to file any Tax Return with any Taxing Authority with respect to any Pre-Closing Period, or (f) any sales, use, transfer or similar Tax imposed on Purchaser or its Affiliates as a result of any transaction contemplated by this Agreement. The total payments made by the Stockholders to the Purchaser Indemnitees with respect to Losses shall not exceed $24 million (the “Indemnifiable Loss Limit”), except that the Indemnifiable Loss Limit shall not apply with respect to any Losses relating to or arising under or in connection with breaches of Sections 5.15 (Properties; Title to the Company’s Assets), 5.25 (Employees), 5.26 (Employment Matters), 5.27 (Withholding), 5.28 (Employee Benefits and Compensation), 5.29 (Real Property), Section 5.31 (Tax Matters) or any of clauses (b) through (f) of this Section 11.1. Notwithstanding anything set forth in this Section 11.1, any Losses incurred by any Purchaser Indemnitee arising out of the failure of any Stockholder to perform any covenant or obligation to be performed by it at or after the Closing Date, shall not, in any such case, be subject to or applied against the Indemnifiable Loss Limit. Any liability incurred by the Stockholders pursuant to the terms of this Article XI shall be paid first by the return for cancellation of the Escrow Shares in accordance with the terms of the Escrow Agreement.

11.2  Procedure. The following shall apply with respect to all claims by any Purchaser Indemnitee (an “Indemnified Party”) for indemnification:

(a)      An Indemnified Party shall give the Stockholders’ Representative prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1, except to the extent such failure materially and adversely affects the ability of the Stockholders or the Purchaser, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b)     In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 11.1 are applicable to such action and the Indemnifying

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Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Section 11.1 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties’ liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c)      If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 11.2(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d)     If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 11.2(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)      If the Indemnifying Parties undertake the defense of any such Third-Party Claim pursuant to Section 11.1 and propose to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

11.3  Escrow of Escrow Shares by Stockholders. The Company and the Stockholders hereby authorize Purchaser to deliver the Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Escrow Agreement. For purposes of this Article XI, the Escrow Shares are valued at $10.00 per share.

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(a)      Escrow Shares. Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow. The Stockholders shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of Purchaser.

(b)     Distribution of Escrow Shares. At the times provided for in Section 11.3(d), the Escrow Shares shall be released to the Stockholders’ Representative for distribution to the Stockholders. Purchaser will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Stockholders’ Representative and all fractional shares shall be rounded to the nearest whole share.

(c)      Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Stockholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Stockholders, prior to the delivery to such Stockholders by the Stockholders’ Representative of the Escrow Shares by the Escrow Agent as provided herein.

(d)     Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the remaining Escrow Shares will be released from escrow to the Stockholders’ Representative less the number or amount of Escrow Shares (at an assumed value of $10.00 per Escrow Share) equal to the amount of any potential Losses set forth in any Indemnification Notice from Purchaser with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Stockholders’ Representative shall issue to the Escrow Agent a certificate executed by it instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 11.3(d). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released to the Stockholders’ Representative promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XI.

11.4  Periodic Payments. Any indemnification required by Section 11.1 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

11.5  Right of Set Off. In the event that Purchaser is entitled to any indemnification pursuant to this Article XI, Purchaser shall be entitled to set off any amounts owed to the Stockholders and/or against the amount of such indemnification. Any such set-off will be treated as an adjustment to the Purchase Price.

11.6  Payment of Indemnification. In the event that Purchaser is entitled to any indemnification pursuant to this Article XI and Purchaser is unable to set off such indemnification pursuant to Section 11.5, the Stockholders shall jointly and severally pay the amount of the indemnification (subject to the limitation set forth in Section 11.1) in shares of Purchaser Common Stock at $10.00 per share. Any payments by the Stockholders to a Purchaser Indemnitee will be treated as an adjustment to the Purchase Price.

11.7  Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

11.8  Survival of Indemnification Rights. Except for the representations and warranties in Section 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.3. (Governmental Authorization), 5.5 (Capitalization), 5.6 (Certificate of Formation and Operating Agreement), 5.7 (Corporate Records), 5.10 (Subsidiaries), 5.15 (Properties; Title to the Company’s Assets), 5.20 (Compliance with Laws), 5.26 (Employment Matters), 5.28 (Employee Benefits and Compensation), 5.29 (Real Property), 5.31 (Tax Matters), 5.33 (Finder’s Fees), Section 6.1 (Corporate Existence and Power), Section 6.2 (Corporate Authorization), and Section 6.5 (Finders’ Fees) which shall survive until ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of the Company, the Stockholders and Purchaser shall survive until twelve months (the “Survival Period”) following the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 11.1 for Losses shall be effective so long as it is asserted prior to: (x) ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), in the case of the representations and warranties referred to in the first part of the sentence of Section 11.8 and the breach or the alleged breach of any covenant or agreement of any Indemnifying Party; and

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(y) twelve months following the Closing, in the case of all other representations and warranties of the Company, the Stockholders and Purchaser hereunder. The obligations of the Company (but not of the Stockholders) in Articles VII and IX shall terminate upon the Closing.

ARTICLE XII
DISPUTE RESOLUTION

12.1  Arbitration.

(a)      The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)     If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c)      The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)     The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)      On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(c).

(f)      The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)     The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief (including actual attorneys’ fees and costs) shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h)      Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)       The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or

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any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j)       This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

12.2  Waiver of Jury Trial; Exemplary Damages.

(a)      THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)     Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII
TERMINATION

13.1  Termination Without Default.

(a)      In the event that the Closing of the transactions contemplated hereunder has not occurred by February 18, 2017 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b)     In the event that the preliminary Proxy Statement soliciting the vote of Parent’s shareholders with respect to the Merger is not filed with the SEC by August 31, 2016 (the “Filing Date”), and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Filing Date.

13.2  Termination Upon Default.

(a)      Parent may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if the Company or the Stockholders shall have materially breached any representation, warranty, agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by the Company or the Stockholders’ Representative, as the case may be, of a notice describing in reasonable detail the nature of such breach.

(b)     The Company may terminate this Agreement by giving notice to Purchaser, without prejudice to any rights or obligations the Company may have, if Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach.

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13.3  No Other Termination. Except as otherwise specified herein, neither the Purchaser nor the Company may terminate this Agreement without the prior written consent of the other party.

13.4  Survival. The provisions of Article XI through Article XIV shall survive any termination hereof.

ARTICLE XIV
MISCELLANEOUS

14.1  Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Purchaser or the Company (following the Closing), to:

iFresh Inc.

7 Times Square

New York, NY 10036

Attention: Richard Xu

Telecopy: 646-912-8918

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Giovanni Caruso

Telecopy: 212 407-4866

if to the Company (prior to the Closing):

NYM Holding, Inc.

2-39 54th Avenue

Long Island City, NY 11101

Attn: Long Deng

C/o: Simon She

Fax: 718-628-3822

with a copy to (which shall not constitute notice):

Pryor Cashman LLP

7 Times Square, New York, NY 10036

Attn: Elizabeth Fei Chen

Fax: 212-798-6366

if to the Stockholders’ Representative:

2-39 54th Avenue

Long Island City, NY 11101

Attn: Long Deng

Fax: 718-628-3822

14.2  Amendments; No Waivers; Remedies.

(a)      This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the

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party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)     Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party shall waive or otherwise affect any obligation of that party or impair any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)      Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)     Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3  Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4  Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

14.5  Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

14.6  No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.7  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

14.8  Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9  Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

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14.10           Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11           Construction of certain terms and references; captions. In this Agreement:

(a)      References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)     The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)      Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)     Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e)      If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)      Captions are not a part of this Agreement, but are included for convenience, only.

(g)     For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

14.12           Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.13           Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

14.14           Waiver. Reference is made to the final prospectus of the Parent, dated August 12, 2015 (the “Prospectus”). The Company has read the Prospectus and understands that the Parent has established the Trust Account for the benefit of the public stockholders of the Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

14.15           Stockholders’ Representative. Long Deng is hereby appointed as agent and attorney-in-fact (the “Stockholders’ Representative”) for each Stockholder, (i) to give and receive notices and communications to or by Parent and Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and

Annex A-41

awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Article XI or other disputes arising under or related to this Agreement, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Stockholders, (iv) to authorize or object to delivery to Parent, Purchaser and the Surviving Corporation of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by Parent, Purchaser and the Surviving Corporation in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Stockholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger and (vi) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon no less than twenty (20) days prior written notice to the Purchaser and, if after the Effective Time, the Surviving Corporation, provided, however, that the Stockholders’ Representative may not be removed unless holders of at least 51% of all of the Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agrees to such removal. Any vacancy in the position of Stockholders’ Representative may be filled by approval of the holders of at least 51% of all of the Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Stockholders’ Representative shall not be effective until written notice is delivered to Purchaser. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive any compensation for his services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Stockholders. The Stockholders’ Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. A decision, act, consent or instruction of the Stockholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Stockholders of the Company and shall be final, binding and conclusive upon each of the Stockholders. The Stockholders shall severally indemnify the Stockholders’ Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Notwithstanding anything in this Section 14.15 to the contrary, the Stockholders’ Representative (in his capacity as such) shall have no obligation or authority with respect to any indemnification claims against a Stockholder made by a Purchaser Indemnitee under Section 11.1.

[The remainder of this page intentionally left blank; signature pages to follow]

Annex A-42

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

E-COMPASS ACQUISITION CORP., a Cayman Islands exempted company

By:
Name:
Title:

Purchaser:

IFRESH INC., a Delaware corporation

By:
Name:
Title:

Merger Sub:

IFRESH MERGER SUB INC., a Delaware corporation

By:
Name:
Title:

Company:

NYM Holding, Inc., a Delaware corporation

By:
Name:
Title:

 [Stockholder signature page begins on next page]

Annex A-43

Stockholders:

Long Deng

Faming Lin

Haiquan Chen

Shengbao Zhang

Shunwah Gee

Yongguang Li

Tongrui Huang

Xin Wu

Mei Deng

Mingzhe Zhang

 [Stockholder signature page continues on next page]

Annex A-44

Stockholders (continued):

Yi Fei Ling

Xiaodan Wu

Sheng Feng Song

Shizhen Wu

Shunyu She

CLOUD BEST LIMITED

By:
Name:
Title:

Stockholders’ Representative:

Long Deng

Annex A-45

Annex B

OPTION AGREEMENT

This OPTION AGREEMENT (the “Agreement”), dated as of ____________, 2016, by and among iFresh Inc. (the “Purchaser”), Long Deng (“Deng”) and each of the entities listed on the signature page hereto (each an “Option Company” and, collectively, the “Option Companies”).

W I T N E S S E T H :

A.      The Purchaser, E-Compass Acquisition Corp., then the parent company of Purchaser, iFresh Merger Sub Inc., a wholly-owned subsidiary of Purchaser (“Merger Sub”), NYM Holding, Inc. (the “Company”), the stockholders of the Company (each a “Stockholder” and collectively the “Stockholders”) and Deng as the representative of the Stockholders, entered into a Merger Agreement, dated July 25, 2016 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company;

B.      The Option Companies own and operate each of the stores listed on Exhibit A attached hereto (the “Business”); and

C.      In consideration of Purchaser entering into the Merger Agreement, Deng has agreed to grant Purchaser the option to purchase the Option Companies on the terms and conditions specified herein.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1     “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.2     “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.3     “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, U.S.A. are authorized to close for business.

1.4     “Equity Interests” means all of the outstanding equity interests (including the common stock) in each Option Company.

1.5     “Material Adverse Change” and “Material Adverse Effect” mean, with respect to the parties hereto, any change, event or effect that individually or when taken together with all other changes, events and effects (financial or otherwise) that have occurred prior to the date of determination, is or is reasonably likely to be material and adverse to the operations, assets, liabilities, business or financial condition of the parties hereto or any Option Company’s Property owned thereby.

1.6     “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.7     “SEC” means the Securities and Exchange Commission.

Annex B-1

ARTICLE II
TERMS AND CONDITIONS OF THE PURCHASE AND SALE

2.1     Option.

(a)      Deng hereby grants the Purchaser, or its assignees, the option to require Deng to sell to the Purchaser, or its assignees, the Equity Interests during the Option Period (as defined below) (the “Option”), provided that the Purchaser may not purchase fewer than all of the Equity Interests of an Option Company. In order to exercise the Option, the Company shall deliver to Deng a written notice indicating that it wishes to exercise the Option and the Option Company or Option Companies it wishes to acquire. The “Option Period” will begin on the date hereof and terminate on the earlier of the date the Option is exercised and March 31, 2017 (the “Option Due Date”). For the avoidance of doubt, the Purchaser may elect to exercise the Option in installments by purchasing one or more of the Option Companies at a time during the Option Period.

(b)     In consideration for the Equity Interests, the Purchaser shall pay Deng $2.5 million in cash minus any liabilities owed to the Company or any of its subsidiaries by the applicable Option Company as of the Closing Date relating to the Business (the “Consideration”). The dollar amount of any such liabilities shall be determined by [Purchaser] and shall be agreed upon by the parties at least [15] days prior to such Closing (as defined below). In the event that the parties do not agree on the amount of liabilities, the applicable Closing shall take place and the disputed amount shall be placed in escrow with an escrow agent mutually agreeable to Deng and the Company.

2.2     Closing. Subject to the terms and conditions of this Agreement, each closing of the Option (each a “Closing” and collectively, the “Closings”) shall take place no later than the second Business Day after the last of the conditions to the Closing set forth in Article IV have been satisfied or waived (the date and time at which a Closing is actually held being a “Closing Date”). At each Closing, as the case may be:

(a)      Deng shall transfer all of the outstanding Equity Interests in the applicable Option Company to the Purchaser.

(b)     Deng shall receive the Consideration.

(c)      Deng and the applicable Option Company shall issue a certificate to the Purchaser dated as of a date within five Business Days of the Closing Date making representations and warranties about the Business equivalent to the representations and warranties made by the Company and the Stockholders in the Merger Agreement.

ARTICLE III
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

3.1     Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable laws, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

3.2     Conduct of the Business.

(a)      From the date hereof through each Closing Date, the Option Companies shall conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Purchaser, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including each Closing Date, without Purchaser’s prior written consent (which shall not be unreasonably withheld), each Option Company shall not:

(i)       amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

Annex B-2

(ii)      make any capital expenditures in excess of $1,000,000 (individually or in the aggregate);

(iii)     sell, lease, license or otherwise dispose of any of the Option Company’s assets except (1) pursuant to existing contracts or commitments disclosed herein and (2) sales of inventory in the ordinary course consistent with past practice;

(iv)     accept returns of products sold from inventory except in the ordinary course, consistent with past practice;

(v)      pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any stockholder of the Option Company;

(vi)     suffer or incur any lien on the Option Company’s assets;

(vii)    suffer any damage, destruction or loss of property related to any of the Option Company’s assets, whether or not covered by insurance;

(viii)   merge or consolidate with or acquire any other Person or be acquired by any other Person;

(ix)     suffer any insurance policy protecting any of the Option Company’s assets to lapse;

(x)      make any change in its accounting principles or methods or write down the value of any inventory or assets;

(xi)     change the place of business or jurisdiction of organization of the Option Company;

(xii)    extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $1,000 individually or $10,000 in the aggregate;

(xiii)   issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock;

(xiv)  effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xv)   make or change any material tax election or change any annual tax accounting periods; or

(xvi)  agree to do any of the foregoing.

(b)     No Option Company shall (i) take or agree to take any action that might make any representation or warranty of the Option Company inaccurate or misleading in any respect at, or as of any time prior to, any Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

3.3     Access to Information.

(a)      From the date hereof until and including each Closing Date, each Option Company shall, to the best of its ability, (i) continue to give the Purchaser, its legal counsel and other representatives full access to the offices, properties and, books and records, (ii) furnish to the Purchaser, its legal counsel and other representatives such information relating to the Business as such Persons may request and (iii) cause the employees, legal counsel, accountants and representatives of the Option Company to cooperate with Purchaser in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Option Company and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Option Company.

ARTICLE IV
CONDITIONS TO CLOSING

4.1     Condition to the Obligations of the Parties. The obligations of all of the parties to consummate each Closing are subject to the satisfaction of all the following conditions: (a) no provision of any applicable law, and no

Annex B-3

judicial order, shall prohibit or impose any condition on the consummation of any such Closing, and (b) there shall not be any pending action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of any such Closing.

4.2     Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate each Closing are subject to the satisfaction, or the waiver at the Purchaser’s discretion, of the following further conditions:

(a)      Each of Deng and the applicable Option Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to such Closing Date.

(b)     All of the representations and warranties of Deng and the applicable Option Company contained in this Agreement and in any certificate or other writing delivered by Deng or the applicable Option Company pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall be true and correct in all material respects at and as of such Closing Date, as if made at and as of such date.

(c)      Purchaser shall have received certificates signed by Deng and an authorized officer of each applicable Option Company to the effect set forth in clauses (a) and (b) of this Section 4.2.

ARTICLE V
INDEMNIFICATION

5.1     Indemnification of Deng. Purchaser hereby agrees to indemnify and hold harmless Deng, each of his Affiliates and each of his partners, employees, attorneys and agents and permitted assignees (the “Deng Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Deng Indemnitee as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Purchaser contained herein or any certificate or other writing delivered pursuant hereto.

5.2     Indemnification of Purchaser. Deng hereby agrees to indemnify and hold harmless Purchaser, each of its Affiliates, and each of their members, managers, partners, directors, officers, employees, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”) against and in respect of any Losses incurred or sustained by any Purchaser Indemnitee as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, of any of the representations, warranties and covenants of Deng or the Option Companies contained herein or in any certificate or other writing delivered pursuant hereto.

5.3     Indemnification Procedures. The following procedures shall apply with respect to all claims by either a Deng Indemnitee or a Purchaser Indemnitee (an “Indemnified Party”) for indemnification:

(a)      An Indemnified Party shall give the Purchaser or Deng, as applicable, prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 5.1 or 5.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 5.1 or 5.2, except to the extent such failure materially and adversely affects the ability of Purchaser or Deng, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b)     In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 5.1 or 5.2 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Section 5.1 or 5.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

Annex B-4

(c)      If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 5.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d)     If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 5.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (i) that part of any Third Party Claim (x) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (y) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (ii) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)      If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 5.1 or 5.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

5.4     Periodic Payments. Any indemnification required by Section 5.1 or 5.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

5.5     Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

5.6     Survival of Indemnification Rights. The representations and warranties of Purchaser, each Option Company and Deng shall survive until the twelve (12) months following the last Closing.

Annex B-5

ARTICLE VI
DISPUTE RESOLUTION

6.1     Arbitration.

(a)      The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (“Arbitrator”), shall be binding, final and non-appealable and not subject to this Section 6.1. The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)     If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c)      The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)     The arbitration shall be held in New York, New York in accordance with and under the then current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)      On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 6.1(c).

(f)      The Arbitrator may, at his discretion and at the expense of the parties who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)     The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h)      Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)       The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(j)       This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

Annex B-6

6.2     Waiver of Jury Trial; Exemplary Damages.

(a)      THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b)     Each of the parties to this Agreement acknowledges that each has been represented in connection with the signing of this Agreement by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

6.3     Attorneys’ Fees. The unsuccessful party to any action arising out of this Agreement that is not resolved by arbitration under Section 6.1 shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 6.3 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

ARTICLE VII
TERMINATION

7.1     Termination Upon Default.

(a)      Deng may terminate this Agreement by giving notice to the Purchaser on or prior to any Closing Date, without prejudice to any rights or obligations Deng may have, if Purchaser shall have materially breached any representation or warranty or breached any agreement or covenant contained herein on or prior to such Closing Date, and in either case, such breach is not cured within ten (10) days following receipt by the Purchaser of a notice describing in reasonable detail the nature of such breach.

(b)     The Purchaser may terminate this Agreement by giving notice to Deng, without prejudice to any rights or obligations Purchaser or Company may have, if Deng shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to any Closing Date and such breach shall not be cured by ten (10) days following receipt by Deng of a notice describing in reasonable detail the nature of such breach.

(c)      In the event this Agreement is terminated by Deng pursuant to Section 7.1(a), Purchaser shall be responsible for paying all of its own expenses and those of Deng and each Option Company incurred in connection with this Agreement.

(d)     In the event this Agreement is terminated by the Purchaser pursuant to Section 7.1(b), Deng shall be responsible for paying all of its own expenses and the expenses of Purchaser incurred in connection with this Agreement.

7.2     Survival. The provisions of Section 6.3, as well as this Article VII, shall survive any termination hereof.

ARTICLE VIII
MISCELLANEOUS

8.1     Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and

Annex B-7

otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Purchaser, to:

iFresh Inc.
7 Times Square
New York, NY 10036
Attention: Richard Xu
Telecopy: 646-912-8918

if to Deng, to:

2-39 54th Avenue

Long Island City, NY 11101

Attn: Long Deng

Fax: 718-628-3822

if to Option Companies:

2-39 54th Avenue

Long Island City, NY 11101

Attn: Long Deng

Fax: 718-628-3822

8.2     Amendments; No Waivers; Remedies.

(a)      This Agreement cannot be amended, except by a writing signed by each party, or terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)     Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)      Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)     Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

8.3     Arms’ Length Bargaining; no Presumption Against Drafter. This Agreement has been negotiated at arms-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Annex B-8

8.4     Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

8.5     Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

8.6     No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

8.7     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of New York, without giving effect to the conflict of laws principles thereof.

8.8     Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

8.9     Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, warranty or agreement of any person in entering into this Agreement, prior or contemporaneous, except those expressly stated herein.

8.10  Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

8.11  Construction of Certain Terms and References; Captions. In this Agreement:

(a)      References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)     The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)      Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by party.

(d)     Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e)      If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a

Annex B-9

particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)      Captions are not a part of this Agreement, but are included for convenience, only.

8.12  Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

8.13  Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

[The remainder of this page intentionally left blank; signature pages to follow]

Annex B-10

IN WITNESS WHEREOF, Deng, Purchaser and the Option Companies have each caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DENG:

Long Deng

PURCHASER:

iFresh Inc.

By:
Name:
Title:

OPTION COMPANIES:

New York Mart, Inc., Pacific Supermarket, Inc., New York Mart MD, Inc., New York Mart N. Miami, Inc.

NEW YORK MART, INC.

By:
Name:
Title:

PACIFIC SUPERMARKET, INC.

By:
Name:
Title:

NEW YORK MART MD, INC.

By:
Name:
Title:

NEW YORK MART N. MIAMI, INC.

By:
Name:
Title:

Annex B-11

EXHIBIT A

Annex B-12

Annex C

IFRESH INC.

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of [•], 2016 by and among iFresh Inc., a Delaware corporation (the “Company”), and each of the [individuals and entities] set forth on the signature page hereto (each a “Voting Party” and collectively, the “Voting Parties”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, NYM Holding Inc. (“NYM Holding”), E-compass Acquisition Corp., iFresh Merger Sub Inc., the stockholders of NYM Holding, and Long Deng, as the representative of the stockholders, entered into a Merger Agreement, dated July 25, 2016 (the “Merger Agreement”); and

WHEREAS, each of the Voting Parties currently own, or on closing of the transactions contemplated by the Merger Agreement, will own, shares of the Company’s capital stock, and wishes to provide for orderly elections of the Company’s board of directors as described herein.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.       Agreement to Vote. During the term of this Agreement and to the extent they are entitled under the Company’s constituent or organizational documents or agreements to vote on such matter, each Voting Party agrees to vote all securities of the Company that may vote in the election of the Company’s directors that such Voting Party owns from time to time, including any shares that are escrowed pursuant to that certain Escrow Agreement by and among Loeb & Loeb LLP, as escrow agent, the Company and Long Deng, dated as of the date of this Agreement (hereinafter referred to as the “Voting Shares”) in accordance with the provisions of this Agreement, whether at a regular or special meeting of stockholders or any class or series of stockholders or by written consent.

2.       Election of Boards of Directors.

2.1     Voting. During the term of this Agreement, and subject to the Company’s constituent or organizational documents or agreements, each Voting Party agrees to vote all Voting Shares in such manner as may be necessary to elect (and maintain in office) as members of the Company’s Board of Directors the following persons:

(a)      Four (4) persons (each a “NYM Designee,” and collectively, the “NYM Designees”) designated by the Voting Parties who owned shares of NYM Holding prior to the consummation of the transactions contemplated by the Merger Agreement, holding a majority of shares of capital stock owned by such Voting Parties (as applicable, the “NYM Selector”). At least two (2) NYM Designees shall qualify as independent directors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the Nasdaq Stock Market, if applicable; and

(b)     One (1) person (the “E-Compass Designee”) designated by the Voting Parties other than those who were stockholders or employees of or consultants to NYM Holding or its affiliates prior to the date hereof, holding a majority of shares of capital stock owned by such Voting Parties (as applicable, the “E-Compass Selector”). The E-Compass Designee shall qualify as an independent director under the Exchange Act, and the rules of the Nasdaq Stock Market, if applicable.

2.2     Initial Designees. The initial NYM Designees are [•],[•],[•] and [•]. The initial E-Compass Designee is [•].

Annex C-1

2.3     Size of the Board. The parties hereto agree that they shall, and that they shall cause their respective designees to, maintain the size of the Company’s Board of Directors at five (5) persons for the 24-month period following the Closing (as defined in the Merger Agreement).

2.4     Obligations; Removal of Directors; Vacancies. The obligations of the Voting Parties pursuant to this Section 2 shall include any stockholder vote to amend the Company’s Certificate of Incorporation and By-laws as required to effect the intent of this Agreement. Each of the Voting Parties and the Company agree not to take any actions that would materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Company’s Board of Directors as herein stated. The parties acknowledge that the fiduciary duties of each member of the Company’s Board of Directors are to the Company’s stockholders as a whole. In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Company’s Board of Directors, the Company and the Voting Parties agree to take all such action as is reasonable and necessary, including the voting of shares of capital stock of the Company by the Voting Parties as to which they have beneficial ownership, to cause the election or appointment of such other substitute person to the Board of Directors as may be designated on the terms provided herein.

3.       Successors in Interest of the Voting Parties and the Company. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares or any voting rights therein, unless such shares are sold into the public markets. Each Voting Party shall not, and the Company shall not, permit the transfer of any Voting Party’s Voting Shares (except for sales of Voting Shares into the public markets), unless and until the person to whom such securities are to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder.

4.       Covenants. The Company and each Voting Party agrees to take all actions required to ensure that the rights given to each Voting Party hereunder are effective and that each Voting Party enjoys the benefits thereof. Such actions include, without limitation, the use of best efforts to cause the nomination of the designees, as provided herein, for election as directors of the Company. Neither the Company nor any Voting Party will, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company or any such Voting Party, as applicable, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of each Voting Party hereunder against impairment.

5.       Grant of Proxy. The parties agree that this Agreement does not constitute the granting of a proxy to any party or any other person; provided, however, that should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

6.       Restrictive Legend. Until the earlier of the termination of this Agreement or the sale of the Applicable Voting Shares into the public markets, each certificate representing any of the Voting Shares shall be marked by the Company with a legend reading as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

7.       Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

8.       Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

Annex C-2

9.       Termination. This Agreement shall terminate upon the first to occur of the following:

9.1     The date that is twenty-four (24) months from the Closing Date (as defined in the Merger Agreement); or

9.2     Immediately prior to a transaction pursuant to which a person or group other than current shareholders of the Company or the Voting Parties, or their respective affiliates, will control greater than 50% of the Company’s voting power with respect to the election of directors of the Company.

10.     Amendments and Waivers. Except as otherwise provided herein, additional parties may be added to this Agreement, and any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company, and (b) the holders of a majority of Voting Shares then held by the Voting Parties; provided, however, that the right of the NYM Selector to nominate the NYM Designees shall not be amended without the written consent of a majority in interest of the NYM Selector; and provided further, that the right of the E-Compass Selector to nominate the E-Compass Designees shall not be amended without the written consent of a majority in interest of E-Compass Selector.

11.     Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement.

12.     Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.     Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws provisions.

14.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

15.     Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

16.     Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Remainder of page intentionally left blank; signature page follows]

Annex C-3

This Voting Agreement is hereby executed effective as of the date first set forth above.

“COMPANY”

IFRESH INC.
a Delaware corporation

By:
Name:
Title:

Annex C-4

“VOTING PARTIES”

[•]

[•]

Annex C-5

Annex D

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IFRESH INC.

Pursuant to Section 245 of the

Delaware General Corporation Law

iFresh Inc., a corporation existing under the laws of the State of Delaware, by its Chief Executive Officer, hereby certifies as follows:

1.       The name of the corporation is iFresh Inc. (hereinafter called the “Corporation’).

2.       The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 21, 2016.

3.       This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4.       This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5.       The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is iFresh Inc. (hereinafter called the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 850 New Burton Road, Suite 201, in the City of Dover, in the County of Kent, in the State of Delaware 19904. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“GCL”).

FOURTH: The name and mailing address of the incorporator is: Jaszick Maldonado, c/o Loeb & Loeb LLP, 345 Park Avenue, New York NY 10154.

FIFTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000, of which 100,000,000 shares shall be common stock of the par value $.0001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock of the par value of $.0001 per share (“Preferred Stock”).

A.      Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.      Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Annex D-1

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.      Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B.      The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C.      The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.      In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

SEVENTH:

A.      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.      The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

C.      Notwithstanding the foregoing provisions of this Article Seventh, no indemnification nor advancement of expenses will extend to any claims made by the Company’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation, as described in the Registration Statement.

EIGHTH: No stockholder or former stockholder, in such capacity (“plaintiff”), shall commence any derivative action or other action against the Corporation or any of its directors, officers, employees, accountants, attorneys, financial advisors, placement agents, or underwriters, in which wrongdoing is alleged for which the Corporation could be liable or with respect to which the Corporation might have an indemnification obligation

Annex D-2

(“stockholder action”), unless plaintiff and its counsel have entered a written agreement with the Corporation that: (a) plaintiff will not pay or agree to pay, and plaintiff’s counsel will not seek, any fee in respect of such stockholder action, whether plaintiff prevails in such stockholder action, in settlement thereof, or otherwise, except a fee determined solely upon actual and reasonable time expended, at reasonable hourly rates set forth in the agreement, subject to customary periodic rate increases, of which plaintiff’s counsel shall advise the Corporation in advance, but in any case not exceeding rates prevailing for ordinary commercial litigation; (b) neither plaintiff nor plaintiff’s counsel shall pay or agree to pay any consultant, expert, or witness in connection with such stockholder action any compensation or reimbursement, other than on a flat-fee or hourly basis, at customary rates agreed in advance of the engagement of such consultant, expert, or witness; and (c) plaintiff’s counsel shall provide the Corporation, at least monthly, a report of the time expended each day by each of its professionals in connection with the stockholder action during the period reported upon, describing the activities in reasonable detail and the dollar amount chargeable in connection therewith, summaries of time and charges with respect to each professional for such period and since inception, and expenses, including consultant, expert, and witness compensation and expenses, accrued or incurred during such period and since inception, provided that no confidential communication or attorney work product must be disclosed. Neither the Corporation nor any person acting on the Corporation’s behalf shall make or agree, conditionally or otherwise, to make any payment in respect of plaintiff’s counsel fees or expenses, including consultant, expert, and witness compensation and expenses, in connection with such stockholder action, except insofar as this Article and the agreement required hereby have been complied with.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL, the certificate of incorporation or the by-laws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Richard Xu, its Chief Executive Officer, as of the ___ day of    , 2016.

Richard Xu, Chief Executive Officer

Annex D-3

Annex E

AMENDED & RESTATED

BYLAWS

OF

IFresh Inc.

- A Delaware Corporation -

Annex E-1

AMENDED AND RESTATED
BY-LAWS
OF
IFRESH INC.

ARTICLE I

OFFICES

SECTION 1. Principal Office. The registered office of the corporation shall be located in such place as may be provided from time to time in the Certificate of Incorporation.

SECTION 2. Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or as the business of the corporation may require.

ARTICLE II
STOCKHOLDERS

SECTION 1. Annual Meetings. The annual meeting of the stockholders of the corporation shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the board of directors and as shall be designated in the notice of said meeting.

SECTION 2. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may be called by resolution of the board of directors, or by the Chairman or the President.

SECTION 3. Notice and Purpose of Meetings. Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally, or by mail, or if prior consent has been received by a stockholder by electronic transmission, by or at the direction of the Chairman or the President, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting.

SECTION 4. Quorum. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

SECTION 5. Voting Process. If a quorum is present or represented, the affirmative vote of a majority of the shares of stock present or represented at the meeting, by ballot, proxy or electronic ballot, shall be the act of the stockholders unless the vote of a greater number of shares of stock is required by law, by the Certificate of Incorporation or by these by-laws. Each outstanding share of stock having voting power, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. A stockholder may vote either in person, by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact, or by an electronic ballot from which it can be determined that the ballot was authorized by a stockholder or proxyholder. The term, validity and enforceability of any proxy shall be determined in accordance with the General Corporation Law of the State of Delaware.

SECTION 6. Written Consent of Stockholders Without a Meeting. Whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

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ARTICLE III
DIRECTORS

SECTION 1. Powers. The business affairs of the corporation shall be managed by its board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these by-laws directed or required to be exercised or done by the stockholders. The board of directors may adopt such rules and regulations, not inconsistent with the Certificate of Incorporation or these by-laws or applicable laws, as it may deem proper for the conduct of its meetings and the management of the Corporation.

SECTION 2. Number, Qualifications, Term. The board of directors shall consist of one or more members. The number of directors shall be fixed by the board of directors and may thereafter be changed from time to time by resolution of the board of directors. Directors need not be residents of the State of Delaware nor stockholders of the corporation.

SECTION 3. Vacancies. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders.

SECTION 4. Place of Meetings. Meetings of the board of directors, regular or special, may be held either within or without the State of Delaware.

SECTION 5. Regular Meetings. Regular meetings of the board of directors may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the board.

SECTION 6. Special Meetings. Special meetings of the board of directors may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum. Notice of the time and place of all special meetings of the board of directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting.

SECTION 7. Notice; Waiver. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

SECTION 8. Quorum. A majority of the directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, by the Certificate of Incorporation or by these by-laws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 10. Action Without A Meeting. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof. In addition, meetings of the board may be held by means of conference telephone or voice communication as permitted by the General Corporation Law of the State of Delaware.

SECTION 11. Action. Except as otherwise provided by law or in the Certificate of Incorporation or these by-laws, if a quorum is present, the affirmative vote of a majority of the members of the board of directors will be required for any action.

SECTION 12. Removal of Directors. Subject to any provisions of applicable law, any or all of the directors may be removed by vote of the stockholders.

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ARTICLE IV
COMMITTEES

SECTION 1. Designation of Committees. The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each of which shall, except as otherwise prescribed by law, have such authority of the board of directors as shall be specified in the resolution of the board designating such committee. The board of directors shall have the power at any time to change the membership of, to fill all vacancies in and to discharge any such committee, either with or without cause.

SECTION 4. Procedure; Meetings; Quorum. Committee meetings, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. So far as applicable, the provisions of Article III of these by-laws relating to notice, quorum and voting requirements applicable to meetings of the board of directors shall govern meetings of any committee of the board. Each committee of the board of directors shall keep written minutes of its proceedings and circulate summaries of such written minutes to the board of directors before or at the next meeting of the board.

ARTICLE V
OFFICERS

SECTION 1. Number. The board of directors at its first meeting after each annual meeting of stockholders shall choose a Chief Executive Officer, a Secretary and a Treasurer, none of whom need be a member of the board. The board of directors may also choose a Chairman from among the directors, a President, one or more Executive Vice Presidents, one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. The board of directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors. More than two offices may be held by the same person.

SECTION 2. Compensation. The salaries or other compensation of all officers of the corporation shall be fixed by the board of directors. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that he is also a director.

SECTION 3. Term; Removal; Vacancy. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

SECTION 4. Chairman. The Chairman shall, if one be elected, preside at all meetings of the board of directors.

SECTION 5. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the corporation, shall preside at all meetings of the stockholders and the board of directors in the absence of the Chairman, shall have general supervision over the business of the corporation and shall see that all directions and resolutions of the board of directors are carried into effect.

SECTION 6. President. The President shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

SECTION 7. Vice President. The Executive Vice Presidents shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe. If there shall be more than one Executive Vice President, the Executive Vice Presidents shall perform such duties and exercise such powers in the absence or disability of the President, in the order determined by the board of directors. The Vice Presidents shall, in the absence or disability of the President and of the Executive Vice Presidents, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe. If there shall be more than one vice president, the vice presidents shall perform such duties and exercise such powers in the absence or disability of the President and of the Executive Vice President, in the order determined by the board of directors.

SECTION 8. Secretary. The Secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the board of directors in a

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book to be kept for that purpose. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or President, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an assistant secretary, shall have the authority to affix the same to an instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

SECTION 9. Assistant Secretary. The Assistant Secretary, if there shall be one, or if there shall be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such powers as the board of directors may from time to time prescribe.

SECTION 10. Treasurer. The Treasurer or Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors. He shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the Chairman, the President and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all of his transactions as Treasurer and of the financial condition of the corporation.

SECTION 11. Assistant Treasurer. The Assistant Treasurer, if there shall be one, or, if there shall be more than one, the Assistant Treasurers in the order determined by the board of directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

SECTION 12. Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE VI
CAPITAL STOCK

SECTION 1. Form. The shares of stock of the corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the corporation by the Chairman, the Chief Executive Officer, the President or any Vice President, and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

SECTION 2. Lost and Destroyed Certificates. The Board of Directors may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative to give the corporation a bond sufficient to indemnify it against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate or uncertificated shares.

SECTION 3. Transfer of Shares. Upon surrender to the corporation or the transfer agent of the corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto, and the old certificate cancelled and the transaction recorded upon the books of the corporation.

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ARTICLE VII
INDEMNIFICATION

SECTION 1. (a) The corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not limit the corporation from providing any other indemnification or advancement of expenses permitted by law nor shall they be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

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(g) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section.

(h) For the purposes of this Section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified by the Board of Directors, continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs executors and administrators of such a person.

(k) The officers and directors of the Company, as individuals, shall not be liable until all funds of the Company have been distributed, with the exception of the proceeds contained in a trust account, that is subject to the trust agreement to be entered into by the Company.

ARTICLE VIII
GENERAL PROVISIONS

SECTION 1. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

SECTION 2. Fiscal Year. The fiscal year of the corporation shall be determined, and may be changed, by resolution of the board of directors.

SECTION 3. Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

ARTICLE IX
AMENDMENTS

SECTION 1. These by-laws may be altered, amended, supplemented or repealed or new by-laws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole board of directors at any regular or special meeting of the board. The stockholders shall have authority to change or repeal any by-laws adopted by the directors.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                Indemnification of Directors and Officers

Indemnification

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

The iFresh charter provides that iFresh will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former directors and officers, as well as those persons who, while directors or officers of iFresh, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the iFresh charter will be indemnified by iFresh in connection with a proceeding initiated by such person only if such proceeding was authorized by iFresh’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by the iFresh charter is a contract right that includes the right to be paid by iFresh the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the iFresh charter may have or hereafter acquire under law, the iFresh charter, iFresh’s bylaws, an agreement, vote of shareholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the iFresh charter affecting indemnification rights, whether by iFresh’s shareholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits iFresh to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The iFresh charter also permits the Company, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the iFresh charter.

iFresh’s bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the iFresh charter. In addition, iFresh’s bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by iFresh within a specified period of time. iFresh’s bylaws also permit iFresh to purchase and maintain insurance, at iFresh’s expense, to protect iFresh and/or any director, officer, employee or agent of iFresh or another entity, trust or other enterprise against any expense, liability or loss, whether or not iFresh would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of iFresh’s bylaws affecting indemnification rights, whether by iFresh’s board of directors, shareholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits iFresh to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Upon closing of the Business Combination, iFresh intends to enter into indemnification agreements with each of its directors. These agreements will require iFresh to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to iFresh, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. iFresh also intends to enter into indemnification agreements with its future directors.

iFresh also agreed to cause (including by paying premiums on the current insurance policies) to be maintained in effect for six years after the closing date of the Business Combination the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of E-compass with respect to matters occurring prior to the closing of the Business Combination. Notwithstanding the foregoing, iFresh may substitute for such coverage policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered).

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling iFresh pursuant to the foregoing provisions, iFresh has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)           Exhibits.

A list of Exhibits filed herewith is contained on the Index to Exhibits and is incorporated herein by reference.

(b)           Financial Statement Schedules.

All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts that would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in the registration statement.

Item 22. Undertakings

(a)      The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g) (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(C) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, United States of America on December 9, 2016.

iFresh Inc.

By:	/s/ Richard Xu
Name:	Richard Xu
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on December 9, 2016.

Name	Title

/s/ Richard Xu	Chief Executive Officer
Richard Xu	(principal executive officer and principal financial and accounting officer)

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Merger Agreement(1)
3.1	Amended and Restated Certificate of Incorporation of iFresh Inc.
3.2	Amended and Restated Bylaws of iFresh Inc.
4.1	Specimen Unit Certificate
4.2	Specimen Ordinary Share Certificate
4.3	Specimen Right Certificate
4.4	Rights Agreement between Continental Stock Transfer & Trust Company and E-compass(2)
5.1	Opinion of Loeb & Loeb LLP
8.1	Form of Tax Opinion of Loeb & Loeb LLP*
10.1	Form of Rights Agreement between Continental Stock Transfer & Trust Company and E-compass.(2)
10.2	Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the E-compass’s Initial Shareholders.(2)
10.3	Registration Rights Agreement between the Company and certain security holders of E-compass.(2)
10.4	Form of Option Agreement(3)
10.5	Form of Voting Agreement(4)
10.6	Form of Registration Rights Agreement
23.1	Consent of Friedman LLP
23.2	Consent of Friedman LLP
23.3	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
99.1	Presentation dated August 2016(5)
99.2	Form of Proxy for Extraordinary General Meeting of Holders of E-compass ordinary shares

____________

*         Previously filed.

(1)      Incorporated by reference to E-compass’s Current Report on Form 8-K dated July 25, 2016.

(2)      Incorporated by reference to E-compass’s Current Report on Form 8-K dated August 12, 2015.

(3)      Incorporated by reference to Annex B to the proxy statement/prospectus filed herewith.

(4)      Incorporated by reference to Annex C to the proxy statement/prospectus filed herewith.

(5)      Incorporated by reference to E-compass’s Current Report on Form 8-K dated August 8, 2016.